Exhibit T3C

BELLATRIX EXPLORATION LTD.,

as Company,

and

U.S. BANK NATIONAL ASSOCIATION,

as Trustee and Collateral Agent

INDENTURE

dated as of [            ], 2019

U.S.$[            ]1 9.5% Third Lien PIK Toggle Notes due 2023

[1]	$50,000,000 + applicable Amount of Additional New Third Lien Notes

i

Section 614.	Merger, Conversion, Consolidation or Succession to Business	108
Section 615.	Eligibility; Disqualification	108
Section 616.	Preferential Collection of Claims Against Company	109
Section 617.	Appointment of Authenticating Agent	109
Section 618.	Certain U.S. Tax Matters	110

ARTICLE SEVEN
HOLDERS’ LISTS AND REPORTS BY TRUSTEE AND COMPANY

Section 701.	Company to Furnish Trustee Names and Addresses of Holders	111
Section 702.	Preservation of Information; Communications to Holders	111
Section 703.	Reports by Trustee	111
Section 704.	Reports by Company	111

ARTICLE EIGHT
CONSOLIDATION, MERGER, CONVEYANCE, TRANSFER OR LEASE

Section 801.	Limitation on Reorganizations	112

ARTICLE NINE
SUPPLEMENTAL INDENTURES

Section 901.	Supplemental Indentures Without Consent of Holders	113
Section 902.	Supplemental Indentures With Consent of Holders	115
Section 903.	Execution of Supplemental Indentures	117
Section 904.	Effect of Supplemental Indentures	117
Section 905.	Trustee to Sign Amendments	117
Section 906.	Conformity with Trust Indenture Act	117
Section 907.	Reference in Notes to Supplemental Indentures	117
Section 908.	Effect of Consents	118

ARTICLE TEN
COVENANTS

Section 1001.	Payment of Principal, Premium and Interest	118
Section 1002.	Maintenance of Office or Agency	118
Section 1003.	Money for Notes Payments to Be Held in Trust	119
Section 1004.	Notice of Certain Events	120
Section 1005.	Existence and Agreements	120
Section 1006.	Reports	121
Section 1007.	Payment of Royalties, Taxes, Withholdings, etc.	122
Section 1008.	Additional Positive Covenants	122
Section 1009.	Change of Control Offer	122
Section 1010.	Incurrence of Debt	125
Section 1011.	Restricted Payments	125
Section 1012.	Limitation on Liens	131
Section 1013.	Adverse Restrictions on Subsidiaries	132
Section 1014.	Asset Sales	132
Section 1015.	Non Arm’s Length Transactions	136
Section 1016.	Limitation on Change in Business	137

Section 1017.	Designation of Material and Unrestricted Subsidiaries	137
Section 1018.	Amendments to Permitted Unsecured Debt, Permitted Junior Debt and Convertible Indenture	138
Section 1019.	[Reserved]	138
Section 1020.	Environmental Matters	138
Section 1021.	Defined Benefit Plans	138
Section 1022.	Changes in Fiscal Periods	138
Section 1023.	Amendments to Senior Credit Agreement and Bank Facility	138
Section 1024.	Third Priority Lien	139
Section 1025.	Collateral	139
Section 1026.	Draw on Bank Facility	139
Section 1027.	Additional Amounts	140
Section 1028.	Payments for Consent	142

ARTICLE ELEVEN
REDEMPTION OF NOTES

Section 1101.	Applicability of Article	143
Section 1102.	Election to Redeem; Notice to Trustee	143
Section 1103.	Optional Redemption	143
Section 1104.	Selection by Trustee of Notes to Be Redeemed	143
Section 1105.	Notice of Redemption	144
Section 1106.	Deposit of Redemption Price	145
Section 1107.	Notes Payable on Redemption Date	145
Section 1108.	Notes Redeemed in Part	146
Section 1109.	Redemption for Changes in Withholding Taxes	146
Section 1110.	Mandatory Redemption for Debt Issuance	147

ARTICLE TWELVE
[RESERVED]

ARTICLE THIRTEEN
DEFEASANCE AND COVENANT DEFEASANCE

Section 1301.	Company’s Option to Effect Defeasance or Covenant Defeasance	147
Section 1302.	Defeasance and Discharge	148
Section 1303.	Covenant Defeasance	148
Section 1304.	Conditions to Defeasance or Covenant Defeasance	149
Section 1305.	Deposited Money and Government Securities to Be Held in Trust; Miscellaneous Provisions	150
Section 1306.	Reinstatement	151

ARTICLE FOURTEEN
SUBSIDIARY GUARANTEES

Section 1401.	Unconditional Guarantee	151
Section 1402.	Limitation on Guarantors’ Liability	153
Section 1403.	Release of Guarantors from Guarantee	153
Section 1404.	Guarantor Contribution	154

ARTICLE FIFTEEN
COLLATERAL AND SECURITY

Section 1501.	Security	154
Section 1502.	Form of Security	155
Section 1503.	After-Acquired Property	155
Section 1504.	Undertaking to Grant Additional Fixed Charge Security	156
Section 1505.	Registration of Security	157
Section 1506.	Release of Collateral	157
Section 1507.	Collateral Determinations	158
Section 1508.	Concerning the Trustee	159
Section 1509.	Authorization of Actions to be Taken	159
Section 1510.	Intercreditor Agreement	160
Section 1511.	Additional Debt	160
Section 1512.	Collateral Agent	161

ARTICLE SIXTEEN
INDEMNITEES

Section 1601.	General Indemnity	164
Section 1602.	Environmental Indemnity	164

ANNEXES

Annex A – Form of Face of Note

Annex B – Form of Supplemental Indenture

SCHEDULES

Schedule A	-	[Reserved]
Schedule B	-	List of Subsidiaries

EXHIBITS

Exhibit 1	[Reserved]
Exhibit 2	[Reserved]
Exhibit 3	[Reserved]
Exhibit 4	[Reserved]
Exhibit 5	Form of Security Documents

v

THIS INDENTURE (this “Indenture”), dated as of [    ], 2019, is between BELLATRIX EXPLORATION LTD., a corporation duly organized and existing under the federal laws of Canada (herein called the “Company”), having its principal office in Suite 1920, 800 - 5th Avenue S.W., Calgary, Alberta, T2P 3T6, and U.S. BANK NATIONAL ASSOCIATION, not in its individual capacity, but solely as Trustee (in such capacity, herein called the “Trustee”) and as Collateral Agent (in such capacity, herein called the “Collateral Agent”).

RECITALS OF THE COMPANY

The Company has duly authorized the execution and delivery of this Indenture to provide for the issuance of (i) a series of third lien notes designated as 9.5% Third Lien PIK Toggle Notes due 2023 in an aggregate original principal amount of U.S.$[        ]2 (collectively with any PIK Interest Notes that may be issued as a result of a PIK Payment (as defined herein), the “Initial Notes”) and (ii) additional senior third lien notes of the same series as the Initial Notes that are issued from time to time in accordance with this Indenture, including without limitation, in accordance with Article Ten hereof (the “Additional Notes” and, together with the Initial Notes, the “Notes”).

This Indenture is subject to the provisions of the Trust Indenture Act of 1939, as specified herein and shall, to such extent, be governed by such provisions.

All things necessary have been done to make the Notes, when executed by the Company and authenticated and delivered hereunder and duly issued by the Company, the valid obligations of the Company. All things necessary to make this Indenture a valid agreement of the Company in accordance with its terms have been done.

NOW, THEREFORE, THIS INDENTURE WITNESSETH:

For and in consideration of the premises and the purchase of the Notes by the Holders thereof, it is mutually agreed, for the equal and proportionate benefit of all Holders of the Notes, as follows:

ARTICLE ONE

DEFINITIONS AND OTHER PROVISIONS OF GENERAL APPLICATION

Section 101. Definitions.

For all purposes of this Indenture, except as otherwise expressly provided or unless the context otherwise requires:

(a) the terms defined in this Article have the meanings assigned to them in this Article and include the plural as well as the singular;

(b) all other terms used herein which are defined in the Trust Indenture Act, or the Securities Act, either directly or by reference therein, have the meanings assigned to them therein;

[2]	$50,000,000 + applicable amount of Additional New Third Lien Notes

(c) all accounting terms not otherwise defined herein have the meanings assigned to them in accordance with GAAP (as herein defined) applied consistently throughout the relevant period and relevant prior periods.

(d) “or” is not exclusive;

(e) “will” shall be interpreted to express a command;

(f) provisions apply to successive events and transactions;

(g) placement of successor sections or rules adopted by the SEC from time to time;

(h) the word “includes” and its derivatives mean “includes, but is not limited to” and corresponding derivative definitions;

(i) unless the context otherwise requires, any reference to an “Article” or a “Section” refers to an Article or a Section, as the case may be, of this Indenture; and

(j) the words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Indenture as a whole and not to any particular Article, Section or other subdivision.

Whenever this Indenture refers to a provision of the Trust Indenture Act, the provision is incorporated by reference in and made a part of this Indenture. The following Trust Indenture Act terms used in this Indenture have the following meanings:

“indenture securities” means the Notes;

“indenture security holder” means a Holder;

“indenture to be qualified” means this Indenture;

“indenture trustee” or “institutional trustee” means the Trustee;

“obligor” on the Notes means the Company, any Guarantor or any other obligor on the Notes; and

The following additional terms used in this Indenture have the following meanings:

“Accounting Change” has the meaning set forth in the definition of “GAAP.”

“Act,” when used with respect to any Holder, has the meaning specified in Section 104.

“Additional Amounts” has the meaning specified in Section 1027 of this Indenture.

“Additional Assets” means any Oil and Gas Property (other than Debt and Capital Stock) to be used by or useful to the Company or a Material Subsidiary in the Oil and Gas Business.

“Additional Notes” has the meaning specified in the recitals of this Indenture.

“Additional Restricted Notes” has the meaning specified in Section 201 of this Indenture.

“Affiliate” means, with respect to any Person, each other Person that directly or indirectly (through one or more intermediaries or otherwise) controls, is controlled by, or is under common control with, such Person; and a Person shall be deemed to be “controlled by” any other Person if such other Person possesses, directly or indirectly, (i) the power to vote more than 50% of the securities (on a fully-diluted basis) having ordinary voting power for the election of directors or managing general partners, or (ii) the power to direct or cause the direction of the management and policies of such Person, whether by contract or otherwise; provided that for purposes of the proviso contained in the definition of “Outstanding” in this Indenture, no Original Holder shall be considered an Affiliate of the Company, any Guarantor or any obligor under the Notes.

“After-Acquired Property” has the meaning specified in Section 1503.

“All-In Yield” means, as to the Bank Facility, the weighted yield to maturity thereof based on interest rate margin, original issue discount or fees (in each case amortized over the life of the Bank Facility), interest rate floors, call protection and make-whole premiums or other similar component of yield, in each case, incurred or payable by the borrower or issuer of such Bank Facility, and excluding, for the avoidance of doubt, any changes in yield due to changes in the underlying reference rate (such as LIBOR or the prime rate or any successor thereto) or application of any default rate of no more than 2.50% per annum, customary indemnities and expense reimbursement and customary annual agency, arrangement, structuring, ticking, commitment, unused line and underwriting and consent or amendment fees sized consistently with the Company’s prior payments of such fees and consistent with market terms for companies of the same credit profile as the Company on the Issue Date (regardless of whether any of the foregoing amounts are paid to, or shared with, in whole or in part, any lender).

“All-In Yield Cap” has the meaning given to it in Section 1023.

“Agent Members” has the meaning specified in Section 203(2) of this Indenture.

“Applicable Securities Legislation” means, as of any date, the securities laws (including rules, regulations, policies, instruments and blanket orders) of each of the provinces and territories of Canada, including the Province of Alberta, Canada, then applicable to the Company that relate to the designation, classification or computation of oil and gas reserves, including, without limitation, National Instrument 51-101 as in effect at such date.

“Asset Sale” means:

(1) the sale, lease, conveyance or other disposition of any assets or rights (including by way of Production Payments and Reserve Sales or a sale and leaseback transaction); provided that the sale, lease, conveyance or other disposition of all or substantially all of the assets of the Company and its Material Subsidiaries taken as a whole will be governed by the provisions of Article Eight and/or Section 1009 of this Indenture and not by the provisions of Section 1014 of this Indenture; and

(2) the issuance of Equity Interests in any of the Company’s Material Subsidiaries (other than directors’ qualifying shares) or the sale of Equity Interests held by the Company or any of its Material Subsidiaries in any of the Company’s Subsidiaries.

Notwithstanding the preceding, none of the following items will be deemed to be an Asset Sale:

(1) any transactions that involve assets having a Fair Market Value of less than $15.0 million in the aggregate since the Issue Date;

(2) a transfer of assets between or among the Company and its Material Subsidiaries; provided, that, as a condition thereto, (i) such Material Subsidiary is a Guarantor and (ii) the Company and any Material Subsidiary have taken all such actions necessary to maintain the Collateral Agent’s perfected third priority Lien on the property subject to such assets;

(3) an issuance of Equity Interests by a Material Subsidiary to the Company or to a Material Subsidiary;

(4) the sale, lease or other disposition of equipment, inventory, products, services, accounts receivable or other assets in the ordinary course of business, including in connection with any compromise, settlement or collection of accounts receivable, and any sale or other disposition of damaged, worn-out or obsolete assets or assets that are no longer useful in the conduct of the business of the Company and its Material Subsidiaries;

(5) the sale or other disposition of Cash or Cash Equivalents;

(6) a Restricted Payment in the form of Cash or Cash Equivalents that does not violate this Indenture;

(7) a Permitted Investment made with Cash or Cash Equivalents or otherwise consummated under clauses (1), (3), (5), (14), (15), (22) or (23) of the definition of Permitted Investment;

(8) a disposition of Hydrocarbons or mineral products inventory in the ordinary course of business;

(9) any sale, abandonment, relinquishment or other disposition of assets resulting from any pooling agreement, unitization agreement, Farm-In Agreement, Farm-Out Agreement, lease and sublease of undeveloped properties or any contractual joint venture agreement made or entered into in the ordinary course of business or that is usual and customary in the Oil and Gas Business, but excluding any disposition as a result of the creation of a Production Payments and Reserve Sale; provided that the Fair Market Value (excluding any cash contributions or funding commitments received by the Company or any Material Subsidiary in connection therewith) of such sold, abandoned, relinquished and other disposed assets described in this clause (9) (including pursuant to any so called “DrillCo” transaction or similar transaction where the Company or any Material Subsidiary conveys Oil and Gas Property to a third party in exchange for the funding of drilling or development costs) shall not exceed 15% of the Borrowing Base in the aggregate since the Issue Date; provided, further, no transaction consummated under this clause (9) shall affect or otherwise involve Proved Developed Producing Reserves;

(10) the creation or perfection of a Lien (but not, except as contemplated in clause (11) below, the sale or other disposition of the properties or assets subject to such Lien);

(11) (a) the creation or perfection of a Permitted Lien and (b) solely for purposes of clauses (1) and (2) of the first paragraph of Section 1015 of this Indenture, the enforcement of such Lien;

(12) the sale or licensing or sublicensing of intellectual property, including, without limitation, sales of or licenses for seismic data, and other general intangibles, in each case, in the ordinary course of business and which do not materially interfere with the business of the Company and its Material Subsidiaries;

(13) surrender or waiver of contract rights or the settlement, release or surrender of contract, tort or other claims of any kind;

(14) any Production Payments and Reserve Sales exclusively for incentive compensation programs on terms that are reasonably customary in the Oil and Gas Business for geologists, geophysicists and other providers of technical services to the Company or a Material Subsidiary;

(15) any operating lease (as determined in accordance with GAAP as in effect on September 11, 2018) or sublease in the ordinary course of business; and

(16) any trade or exchange by the Company or any Material Subsidiary of Oil and Gas Properties in the ordinary course of business and customary in the Oil and Gas Business; provided that, (A) the Fair Market Value of the Oil and Gas Properties obtained by the Company or any Material Subsidiary shall be at least as great as the Fair Market Value of the Oil and Gas Properties relinquished by the Company or any Material Subsidiary; (B) the Oil and Gas Properties obtained in such trade or exchange shall be made subject to a fully perfected Lien in favor of the Collateral Agent concurrently with such trade or exchange; (C) the Oil and Gas Properties obtained by the Company or any Material Subsidiary shall be located in the same basin as the Oil and Gas Properties relinquished; (D) the Oil and Gas Properties obtained by the Company or any Material Subsidiary shall be subject to no Liens other than Permitted Liens; and (E) such Oil and Gas Properties traded or exchanged shall have the same or better COGE Handbook profile as the Oil and Gas Property received in such trade or exchange (as an example, Proved Reserves can be traded or exchanged for Proved Reserves, Proved Developed Non-Producing Reserves or Proved Developed Producing Reserves of at least an equivalent Fair Market Value as determined in accordance with clause (A) above, Proved Developed Non-Producing Reserves can be traded or exchanged for Proved Developed Non-Producing Reserves or Proved Developed Producing Reserves of at least an equivalent Fair Market Value as determined in accordance with clause (A) above and Proved Developed Producing Reserves can be traded or exchanged for Proved Developed Producing Reserves of at least an equivalent Fair Market Value as determined in accordance with clause (A) above).

“Attributable Debt” in respect of a sale/leaseback transaction means, at the time of determination, the present value of the obligation of the lessee for net rental payments during the remaining term of the lease included in such sale/leaseback transaction including any period for which such lease has been extended or may, at the option of the lessor, be extended. Such present value shall be calculated using a discount rate equal to the rate of interest implicit in such transaction, determined in accordance with GAAP; provided, however, that if such sale/leaseback transaction results in a Capital Lease Obligation, the amount of Debt represented thereby will be determined in accordance with the definition of “Capital Lease Obligation.”

“Authenticating Agent” means any Person authorized by the Trustee pursuant to Section 614 to act on behalf of the Trustee to authenticate Notes.

“Automatic Exchange” has the meaning specified in Section 305(d) of this Indenture.

“Automatic Exchange Date” has the meaning specified in Section 305(d) of this Indenture.

“Automatic Exchange Notice” has the meaning specified in Section 305(d) of this Indenture.

“Automatic Exchange Notice Date” has the meaning specified in Section 305(d) of this Indenture.

“Bank Facility” means one or more credit facilities (including the credit facilities provided under the Senior Credit Agreement) provided by one or more commercial banks or financial institutions that routinely provide credit facilities providing for revolving credit loans and/or letters of credit and bankers’ acceptances and/or term loans (to the extent permitted under clause (1) of the definition of Permitted Debt) on customary market terms for similar facilities in each case, as amended, restated, modified, renewed, extended, refunded, replaced or refinanced (in each case, without limitation as to amount), in whole or in part, from time to time in accordance with the provisions of this Indenture and the Senior Intercreditor Agreement. For the avoidance of doubt, the Bank Facility may only be incurred under clause (1) of the definition of Permitted Debt and clause (1) of the definition of Permitted Lien. As of the Issue Date, the Senior Credit Agreement is the Bank Facility.

“Banking Services” means each and any of the following bank services provided to the Company or any Guarantor by any holder of Priority Lien Debt or any Affiliate thereof: (a) commercial credit cards, (b) stored value cards and (c) Treasury Management Arrangements (including controlled disbursement, automated clearinghouse transactions, return items, overdrafts and interstate depository network services).

“Banking Services Obligations” means any and all obligations of the Company or any Guarantor, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor) in connection with Banking Services.

“Bankruptcy Law” means any applicable U.S. or Canadian federal, provincial, territorial or state bankruptcy, insolvency, reorganization or other similar law, including the Bankruptcy and Insolvency Act (Canada), the Companies’ Creditors Arrangement Act (Canada) and the Winding-up and Restructuring Act (Canada).

“Base Currency” has the meaning specified in Section 119(a)(i) of this Indenture.

“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” will be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only after the passage of time or upon the occurrence of a subsequent condition. The terms “Beneficially Own,” “Beneficially Owns,” “Beneficially Owned” and “Beneficially Owning” will have a corresponding meaning.

“Board of Directors” means:

(1) with respect to a corporation, the board of directors of the corporation or any committee thereof duly authorized to act on behalf of such board;

(2) with respect to a partnership, the board of directors of the general partner of the partnership;

(3) with respect to a limited liability company, the managers or managing member or members of such limited liability company (as applicable) or any duly authorized committee of managers or managing members (as applicable) thereof; and

(4) with respect to any other Person, the board of directors or duly authorized committee of such Person serving a similar function.

“Board Resolution” means a copy of a resolution certified by the Secretary or an Assistant Secretary of the Company or a Guarantor, the principal financial officer of the Company or a Guarantor, any other authorized officer of the Company or a Guarantor, or a person duly authorized by any of them, in each case as applicable, to have been duly adopted by the Board of Directors and to be in full force and effect on the date of such certification, and delivered to the Trustee. Where any provision of this Indenture refers to action to be taken pursuant to a Board Resolution, such action may be taken by any committee, officer or employee of the Company or a Guarantor, as applicable, authorized to take such action by the Board of Directors as evidenced by a Board Resolution.

“Borrowing Base” means, at any particular time, the amount determined to be the “Borrowing Base” in accordance with the terms of the Bank Facility, including any redetermination or adjustment thereof in accordance with the terms of the Bank Facility; provided that such Borrowing Base is a conforming reserve based borrowing base for oil and gas secured loan transactions, as determined by the Senior Lenders, in accordance with customary oil and gas lending criteria as they exist at the particular time and in accordance with the Bank Facility, including customary mechanisms for periodic redeterminations thereof (it being acknowledged and agreed that the Borrowing Base determined in accordance with the Senior Credit Agreement as in effect on the date hereof satisfies such standard).

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in Houston, Texas, New York, New York or Calgary, Alberta are authorized or required by law to remain closed.

“Calculation Date” has the meaning set forth in the definition of “Fixed Charge Coverage Ratio.”

“Canadian Restricted Global Note” has the meaning specified in Section 305(d) of this Indenture.

“Canadian Restricted Notes Legend” has the meaning specified in Section 202(2) of this Indenture.

“Canadian Unrestricted Global Note” has the meaning specified in Section 305(d) of this Indenture.

“Capital Lease Obligation” means, at the time any determination is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet in accordance with GAAP, and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be prepaid by the lessee without payment of a penalty. Notwithstanding the foregoing, any lease that would have been classified as an operating lease pursuant to GAAP as in effect on September 11, 2018 will be deemed not to be a capital lease or a financing lease.

“Capital Stock” means:

(1) in the case of a corporation, corporate stock;

(2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3) in the case of a partnership or limited liability company, partnership interests (whether general or limited) or membership interests; and

(4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person, but excluding from all of the foregoing any debt securities convertible into Capital Stock, regardless of whether such debt securities include any right of participation with Capital Stock.

“Cash” means money, currency or a credit balance in any demand or deposit account.

“Cash Equivalents” means:

(1) United States or Canadian dollars;

(2) Government Securities having maturities of not more than one year from the date of acquisition;

(3) marketable general obligations issued by any state of the United States of America, any province or territory of Canada or any political subdivision of any such state, province or territory, or any public instrumentality thereof maturing within one year from the date of acquisition thereof and, at the time of acquisition thereof, having a credit rating of “A” or better from either S&P, Moody’s or DBRS Limited;

(4) certificates of deposit, time deposits accounts, term deposit accounts, money market deposit accounts, demand deposit accounts and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers’ acceptances with maturities not exceeding one year and overnight bank deposits, in each case, with any United States or Canadian commercial bank or United States or Canadian branch of a foreign bank, in each case having capital and surplus in excess of U.S.$250.0 million (or the equivalent thereof in Canadian dollars) and a Thomson Bank Watch Rating of “B” or better;

(5) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (2), (3) and (4) above entered into with any financial institution meeting the qualifications specified in clause (4) above;

(6) commercial paper having one of the two highest ratings obtainable from Moody’s, S&P or DBRS Limited and, in each case, maturing within one year after the date of acquisition;

(7) money market funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (1) through (6) of this definition; and

(8) deposits in any currency available for withdrawal on demand with any commercial bank in the United States or that is organized under the laws of any country in which the Company or any Material Subsidiary maintains its chief executive office or is engaged in the Oil and Gas Business; provided that all such deposits are made in such accounts in the ordinary course of business.

“Cash Interest” means any interest on the Notes payable in cash.

“Cash Management Arrangement” means any arrangement entered into or to be entered into by the Company or any of its Material Subsidiaries for or in respect of cash management services for the Company and its Material Subsidiaries in the ordinary course of business, including mirror accounting arrangements, account positioning arrangements, pooled accounts, netting arrangements across accounts, centralized operating accounts, automated clearing house transactions, controlled disbursement services, treasury, depository, overdraft and electronic funds transfer services, wire transfers, inter-account transfers, foreign exchange facilities, currency exchange transactions or agreements and options with respect thereto, credit card processing services, credit or debit cards, purchase cards and any indemnity given in connection with any of the foregoing, and in each case any daylight credit which may be associated therewith.

“Casualty Event” means any loss, casualty or other insured damage to, or any nationalization, taking under power of eminent domain or by condemnation or similar proceeding (or any equivalent thereof) of, any property or assets of the Company or any of its Subsidiaries; provided, that any such event generating net proceeds of $5,000,000 or less shall not constitute a Casualty Event hereunder.

“Change in Tax Law” has the meaning specified in Section 1109 of this Indenture.

“Change of Control” means:

(1) any “person” or “group” of related persons (as such terms are used in Section 13 (d) of the Exchange Act) is or becomes a Beneficial Owner, directly or indirectly, of more than 50% of the total voting power of the Voting Stock of the Company (or its successor by merger, consolidation, amalgamation, arrangement or purchase of all or substantially all of its properties or assets) (for the purposes of this clause, such person or group shall be deemed to Beneficially Own any Voting Stock of the Company held by an entity, if such person or group Beneficially Owns, directly or indirectly, more than 50% of the voting power of the Voting Stock of such entity);

(2) the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger, amalgamation, arrangement or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of the Company and its Material Subsidiaries taken as a whole to any “person” or “group” (as such terms are used in Section 13(d) of the Exchange Act);

(3) the adoption or approval by the stockholders of the Company of a plan for the liquidation or dissolution of the Company; or

(4) a “change of control” or any substantively equivalent term occurs and gives rise to a right to redeem, repay or offer to redeem or repay or an event of default under any Permitted Unsecured Debt, Permitted Junior Debt or any Convertible Debenture, or any Permitted Refinancing Debt of any of the foregoing, in each case solely to the extent that such Debt has a principal amount in excess of the Threshold Amount.

Notwithstanding the foregoing, (a) a “person” will not be deemed to have beneficial ownership of securities subject to a stock purchase agreement, merger agreement, arrangement agreement or similar agreement (or voting or option agreement related thereto) until the consummation of the transactions contemplated by such agreement, (b) transactions between or among the Company and its Material Subsidiaries will not be deemed to constitute a Change of Control and (c) the Recapitalization Transaction will not be deemed to constitute a Change of Control.

“Change of Control Offer” has the meaning set forth in Section 1009 of this Indenture.

“Change of Control Payment” has the meaning set forth in Section 1009 of this Indenture.

“Change of Control Payment Date” has the meaning set forth in Section 1009 of this Indenture.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“COGE Handbook” means the Canadian Oil and Gas Evaluation Handbook maintained by the Society of Petroleum Evaluation Engineers (Calgary Chapter), as amended from time to time.

“Collateral” means all of the present and future property, assets and undertaking of the Company and the Material Subsidiaries.

“Company” means the Person named as the “Company” in the first paragraph of this instrument until a successor or resulting Person shall have become such pursuant to the applicable provisions of this Indenture, and thereafter “Company” shall mean such successor or resulting Person.

“Company Request” or “Company Order” means, in the case of the Company, a written request or order signed in the name of the Company by its Chairman of the Board, its Chief Executive Officer, its President, any of its Vice Presidents or any other duly authorized officer of the Company or any person duly authorized by any of them, and delivered to the Trustee and, in the case of a Guarantor, a written request or order signed in the name of such Guarantor by its Chairman of the Board, its Chief Executive Officer, its President, any of its Vice Presidents or any other duly authorized officer of such Guarantor or any person duly authorized by any of them, and delivered to the Trustee.

“Consolidated Cash Flow” means, with respect to any specified Person for any period, the Consolidated Net Income of such Person for such period plus, without duplication:

(1) the sum of:

(a) provision for taxes based on income, profits or capital of such Person and its Material Subsidiaries for such period, to the extent that such provision for taxes was deducted in computing such Consolidated Net Income;

(b) the Fixed Charges of such Person and its Material Subsidiaries for such period, to the extent that such Fixed Charges were deducted in computing such Consolidated Net Income;

(c) exploration and abandonment expense to the extent deducted in calculating Consolidated Net Income;

(d) depreciation, depletion, amortization (including amortization of intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period), impairment, other non-cash expenses and other non-cash items (excluding any such non-cash expense to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense that was paid in a prior period) of such Person and its Material Subsidiaries for such period to the extent that such depreciation, depletion, amortization, impairment and other non-cash expenses were deducted in computing such Consolidated Net Income;

(e) cash restructuring charges (to the extent that such charges would not be required to be capitalized on a balance sheet prepared in accordance with GAAP), and cash transaction and restructuring costs incurred during such period in connection with any acquisition and any severance payments made to former employees; provided that the aggregate amount added back pursuant to this clause (e) for any four quarter period shall not, prior to giving effect thereto, exceed 5.0% of Consolidated Cash Flow of such Person for such period;

(f) any non-recurring fees, expense or charges related to any public offering of Equity Interests, the making of any Permitted Investments or acquisitions or the incurrence of any Debt permitted to be incurred by this Indenture (in each case, whether or not successful), to the extent that such fees, expenses and charges were deducted in computing Consolidated Net Income;

(g) any interest expense attributable to any Oil and Natural Gas Hedging Contract, to the extent that such interest expense was deducted in computing such Consolidated Net Income; minus

(2) the sum of:

(a) non-cash items increasing such Consolidated Net Income for such period, other than items that were accrued in the ordinary course of business; and

(b) the sum of (i) the amount of deferred revenues that are amortized during such period and are attributable to reserves that are subject to Volumetric Production Payments and (ii) amounts recorded in accordance with GAAP as repayments of principal and interest pursuant to Dollar-Denominated Production Payments;

in each case, on a consolidated basis and determined in accordance with GAAP.

Notwithstanding the preceding sentence, clauses (a) through (g) relating to amounts of a Material Subsidiary of the referenced Person will be added to Consolidated Net Income to compute Consolidated Cash Flow of such Person only to the extent (and in the same proportion) that the net income or profit of such Material Subsidiary was included in calculating the Consolidated Net Income of such Person and, to the extent the amounts set forth in clauses (a) through (g) are in excess of those necessary to offset a net loss of such Material Subsidiary or if such Material Subsidiary has net income or profit for such period included in Consolidated Net

Income, only if a corresponding amount would be permitted at the date of determination to be paid as a dividend or advanced to the referenced Person by such Material Subsidiary without prior governmental approval (that has not been obtained), pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to that Material Subsidiary or the holders of its Capital Stock.

“Consolidated EBITDA” means, for any fiscal period and as determined in accordance with GAAP on a consolidated basis, without duplication, in respect of the Company:

(1)	Consolidated Net Income for such period; plus

(2)	Consolidated Interest Expense to the extent deducted in determining such Consolidated Net Income; plus

(3)	all amounts deducted in the calculation of such Consolidated Net Income in respect of the provision for income taxes; plus

(4)

all amounts deducted in the calculation of such Consolidated Net Income in respect of non-cash items, including depreciation, depletion, amortization (including amortization of goodwill and other intangibles), accretion, deferred income taxes, unrealized losses resulting from marking-to-market the outstanding hedging and financial instrument obligations, non-cash compensation expenses, and provisions for impairment of oil and gas assets; plus

(5)

to the extent deducted in the calculation of such Consolidated Net Income, one-time third-party transaction costs and fees relating to completed acquisitions, dispositions, plans of arrangement, material joint ventures, equity offerings and other similar transactions if and to the extent such costs and fees would have been capitalized under GAAP immediately prior to the incorporation into GAAP of International Financial Reporting Standards; plus

(6)	to the extent deducted in the calculation of such Consolidated Net Income, losses from asset sales; plus

(7)	losses attributable to extraordinary and non-recurring losses, in each case to the extent deducted in the calculation of such Consolidated Net Income; plus

(8)

non-cash losses arising from foreign exchange adjustments made in connection with (i) the implementation of the Recapitalization Transaction and (ii) any repurchase or redemption of Debt by the Company during the preceding twelve month period from March 1, 2019 (including, for greater certainty, the exchange of Senior Unsecured Notes for the Original Exchange Notes completed on the Original Exchange Notes Issue Date); less (on a consolidated basis), without duplication:

(1)	earnings attributable to extraordinary and non-recurring earnings and gains, in each case to the extent included in the calculation of such Consolidated Net Income;

(2)	to the extent included in the calculation of such Consolidated Net Income, gains from asset sales;

(3)

the net income of any Subsidiary of the Company which is not a Material Subsidiary if such net income has not been distributed to the Company or a Material Subsidiary, to the extent that the distribution by that Subsidiary of amounts of such Consolidated Net Income to the Company or to a Material Subsidiary is restricted by a contract, operation of law or otherwise;

(4)	all cash payments during such period relating to non-cash charges which were added back in determining Consolidated EBITDA in any prior period;

(5)

to the extent included in such Consolidated Net Income, any other non-cash items increasing such Consolidated Net Income for such period, including unrealized gains resulting from marking-to-market the outstanding hedging and financial instrument obligations for such period; and

(6)

non-cash gains arising from foreign exchange adjustments made in connection with (i) the implementation of the Recapitalization Transaction and (ii) any repurchase or redemption of Debt by the Company during the preceding twelve month period from March 1, 2019 (including, for greater certainty, the exchange of Senior Unsecured Notes for the Original Exchange Notes completed on the Original Exchange Notes Issue Date);

provided that for the purposes of this definition if the Company or a Material Subsidiary makes a Material Acquisition (whether by amalgamation, asset or share acquisition or otherwise) at any time during the relevant period of calculation, such Material Acquisition shall be deemed to have been made on and as of the first day of such calculation period; and if the Company or a Material Subsidiary makes a Material Disposition (whether by asset or share disposition or otherwise) at any time during the relevant period of calculation, or the assets cease to be owned by the Company or a Material Subsidiary, such Material Disposition shall be deemed to have been made on and as of the first day of such calculation period; and provided further that prior to making any adjustment to Consolidated EBITDA for a Material Acquisition or a Material Disposition the Company must first have delivered to the Trustee the reasonable details of the proposed adjustment to Consolidated EBITDA certified in an Officer’s Certificate.

“Consolidated Interest Expense” means, for any fiscal period, without duplication, interest expense of the Company determined on a consolidated basis in accordance with GAAP, and, in any event and without limitation, shall include:

(a)	all interest accrued or payable in respect of such period, including capitalized interest and imputed interest with respect to lease obligations included as Financial Covenant Debt;

(b)

all fees (including standby and commitment fees, acceptance fees in respect of bankers’ acceptances and fees payable in respect of letters of credit, letters of guarantee and similar instruments) accrued or payable in respect of such period, prorated (as required) over such period;

(c)	any difference between the face amount and the discount proceeds of any bankers’ acceptances, commercial paper and other obligations issued at a discount, prorated (as required) over such period; and

(d)	all net amounts charged (if a positive number) or credited (if a negative number) to interest expense under any Interest Rate and Currency Hedges in respect of such period.

“Consolidated Net Income” means, for any fiscal period, the net income or loss, after income taxes, of the Company determined on a consolidated basis in accordance with GAAP, as set forth in the consolidated financial statements of the Company for such period.

“Consolidated Senior and Pari Passu Debt” means Consolidated Total Debt but excluding therefrom, to the extent included therein, any Permitted Junior Debt that is secured on a junior basis to the Liens securing the Notes, Unsecured Debt or Subordinated Debt, all as determined on a consolidated basis in accordance with GAAP.

“Consolidated Senior Debt” means Consolidated Total Debt but excluding therefrom, to the extent included therein, any Notes, Permitted Junior Debt, Unsecured Debt or Subordinated Debt, all as determined on a consolidated basis in accordance with GAAP.

“Consolidated Senior Debt to Consolidated EBITDA Ratio” means, as of the last day of a Fiscal Quarter, the ratio of Consolidated Senior Debt as at such date to Consolidated EBITDA for the four (4) Fiscal Quarter period ending on such date.

“Consolidated Total Debt” means, as determined on a consolidated basis in accordance with GAAP and all Financial Covenant Debt of the Company or any Note Party.

“Convertible Amount” has the meaning specified in Section 401 of this Indenture.

“Convertible Debenture Documents” means, collectively, in respect of any series or issue of Convertible Debentures, the trust indenture governing such Convertible Debentures, the relevant Convertible Debentures and all other material agreements, instruments or other documents evidencing or relating to such Convertible Debentures.

“Convertible Debentures” means any unsecured, subordinated convertible debentures issued, created, incurred or assumed by the Company which have all of the following characteristics:

(1) an initial final maturity or due date in respect of repayment of principal extending beyond the Latest Maturity Date of the Notes then in effect at the time such debentures are issued, created, incurred or assumed;

(2) no scheduled or mandatory payment, redemption or repurchase of principal thereunder (other than acceleration following an event of default in regard thereto or payments which can be satisfied by the delivery of common shares in the capital of the Company as contemplated in clause (6) below and other than on a change of control of the Company where a Change of Control also occurs by reason of the definition thereof in this Indenture) prior to the Latest Maturity Date in effect at the time such debentures are issued, created, incurred or assumed;

(3) upon and during the continuance of a Default or Event of Default or acceleration of the time for repayment of any of the Obligations which has not been rescinded, (i) all amounts payable in respect of principal, premium (if any) or interest under such debentures are subordinate and junior in right of payment to all such Obligations and (ii) no enforcement steps or enforcement proceedings may be commenced in respect of such debentures;

(4) upon distribution of the assets of the Company on any dissolution, winding up, total liquidation or reorganization of the Company (whether in bankruptcy, insolvency or receivership proceedings or upon an assignment for the benefit of creditors or any other marshalling of the assets and liabilities of such Person, or otherwise), all Obligations shall first be paid in full, or provisions made for such payment, before any payment is made on account of principal, premium (if any) or interest payable in regard to such debentures;

(5) the occurrence of a Default or Event of Default hereunder or the acceleration of the time for repayment of any of the Obligations or enforcement of the rights and remedies of the Trustee and the Holders hereunder or under any other Note Document shall not in and of themselves:

(a) cause a default or event of default (with the passage of time or otherwise) under such debentures or the indenture or agreement governing the same; or

(b) cause or permit the obligations under such debentures to be due and payable prior to the stated maturity thereof;

provided, that to the extent that, and for as long as, such restrictions described in this clause (5) are amended, modified or waived under the Senior Credit Agreement, it shall be deemed amended, modified or waived hereunder without any further action required;

(6) except during an event of default under and as defined in the indenture or agreement governing such debentures and provided the Company is in compliance with all applicable securities laws and such common shares are qualified for distribution as required and listed on the Toronto Stock Exchange or another national securities exchange, payments of interest or principal due and payable under such debentures can be satisfied at scheduled maturity, at the option of the Company, by delivering common shares of the Company in accordance with the indenture or agreement governing such debentures (whether such common shares of the Company are received by the holders of such debentures as payment or are sold by a trustee or representative under such indenture or agreement to provide cash for payment to holders of such debentures);

(7) such debentures shall not have any cash pay interest or cash pay fees until at least six (6) months after the Latest Maturity Date unless (i) the Fixed Charge Coverage Ratio for the Company’s most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Debt under such Debenture is incurred would have been at least 2.25 to 1.0, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if such additional Debt and any other Debt incurred on or prior to such date had been incurred, at the beginning of such four-quarter period and (ii) the portion of cash pay interest is no greater than 6.75%, per annum; and

(8) the holders of such debentures, or an authorized trustee on their behalf, have upon request by the Majority Holders entered into an agreement with the Company and the Trustee that is in form and substance satisfactory to the Majority Holders (or their respective counsel), each acting reasonably, pursuant to which such holders or their agent has agreed and confirmed that the debentures are subordinated and postponed as provided for in this definition of “Convertible Debentures”.

“Corporate Trust Office” means the office of the Trustee at which at any particular time its corporate trust business in relation to this Indenture shall be principally administered, which office at the date of the execution of this instrument is located at 225 Asylum Street, 23rd Floor, Hartford, CT 06103, Attention: Corporate Trust Services; Bellatrix Exploration Ltd. 3rd Lien Notes (except with respect to any payments on the Notes, in which case the address will be U.S. Bank National Association, 100 Wall Street, Suite 1600, New York, New York 10005), or such other address as the Trustee may designate from time to time by notice to the Company, or the principal corporate trust office of any successor Trustee (or such other address as such successor Trustee may designate from time to time by notice to the Company).

“Covenant Defeasance” has the meaning specified in Section 1303 of this Indenture.

“Credit Agreement Agent” means, at any time, the Person serving at such time as the “Agent” or “Administrative Agent” under the Senior Credit Agreement or any other representative then most recently designated in accordance with the applicable provisions of the Senior Credit Agreement, together with its successors in such capacity.

“Credit Facilities” means, with respect to the Company or any Material Subsidiary, one or more debt facilities, commercial paper facilities or Debt Issuances providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to any lenders, other financiers or to special purpose entities formed to borrow from (or sell such receivables to) any lenders or other financiers against such receivables), letters of credit, letters of guarantee, bankers’ acceptances, other borrowings or Debt Issuances, in each case, as amended, restated, modified, renewed, extended, refunded, replaced or refinanced (in each case, without limitation as to amount), in whole or in part, from time to time (including through one or more Debt Issuances); provided, however, Credit Facilities shall not include the Bank Facility incurred under clause (1) of the definition of “Permitted Debt”.

“Currency Agreement” means in respect of any Person any foreign exchange contract, currency swap agreement, currency option, currency exchange or other similar agreement as to which such Person is a party or a beneficiary, entered into by such Person in the ordinary course of its business for the purpose of limiting or managing exchange rate risks to which such Person or its Material Subsidiaries is subject.

“CUSIP” means the Committee on Uniform Securities Identification Procedures.

“Custodian” means any receiver, trustee, assignee, liquidator or similar official under any Bankruptcy Law.

“Customary Recourse Exceptions” means, with respect to any Non-Recourse Debt of a Person, exclusions from the exculpation provisions with respect to such Non-Recourse Debt for the voluntary bankruptcy of such Person, fraud, misapplication of cash, environmental claims, waste, willful destruction and other circumstances customarily excluded by lenders from exculpation provisions or included in separate indemnification agreements in non-recourse financings.

“Debenture” means a demand debenture in favor of the Trustee substantially in the form of Exhibit 5, as supplemented, amended and replaced from time to time.

“Debt” means, with respect to any specified Person, without duplication, any Debt of such Person, regardless of whether contingent:

(1) in respect of borrowed money;

(2) evidenced by bonds, notes, credit agreements, debentures or similar instruments or letters of credit or letters of guarantee (or reimbursement agreements in respect thereof);

(3) in respect of bankers’ acceptances;

(4) representing Capital Lease Obligations or Attributable Debt;

(5) in respect of any guarantee by such Person of production or payment with respect to a Production Payment (but not any other contractual obligation in respect of such Production Payment);

(6) representing the balance deferred and unpaid of the purchase price of any property or services due more than six months after such property is acquired or such services are completed, except any such balance that constitutes an accrued expense or a trade payable; or

(7) representing net obligations under Interest Rate and Currency Hedges;

if and to the extent any of the preceding items (other than letters of credit and Interest Rate and Currency Hedges) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP. In addition, the term “Debt” includes:

(a) all Debt of any other Person, of the types described above in clauses (1) through (7), secured by a Lien on any asset of the specified Person (regardless of whether such Debt is assumed by the specified Person); provided that the amount of such Debt will be the lesser of (i) the Fair Market Value of such asset at such date of determination and (ii) the amount of such Debt of such other Person, and

(b) to the extent not otherwise included, the guarantee by the specified Person of any Debt of any other Person, of the types described above in clauses (1) through (7) above. Furthermore, the amount of any Debt outstanding as of any date will be the accreted value thereof, in the case of any Debt issued with original issue discount; and the principal amount thereof, together with any interest thereon that is more than 30 days past due, in the case of any other Debt.

Notwithstanding the foregoing, the following shall not constitute “Debt”:

(i) accrued expenses, royalties and trade accounts payable arising in the ordinary course of business;

(ii) except as provided in clause (5) of the first paragraph of this definition, any obligation in respect of any Production Payment and Reserve Sales;

(iii) any obligation in respect of any Farm-In Agreement;

(iv) any Debt which has been defeased in accordance with GAAP or defeased pursuant to the deposit of cash or Government Securities (in an amount sufficient to satisfy all such Debt obligations at Stated Maturity or redemption, as applicable, and all payments of interest and premium, if any) in a trust or account created or pledged for the sole benefit of the holders of such Debt, and subject to no other Liens, in accordance with the applicable terms of the instrument governing such Debt;

(v) oil or natural gas balancing liabilities incurred in the ordinary course of business and consistent with past practice;

(vi) any obligation in respect of any Oil and Natural Gas Hedging Contract;

(vii) any unrealized losses or charges in respect of Hedging Obligations (including those under CICA 3855 or equivalent GAAP standard);

(viii) any obligations in respect of (a) bid, performance, completion, surety, appeal and similar bonds, (b) obligations in respect of bankers acceptances, (c) insurance obligations or bonds and other similar bonds and obligations and (d) any guarantees or letters of credit functioning as or supporting any of the foregoing bonds or obligations; provided, however, that such bonds or obligations mentioned in subclause (a), (b), (c) or (d) of this clause (viii), were incurred in the ordinary course of the business of such Person and its Material Subsidiaries and do not relate to obligations for borrowed money;

(ix) any Disqualified Stock of such Person or any preferred stock of any of its Material Subsidiaries;

(x) any obligation arising from any agreement providing for indemnities, guarantees, purchase price adjustments, holdbacks, contingency payment obligations based on the performance of the acquired or disposed assets or similar obligations (other than guarantees of Debt) incurred by any Person in connection with the acquisition or disposition of assets; or

(xi) all contracts and other obligations, agreements, instruments or arrangements described in clauses (19), (20), (21) and (22) of the definition of “Permitted Liens”;

“Debt Issuances” means, with respect to the Company or any Material Subsidiary, one or more issuances after the Issue Date of Debt evidenced by notes, debentures, bonds or other similar securities or instruments.

“Default” means any event or condition which, with the giving of notice, lapse of time or upon a declaration or determination being made (or any combination thereof), would constitute an Event of Default.

“Defaulted Interest” has the meaning specified in Section 308.

“Default Rate” has the meaning set forth in Section 1001.

“Defeasance” has the meaning specified in Section 1302.

“Defined Benefit Plan” means a pension plan registered under the Income Tax Act (Canada), the Pension Benefits Act (Ontario) or any other applicable pension standards legislation which contains a “defined benefit provision”, as such term is defined in subsection 147.1(1) of the Income Tax Act (Canada).

“Definitive Notes” means certificated Notes.

“Depositary” means, with respect to Notes issued in whole or in part in the form of one or more Global Notes, DTC or any other clearing agency registered under the Exchange Act that is designated to act as successor Depositary for such Notes.

“Disqualified Stock” means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case at the option of the holder of the Capital Stock), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder of the Capital Stock, in whole or in part, on or prior to the date that is 91 days after the Latest Maturity Date. Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders of the Capital Stock have the right to require the Company to repurchase or redeem such Capital Stock upon the occurrence of a “change of control” or an “asset sale” will not constitute Disqualified Stock if the terms of such Capital Stock provide that the Company may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with Section 1011 of this Indenture. The amount of Disqualified Stock deemed to be outstanding at any time for purposes of this Indenture will be the maximum amount that the Company and its Material Subsidiaries may become obligated to pay upon the maturity of, or pursuant to any mandatory redemption provisions of, such Disqualified Stock, exclusive of accrued dividends.

“Dollar-Denominated Production Payments” means production payment obligations recorded as liabilities in accordance with GAAP, together with all undertakings and obligations in connection therewith.

“DTC” means The Depository Trust Company.

“Electronic Methods” has the meaning specified in Section 105 of this Indenture.

“Environment” means each and every component of the earth, including all layers of the atmosphere, air, land (including all underground spaces and cavities and all lands submerged under water), soil, water (including surface and underground water), organic and inorganic matter and living organisms, and the interacting natural systems that include the components referred to in this definition.

“Environmental Claims” means any and all administrative, regulatory or judicial actions, suits, demands, claims, orders, Liens, notices of non-compliance or violation, investigations, inspections, inquiries or proceedings relating in any way to any Environmental Laws or to any permit issued under any such Environmental Laws including:

(1) any action, claim or order by a Governmental Authority for enforcement, clean-up, removal, response, remedial or other actions or damages pursuant to any Environmental Laws; and

(2) any action or claim by a Person seeking damages, contribution, indemnification, cost recovery, compensation or injunctive or other relief resulting from or relating to Hazardous Materials, including any Release thereof, or arising from alleged injury or threat of injury to human health or safety (arising from environmental matters) or the Environment.

“Environmental Laws” means any Laws relating, in whole or in part, to the protection or enhancement of the Environment, including with respect to occupational safety, product liability, public health, public safety and transportation or handling of dangerous goods.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“Equity Offering” means (1) an offering for cash by the Company of its Equity Interests (other than Disqualified Stock) or (2) a cash contribution to the Company’s common equity capital from any Person.

“Euroclear” means Euroclear Bank, S.A.IN.V., as operator of the Euroclear systems, and any successor thereto.

“Event of Default” has the meaning specified in Section 501 of this Indenture.

“Excess Proceeds” has the meaning specified in Section 1014 of this Indenture.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

“Existing Debt” means Debt of the Company and its Subsidiaries in existence on the Issue Date, until such amounts are repaid.

“Expiration Date” has the meaning specified in Section 104 of this Indenture.

“Fair Market Value” means the price that would be paid by a willing buyer to an unaffiliated willing seller in a transaction not involving distress or necessity of either party. Fair Market Value of an asset or property in excess of $10.0 million shall be determined by the Board of Directors of the Company acting in good faith, whose determination shall be conclusive and evidenced by a resolution of such Board of Directors, and any lesser Fair Market Value may be determined by an officer of the Company acting in good faith.

“Farm-In Agreement” means an agreement whereby a Person agrees to pay all or a share of the drilling, completion or other expenses of an exploratory or development well (which agreement may be subject to a maximum payment obligation, after which expenses are shared in accordance with the working or participation interests therein or in accordance with the agreement of the parties) or perform the drilling, completion or other operation on such well in exchange for an ownership interest in an oil or gas property.

“Farm-Out Agreement” means a Farm-In Agreement, viewed from the standpoint of the party that transfers an ownership interest to another.

“FCPA” means the United States Foreign Corrupt Practices Act of 1977, including any subordinate legislation thereunder.

“Financial Assistance” means providing or agreeing to provide (either directly or indirectly) financial assistance to any Person including financial assistance by way of a loan, guarantee, share purchase, equity contribution or any credit support arrangement of any nature whatsoever.

“Financial Covenant Debt” means, with respect to the Company and its Material Subsidiaries at any time and as determined in accordance with GAAP without duplication, an amount equal to the aggregate of:

(1) the aggregate amount of all obligations, liabilities and indebtedness which would be classified as indebtedness for borrowed money upon a consolidated balance sheet of the Company and its Material Subsidiaries; and

(2) to the extent not included in paragraph (1) of this definition:

(a) obligations arising pursuant to bankers’ acceptance facilities, note purchase facilities and commercial paper programs;

(b) letters of credit and letters of guarantee supporting obligations which would otherwise constitute Financial Covenant Debt within the meaning of this definition or indemnities issued in connection therewith;

(c) obligations evidenced by a bond, note, debenture or similar instrument;

(d) obligations under guarantees, indemnities, assurances, legally binding comfort letters or other contingent obligations relating to the indebtedness or other debt obligations of any other Person and all other obligations incurred for the purpose of or having the effect of providing Financial Assistance to another Person in respect of such indebtedness or such other debt obligations, including endorsements of bills of exchange (other than for collection or deposit in the ordinary course of business);

(e) all outstanding obligations secured by a Lien on any property of the Company or any of its Material Subsidiaries, whether or not assumed by them;

(f) all indebtedness representing the deferred purchase price of any property, and under prepaid contracts;

(g) all obligations created or arising under any conditional sales agreement or other title retention agreement, other than an operating lease (as determined in accordance with GAAP as in effect on September 11, 2018) or a premises lease;

(h) all Capital Lease Obligations;

(i) all Purchase Money Obligations;

(j) all obligations under Sale and Lease-Back Transactions;

(k) all obligations under Production Payment Transactions;

(l) any amount by which current liabilities exceed current assets (with such current liabilities and current assets to be determined in accordance with GAAP on a consolidated basis); provided that if current assets exceed current liabilities, the surplus shall be deducted in calculating Debt, and provided further that when calculating current assets and current liabilities for purposes of this subsection, amounts arising from the unrealized portion of any hedging gains or, if such hedges comply with this Indenture, losses shall not be included in such calculation;

(m) deferred revenues relating to third party obligations;

(n) the redemption amount of any capital where the holder of such capital has the option to require the redemption of such capital for cash or property (other than shares) and/or payment of redemption amounts at any time prior to the Latest Maturity Date then in effect; and

(o) all mark to market losses under any Hedge Agreement which are due and owing;

but shall exclude:

(a) Convertible Debentures; provided that all indebtedness and obligations arising under or in connection with such Convertible Debentures and the Convertible Debenture Documents governing same remain fully postponed and subordinated to the Obligations;

(b) except as provided otherwise in (l) above, each of the following:

(i) current taxes payable and deferred taxes;

(ii) dividends payable;

(iii) accrued interest payable;

(iv) the unrealized portion of any hedging gains or losses;

(v) liabilities in respect of decommissioning liabilities, allowances for dismantlement and site restoration and other deferred credits and liabilities;

(vi) all leases that would constitute operating leases in accordance with GAAP on September 11, 2018, whether or not such leases are in effect at such time; and

(vii) such other similar liabilities that do not constitute Financial Covenant Debt in accordance with GAAP, as may be agreed by the Majority Holders from time to time;

“Fiscal Quarter” means a three month period ending on March 31, June 30, September 30 or December 31 of a Fiscal Year.

“Fiscal Year” means a twelve month period ending on December 31.

“Fixed Charge Coverage Ratio” means with respect to any specified Person for any four-quarter reference period, the ratio of the Consolidated Cash Flow of such Person for such period to the Fixed Charges of such Person for such period. In the event that the specified Person or any of its Material Subsidiaries incurs, assumes, guarantees, repays, repurchases, redeems, defeases or otherwise discharges any Debt (other than ordinary working capital borrowings) or issues, repurchases or redeems preferred stock subsequent to the commencement of the four-quarter period for which the Fixed Charge Coverage Ratio is being calculated and on or prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the “Calculation Date”), then the Fixed Charge Coverage Ratio will be calculated giving pro forma effect to such incurrence, assumption, guarantee, repayment, repurchase, redemption, defeasance or other discharge of Debt, or such issuance, repurchase or redemption of preferred stock, and the use of the proceeds therefrom, as if the same had occurred at the beginning of the applicable reference period.

In addition, for purposes of calculating the Fixed Charge Coverage Ratio:

(1) acquisitions that have been made by (i) the specified Person or any Material Subsidiary, including through mergers, amalgamations, arrangements, consolidations or otherwise (including acquisitions of assets used or useful in the Oil and Gas Business), or (ii) any Person or any Material Subsidiary acquired by the specified Person or any Material Subsidiary, including through mergers, amalgamations, arrangements, consolidations or otherwise, and including in each case any related financing transactions and increases in ownership of Material Subsidiaries, during the reference period or subsequent to such reference period and on or prior to the Calculation Date will be given pro forma effect as if they had occurred on the first day of the four-quarter reference period, and any Consolidated Cash Flow for such reference period will be calculated giving pro forma effect to any operating improvements or cost savings that have occurred or are reasonably expected to occur within 12 months of the date of the applicable transaction in the reasonable judgment of the principal accounting officer or Chief Financial Officer of the Company and are either based on (x) personnel reductions that have already occurred, (y) contractual obligations that are currently in effect, or (z) other commitments that are reasonably identifiable and factually supportable at the time of any such determination (regardless of whether those operating improvements or cost savings could then be reflected in pro forma financial statements prepared in accordance with Regulation S-X under the Securities Act or any other regulation or policy of the SEC related thereto);

(2) the Consolidated Cash Flow attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses (and ownership interests therein) disposed of prior to the Calculation Date (i) of the specified Person or any of its Material Subsidiaries, or (ii) of any Person or any of its Material Subsidiaries that is acquired by the specified Person or any of its Material Subsidiaries during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date, will be excluded;

(3) the Fixed Charges attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses (and ownership interests therein) disposed of prior to the Calculation Date (i) of the specified Person or any of its Material Subsidiaries, or (ii) of any Person or any of its Material Subsidiaries that is acquired by the specified Person or any of its Material Subsidiaries during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date, will be excluded, but only to the extent that the obligations giving rise to such Fixed Charges will not be obligations of the specified Person or any Material Subsidiary following the Calculation Date;

(4) any Person that is a Material Subsidiary on the Calculation Date will be deemed to have been a Material Subsidiary at all times during such four-quarter period;

(5) any Person that is an Unrestricted Subsidiary on the Calculation Date will be deemed not to have been a Material Subsidiary at any time during such reference period;

(6) if any Debt bears a floating rate of interest, the interest expense on such Debt will be calculated as if the rate in effect on the Calculation Date had been the applicable rate for the entire reference period (taking into account any Hedging Obligation applicable to such Debt, but if the remaining term of such Hedging Obligation is less than 12 months, then such Hedging Obligation shall only be taken into account for that portion of the reference period equal to the remaining term thereof); and

(7) for any relevant amounts denominated in a foreign currency, the Canadian dollar-equivalent amount of such amount shall be calculated based on the relevant currency exchange rate in effect immediately prior to the Calculation Date.

“Fixed Charges” means, with respect to any specified Person for any period, the sum, without duplication, of:

(1) the consolidated interest expense of such Person and its Material Subsidiaries for such period, whether paid or accrued (excluding (i) any interest attributable to Production Payments and Reserve Sales, (ii) write-off of deferred financing costs and (iii) accretion of interest charges on future plugging and abandonment obligations, future retirement benefits and other obligations that do not constitute Debt, but including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations other than that attributable to any Oil and Natural Gas Hedging Contract, the

interest component of all payments associated with Capital Lease Obligations, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers’ acceptance financings), and net of the effect of all payments made or received pursuant to Interest Rate Agreements; plus

(2) the consolidated interest expense of such Person and its Material Subsidiaries that was capitalized during such period; plus

(3) any interest for such period on Debt of another Person that was guaranteed by the specified Person or one or more of its Material Subsidiaries or secured by a Lien on assets of such specified Person or one or more of its Material Subsidiaries, regardless of whether such guarantee or Lien was called upon; plus

(4) all dividends, whether paid or accrued and regardless of whether in cash, on any series of Disqualified Stock of such Person or any series of preferred stock of a Material Subsidiary of such Person, other than dividends on Equity Interests payable solely in Equity Interests of the Person (other than Disqualified Stock) or to the Person or a Material Subsidiary of such Person, in each case, on a consolidated basis and determined in accordance with GAAP.

Notwithstanding the foregoing, any interest expense satisfied by a PIK Payment shall not be included in the calculation of Fixed Charges.

“Funding Guarantor” has the meaning specified in Section 1404 of this Indenture.

“GAAP” means International Financial Reporting Standards as in effect from time to time, including International Accounting Standards and Interpretations together with their accompanying documents which are set by the IFRS Foundation, and the IFRS Interpretations Committee, the interpretative body of the IFRS Foundation, but only to the extent the same are adopted by the Canadian Institute of Chartered Accountants (the “CICA”) as generally accepted accounting principles in Canada and then subject to such modifications thereto as are agreed by the CICA, applied on a consistent basis.

If there occurs a change in generally accepted accounting principles, and such change would require disclosure under GAAP in the financial statements of the Company and would cause a change in the method of calculation of financial covenants, standards or terms as determined in good faith by the Company (an “Accounting Change”), then the Company may elect, if authorized by a Board Resolution, and as evidenced by a written notice of the Company to the Trustee, that such financial covenants, standards or terms shall be calculated as if such Accounting Change had not occurred. Any such election with respect to such Accounting Change may not thereafter be changed.

“Global Note” means a Note that evidences all or part of the Notes and bears the legends set forth in Section 202 of this Indenture and is issued in accordance with Section 201 of this Indenture.

“Governmental Authority” means:

(1) any government, parliament or legislature, any regulatory or administrative authority, agency, commission or board and any other statute, rule or regulation making entity having jurisdiction in the relevant circumstances;

(2) any Person acting under the authority of any of the foregoing or under a statute, rule or regulation thereof; and

(3) any judicial, administrative or arbitral court, authority, tribunal or commission having jurisdiction in the relevant circumstances.

“Governmental Authorization” means, in respect of any transaction, Person or event, any authorization, exemption, license, permit, franchise or approval from, or any filing or registration with, any Governmental Authority applicable to such transaction, Person or event or to any of such Person’s business, undertaking or property, including those required under any Environmental Law, and “Governmental Authorizations” means any and all of the foregoing.

“Government Securities” means direct obligations of, or obligations guaranteed by, the United States of America or Canada or any agency of the United States of America or Canada, and the payment for which the United States or Canada pledges its full faith and credit.

“guarantee” means a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any indebtedness (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services or to take or pay or to maintain financial statement conditions or otherwise), or entered into for purposes of assuring in any other manner the obligee of such Debt of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part). The term “guarantee” used as a verb has a correlative meaning.

“Guarantee” means a guarantee to be given by each Material Subsidiary in favor of the Trustee substantially in the form of Annex B, as supplemented, amended and replaced from time to time.

“Guaranteed Obligations” has the meaning set forth in Section 1401 of this Indenture.

“Guarantor” means each Material Subsidiary that has become obligated under a Guarantee, in accordance with the terms of the guarantee provisions of this Indenture, but only for so long as such Material Subsidiary remains so obligated pursuant to the terms of this Indenture.

“Hazardous Materials” means any and all hazardous substances, toxic waste, contaminants, pollutants or related materials, any products of waste, or any other contaminants, pollutants, substances or products declared to be waste, hazardous or toxic under Environmental Laws.

“Hedge Agreements” means any agreement with respect to any swap, forward, spot, future, credit default or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions (including any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act); provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Company and its Subsidiaries shall be a Hedge Agreement.

“Hedge Monetization” means the final settlement, termination, restructuring, liquidation or unwinding of any Hedge Agreement of the Company or any Material Subsidiary (but, for certainty, excluding the rolling over or novation into one or more replacement Hedge Agreements permitted under this Indenture, to the extent such replacement Hedge Agreements do not produce Hedge Receipts upon such rollover or novation, or the termination thereof on the scheduled maturity date thereof) in respect of commodities, Company; provided, that any such transaction generating net proceeds of $5,000,000 in the aggregate at any time or less shall not constitute a Hedge Monetization hereunder.

“Hedging Obligations” of any Person means the obligations of such Person pursuant to any Interest Rate and Currency Hedges and any Oil and Natural Gas Hedging Contracts.

“Hedge Receipts” means any Cash received by or paid to or for the account of any Note Party pursuant to any final settlement, termination, unwinding or liquidation of any Hedge Agreement in respect of commodities after giving effect to any netting agreements, and excluding in any event any regularly scheduled settlement payments and any payments applied towards amounts outstanding under the Bank Facility, net of all federal, state, provincial, foreign and local taxes required to be paid or accrued as a liability under GAAP (after taking into account any available tax credits or deductions and any tax sharing agreements) as a consequence of such final settlement, termination, unwinding or liquidation of any Hedge Agreement.

“Holder” means a Person in whose name a Note is registered on the Security Registrar’s books.

“Hydrocarbon Interests” means all rights, titles, interests and estates now or hereafter acquired in and to Hydrocarbons, including oil and gas leases, oil, gas and mineral leases, or other liquid or gaseous hydrocarbon leases, mineral fee interests, overriding royalty and royalty interests, net profit interests and production payment interests, including any reserved or residual interests of whatever nature. Unless otherwise indicated herein, each reference to the term “Hydrocarbon Interests” shall mean Hydrocarbon Interests of the Company or any other Note Party, as the context may require.

“Hydrocarbons” means oil, gas, casinghead gas, drip gasoline, natural gasoline, condensate, distillate, liquid hydrocarbons, gaseous hydrocarbons, and all constituents, elements or compounds thereof and all products refined or separated therefrom.

“Indenture” has the meaning specified in the first paragraph of this Indenture.

“Initial Notes” has the meaning specified in the recitals of this Indenture.

“Intercreditor Agreement” means each of the Senior Intercreditor Agreement and the Junior Intercreditor Agreement.

“Interest Payment Date,” when used with respect to any Note, means the Stated Maturity of an installment of interest on such Note.

“Interest Rate Agreement” means with respect to any Person any interest rate protection agreement, interest rate future agreement, interest rate option agreement, interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedge agreement or other similar agreement or arrangement as to which such Person is party or a beneficiary, entered into by such Person in the ordinary course of its business for the purpose of limiting or managing interest rate risks to which such Person or any of its Material Subsidiaries is subject.

“Interest Rate and Currency Hedges” of any Person means the obligations of such Person pursuant to any Interest Rate Agreement or Currency Agreement.

“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended.

“Investments” means, with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the forms of loans (including guarantees or other obligations), advances or capital contributions (excluding (i) endorsements of negotiable instruments and documents in the ordinary course of business, and commission, travel and similar advances to officers, employees and consultants made in the ordinary course of business and (ii) extensions of credit or advances to customers or advances, loans, extensions of credit, deposits or payments to or with suppliers, lessors or utilities or for workers’ compensation, in each case, that are incurred in the ordinary course of business and recorded as accounts receivable, prepaid expenses or deposits on the balance sheet of such Person prepared in accordance with GAAP and endorsements for collections or deposits arising in the ordinary course of business), purchases or other acquisitions for consideration of Debt, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet of such Person prepared in accordance with GAAP. If the Company or any Material Subsidiary sells or otherwise disposes of any Equity Interests of any direct or indirect Material Subsidiary such that, after giving effect to any such sale or disposition, such Person is no longer a Material Subsidiary, the Company will be deemed to have made an Investment on the date of any such sale or disposition equal to the Fair Market Value of the Company’s Investments in such Material Subsidiary that were not sold or disposed of in an amount determined as provided in the final paragraph of Section 1011 of this Indenture. The acquisition by the Company or any Subsidiary of the Company of a Person that holds an Investment in a third Person will be deemed to be an Investment by the Company or such Subsidiary in such third Person in an amount equal to the Fair Market Value of the investments held by the acquired Person in such third Person in an amount determined as provided in the final paragraph of Section 1011 of this Indenture. Except as otherwise provided in this Indenture, the amount of an Investment will be determined at the time the Investment is made and without giving effect to subsequent changes in value.

“ITA” means the Income Tax Act (Canada), as amended.

“ISIN” means the International Securities Identification Number.

“Issue Date” means the date on which Notes are initially issued under this Indenture.

“Joint Marketing Arrangement” means any joint venture, partnership, lease, joint marketing agreement, operating agreement or other arrangement (which may or may not include joint ownership of any Person) pursuant to which the Company or one of its Material Subsidiaries arranges for the marketing, lease or sale of products and services and shares in the profits therefrom.

“Judgment Currency” has the meaning specified in Section 119(a)(i) of this Indenture.

“Junior Intercreditor Agreement” means that certain Intercreditor Agreement, dated as of the Issue Date, by and among the Company, the other Note Parties, the Collateral Agent and the Second Lien Collateral Agent, and as joined from time to time by the trustee or agent of newly-issued Permitted Junior Debt or any replacement intercreditor agreement entered into by such parties in connection with any Permitted Junior Debt, as any such agreement may be amended, restated, supplemented or otherwise modified from time to time in accordance with the terms hereof and thereof.

“Junior Liens” shall mean Liens on the Collateral (other than Liens securing the Obligations) that are subordinated to the Liens granted under the Note Documents pursuant to the Junior Intercreditor Agreement (it being understood that Junior Liens are not required to be pari passu with other Junior Liens, and that Debt secured by Junior Liens may have Liens that are senior in priority to, or pari passu with, or junior in priority to, other Liens constituting Junior Liens), in each case, securing Permitted Junior Debt.

“Latest Maturity Date” means, means, as of any time of determination, the latest stated final maturity date applicable to any Note at such time.

“Law” means all constitutions, treaties, laws (including principles of common law and equity), statutes, codes, ordinances, orders, decrees, rules, regulations and municipal by-laws, whether domestic, foreign or international, any and all judgments, orders, writs, injunctions, decisions, rulings, decrees and awards of any Governmental Authority, and any policies of any Governmental Authority.

“Legal Holiday” means a Saturday, a Sunday or a day on which banking institutions in the City of New York, New York, USA or Calgary, Alberta, Canada, or at a Place of Payment are authorized by law, regulation or executive order to remain closed.

“Lien” means any mortgage, charge, pledge, lien, hypothec, assignment by way of security, lease, conditional sale or title retention agreement (including a capital lease but excluding an operating lease (as determined in accordance with GAAP as in effect on September 11, 2018) or a premises lease), security created under the Bank Act (Canada) or any other encumbrance or security interest, howsoever created or arising, whether fixed or floating, legal or equitable, perfected or otherwise, and any other interest in property or assets that secures payment or performance of an obligation, but does not include a right of set-off unless such right is intended to secure payment or performance of an obligation.

“Majority Holders” means the Holders of a majority in aggregate principal amount of the Outstanding Notes.

“Material Acquisition” means any acquisition (including one which is completed by way of a series of related transactions) by the Company or any Material Subsidiary of shares or other assets which increases the consolidated assets of the Company as shown on the most current consolidated financial statements of the Company by more than an amount equal to the Threshold Amount in effect at the time of such acquisition.

“Material Adverse Effect” means any event, circumstance, occurrence or change which has or could reasonably be expected to have a material adverse effect on:

(1) the financial condition of the Company and the Material Subsidiaries taken as a whole;

(2) the ability of the Company or a Material Subsidiary to perform its obligations under any of the Note Documents to which it is a party;

(3) the property, business, operations or liabilities of the Company and the Material Subsidiaries taken as a whole;

(4) the validity or enforceability of any Note Document; or

(5) the priority ranking of any Security, or the rights or remedies intended or purported to be granted to the Trustee, the Collateral Agent or any Holder under or pursuant to this Indenture or any other Note Document;

“Material Disposition” means any disposition (including one which is completed by way of a series of related transactions) by the Company or any Material Subsidiary of shares or other assets which decreases the consolidated assets of the Company as shown on the most current consolidated financial statements of the Company by more than an amount equal to the Threshold Amount in effect at the time of such disposition;

“Material Subsidiary” means:

(1) any Subsidiary of the Company, which Subsidiary from time to time owns, or has the right to acquire, any interest in or to any Oil and Gas Properties or Midstream Properties; or

(2) any other Subsidiary of the Company, designated as such by written notice from the Company to the Trustee in accordance with Section 1017, unless and until any such entity is designated as no longer being a Material Subsidiary in accordance with Section 1017; or

(3) any Subsidiary of the Company which grants or is required to grant any security to secure repayment of any obligations under a Bank Facility;

provided, however, in the event the Fair Market Value of the assets of all Subsidiaries that are not “Material Subsidiaries” hereunder exceeds the Threshold Amount, then the Company shall be required to immediately designate additional Subsidiaries as Material Subsidiaries in accordance with Section 1017 such that, after giving effect to such additional designations, the Fair Market Value of the assets of all Subsidiaries that are not “Material Subsidiaries” hereunder is less than the Threshold Amount;

“Midstream Properties” means all tangible and intangible Property used in (a) gathering, compressing, treating, processing and transporting Hydrocarbons; (b) fractionating and transporting Hydrocarbons; (c) marketing Hydrocarbons; including, without limitation, gathering lines and gathering systems, pipelines and pipeline systems, storage facilities, liquid extraction plants, plant compressors, pumps, pumping units, field gathering systems, gas processing plants, saltwater disposal facilities; and (d) any other gathering, transportation, compression, storage, processing, treating, dehydration, fractionation, generation, disposal or other similar assets related to the handling of Hydrocarbons, and together with surface leases, rights-of-way, easements and servitudes related to each of the foregoing. Unless otherwise specified herein, “Midstream Properties” shall be deemed to refer to such properties owned by the Company and its Subsidiaries.

“Minor Title Defects” means with respect to property, minor defects or irregularities in the title of the Company or any Material Subsidiary to that property which do not in the aggregate materially adversely affect the marketability of that property or the right of the Company or any Material Subsidiary to receive its share of the production generated by that property or the income therefrom.

“Moody’s” means Moody’s Investors Service, Inc. or any successor to the rating agency business thereof.

“Net Insurance/Condemnation Proceeds” means an amount equal to: (a) any Cash payments or Cash proceeds received by the Company or any of its Subsidiaries (i) under any casualty, business interruption or “key man” insurance policies in respect of any Casualty Event, or (ii) as a result of a Casualty Event constituting the taking of any assets of the Company or any of its Subsidiaries by any Person pursuant to the power of eminent domain, condemnation or otherwise (including any equivalents under applicable law), or pursuant to a sale of any such assets to a purchaser with such power directly under threat of such a taking in lieu thereof, minus (b)(i) any actual and reasonable costs incurred by the Company or any of its Subsidiaries in connection with the adjustment or settlement of any claims of the Company or any of its Subsidiaries in respect thereof, (ii) amounts expended to repair and/or replace property and assets subject to such Casualty Event, (iii) any bona fide direct costs incurred in connection with any sale of such assets as referred to in clause (a)(ii) of this definition, including all federal, state, provincial, foreign and local taxes required to be paid or accrued as a liability under GAAP (after taking into account any available tax credits or deductions and any tax sharing agreements), as a consequence of such receipt of Cash payments or cash proceeds received as a result of a Casualty Event, (iv) payments applied to any Debt (other than the Notes) which is secured by a Lien upon any of the assets subject to such Casualty Event and which much be repaid as a result of such Casualty Event, (v) payments applied toward amounts outstanding under Debt (other than the Notes and the Bank Facility) to the extent that it is secured by a Lien that is prior to the Lien created by the Security Documents on the assets that are the subject of such Casualty Event and which must be repaid as a result of such Casualty Event and (vi) payments applied towards amounts outstanding under the Bank Facility.

“Net Proceeds” means the aggregate cash proceeds received by the Company or any Material Subsidiary in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of:

(1) all legal, accounting, investment banking, title and recording tax expenses, commissions and other fees and expense incurred, and all federal, state, provincial, foreign and local taxes required to be paid or accrued as a liability under GAAP (after taking into account any available tax credits or deductions and any tax sharing agreements), as a consequence of such Asset Sale;

(2) all payments made on any Debt which is secured by any assets subject to such Asset Sale, in accordance with the terms of such Debt, or which must by its terms, or in order to obtain a necessary consent to such Asset Sale, or by applicable law be repaid out of the proceeds from such Asset Sale;

(3) all distributions and other payments required to be made to holders of minority interests in Subsidiaries or joint ventures as a result of such Asset Sale; and

(4) the deduction of appropriate amounts to be provided by the seller as a reserve, in accordance with GAAP, or held in escrow, in either case for adjustment in respect of the sale price or for any liabilities associated with the assets disposed of in such Asset Sale and retained by the Company or any Material Subsidiary after such Asset Sale.

“Non-Recourse Debt” means Debt:

(1) as to which neither the Company nor any Material Subsidiary (a) provides any guarantee or credit support of any kind (including any undertaking, guarantee, indemnity, agreement or instrument that would constitute Debt) or (b) is directly or indirectly liable (as a guarantor or otherwise), in each case other than Customary Recourse Exceptions and Liens on and pledges of the Equity Interests of any Unrestricted Subsidiary or any joint venture owned by the Company or any Material Subsidiary to the extent securing otherwise Non-Recourse Debt of such Unrestricted Subsidiary or joint venture;

(2) no default with respect to which (including any rights that the holders thereof may have to take enforcement action against an Unrestricted Subsidiary) would permit (upon notice, lapse of time or both) any holder of any other Debt of the Company or any Material Subsidiary to declare a default under such other Debt or cause the payment thereof to be accelerated or payable prior to its Stated Maturity; and

(3) the explicit terms of which provide there is no recourse against any of the assets of the Company or its Material Subsidiaries, except for Customary Recourse Exceptions and any Equity Interests referred to in clause (1) of this definition.

“Non-U.S. Person” means a Person who is not a U.S. Person (as defined in Regulation S).

“Note Documents” means this Indenture, the Notes, the Security Documents, the Intercreditor Agreements and all other certificates, documents, instruments or agreements executed and delivered by a Note Party for the benefit of any Secured Party in connection herewith or pursuant to any of the foregoing. Any reference in this Indenture or any other Note Document to a Note Document shall include all appendices, exhibits and schedules thereto, and all amendments, restatements, waivers, supplements or other modifications thereto.

“Note Party” means the Company and each Material Subsidiary, if any, party to the Guarantee.

“Notes” has the meaning specified in the recitals of this Indenture. For the avoidance of doubt, any reference to Notes or any Note shall include the Initial Notes, any increase in principal amount as a result of a PIK Payment, any PIK Interest Notes, and any Additional Notes.

“Notes Custodian” means the custodian with respect to the Global Notes (as appointed by DTC), or any successor Person thereto and shall initially be the Security Registrar.

“Notice of Default” means a written notice of the kind specified in Section 501(3), (4) or (5).

“Obligations” means all liabilities and obligations of every type of each Note Party from time to time owed to the Trustee, the Collateral Agent, the Holders or any of them, in each case, under any Note Document to which it is a party, whether for principal, interest (including, without limitation, interest accruing at any post-default rate and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding), fees, expenses, penalties, make-whole amounts, repayment premiums, the Special Repayment of Principal, reimbursements, indemnification or otherwise and whether primary, secondary, direct, indirect, contingent, fixed or otherwise (including obligations of performance) and all renewals, extensions and/or rearrangements of any of the above.

“OFAC” means The Office of Foreign Assets Control of the U.S. Department of the Treasury.

“Offer Period” has the meaning set forth in Section 1014 of this Indenture.

“Officer” means, in the case of the Company, the Chairman of the Board, the Chief Executive Officer, the President, the Chief Financial Officer, any Vice President, the Treasurer or the Secretary of the Company and, in the case of any Guarantor, the Chairman of the Board, the Chief Executive Officer, the President, the Chief Financial Officer, any Vice President, the Treasurer or the Secretary of such Guarantor.

“Officer’s Certificate” means a certificate signed by an Officer of the Company.

“Oil and Gas Business” means (1) the acquisition, exploration, exploitation, development, production, operation, service and disposition of interests in oil, natural gas and other Hydrocarbon properties, and the utilization of any property in any such activity, (2) the gathering, marketing, treating, processing, storing, refining, selling and transporting of Hydrocarbons, (3) oil field sales and services and related activities, (4) development, purchase and sale of real estate and interests therein, and (5) any business or activity relating to, arising from, or necessary, appropriate or incidental or ancillary or complementary to, or which constitutes a reasonable extension, development or expansion of, the foregoing clauses (1) through (4) of this definition.

“Oil and Gas Properties” means (a) Hydrocarbon Interests; (b) the Properties now or hereafter pooled or unitized with Hydrocarbon Interests; (c) all presently existing or future unitization agreements, pooling agreements and declarations of pooled units and the units created thereby (including all units created under orders, regulations and rules of any Governmental Authority) which may affect all or any portion of the Hydrocarbon Interests; (d) all operating agreements, contracts and other agreements, including production sharing contracts and agreements, which relate to any of the Hydrocarbon Interests or the production, sale, transportation, purchase, exchange or processing of Hydrocarbons from or attributable to such Hydrocarbon Interests; (e) all Hydrocarbons in and under and which may be produced and saved or attributable to the Hydrocarbon Interests, including all oil in tanks, and all rents, issues, profits, proceeds, products, revenues and other incomes from or attributable to the Hydrocarbon Interests; (f) all tenements, hereditaments, appurtenances and Properties in any manner appertaining, belonging, affixed or incidental to the Hydrocarbon Interests and (g) all Properties, rights, titles, interests and estates described or referred to above, including any and all Property, real or personal, now owned or hereafter acquired and situated upon, used, held for use or useful in connection with the operating, working or development of any of such Hydrocarbon Interests or Property (excluding drilling rigs, automotive equipment, rental equipment or other personal Property which may be on such premises for the purpose of drilling a well or for other similar temporary uses) and including any and all oil wells, gas wells, injection wells or other wells, buildings, structures, fuel separators, liquid extraction plants, plant compressors, pumps, pumping units, field gathering systems, gas processing plants and pipeline systems and any related infrastructure to any thereof, tanks and tank batteries, fixtures, valves, fittings, machinery and parts, engines, boilers, meters, apparatus, equipment, appliances, tools, implements, cables, wires, towers, casing, tubing and rods, surface leases, rights-of-way, easements and servitudes together with all additions, substitutions, replacements, accessions and attachments to any and all of the foregoing. Unless otherwise indicated herein, each reference to the term “Oil and Gas Properties” means Oil and Gas Properties of the Company or any other Material Subsidiary, as the context may require.

“Oil and Natural Gas Hedging Contract” means with respect to any Person any Hydrocarbon hedging agreements and other agreements or arrangements entered into by such Person in the ordinary course of business for the purpose of protecting such Person or its Material Subsidiaries against fluctuations in Hydrocarbon prices.

“Opinion of Counsel” means a written opinion from legal counsel who is reasonably acceptable to the Trustee and that meets the requirements of Section 102. The counsel may be an employee of or counsel to the Company or a Guarantor.

“Original Exchange Notes” means the 8.5% Second Lien Exchange Notes due 2023 of the Company originally issued on September 11, 2018 in an aggregate principal amount of $72,108,000.

“Original Exchange Notes Issue Date” means September 11, 2018.

“Original Holders” means any person who was a beneficial owner of Notes on the Issue Date, or an Affiliate of such person.

“Outstanding” when used with respect to the Notes, means, as of the date of determination, all Notes theretofore authenticated and delivered under this Indenture, except:

(1) Notes theretofore cancelled by the Trustee or delivered to the Trustee for cancellation;

(2) Notes for whose payment or redemption money in the necessary amount has been theretofore deposited with the Trustee or any Paying Agent (other than the Company or an Affiliate of the Company) in trust or set aside and segregated in trust by the Company (if the Company or an Affiliate of the Company shall act as its own Paying Agent) for the Holders of such Notes; provided that, if such Notes are to be redeemed, notice of such redemption has been duly given pursuant to this Indenture or provision therefor satisfactory to the Trustee has been made;

(3) Notes as to which Defeasance has been effected pursuant to Section 1302; and

(4) Notes which have been paid pursuant to Section 306 or in exchange for or in lieu of which other Notes have been authenticated and delivered pursuant to this Indenture, other than any such Notes in respect of which there shall have been presented to the Trustee proof satisfactory to it that such Notes are held by a protected purchaser in whose hands such Notes are valid obligations of the Company;

provided, however, that in determining whether the Holders of the requisite principal amount of the Outstanding Notes have given, made or taken any request, demand, authorization, direction, notice, consent, waiver or other Act hereunder as of any date, Notes owned by the Company, a Guarantor or any other obligor upon the Notes or any Affiliate of the Company or a Guarantor or such other obligor shall be disregarded and deemed not to be Outstanding, except that, in determining whether the Trustee shall be protected in relying upon any such request, demand, authorization, direction, notice, consent, waiver or other action, only Notes which a Responsible

Officer of the Trustee has been notified in writing to be so owned shall be so disregarded. Notes so owned which have been pledged in good faith may be regarded as Outstanding if the pledgee establishes to the satisfaction of the Trustee the pledgee’s right so to act with respect to such Notes and that the pledgee is not the Company or any other obligor upon the Notes or any Affiliate of the Company or of such other obligor.

“Paying Agent” means any Person authorized by the Company to pay the principal of or any premium or interest on any Notes on behalf of the Company.

“Payment Default” has the meaning specified in Section 501(11)(i) of this Indenture.

“Payment in Full” means, (a) the unconditional and irrevocable payment in full in Cash of all principal, interest (including interest accruing during the pendency of an insolvency or liquidation proceeding, regardless of whether allowed or allowable in such insolvency or liquidation proceeding) and premium, if any, on all Notes outstanding under this Indenture and (b) the irrevocable payment in full in Cash in respect of all other obligations or amounts that are outstanding under this Indenture (other than indemnity and expense or other cost reimbursement obligations for which notice of potential claim has not been given).

“Paid in Full” has the correlative meaning thereto.

“PDP Coverage Ratio” means, as of any date of determination, the ratio of (a) the Company’s and its Material Subsidiaries’ Total PDP PV-10 as of such date to (b) Consolidated Senior and Pari Passu Debt as of such date.

“Permitted Business Investments” means Investments and expenditures made in the ordinary course of, and of a nature that is or shall have become customary in, the Oil and Gas Business as means of actively exploiting, exploring for, acquiring, developing, processing, gathering, marketing or transporting oil, natural gas, other Hydrocarbons and minerals (including with respect to disposal of water, by-products or waste, remediation and plugging and abandonment) through agreements, transactions, interests or arrangements that permit one to share risks or costs of such activities or comply with regulatory requirements regarding local ownership or satisfy other objectives customarily achieved through the conduct of the Oil and Gas Business jointly with third parties, including without limitation:

(1) the ownership of interests in oil, natural gas, other Hydrocarbons and minerals properties, liquefied natural gas facilities, processing facilities, gathering and transportation systems, pipelines, disposal facilities, storage facilities or related systems or ancillary real property interests and ancillary property, plant and equipment;

(2) Investments in the form of or pursuant to operating agreements, working interests, royalty interests, mineral leases, processing agreements, Farm-In Agreements, Farm-Out Agreements, contracts for the sale, transportation or exchange of oil, natural gas, other Hydrocarbons and minerals, production sharing agreements, participation agreements, development agreements, area of mutual interest agreements, unitization agreements, pooling agreements, joint bidding agreements, service contracts, disposal and remediation agreements, joint venture agreements, partnership agreements (whether general or limited), subscription agreements, stock purchase agreements, stockholder agreements and other similar agreements (including for limited liability companies) with third parties; and

(3) direct or indirect ownership interests in drilling, service or other rigs, transportation equipment and other equipment related to such rigs or transportation equipment.

provided, however, that the Fair Market Value of all transactions individually or in the aggregate consummated under the definition of “Permitted Business Investment” since September 11, 2018 shall not exceed 10% of the Borrowing Base.

“Permitted Contest” means action taken by the Company or a Material Subsidiary in good faith by appropriate proceedings diligently pursued to contest any Taxes, claims or Liens; provided that:

(1) the Company or the Material Subsidiary has established reasonable reserves therefor in accordance with GAAP;

(2) proceeding with such contest would not reasonably be expected to have a Material Adverse Effect; and

(3) proceeding with such contest will not create a material risk of sale, forfeiture or loss of, or interference with the use or operation of, a material part of the property or assets of the Company or its Material Subsidiaries.

“Permitted Debt” means:

(1) the incurrence by the Company and any Material Subsidiary of Debt under a Bank Facility that is subject to the terms of the Senior Intercreditor Agreement; provided that (i) such Debt is a conforming reserve based revolving loan facility (including customary “term-out” revolvers with stated maturities not to exceed one year from such revolving loan facility’s then-current maturity date without approval of the Majority Holders, acting reasonably) for oil and gas secured loan transactions subject to a Borrowing Base; provided that such Debt may be non-conforming with respect to such Borrowing Base to the extent of (A) any Borrowing Base Shortfall (as defined in the Senior Credit Agreement as of the date hereof) and (B) any Non-Conforming Advances (as such term is defined in the Senior Intercreditor Agreement as of the date hereof), (ii) the All-In Yield on such Bank Facility shall not exceed the All-In Yield Cap, (iii) no Subsidiary of the Company or any other Person is required to guarantee or secure such Bank Facility unless such Subsidiary or Person is (or concurrently with any such guarantee becomes) a Guarantor hereunder, (iv) no assets are required to be or are provided as collateral for such Bank Facility unless such assets are (or concurrently with such Lien becomes) subject to a Lien in favor of the Collateral Agent for the benefit of the Holders, and (v) such Bank Facility shall at all times be subject to Section 1023 hereunder and (vi) the aggregate principal amount of all Debt of the Company and the Material Subsidiaries outstanding at any time under this clause (1) under all Bank Facilities after giving effect to such incurrence does not exceed U.S.$150,000,000, as of the date of incurrence of such Debt after giving pro forma effect to such incurrence and the application of the proceeds therefrom;

(2) the incurrence by the Company or any Material Subsidiary of Existing Debt (other than under clause (1), (3) or (6) of this paragraph);

(3) the incurrence by the Company of Debt represented by the Initial Notes (including any increase in principal thereof as a result of a PIK Payment and any PIK Interest Notes issued in respect thereof) and by any Material Subsidiary of the related Guarantees;

(4) the incurrence by the Company or any Material Subsidiary of Debt represented by Capital Lease Obligations or Attributable Debt, mortgage financings or purchase money obligations, in each case, incurred for the purpose of financing all or any part of the purchase price or cost of design, construction, installation, improvement, deployment, refurbishment or modification of property, plant or equipment or furniture, fixtures and equipment, in each case, used in the Oil and Gas Business, in an aggregate principal amount at any time outstanding, including all Permitted Refinancing Debt incurred to extend, renew, refund, refinance, replace, defease, discharge or otherwise retire for value any Debt incurred pursuant to this clause (4), not to exceed $15,000,000 in the aggregate at any time;

(5) the incurrence or issuance by the Company or any Material Subsidiary of Permitted Refinancing Debt in exchange for, or the net proceeds of which are used to extend, renew, refund, refinance, replace, defease, discharge or otherwise retire for value any Debt (other than intercompany Debt) or Disqualified Stock of the Company, or Debt (other than intercompany Debt) or preferred stock of any Material Subsidiary, in each case that was permitted by this Indenture to be incurred or issued under the proviso to Section 1010 or clause (2), (3), (4), (15), (17), or (18) of this definition or this clause (5);

(6) the incurrence by the Company or any Material Subsidiary of intercompany Debt, which Debt will be pledged to the Collateral Agent for the benefit of the Holders, subject to the Senior Intercreditor Agreement, between or among the Company and any of its Material Subsidiaries; provided, however, that (a) if the Company or any Guarantor is the obligor on such Debt and the payee is not the Company or a Guarantor, such Debt must be expressly subordinated to the prior payment in full in cash of all obligations then due with respect to the Notes, in the case of the Company, or the Guarantee, in the case of a Guarantor; and (b)(i) any subsequent issuance or transfer of Equity Interests that results in any such Debt being held by a Person other than the Company or a Material Subsidiary and (ii) any sale or other transfer of any such Debt to a Person that is not either the Company or a Material Subsidiary will be deemed, in each case, to constitute an incurrence of such Debt by the Company or such Material Subsidiary, as the case may be, that was not permitted by this clause (6);

(7) the issuance by any Material Subsidiary to the Company or to any Material Subsidiary of any preferred stock; provided, however, that:

(a) any subsequent issuance or transfer of Equity Interests that results in any such preferred stock being held by a Person other than the Company or a Material Subsidiary; and

(b) any sale or other transfer of any such preferred stock to a Person that is not either the Company or a Material Subsidiary, will be deemed, in each case, to constitute an issuance of such preferred stock by such Material Subsidiary that was not permitted by this clause (7);

(8) the incurrence of Hedging Obligations by the Company or any Material Subsidiary;

(9) the guarantee by the Company or any Guarantor of Debt of the Company or a Material Subsidiary that was permitted to be incurred by another provision of this definition; provided that if the Debt being guaranteed is subordinated in right of payment to or pari passu with the Notes or the Guarantees, as applicable, then the guarantee shall be subordinated or pari passu, as applicable, to the same extent as the Debt guaranteed;

(10) [Reserved];

(11) the incurrence by the Company or any Material Subsidiary of Debt arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds, so long as such Debt is covered within five (5) Business Days;

(12) the incurrence by the Company or any Material Subsidiary of Debt consisting of the financing of insurance premiums in customary amounts consistent with the operations and business of the Company and its Material Subsidiaries;

(13) the incurrence by the Company or any Material Subsidiary of Debt constituting reimbursement and related indemnification and cash collateral obligations with respect to standalone letter of credit, letter of guarantee, bankers’ acceptance, suretyship, bonding, insurance, or similar facilities on customary terms; provided that such facilities are not secured by any Liens other than Permitted Liens under clauses (3), (5), (6), (34), and (36) of the definition thereof; provided such standalone letter of credit, letter of guarantee, bankers’ acceptance, suretyship, bonding, insurance, or similar facilities described under this clause 13 shall be provided by Export Development Canada and/or one or more of its affiliates in an aggregate stated or equivalent amount not to exceed Cdn. $15,000,000;

(14) the incurrence by the Company or any of its Material Subsidiaries of Debt (a) in respect of workers’ compensation claims, payment obligations in connection with health or other types of social security benefits, unemployment or other insurance or self-insurance obligations, bankers’ acceptances, performance, completion and surety and appeal bonds and completion guarantees and similar obligations in the ordinary course of business, (b) in respect of performance bonds, bank guarantees or similar obligations for or in connection with pledges, deposits or payments made or given in relation to such performance bonds, bank guarantees or similar instruments in the ordinary course of business in connection with or to secure statutory, regulatory or similar obligations, including obligations under health, safety, reclamation or other environmental obligations or in relation to infrastructure arrangements owned or provided to or applied by the Company or any of its Material Subsidiaries, and (c) arising from guarantees to suppliers, lessors, licensees, contractors, franchises or customers of obligations (other than Debt) incurred in the ordinary course of business;

(15) the incurrence by the Company of the Second Lien Notes, and the incurrence by any Material Subsidiary of the related guarantees;

(16) the incurrence of Debt under any Cash Management Arrangement;

(17) the incurrence of Permitted Junior Debt that is secured on a junior basis to the Liens securing the Notes; provided that other than in respect of any such Permitted Junior Debt that constitutes Permitted Refinancing Debt incurred under clause (5) above, upon giving pro forma effect to the incurrence of such Debt and any other Debt incurred on or prior to such date, the Company shall be in pro forma compliance with a Consolidated Senior Debt to Consolidated EBITDA Ratio of not more than (a) 5.5 to 1.00 for each Fiscal Quarter from the Issue Date until (and including) the Fiscal Year ended December 31, 2020; (b) 5.0 to 1.0 for each Fiscal Quarter in Fiscal Year ended December 31, 2021; and (c) 4.5 to 1.0 as of the end of each Fiscal Quarter thereafter, in each case, determined as of the last day of the most recently ended period of four consecutive Fiscal Quarters for which financial statements have been delivered (or were required to be delivered) to the Trustee; and for greater certainty, no provision of this Indenture providing for the issuance of Additional Notes shall be construed to permit the issuance of Additional Notes otherwise prohibited under this clause (17) and no Additional Notes shall be issued hereunder without consent of the Majority Holders;

(18) in addition to the Debt permitted by clauses (1) through (17) above or the proviso to Section 1010, the incurrence by the Company or any Material Subsidiary of Debt or the issuance of Disqualified Stock by the Company or preferred stock of a Material Subsidiary in an aggregate principal amount or accreted value, as applicable (or liquidation preference in the case of Disqualified Stock or preferred stock) that, when taken together with all other Debt of the Company and its Material Subsidiaries outstanding on the date of such incurrence and any Permitted Refinancing Debt incurred to extend, renew, refund, refinance, replace, defease, discharge or otherwise retire for value any Debt incurred pursuant to this clause (18) does not exceed $20,000,000 in the aggregate at any time; provided any such Debt permitted by this clause (18) in the form of a Credit Facility must constitute Permitted Junior Debt or Permitted Unsecured Debt and any such Debt permitted by this clause (18) that is secured must constitute Permitted Junior Debt; and

(19) additional Permitted Unsecured Debt; provided that no payment of interest in respect of such Permitted Unsecured Debt (excluding any payment of interest in kind or with Equity Interests (other than Disqualified Stock)) is required until 91 days after the Latest Maturity Date at the time such Debt is incurred; and provided further that the incurrence of such Permitted Unsecured Debt is authorized by a Board Resolution.

The Company will not incur, and will not permit any Material Subsidiary to incur, (i) any Debt (including Permitted Debt) that is contractually subordinated in right of payment to any other Debt of the Company or such Material Subsidiary unless such Debt is also contractually subordinated in right of payment to the Notes and the applicable Guarantee, on substantially identical terms, provided, however, that no Debt will be deemed to be contractually subordinated in right of payment to any other Debt of the Company solely by virtue of being unsecured or by virtue of being secured on a first or junior Lien basis or by having a later maturity date, or (ii) any Lien (including Permitted Liens) that is (A) contractually junior to the Lien securing any Debt permitted under clause (1) of this definition and contractually senior to the Lien securing any Debt permitted under clause (15) of this definition, or (B) contractually junior to the Lien securing any Debt permitted under clause (15) of this definition, and contractually senior to any Debt permitted under clause (3) of this definition.

For purposes of determining compliance with Section 1010, in the event that an item of proposed Debt, Disqualified Stock or preferred stock meets the criteria of more than one of the categories of Permitted Debt described in clauses (1) through (18) of this definition, or is entitled to be incurred or issued pursuant to the proviso to Section 1010, the Company will be permitted to divide and classify such item, in whole or in part, on the date of its incurrence or issuance, or later divide and reclassify all or a portion of such item, in any manner that complies with Section 1010; provided, however, that all Debt outstanding under the Bank Facility shall be deemed incurred under clause (1) of the second paragraph of this definition and may not be reclassified at any time. The accrual of interest or dividends, the accretion or amortization of original issue discount, the payment of interest on any Debt in the form of additional Debt with the same terms, the reclassification of preferred stock as Debt due to a change in accounting principles, fluctuations in the termination value of Hedging Obligations and the payment of dividends on Disqualified Stock or preferred stock in the form of additional Disqualified Stock or preferred stock of the same class will be deemed not to be an incurrence of Debt or an issuance of Disqualified Stock or preferred stock for purposes of Section 1010(a); provided, in each such case, that the amount of any such accrual, accretion or payment is included in Fixed Charges of the Company as accrued. The amount of any Debt outstanding as of any date shall be (a) the accreted value thereof in the case of any Debt issued with original issue discount and (b) the principal amount thereof, in the case of any other Debt. The amount of any preferred stock outstanding as of any date shall be (a) if other than Disqualified Stock, the greater of its voluntary or involuntary liquidation preference and its maximum fixed redemption price or repurchase price or (b) if Disqualified Stock, as specified in the definition thereof. If obligations in respect of letters of credit are incurred pursuant to a Credit Facility and are being treated as incurred pursuant to clause (1) of the second paragraph of this definition and the letters of credit relate to other Debt, then such other Debt shall not be included.

For purposes of determining compliance with any Canadian dollar-denominated restriction on the incurrence of Debt, the Canadian dollar-equivalent principal amount of Debt denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Debt was incurred, in the case of term Debt, or first committed, in the case of revolving credit Debt; provided that if such Debt is incurred to refinance other Debt denominated in a foreign currency, and such refinancing would cause the applicable Canadian dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such Canadian dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount (or accreted value or, in the case of Disqualified Stock or preferred stock, liquidation preference, as applicable) of such refinancing Debt does not exceed the principal amount of such Debt being refinanced (plus all accrued interest or accrued dividends on the Debt, Disqualified Stock or preferred stock being refinanced and the amount of all fees and expenses, including premiums, incurred in connection therewith). Notwithstanding any other provision of Section 1010(a), the maximum amount of Debt that the Company or any Material Subsidiary may incur pursuant to Section 1010(a) shall not be deemed to be exceeded solely as a result of fluctuations in the exchange rate of currencies. The principal amount of any Permitted Refinancing Debt incurred to refinance other Debt, if incurred in a different currency from the Debt being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such Permitted Refinancing Debt is denominated that is in effect on the date of such refinancing.

“Permitted Investments” means:

(1) any Investment in the Company or in a Material Subsidiary; provided, that, as a condition thereto, (i) such Material Subsidiary is a Guarantor and (ii) the Company and any Material Subsidiary have taken all such actions to maintain the Collateral Agent’s perfected third priority Lien on the property subject to such Investment;

(2) any Investment in Cash Equivalents;

(3) any Investment by the Company or any Material Subsidiary in a Person, if as a result of such Investment:

(a) Person becomes a Material Subsidiary; provided, that, as a condition thereto, (i) such Material Subsidiary is a Guarantor and (ii) the Company and such Material Subsidiary have taken all such actions to maintain the Collateral Agent’s perfected third priority Lien on the property subject to such Investment; or

(b) such Person is merged, amalgamated, arranged or consolidated with or into, or transfers or conveys substantially all of its properties or assets to, or is liquidated into, the Company or a Material Subsidiary; provided, that, as a condition thereto, (i) such Material Subsidiary is a Guarantor and (ii) the Company and any Material Subsidiary have taken all such actions to maintain the Collateral Agent’s perfected third priority Lien on the property subject to such Investment;

(4) any Investment made as a result of the receipt of non-cash consideration from an Asset Sale or other disposition that was made pursuant to and in compliance with, or not in violation of, Section 1014 of this Indenture;

(5) any Investments received in compromise or resolution of (a) obligations of trade creditors or customers that were incurred in the ordinary course of business of the Company or any Material Subsidiary, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer; or (b) bona fide litigation, arbitration or other disputes with any Person;

(6) Investments represented by Hedging Obligations;

(7) advances to or reimbursements of employees for moving, entertainment and travel expenses, drawing accounts and similar expenditures in the ordinary course of business, in each case to the extent they constitute Investments;

(8) loans or advances to employees, officers and directors in the ordinary course of business and consistent with past practice, in each case to the extent they constitute Investments;

(9) advances and prepayments for asset purchases in the ordinary course of business in the Oil and Gas Business;

(10) receivables owing to the Company or any Material Subsidiary created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided, however, that such trade terms may include such concessionary trade terms as the Company or any such Material Subsidiary deems reasonable under the circumstances, and any Investment acquired by the Company and its Material Subsidiaries in exchange for any other Investment or accounts receivable held by the Company or any such Material Subsidiary in connection with or as a result of a bankruptcy, insolvency, workout, reorganization or recapitalization of a Person or the good faith settlement, compromise or resolution of delinquent obligations of a Person;

(11) deposits, bid bonds, surety and performance bonds and workers’ compensation, utility, lease, tax, performance and similar deposits, negotiable instruments held for collection, endorsements for collection or deposit and prepaid expenses, in each case, arising in the ordinary course of business;

(12) guarantees by the Company or any Material Subsidiary of operating leases (as determined in accordance with GAAP as in effect on September 11, 2018, and excluding Capital Lease Obligations) or of other obligations that do not constitute Debt, in each case entered into by the Company or any such Material Subsidiary in the ordinary course of business;

(13) Investments held by a Person at the time such Person becomes a Material Subsidiary or is merged, arranged, consolidated or amalgamated with or into, or transfers or otherwise disposes of all or substantially all of its properties or assets to, the Company or a Material Subsidiary in accordance with Article Eight or Section 1011 (as applicable) to the extent that such Investments were not made in contemplation of or in connection with such Person becoming a Material Subsidiary or such acquisition, merger, arrangement, amalgamation, consolidation, transfer or other disposition and were in existence on, as applicable, the date such Person became a Material Subsidiary or the date of such acquisition, merger, amalgamation, consolidation, transfer or other disposition;

(14) Permitted Business Investments;

(15) Investments received as a result of a foreclosure by the Company or any Material Subsidiary with respect to any secured Investment in default;

(16) [Reserved];

(17) Investments existing on the Issue Date, and any extension, modification or renewal of any such Investments existing on such date, but only to the extent not involving additional advances, contributions or other Investments of cash or other assets or other increases of such Investments (other than as a result of the accrual or accretion of interest or original issue discount or the issuance of pay-in-kind securities, in each case, pursuant to the terms of such Investments as in effect on the Issue Date);

(18) guarantees otherwise permitted by the terms of this Indenture;

(19) [Reserved];

(20) investments consisting of purchases and acquisitions of inventory, supplies, materials and equipment or purchases of contract rights or licenses or leases of intellectual property, in each case in the ordinary course of business;

(21) lease deposits and other similar deposits in the ordinary course of business;

(22) so long as there is no Event of Default, Permitted Joint Venture Investments and Joint Marketing Arrangements entered into by the Company and its Material Subsidiaries in an aggregate amount (measured on the date on which each such Investment was made and without giving effect to subsequent changes in value) that, when taken together with all other Investments pursuant to this clause, do not exceed $10,000,000 at any time outstanding; and

(23) so long as there is no Event of Default other Investments in any Person having an aggregate Fair Market Value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (23) that are at the time outstanding not to exceed $10,000,000 in the aggregate at any time; provided, however, that if any Investment pursuant to this clause (23) is made in a Person that is an Unrestricted Subsidiary of the Company at the date of the making of such Investment and such Person becomes a Material Subsidiary of the Company after such date, such Investment shall thereafter be deemed to have been made pursuant to clause (1) above and shall cease to have been made pursuant to this clause (23) for so long as such Person continues to be a Material Subsidiary.

“Permitted Joint Venture Investment” means, in relation to the Company or any of its Material Subsidiaries, an Investment by the Company or such Material Subsidiary in any other Person engaged in the Oil and Gas Business or in specified Oil and Gas Properties or Midstream Properties (1) over which the Company or such Material Subsidiary is responsible (either directly or through a services agreement) for day-to-day operations or otherwise has operational and managerial control of such other Person or over such Oil and Gas Properties or Midstream Properties underlying such Investment, or veto power over significant management decisions affecting such other Person or such underlying Oil and Gas Properties or Midstream Properties, and (2) of which at least 30% of the outstanding Equity Interests of such other Person are at the time owned directly or indirectly by the Company or such Material Subsidiary.

“Permitted Junior Debt” means secured Debt incurred by the Company and/or any Material Subsidiary in the form of one or more series of Third Lien (or more junior than Third Lien) secured notes that is permitted to be incurred under the definition of “Permitted Debt”; provided that (a) such Debt is secured by the Collateral on a Third Lien (or more junior than Third Lien) priority basis and is not secured by any property or assets of the Company or any Material Subsidiary other than the Collateral, (b) such Debt is subject to the Intercreditor Agreements in all respects, (c) the agent or trustee, as applicable, acting on behalf of the holders of such Debt shall have become party to the provisions of the Junior Intercreditor Agreement as a “Third Lien Representative” or equivalent term to be defined in the Junior Intercreditor Agreement) thereunder and (d) such Debt satisfies the Permitted Other Debt Conditions. For the avoidance of doubt, the Notes shall be deemed to constitute Permitted Junior Debt.

“Permitted Liens” means, with respect to any Person:

(1) Liens securing Debt and other Obligations incurred under the Bank Facility pursuant to clause (1) of the definition of “Permitted Debt”, subject to the Senior Intercreditor Agreement;

(2) Liens on any assets or property to secure (a) Debt (including Capital Lease Obligations) permitted by clause (4) of the definition of “Permitted Debt” provided that such Liens are created within 180 days of the purchase, design, construction, installation, improvement, deployment, refurbishment or modification of such assets or property and do not encumber any other assets or property of the Company or any Material Subsidiary other than such assets or property and assets affixed or appurtenant thereto (including improvements), and (b) any interest or title of a lessor under a Capital Lease Obligation or an operating lease (as determined in accordance with GAAP as in effect on September 11, 2018);

(3) Liens incurred or pledges or deposits by such Person under workers’ compensation laws, unemployment insurance laws, social security and employee health and disability benefits laws or similar legislation, or casualty or liability insurance or self-insurance including any Lien securing letters of credit, letters of guarantee or bankers’ acceptances issued in the ordinary course of business in connection therewith, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Debt) or leases to which such Person is a party, or deposits to secure public or statutory obligations of such Person or deposits of cash or Government Securities to secure surety or appeal bonds to which such Person is a party, or deposits as security for contested taxes or import or customs duties or for the payment of rent or other obligations, in each case incurred in the ordinary course of business;

(4) landlords’, carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, operators’ or similar Liens arising by statute or common law in the ordinary course of business and with respect to amounts which are not yet delinquent or are being contested in good faith by appropriate proceedings;

(5) Liens for (i) taxes, assessments or other governmental charges or claims which are not yet overdue for a period of more than thirty (30) days or that are being contested in good faith by appropriate proceedings; provided appropriate reserves have been made in respect thereof to the extent required pursuant to GAAP or, (ii) property taxes on property that any Note Party or one of its Material Subsidiaries had decided to abandon, so long as such abandonment is permitted under this Indenture, if the sole recourse for such tax, assessment, charge or claim is to such property;

(6) Liens in favor of the issuers of surety or performance bonds or bankers’ acceptances issued pursuant to the request of and for the account of such Person in the ordinary course of its business, Liens over cash collateral provided in connection with any performance bonds issued to any government department or regulatory authority or similar party in accordance with any laws, regulations or conditions applying to any real property, mining tenements, permits, licenses or rights held by the Company or any Material Subsidiary or other obligations of a like nature incurred in the ordinary course of business, or Liens or deposits to secure the performance of statutory or regulatory obligations, surety or appeal bonds, performance or indemnity bonds, supply bonds, construction bonds, warranty and contractual requirements;

(7) encumbrances, easements or reservations of, servitudes, or rights of others for, licenses, rights of way, sewers, gas and water mains, pipelines, electric or other power lines, telephone lines and other similar purposes, or zoning or other restrictions as to the use of real properties or Liens incidental to the conduct of the business of such Person (including any such Liens incidental to pipelines and pipeline facilities) or to the ownership of its properties which do not either alone or in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

(8) leases and subleases of real property (excluding Oil and Gas Properties) which do not materially interfere with the ordinary conduct of the business of the Company and its Material Subsidiaries, taken as a whole;

(9) any attachment or judgment Liens not giving rise to an Event of Default and notices of lis pendens and associated rights related to litigation;

(10) Liens arising solely by virtue of any statutory or common law provisions relating to bankers’ Liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained or deposited with a depositary institution;

(11) [Reserved];

(12) Liens existing on the Issue Date;

(13) Liens on property at the time the Company or a Material Subsidiary acquired the property, including any acquisition by means of a merger, amalgamation, arrangement or consolidation with or into the Company or a Material Subsidiary; provided, however, that such Liens are not created, incurred or assumed in connection with, or in contemplation of, such acquisition; provided further, however, that such Liens may not extend to any other property owned by the Company or any Material Subsidiary other than those of the Person merged, amalgamated, arranged or consolidated with or into the Company or such Material Subsidiary (other than accessions thereto and improvements thereon);

(14) Liens on property or Capital Stock of a Person at the time such Person becomes a Material Subsidiary; provided, however, that such Liens are not created, incurred or assumed in connection with, or in contemplation of, such other Person becoming a Material Subsidiary; provided further, however, that such Liens may not extend to any other property owned by the Company or any Material Subsidiary (other than accessions thereto and improvements thereon);

(15) Liens securing Debt or other obligations of the Company or a Material Subsidiary owing to the Company or a Material Subsidiary;

(16) Liens securing the Notes, the Guarantees and other obligations arising under this Indenture;

(17) Liens securing Permitted Refinancing Debt of the Company or a Material Subsidiary incurred to refinance Debt of the Company or a Material Subsidiary that was previously so secured; provided that (i) any such Lien is limited to all or part of the same property or assets (plus improvements, accessions, proceeds or dividends or distributions in respect thereof) that secured (or, under the written arrangements under which the original Lien arose, could secure) the Debt being Refinanced or is in respect of property or assets that is the security for a Permitted Lien hereunder and (ii) any such Lien is not secured on a more senior priority basis than the Lien that secured the Debt being Refinanced;

(18) Liens in respect of Production Payments and Reserve Sales;

(19) Liens securing the Second Lien Notes, the Second Lien Note Guarantees and other obligations arising under the Second Lien Notes Indenture, in each case, relating to the Second Lien Notes issued or re-evidenced on or prior to the Issue Date;

(20) Liens arising under joint venture agreements, partnership agreements, oil and gas leases or subleases, assignments, purchase and sale agreements, division orders, contracts for the sale, purchasing, processing, transportation or exchange of oil or natural gas, unitization and pooling declarations and agreements, development agreements, area of mutual interest agreements, licenses, sublicenses, net profits interests, participation agreements, Farm-Out Agreements, Farm-In Agreements, carried working interest, joint operating, unitization, royalty, sales and similar agreements relating to the exploration, development or operation of, or production from, oil and gas properties entered into in the ordinary course of business in the Oil and Gas Business;

(21) Liens reserved in oil and gas mineral leases for bonus, royalty or rental payments and for compliance with the terms of such leases;

(22) Liens on, or related to, properties or assets to secure all or part of the costs incurred in the ordinary course of the Oil and Gas Business for exploration, drilling, development, production, processing, transportation, marketing, storage, disposal, abandonment or operation;

(23) Liens in favor of trustees, agents and representatives arising under instruments governing Debt permitted to be incurred under this Indenture, provided that such Liens are solely for the benefit of the trustees, agents or representatives in their capacities as such and not for the benefit of the holders of the Debt;

(24) Liens securing any Hedging Obligations of the Company or any of its Material Subsidiaries;

(25) Liens on property securing a defeasance trust;

(26) Liens securing any insurance premium financing under customary terms and conditions; provided that no such Lien extends to or covers any assets or property other than the insurance being acquired with such financing, the proceeds thereof and any unearned or refunded insurance premiums relating thereto;

(27) Liens upon specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances or commercial letters of credit issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or goods;

(28) Liens on and pledges of the Equity Interests of any Unrestricted Subsidiary or any joint venture owned by the Company or any Material Subsidiary to the extent securing Non-Recourse Debt of such Unrestricted Subsidiary or joint venture;

(29) survey exceptions, easements or reservations of, or rights of others for or pursuant to leases, licenses, rights-of-way, air or water rights, sewers, electric lines, telephone lines and other utility lines, pipelines, service, lines, railroad lines, improvements and structures located on, over or under any property, drains, drainage ditches, culverts, electric power or gas generating or co-generation, storage and transmission facilities and other similar purposes, or zoning or other restrictions as to the use of real property that were not incurred in connection with Debt and that do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person; and covenants restricting or prohibiting access to or from real property abutting on controlled access highways, which covenants do not adversely impair in any material respect the use of the real property concerned in the operation of the business conducted on such real property;

(30) Liens in favor of collecting or payor banks having a right of setoff, revocation, refund or chargeback with respect to money or instruments of the Company or any Material Subsidiary thereof on deposit with or in possession of such bank;

(31) any option, contract or other agreement to sell an asset; provided that such sale is not otherwise prohibited under this Indenture;

(32) any netting or set-off arrangement entered into by the Company or any Material Subsidiary in the ordinary course of business for the purpose of netting debit and credit balances;

(33) any conditional sale, title retention, consignment or similar arrangements entered into by the Company or any of its Material Subsidiaries in the ordinary course of business on the supplier’s usual terms of sale;

(34) Liens securing Debt under Cash Management Arrangements;

(35) Liens encumbering customary initial deposits and margin deposits and similar encumbrances attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business;

(36) customary Liens in favor of Export Development Canada and/or one or more of its affiliates consisting of cash collateral and other customary collateral securing Permitted Debt of the type described in clause (13) of the definition thereof; provided that the amount of cash collateral securing such obligations does not exceed 115% of the maximum credit exposure under such Permitted Debt;

(37) Junior Liens or Third Liens, in each case, securing Permitted Junior Debt permitted to be incurred under clauses (5) (to the extent provided for in clause (4) of the definition of Permitted Refinancing Debt), (17) and (18) of the definition of Permitted Debt; and

(38) other Liens securing Debt that, at the time such Debt is incurred, does not exceed in aggregate principal amount (or accreted value, as appropriate), taken together with all other then outstanding Debt secured by Liens incurred under this clause (38), $20,000,000 in the aggregate at any time; provided such Liens under this clause (38) (i) shall not secure Debt for borrowed money unless such Debt constitutes Permitted Junior Debt and (ii) shall be junior in priority to any of the Liens held by the Collateral Agent for the benefit of the Holders unless such Lien and priority arise as a matter of applicable law and not by contract or otherwise consensually.

“Permitted Other Debt Conditions” means, with respect to Permitted Refinancing Debt described under clause (4) of the definition thereof, Permitted Junior Debt or Permitted Unsecured Debt that such Debt (a) does not mature or have scheduled amortization payments of principal or payments of principal and is not subject to mandatory redemption, repurchase, prepayment or sinking fund obligations (except customary asset sale or change of control provisions or provisions similar to Section 1110), in each case until 91 days after the Latest Maturity Date at the time such Debt is incurred, (b) is not at any time guaranteed by any Material Subsidiaries other than Material Subsidiaries that are Guarantors (c) to the extent secured, the security agreements relating to such Debt are substantially the same as or more favorable to the Note Parties than the Security Documents (with such other differences as are reasonably satisfactory to the Collateral Agent), (d) shall not contain any financial maintenance covenant, (e) shall not contain any events of default that, taken as a whole, are more restrictive or onerous with respect to the Company and its Material Subsidiaries than any event of default in this

Indenture, unless this Indenture is validly amended substantially contemporaneously with the issuance or incurrence of such Debt (or occurrence of such other event, such as an exchange or conversion, that causes such Debt to become outstanding) to include such applicable and more restrictive or onerous events of default (or if materially more restrictive, the Holders receive the benefit of the more restrictive terms which, for the avoidance of doubt, may be provided to the Holders without consent), (f) shall not contain any covenants (other than a financial maintenance covenant, which are addressed in clause (d) above) that, taken as a whole, are more onerous or restrictive with respect to the Company and the Material Subsidiaries than the covenants in this Indenture, unless this Indenture is validly amended substantially contemporaneously with the issuance or incurrence of such Debt (or occurrence of such other event, such as an exchange or conversion, that causes such Debt to become outstanding) to include such applicable and more restrictive or onerous covenants (or if materially more restrictive, the Holders receive the benefit of the more restrictive terms which, for the avoidance of doubt, may be provided to the Holders without consent), (g) shall not contain restrictions on the ability of the Company or any of its Material Subsidiaries to guarantee the Obligations or to pledge assets as collateral security for the Obligations, (h) shall not contain any prohibition on the prior repayment of any Obligations, (i) any cash interest payable on such Debt shall not exceed 9.5% per annum (excluding any paid in kind interest and default interest), (j) shall only provide for cross payment defaults or cross acceleration defaults related to this Indenture and (k) shall only contain customary call protection rights that are “market” for such instruments.

“Permitted Refinancing Debt” means any Debt of the Company or any Material Subsidiary, any Disqualified Stock of the Company or any preferred stock of any Material Subsidiary (1) issued in exchange for, or the net proceeds of which are used to extend, renew, refund, refinance, replace, defease, discharge or otherwise retire for value, in whole or in part, or (2) constituting an amendment, modification or supplement to or a deferral or renewal of ((1) and (2) above, collectively, a “Refinancing,” and the terms “Refinance” and “Refinanced” have corresponding meanings), any other Debt of the Company or any Material Subsidiary (other than intercompany Debt), any Disqualified Stock of the Company or any preferred stock of a Material Subsidiary in a principal amount or, in the case of Disqualified Stock of the Company or preferred stock of a Material Subsidiary, liquidation preference, not to exceed (after deduction of reasonable and customary fees and expenses incurred in connection with the Refinancing) the sum of:

(a) the lesser of:

(i) the principal amount or, in the case of Disqualified Stock or preferred stock, liquidation preference, of the Debt, Disqualified Stock or preferred stock so Refinanced, and

(ii) if the Debt being Refinanced was issued with any original issue discount, the accreted value of such Debt (as determined in accordance with GAAP) at the time of such Refinancing; plus

(b) all accrued interest or dividends on the Debt, Disqualified Stock or preferred stock and the amount of all fees and expenses, including premiums, incurred in connection therewith.

Notwithstanding the preceding, no Debt, Disqualified Stock or preferred stock will be deemed to be Permitted Refinancing Debt, unless:

(1) such Debt, Disqualified Stock or preferred stock has a final maturity date or redemption date, as applicable, no earlier than 91 days after the Latest Maturity Date and has a Weighted Average Life to Maturity at the time such Permitted Refinancing Debt is incurred that is equal to or greater than 91 days after the Weighted Average Life to Maturity of the Notes;

(2) if the Debt, Disqualified Stock or preferred stock being Refinanced is contractually subordinated or otherwise junior in right of payment to the Notes or the Guarantees, such Debt, Disqualified Stock or preferred stock is contractually subordinated or otherwise junior in right of payment to, the Notes or the Guarantees, as applicable, on terms at least as favorable to the Holders of Notes as those contained in the documentation governing the Debt, Disqualified Stock or preferred stock being Refinanced at the time of the Refinancing;

(3) such Debt or Disqualified Stock is incurred or issued by the Company or such Debt or preferred stock is incurred or issued by the Material Subsidiary, in each case that is the obligor on the Debt being Refinanced or the issuer of the Disqualified Stock or preferred stock being Refinanced; provided that a Material Subsidiary that is also a Guarantor may guarantee Permitted Refinancing Debt incurred by the Company, regardless of whether such Material Subsidiary was an obligor or guarantor of the Debt being Refinanced;

(4) to the extent such Debt is incurred to Refinance any Permitted Junior Debt or Unsecured Debt, such new Debt constitutes Permitted Junior Debt or Permitted Unsecured Debt, respectively; and

(5) such Debt is not senior in right of repayment to the Debt being Refinanced.

“Permitted Unsecured Debt” means any Debt incurred by the Company or a Material Subsidiary which is not secured by a Lien on any property of the Company or any Material Subsidiary and that is permitted to be incurred under the definition of Permitted Debt; provided that such Debt satisfies the Permitted Other Debt Conditions.

“Person” means an individual, a partnership, a corporation, a company, a trust, an unincorporated organization, a union, a government or any department or agency thereof (collectively an “entity”) and the heirs, executors, administrators, successors, or other legal representatives, as the case may be, of such entity.

“Petroleum Substances” means petroleum, bitumen, natural gas, coal bed methane, natural gas liquids, related hydrocarbons and any and all other substances, whether liquid, solid or gaseous, whether hydrocarbons or not, produced or producible in association with any of the foregoing.

“PIK Election” has the meaning set forth in Section 314.

“PIK Interest” has the meaning set forth in Section 301 hereof.

“PIK Interest Notes” has the meaning set forth in Section 301 hereof.

“PIK Interest Rate” has the meaning set forth in Section 301 hereof.

“PIK Payment” has the meaning set forth in Section 301 hereof.

“Place of Payment,” when used with respect to the Notes, means the place or places where the principal of and any premium and interest on the Notes are payable as specified in Section 1002.

“Predecessor Note” of any particular Note means every previous Note evidencing all or a portion of the same debt as that evidenced by such particular Note; and, for the purposes of this definition, any Note authenticated and delivered under Section 307 in exchange for or in lieu of a mutilated, destroyed, lost or stolen Note shall be deemed to evidence the same debt as the mutilated, destroyed, lost or stolen Note.

“Priority Lien” means a Lien granted by the Company or any Guarantor in favor of the Priority Lien Agent, at any time, upon any property of the Company or any Guarantor to secure Priority Lien Obligations.

“Priority Lien Agent” means the Credit Agreement Agent (or other Person designated by the Credit Agreement Agent), or if the Senior Credit Agreement ceases to exist, the collateral agent, Collateral Agent, or other representative of lenders or holders of Priority Lien Obligations who is designated pursuant to the terms of the Priority Lien Documents and the Senior Intercreditor Agreement or any replacement intercreditor agreement.

“Priority Lien Debt” means:

(1) Debt of the Company and the Guarantors under the Senior Credit Agreement (including letters of credit (with outstanding letters of credit being deemed to have a principal amount equal to the stated amount thereof) and reimbursement obligations with respect thereto) that is subject to the Senior Intercreditor Agreement and permitted to be incurred and secured hereunder; and

(2) additional Debt of the Company and the Guarantors under any other Credit Facility that is secured by a Priority Lien permitted to be incurred hereunder; provided that, in the case of any Debt referred to in this clause 2, that:

(a) the collateral agent or other representative with respect to such Debt, the Company and each applicable Guarantor have duly executed and delivered the Intercreditor Agreement (or a joinder to the Senior Intercreditor Agreement or a new Senior Intercreditor Agreement substantially similar to the Senior Intercreditor Agreement, as in effect on the date of this Indenture, and in a form reasonably acceptable to each of the parties thereto); and

(b) all other requirements set forth in the Senior Intercreditor Agreement with respect to such Debt are satisfied.

“Priority Lien Documents” means the Senior Credit Agreement and any other Credit Facility pursuant to which any Priority Lien Debt is incurred and the documents pursuant to which Priority Lien Obligations are granted.

“Priority Lien Obligations” means the Priority Lien Debt and all other Obligations in respect of Priority Lien Debt, Hedging Obligations and Banking Services Obligations, in each case, that are secured by the Priority Liens.

“Production Payment Transaction” means the sale (including any forward sale) or other transfer of petroleum or natural gas substances, chemicals, minerals or other products of the Company or a Subsidiary, whether in place or when produced from specified land, for a period of time until, or for an amount such that, the purchaser will receive a specified amount of money (however determined, including by reference to interest rates or other factors which may not be fixed) or a specified amount of such products with the result that the Company or a Subsidiary will have a continuing obligation to deliver such products without being entitled to receive payment for same at or after delivery.

“Production Payments” means Dollar-Denominated Production Payments and Volumetric Production Payments, collectively.

“Production Payments and Reserve Sales” means the grant or transfer by the Company or a Material Subsidiary of the Company to any Person of a royalty, overriding royalty, net profits interest, Production Payment, partnership or other interest in oil and gas properties, reserves or the right to receive all or a portion of the production or the proceeds from the sale of production attributable to such properties, including any such grants or transfers pursuant to incentive compensation programs on terms that are reasonably customary in the Oil and Gas Business for geologists, geophysicists and other providers of technical services to the Company or a Material Subsidiary of the Company.

“Property” means any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible, including Cash, securities, accounts and contract rights.

“Proved Developed Non-Producing Reserves” attributed thereto in the COGE Handbook.

“Proved Developed Producing Reserves” has the meaning attributed thereto in the COGE Handbook.

“Proved Reserves” has the meaning attributed thereto in the COGE Handbook.

“P&NG Rights” means all of the right, title, estate and interest, whether contingent or absolute, legal or beneficial, present or future, vested or not, and whether or not an “interest in land”, of the Company or any Material Subsidiary at such time in and to any, or such as are stipulated, of the following, by whatever name the same are known:

(1) rights to explore for, drill for, produce, take, save or market Petroleum Substances from or allocated to the Company’s or any Material Subsidiary’s lands or lands with which the same have been pooled, unitized or otherwise combined;

(2) rights to a share of the production of Petroleum Substances from or allocated to the Company’s or any Material Subsidiary’s lands or lands with which the same have been pooled, unitized or otherwise combined;

(3) rights to a share of the proceeds of, or to receive payments calculated by reference to the quantity or value of, the production of Petroleum Substances from or allocated to the Company’s or any Material Subsidiary’s lands or lands with which the same have been pooled, unitized or otherwise combined;

(4) rights of the Company’s or any Material Subsidiary’s in lands or documents of title related thereto, including leases, subleases, licenses, permits, reservations, rights and privileges;

(5) rights to acquire any of the above rights described in paragraphs (1) through (4) of this definition; and

(6) includes interests and rights known as working interests, royalty interests, overriding royalty interests, gross overriding interests, production payments, profits interests, net profits interests, revenue interests, net revenue interests and other economic interests.

“Purchase Money Obligation” means any secured Debt of the Company or any Material Subsidiary created or assumed to finance any part of the purchase price of real or tangible personal property, and including any extensions, renewals or refunding of any such Debt, provided that the principal amount of such Debt outstanding on the date of such extension, renewal or refunding is not increased; further provided that the Lien given in respect of such Debt shall not extend to any property other than the property acquired in connection with which such Debt was created or assumed, any proceeds thereof and fixed improvements, if any, erected or constructed thereon.

“Purchase Date” has the meaning set forth in Section 1014 of this Indenture.

“QIB” means any “qualified institutional buyer” as such term is defined in Rule 144A.

“Qualified Public Offering” means an underwritten primary public offering of the common stock of the Company or any Person that owns, directly or indirectly, 100% of the issued and outstanding Capital Stock of the Company (provided the net proceeds thereof are received by the Company) (a) pursuant to (i) a prospectus filed under applicable Canadian securities laws or (ii) an effective registration statement filed with the SEC in accordance with the Securities Act, in each case whether alone or in conjunction with a secondary public offering, and (b) resulting in gross proceeds of at least $75.0 million.

“RBL Availability” means the ratio expressed as a percentage of (a) the unused portion of the Total Commitments (as defined in the Senior Credit Agreement) to (b) the Total Commitments (as defined in the Senior Credit Agreement).

“Recapitalization Transaction” has the meaning set forth in the Management Information Circular of the Company dated as of April 16, 2019.

“Redemption Date,” when used with respect to any Note to be redeemed, means the date fixed for such redemption by or pursuant to this Indenture.

“Redemption Price,” when used with respect to any Note to be redeemed, means the price at which it is to be redeemed pursuant to this Indenture.

“Refinance” has the meaning set forth in the definition of “Permitted Refinancing Debt”.

“Regular Record Date” means, in relation to the Notes, the close of business on the May 15th or November 15th next preceding an Interest Payment Date.

“Regulation S” means Regulation S under the Securities Act.

“Regulation S Global Note” has the meaning set forth in Section 201 of this Indenture.

“Regulation S Notes” has the meaning set forth in Section 201 of this Indenture.

“Related Party” means any person which is any one or more of the following:

(1) an Affiliate of the Company or any Subsidiary thereof;

(2) a unitholder, shareholder or partner of the Company or any Subsidiary which, together with all Affiliates of such person, owns or controls, directly or indirectly, more than 10% of the units, shares, capital or other ownership interests (however designated) of the Company or any Subsidiary, or an Affiliate of any such unitholder, shareholder or partner;

(3) an officer, director or trustee of any of the foregoing; and

(4) a person which does not deal at arm’s length (within the meaning of the ITA) with the Company and its Subsidiaries.

“Release” means any release, seepage, spill, emission, leak, escape, pumping, injection, deposit, disposal, discharge, dispersal, leaching, dumping or migration into the environment including the movement of Hazardous Materials through ambient air, soil, surface water, ground water, wetlands or sub-surface strata.

“Relevant Taxing Jurisdiction” has the meaning set forth in Section 1027 of this Indenture.

“Remedial Work” means any assessment, evaluation, investigation, monitoring, containment, cleanup, removal, repair, restoration, remediation or other remedial obligations.

“Resale Restriction Termination Date” has the meaning set forth in the Restricted Notes Legend appearing in Section 201(1).

“Reserve Report” means a report prepared by Insite Petroleum Consultants Ltd., Sproule Associates Ltd., GLJ Petroleum Consultants Ltd., McDaniel & Associates Consultants Ltd. or Ryder Scott Company, L.P. or such other national or international firm as may be reasonably selected by the Company, prepared in accordance with established criteria generally accepted in the oil and gas industry and standards customarily used by such independent petroleum engineer or engineers in making determinations and appraisals, setting forth the oil and gas reserves attributable to the Oil and Gas Properties of the Company and its Material Subsidiaries that, together with a projection of the rate of production and future net income, taxes, operating expenses and capital expenditures with respect thereto as of such date based on the forecast prices and costs utilized in such report, without giving effect to non-property related expenses such as general and administrative expenses, debt service, future income tax expense and depreciation, depletion and amortization.

“Responsible Officer,” when used with respect to the Trustee or Collateral Agent, as the case may be, means any officer within the Corporate Trust Office of the Trustee or Collateral Agent (or any successor division or unit of the Trustee or Collateral Agent), as the case may be, having direct responsibility for the administration of the transactions contemplated by this Indenture, or with respect to a particular corporate trust matter, any other officer to whom such matter is referred because of his or her knowledge of and familiarity with the particular subject.

“Restricted Investment” means any Investment other than a Permitted Investment.

“Restricted Notes” means Initial Notes and Additional Notes bearing one of the restrictive legends described in Section 202.

“Restricted Notes Legends” means the legends set forth in Section 202(1) and (2).

“Restricted Payments” has the meaning specified in Section 1011, clauses (1) through (4) of this Indenture.

“Restricted Period” has the meaning specified in Section 201 of this Indenture.

“Rule 144” means Rule 144 under the Securities Act.

“Rule 144A” means Rule 144A under the Securities Act.

“Rule 144A Global Note” has the meaning specified in Section 201 of this Indenture.

“Rule 144A Notes” has the meaning specified in Section 201 of this Indenture.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc.

“Sale and Lease-Back Transaction” means an arrangement under which title to any property or asset is transferred by a Person (the “transferor”) to another Person which leases or otherwise grants the right to use such property or asset to the transferor.

“SEC” means the U.S. Securities and Exchange Commission.

“Second Lien” means a Lien granted by the Company or any Material Subsidiary in favor of the Second Lien Collateral Agent pursuant to a Second Lien Document, at any time, upon any property of the Company or any Material Subsidiary to secure Second Lien Obligations.

“Second Lien Collateral Agent” means the collateral agent for all holders of Second Lien Notes issued under the Second Lien Notes Indenture (or other Person designated by such collateral agent), or if the Second Lien Notes Indenture ceases to exist, the Collateral Agent, or other representative of lenders or holders of Second Lien Obligations who is designated pursuant to the terms of the Second Lien Documents and the Intercreditor Agreements or any replacement intercreditor agreements.

“Second Lien Debt” means:

(1) the Second Lien Notes and the Second Lien Note Guarantee thereof; and

(2) additional Debt of the Company and the Guarantors under any other Debt that is secured by a Second Lien permitted to be incurred and so secured hereunder; provided that, in the case of any Debt referred to in this clause 2, that:

(a) the collateral agent or other representative with respect to such Debt, the Company and each applicable Guarantor have duly executed and delivered each Intercreditor Agreement (or a joinder to each Intercreditor Agreement or new Intercreditor Agreements substantially similar to the Intercreditor Agreements, as in effect on the date of this Indenture, and in a form reasonably acceptable to each of the parties thereto); and

(3) all other requirements set forth in the Intercreditor Agreements with respect to such Debt are satisfied.

“Second Lien Documents” means, collectively, the Second Lien Notes Indenture, the Second Lien Note Guarantee, the Second Lien Security Documents and any additional indenture, supplemental indenture, credit agreement or other agreement or document pursuant to which Second Lien Obligations are secured.

“Second Lien Notes” means (a) the $30,000,000 aggregate principal amount of the Company’s 8.5% Second Lien New Money Notes due 2023, and (b) $122,108,000 aggregate principal amount of the Company’s 8.5% Second Lien Exchange Notes due 2023 in each case issued or re-evidenced on or prior to the Issue Date.

“Second Lien Note Guarantee” means the guarantee by each Guarantor of the Company’s Obligations under the Second Lien Notes Indenture and the Second Lien Notes.

“Second Lien Notes Indenture” means that certain Indenture, dated as of the date hereof, by and among the Company, the guarantors party thereto and U.S. Bank National Association, as trustee, pursuant to which the Second Lien Notes were issued, as amended, modified, refinanced or replaced from time to time.

“Second Lien Obligations” means Second Lien Debt and all other Obligations in respect thereof.

“Second Lien Security Documents” means any documents which may be given to or held by the Second Lien Collateral Agent from time to time to secure repayment of any or all of the Second Lien Obligations, as such documents may be supplemented, amended or replaced from time to time.

“Secured Parties” means, collectively, the Trustee, the Collateral Agent, each Holder, each Indemnified Party, and any other Person owed Obligations and “Secured Party” means any of them individually.

“Securities Act” means the U.S. Securities Act of 1933, as amended.

“Security Documents” and “Security” means the documents described in Section 1501 and any other documents which may be given to or held by the Trustee, the Collateral Agent or the Holders from time to time to secure repayment of any or all of the Obligations, as such documents may be supplemented, amended or replaced from time to time.

“Security Register” and “Security Registrar” have the respective meanings specified in Section 306.

“Senior Administrative Agent” means National Bank of Canada as “Administrative Agent” under the Senior Credit Agreement (or any successor thereto appointed pursuant to Section 14.10 of the Senior Credit Agreement) or any administrative agent, collateral agent, or their successors in such capacities under the Bank Facility.

“Senior Collateral Documents” means the “Security Documents” as defined in the Senior Credit Agreement or any functionally equivalent term in the Bank Facility.

“Senior Credit Agreement” means the Second Amended and Restated Credit Agreement dated as of the Issue Date, among the Company, the financial institutions named therein or party thereto from time to time, and National Bank of Canada, as administrative agent, as further amended, restated, supplemented, waived, replaced (whether or not upon termination, and whether with the original lenders or administrative agent or otherwise), restructured, repaid, refunded, refinanced or otherwise modified from time to time, including any agreement or indenture extending the maturity thereof, refinancing, replacing or otherwise restructuring all or any portion of the indebtedness under such agreement or agreements or indenture or indentures or any successor or replacement agreement or agreements or indenture or indentures or increasing the amount loaned or issued thereunder or altering the maturity thereof, in each case, to the extent permitted hereunder and the Senior Intercreditor Agreement and to the extent constituting at all times a Bank Facility permitted under clause (1) of the definition of Permitted Debt, clause (1) of the definition of Permitted Lien and Section 1023.

“Senior Intercreditor Agreement” means that certain amended and restated Intercreditor and Priority Agreement, dated as of the Issue Date, by and among the Company, the other Note Parties, the Collateral Agent, the Second Lien Collateral Agent and the Senior Administrative Agent, and as joined from time to time by the trustee or agent of newly-issued Permitted Junior Debt or any replacement intercreditor agreement entered into by such parties in connection with any Bank Facility or Permitted Junior Debt on substantially similar, as any such agreement may be amended, restated, supplemented or otherwise modified from time to time in accordance with the terms hereof and thereof.

“Senior Lender” means a “Lender” as defined in the Senior Credit Agreement or any functionally equivalent term under the Bank Facility.

“Senior Unsecured Notes” means the Senior Unsecured Notes previously issued by the Company pursuant to that certain Indenture dated May 21, 2015 by and among the Company, U.S. Bank National Association, as trustee, and other parties thereto from time to time, being 8.5% senior notes in the aggregate original principal amount of U.S. $250,000,000.

“Significant Subsidiary” means any Material Subsidiary that would be a “significant subsidiary” of the Company within the meaning of Rule 1-02 under Regulation S-X under the Securities Act.

“Special Record Date” for the payment of any Defaulted Interest means a date fixed by the Trustee pursuant to Section 308.

“Special Repayment of Principal” has the meaning set forth in Section 1029 of this Indenture.

“Specified Courts” has the meaning set forth in Section 112 of this Indenture.

“Specified Offer” means in connection with any offer that the Company is required to make pursuant to Section 1009 and Section 1014.

“Stated Maturity” means, with respect to any installment of interest or principal on any series of Debt, the date on which the payment of interest or principal was scheduled to be paid in the documentation governing such Debt as of its issue date, and will not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

“Subordinated Debt” means Debt of the Company or a Guarantor that is contractually subordinated in right of payment (by its terms or the terms of any document or instrument relating thereto), to the Notes or the Guarantee of such Guarantor, as applicable.

“Subsidiary” means, with respect to any Person, any corporation in which greater than 50% of its stock of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation (irrespective of whether or not at the time stock of any class or classes of such corporation have or might have voting power by reason of the happening of any contingency unless such contingency has occurred and then only for so long as it continues) as of the time is owned by the Person directly or indirectly through Subsidiaries; and any partnership, limited liability company, trust, association or other entity in which the Person directly or indirectly through Subsidiaries is either a general partner or has a greater than 50% equity interest at the time; provided that, unless otherwise expressly provided or the context otherwise requires, references herein to “Subsidiary” or “Subsidiaries” shall be and shall be deemed to be references to Subsidiaries of the Company.

“Tax” means any tax, duty, levy, impost, assessment or other governmental charge (including penalties, interest and any other liabilities related thereto).

“Third Lien” means a Lien, junior to the Priority Liens and the Second Liens as provided in the Senior Intercreditor Agreement, granted by the Company or any Material Subsidiary in favor of the Collateral Agent for and on behalf of the holders of Third Lien Debt (and any collateral agent or representative in connection therewith), at any time, upon any property of the Company or any Material Subsidiary to secure Third Lien Obligations.

“Third Lien Debt” means:

(1) the Notes issued on the date of this Indenture (as the principal amount of such Notes may be increased from time to time by any PIK Payment and including any PIK Interest Notes issued to evidence any such PIK Payment) and the Guarantees thereof and

(2) any other Debt (other than intercompany Debt owing to the Company or its Subsidiaries) of the Company or any Material Subsidiary (including any Additional Notes and Guarantees thereof) that is secured by a Third Lien that was permitted to be incurred and so secured hereunder; provided that, in the case of any Debt referred to in clause (2) of this definition:

(a) the collateral agent or other representative with respect to such Debt, the Company and each applicable Guarantor have duly executed and delivered each Intercreditor Agreement (or a joinder to each Intercreditor Agreement or new Intercreditor Agreements substantially similar to the Intercreditor Agreements, as in effect on the date of this Indenture, and in a form reasonably acceptable to each of the parties thereto); and

(b) all other requirements set forth in the Intercreditor Agreements with respect to such Debt are satisfied.

“Third Lien Documents” means, collectively, the Note Documents and any indenture, credit agreement or other agreement or instrument governing the Third Lien Debt and the Security Documents (other than any Security Documents that do not secure Third Lien Obligations).

“Third Lien Obligations” means Third Lien Debt and all other Obligations in respect thereof.

“Threshold Amount” means five percent (5%) of the then applicable Borrowing Base.

“Total PDP PV-10” means, for any Person or group of Persons, the present value of estimated future net revenues from Proved Developed Producing Reserves on such Person’s or such group’s Oil and Gas Properties as set forth in the Company’s most recent Reserve Report, calculated in accordance with Applicable Securities Legislation and based on the forecast prices and costs utilized in such Reserve Report without giving effect to non-property related expenses such as general and administrative expenses, debt service, future income tax expense and depreciation, depletion and amortization, and discounted using an annual discount rate of 10%. The Total PDP PV-10 shall be calculated on a pro forma basis, giving effect to (a) acquisitions and dispositions of Oil and Gas Properties consummated by the Company and its Material Subsidiaries (provided that in the case of any acquisition, the Company’s most recent Reserve Report evaluates the Proved Developed Producing Reserves subject thereto); and (b) the Proved Developed Producing Reserves attributable to production from any wells that have commenced and flowed into sales as of the measurement date, subject to such Proved Developed Producing Reserve assessment being prepared by Insite Petroleum Consultants Ltd., Sproule Associates Ltd., GLJ Petroleum Consultants Ltd., McDaniel & Associates Consultants Ltd. or Ryder Scott Company, L.P. or such other national or international firm as may be reasonably selected by the Company.

“Treasury Management Arrangement” means any agreement or other arrangement governing the provision of treasury or cash management services, including deposit accounts, overdraft, credit or debit card, funds transfer, automated clearinghouse, zero balance accounts, returned check concentration, controlled disbursement, lockbox, account reconciliation and reporting and trade finance services and other cash management services.

“Trust Indenture Act” means the Trust Indenture Act of 1939 (15 U.S. Code §§ 77aaa-77bbbb) as in force at the date as of which this instrument was executed; provided, however, that in the event the Trust Indenture Act of 1939 is amended after such date, “Trust Indenture Act” means, to the extent required by any such amendment, the Trust Indenture Act of 1939 as so amended.

“Trustee” means the Person named as the “Trustee” in the first paragraph of this instrument until a successor Trustee shall have become such pursuant to the applicable provisions of this Indenture, and thereafter “Trustee” shall mean or include each Person who is then a Trustee hereunder.

“UK Bribery Act” means the United Kingdom Bribery Act 2010, including any subordinate legislation thereunder.

“Uniform Commercial Code” means the Uniform Commercial Code as from time to time in effect in the State of New York.

“Unrestricted Subsidiary” means a Subsidiary that is not a Material Subsidiary.

“Unsecured Debt” means any Debt incurred by the Company or a Material Subsidiary which is not secured by a Lien on any property of the Company or any Subsidiary but excluding Debt owing by the Company or a Material Subsidiary to the Company or a Material Subsidiary.

“U.S. dollars” and “U.S. $” means lawful money of the United States of America for the payment of public and private debts.

“Volumetric Production Payments” means production obligations recorded as deferred revenue in accordance with GAAP, together with all related undertakings and obligations.

“Voting Stock” of any specified Person as of any date means the Capital Stock of such Person that is at the time entitled (without regard to the occurrence of any contingency and after giving effect to any voting agreement or stockholders’ agreement that effectively transfers voting power) to vote in the election of the Board of Directors of such Person.

“Weighted Average Life to Maturity” means, when applied to any Debt, Disqualified Stock or preferred stock at any date, the number of years obtained by dividing:

(1) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal of such Debt, including payment at final maturity, or any similar payment with respect to such Disqualified Stock or preferred stock, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

(2) the then-outstanding principal amount of such Debt or the amount of such Disqualified Stock or preferred stock.

Section 102. Compliance Certificates and Opinions.

Upon any application or request by the Company to the Trustee to take or refrain from taking any action under any provision of this Indenture, the Company shall furnish to the Trustee such certificates and opinions as may be required under the provisions of the Trust Indenture Act made a part of this Indenture and hereunder. Each such certificate or opinion shall be given in the form of an Officer’s Certificate, if to be given by an Officer of the Company, or an Opinion of Counsel, if to be given by counsel, and shall comply with the requirements of the Trust Indenture Act and any other requirements set forth in this Indenture.

Every certificate or opinion with respect to compliance with a condition or covenant provided for in this Indenture shall include,

(1) a statement that each individual signing such certificate or opinion has read such covenant or condition and the definitions herein relating thereto;

(2) a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate or opinion are based;

(3) a statement that, in the opinion of each such individual, he has made such examination or investigation as is necessary to enable him to express an informed opinion as to whether or not such covenant or condition has been complied with; and

(4) a statement as to whether, in the opinion of each such individual, such condition or covenant has been complied with.

Section 103. Form of Documents Delivered to Trustee.

In any case where several matters are required to be certified by, or covered by an opinion of, any specified person, it is not necessary that all such matters be certified by, or covered by the opinion of, only one such person, or that they be so certified or covered by only one document, but one such person may certify or give an opinion with respect to some matters and one or more other such persons as to other matters, and any such person may certify or give an opinion as to such matters in one or several documents.

Any certificate or opinion of an Officer of the Company may be based, insofar as it relates to legal matters, upon a certificate or opinion of, or representations by, counsel, unless such Officer knows, or in the exercise of reasonable care should know, that the certificate or opinion or representations with respect to the matters upon which his certificate or opinion is based are erroneous. Any such certificate or opinion of counsel may be based, insofar as it relates to factual matters, upon a certificate or opinion of, or representations by, an Officer or Officers of the Company stating that the information with respect to such factual matters is in the possession of the Company, unless such counsel knows, or in the exercise of reasonable care should know, that the certificate or opinion or representations with respect to such matters are erroneous.

Where any Person is required to make, give or execute two or more applications, requests, consents, certificates, statements, opinions or other instruments under this Indenture, they may, but need not, be consolidated and form one instrument.

Section 104. Acts of Holders; Record Dates.

Any request, demand, authorization, direction, notice, consent, waiver or other action provided or permitted by this Indenture to be given, made or taken by Holders of the Notes may be embodied in and evidenced by one or more instruments of substantially similar tenor signed (either physically or by means of a facsimile or an electronic transmission; provided that such electronic transmission is transmitted through the facilities of a Depositary) by such Holders in person or by agent duly appointed in writing; and, except as herein otherwise expressly provided, such action shall become effective when such instrument or instruments are delivered to the Trustee and, where it is hereby expressly required, to the Company or the Guarantors. Such instrument or instruments (and the action embodied therein and evidenced thereby) are herein sometimes referred to as the “Act” of the Holders signing such instrument or instruments. Proof of execution of any such instrument or of a writing appointing any such agent shall be sufficient for any purpose of this Indenture and conclusive in favor of the Trustee and the Company and, if applicable, the Guarantors, if made in the manner provided in this Section.

The fact and date of the execution by any Person of any such instrument or writing may be proved by the affidavit of a witness of such execution or by a certificate of a notary public or other officer authorized by law to take acknowledgments of deeds, certifying that the individual signing such instrument or writing acknowledged to him the execution thereof. Where such execution is by a signer acting in a capacity other than his individual capacity, such certificate or affidavit shall also constitute sufficient proof of his authority. The fact and date of the execution of any such instrument or writing, or the authority of the Person executing the same, may also be proved in any other manner which the Trustee deems sufficient.

The ownership, principal amount and serial numbers of Notes held by any Holder, and the date of commencement of such Holder’s holding of same, shall be proved by the Security Register.

Any request, demand, authorization, direction, notice, consent, waiver or other Act of the Holder of any Note shall bind every future Holder of Notes and the Holder of every Note issued upon the registration of transfer thereof or in exchange therefor or in lieu thereof in respect of anything done, omitted or suffered to be done by the Trustee or the Company or, if applicable, the Guarantors in reliance thereon, whether or not notation of such action is made upon such Note.

The Company may set any day as a record date for the purpose of determining the Holders of Outstanding Notes entitled to give, make or take any request, demand, authorization, direction, notice, consent, waiver or other Act provided or permitted by this Indenture to be given, made or taken by Holders of Notes; provided that the Company may not set a record date for, and the provisions of this paragraph shall not apply with respect to, the giving or making of any notice, declaration, request or direction referred to in the next paragraph. If any record date is set pursuant to this paragraph, the Holders of Outstanding Notes on such record date, and no other Holders, shall be entitled to take the relevant action, whether or not such Holders remain Holders after such record date; provided that no such action shall be effective hereunder unless taken on or prior to the applicable Expiration Date by Holders of the requisite principal amount of Outstanding Notes on such record date. Nothing in this paragraph shall be construed to prevent the Company from setting a new record date for any action for which a record date has previously been set pursuant to this paragraph (whereupon the record date previously set shall automatically and with no action by any Person be cancelled and of no effect), and nothing in this paragraph shall be construed to render ineffective any action taken by Holders of the requisite principal amount of Outstanding Notes on the date such action is taken. Promptly after any record date is set pursuant to this paragraph, the Company, at its own expense, shall cause notice of such record date, the proposed action by Holders and the applicable Expiration Date to be given to the Trustee in writing and to each Holder of Notes in the manner set forth in Section 106.

The Trustee may set any day as a record date for the purpose of determining the Holders of Notes entitled to join in the giving or making of (1) any Notice of Default, (2) any declaration of acceleration referred to in Section 501(11), (3) any request to institute proceedings referred to in Section 501(6), or (4) any direction referred to in Section 512. If any record date is set pursuant to this paragraph, the Holders of Outstanding Notes on such record date, and no other Holders, shall be entitled to join in such notice, declaration, request or direction, whether or not such Holders remain Holders after such record date; provided that no such action shall be effective hereunder unless taken on or prior to the applicable Expiration Date by Holders of the requisite principal amount of Outstanding Notes on such record date. Nothing in this paragraph shall be construed to prevent the Trustee from setting a new record date for any action for which a record date has previously been set pursuant to this paragraph (whereupon the record date previously set shall automatically and with no action by any Person be cancelled and of no effect), and nothing in this paragraph shall be construed to render ineffective any action taken by Holders of the requisite principal amount of Outstanding Notes on the date such action is taken. Promptly after any record date is set pursuant to this paragraph, the Trustee, at the Company’s expense, shall cause notice of such record date, the proposed action by Holders and the applicable Expiration Date to be given to the Company in writing and to each Holder of Notes in the manner set forth in Section 106.

With respect to any record date set pursuant to this Section, the party hereto which sets such record date may designate any day as the “Expiration Date” and from time to time may change the Expiration Date to any earlier or later day; provided that no such change shall be effective unless notice of the proposed new Expiration Date is given to each other party hereto in writing, and to each Holder of Notes in the manner set forth in Section 106, on or prior to the existing Expiration Date. If an Expiration Date is not designated with respect to any record date set pursuant to this Section, the party hereto which set such record date shall be deemed to have initially designated the 180th day after such record date as the Expiration Date with respect thereto, subject to its right to change the Expiration Date as provided in this paragraph. Notwithstanding the foregoing, no Expiration Date shall be later than the 180th day after the applicable record date.

Without limiting the foregoing, a Holder entitled hereunder to take any action hereunder with regard to the Notes may do so with regard to all or any part of the principal amount of such Note or by one or more duly appointed agents each of which may do so pursuant to such appointment with regard to all or any part of such principal amount.

Section 105. Notices, Etc., to Trustee and Company.

Any request, demand, authorization, direction, notice, consent, waiver or other Act of Holders or other document provided or permitted by this Indenture to be made upon, given or furnished to, or filed with,

(1) the Trustee by any Holder or by the Company or by any Guarantor shall be sufficient for every purpose hereunder if made, given, furnished or filed in writing in the English language to or with the Trustee at its Corporate Trust Office, Attention: Corporate Trust Services; Bellatrix Exploration Ltd. 3rd Lien Notes, or

(2) the Company or the Guarantors by the Trustee or by any Holder shall be sufficient for every purpose hereunder (unless otherwise herein expressly provided) if in writing in the English language and mailed, first-class postage prepaid, addressed to the Company at the address of its principal office specified in the first paragraph of this instrument or at any other address previously furnished in writing to the Trustee by the Company or the Guarantors.

Any notice delivered to the Trustee shall be deemed effective upon actual receipt by a Responsible Officer thereof. The Trustee may rely upon and comply with instructions and directions sent by e-mail, facsimile and other similar unsecured electronic methods (“Electronic Methods”). The Trustee shall have no duty or obligation to verify or confirm that the person who sent such instructions or directions is, in fact, a person authorized to give such instructions or directions. The Trustee shall have no liability for any losses, liabilities, costs or expenses incurred or sustained by the Company, the Holders or the Guarantors as a result of such reliance upon or compliance with such instructions or directions given by Electronic Methods; provided, however, that such losses have not arisen from the gross negligence or willful misconduct of the Trustee, as determined by a court of competent jurisdiction in a final and non-appealable decision, it being understood that the failure of the Trustee to verify or confirm that the person delivering the unsecured facsimile or email transmission in which the instructions or direction, are contained is, in fact, authorized to deliver such unsecured facsimile or email transmission does not constitute gross negligence or willful misconduct.

Section 106. Notice to Holders; Waiver.

Where this Indenture provides for notice to Holders of any event, such notice shall be sufficiently given (unless otherwise herein expressly provided) if in writing in the English language and mailed, first-class postage prepaid, to each Holder affected by such event, at his address as it appears in the Security Register, not later than the latest date (if any), and not earlier than the earliest date (if any), prescribed for the giving of such notice; provided, however, if the Holder is the Depositary (or its nominee), any notice to such Holder shall be given in accordance with the applicable rules or procedures of the Depositary. In any case where notice to Holders is given by mail, neither the failure to mail such notice, nor any defect in any notice so mailed, to any particular Holder shall affect the sufficiency of such notice with respect to other Holders. If notice is given to Holders in the manner provided in this Section 106, it is duly given, whether or not the addressee receives it. Where this Indenture provides for notice in any manner, such notice may be waived in writing by the Person entitled to receive such notice, either before or after the event, and such waiver shall be the equivalent of such notice. Waivers of notice by Holders shall be filed with the Trustee, but such filing shall not be a condition precedent to the validity of any action taken in reliance upon such waiver.

When the Notes are not Global Notes, in case by reason of the suspension of regular mail service or by reason of any other cause it shall be impracticable to give such notice by mail, then such notification as shall be made with the approval of the Trustee shall constitute a sufficient notification for every purpose hereunder.

Section 107. Conflict with Trust Indenture Act.

If any provision hereof limits, qualifies or conflicts with a provision of the Trust Indenture Act which is made a part of this Indenture, the latter provision shall control. If any such provision of this Indenture modifies or excludes any provision of the Trust Indenture Act which may be so modified or excluded, the latter provision shall be deemed to apply to this Indenture as so modified or to be excluded, as the case may be.

Section 108. Effect of Headings and Table of Contents.

The Article and Section headings herein and the Table of Contents are for convenience only and shall not affect the construction hereof.

Section 109. Successors and Assigns.

All covenants and agreements in this Indenture by the Company, any Guarantor or the Trustee shall bind their respective successors and assigns, whether so expressed or not.

Section 110. Separability Clause.

In case any provision in this Indenture (including any Guarantees) or the Notes shall be invalid, illegal or unenforceable, the validity, legality and enforce ability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 111. Benefits of Indenture.

Nothing in this Indenture (including any Guarantees) or the Notes, express or implied, shall give to any Person, other than the parties hereto and their successors hereunder and the Holders, any benefit or any legal or equitable right, remedy or claim under this Indenture.

Section 112. Governing Law.

This Indenture, the Notes and any Guarantees shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to applicable principles of conflicts of laws to the extent that the applicable principles of conflicts of law to the application of the laws of another jurisdiction would be required thereby. The Company, the Trustee and the Holders (by their acceptance of the Notes) each hereby irrevocably waive, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to this Indenture, the Notes and any Guarantees.

Any legal suit, action or proceeding arising out of or based upon this Indenture or the transactions contemplated hereby may be instituted in the federal courts of the United States of America located in the City of New York or the courts of the State of New York in each case located in the City of New York (collectively, the “Specified Courts”), and each party irrevocably submits to the non-exclusive jurisdiction of such courts in any such suit, action or proceeding. Service of any process, summons, notice or document by mail (to the extent allowed under any applicable statute or rule of court) to such party’s address set forth above shall be effective service of process for any suit, action or other proceeding brought in any such court. The Company, the Trustee and the Holders (by their acceptance of the Notes) each hereby irrevocably and unconditionally waive any objection to the laying of venue of any suit, action or other proceeding in the Specified Courts and irrevocably and unconditionally waive and agree not to plead or claim any such suit, action or other proceeding has been brought in an inconvenient forum.

Section 113. Legal Holidays.

In any case where any Interest Payment Date, Redemption Date, purchase date or Stated Maturity of any Note shall not be a Business Day at any Place of Payment, then (notwithstanding any other provision of this Indenture or of the Notes (other than a provision of any Note which specifically states that such provision shall apply in lieu of this Section)) payment of interest or principal (and premium, if any) need not be made at such Place of Payment on such date, but may be made on the next succeeding Business Day at such Place of Payment with the same force and effect as if made on the Interest Payment Date, Redemption Date or purchase date, or at the Stated Maturity and no additional interest shall accrue on account of such delay.

Section 114. No Personal Liability of Directors, Officers, Employees and Stockholders.

No director, officer, employee, incorporator, stockholder, member, manager or partner of the Company or any Guarantor, as such, shall have any liability for any obligations of the Company or the Guarantors under the Notes, this Indenture, the Guarantees or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes.

Section 115. No Adverse Interpretation of Other Agreements.

This Indenture may not be used to interpret any other indenture, loan or debt agreement of the Company or its Subsidiaries or of any other Person. Any such indenture, loan or debt agreement may not be used to interpret this Indenture.

Section 116. U.S.A. Patriot Act.

The parties hereto acknowledge that in accordance with Section 326 of the U.S.A. Patriot Act, the Trustee, like all financial institutions and in order to help fight the funding of terrorism and money laundering, is required to obtain, verify, and record information that identifies each person or legal entity that establishes a relationship or opens an account with the Trustee. The parties to this Indenture agree that they will provide the Trustee with such information within their possession or control as it may reasonably request in order for the Trustee to satisfy the requirements of the U.S.A. Patriot Act.

Section 117. Force Majeure.

In no event shall the Trustee be responsible or liable for any failure or delay in the performance of its obligations hereunder arising out of or caused by, directly or indirectly, forces beyond its control, including strikes, work stoppages, accidents, acts of war or terrorism, civil or military disturbances, nuclear or natural catastrophes or acts of God, and interruptions, loss or malfunctions of utilities, communications or computer (software and hardware) services; it being understood that the Trustee shall use reasonable efforts which are consistent with accepted practices in the banking industry to resume performance as soon as practicable under the circumstances.

Section 118. Agent for Service; Submission to Jurisdictions; Waiver of Immunities; Waiver of Jury Trial.

By the execution and delivery of this Indenture or any supplement hereto, each of the Company and any Guarantor (i) acknowledges that it has irrevocably designated and appointed Puglisi & Associates, 850 Library Avenue, Newark, Delaware, 19711 as its authorized agent upon which process may be served in any suit or proceeding arising out of or relating to the Notes, the Guarantees or this Indenture that may be instituted in any federal or New York state court competent as to subject matter located in The Borough of Manhattan, The City of New York, or brought by the Trustee (whether in its individual capacity or in its capacity as Trustee hereunder), (ii) irrevocably submits to the non-exclusive jurisdiction of any such court in any such suit or proceeding, and (iii) agrees that service of process upon Puglisi & Associates and written notice of said service to the Company (mailed or delivered to the Company in accordance with Section 106, attention: General Counsel, at its principal office at Suite 1920, 800 — 5th Avenue S.W., Calgary, Alberta, T2P 3T6), shall be deemed in every respect effective service of process upon the Company in any such suit or proceeding. Each of the Company and any Guarantor each further agrees to take any and all action, including the execution and filing of any and all such documents and instruments, as may be necessary to continue such designation and appointment of Puglisi & Associates in full force and effect so long as this Indenture shall be in full force and effect.

To the extent that the Company or any Guarantor has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether through service of notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to itself or its property, it hereby irrevocably waives such immunity in respect of its obligations under this Indenture and the Note or Guarantees, as applicable, to the fullest extent permitted by law.

Each of the Company and any Guarantor irrevocably and unconditionally waives, to the fullest extent permitted by law, any obligation that it may now or hereafter have to the laying of venue of any such action, suit or proceeding in any such court or any appellate court with respect thereto. Each of the Company and any Guarantor irrevocably waives, to the fullest extent permitted by law, the defense of any inconvenient forum to the maintenance of such action, suit or proceeding in any such court.

EACH PARTY HERETO, AND EACH HOLDER OF A NOTE BY ITS ACCEPTANCE THEREOF, HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS INDENTURE.

Section 119. Conversion of Currency.

(a) Each of the Company and any Guarantor covenants and agrees that the following provisions shall apply to conversion of currency in the case of the Notes, Guarantees and this Indenture:

(i) If for the purposes of obtaining judgment in, or enforcing the judgment of, any court in any country, it becomes necessary to convert into a currency (the “Judgment Currency”) an amount due or contingently due in any other currency under the Notes and this Indenture (the “Base Currency”), then the conversion shall be made at the rate of exchange prevailing on the Business Day before the day on which a final judgment is given or the order of enforcement is made, as the case may be (unless a court shall otherwise determine).

(ii) If there is a change in the rate of exchange prevailing between the Business Day before the day on which the judgment referred to in (i) above is given or an order of enforcement is made, as the case may be (or such other date as a court shall determine), and the date of receipt of the amount due, the Company and Guarantors, as applicable, shall, to the fullest extent permitted by law, pay such additional (or, as the case may be, such lesser) amount, if any, as may be necessary so that the amount paid in the Judgment Currency when converted at the rate of exchange prevailing on the date of receipt will produce the amount in the Base Currency originally due.

(b) In the event of the winding-up of any of the Company or Guarantors at any time while any amount or damages owing under the Notes, Guarantees and this Indenture, or any judgment or order rendered in respect thereof, shall remain outstanding, the Company and the Guarantors shall, to the fullest extent permitted by law, indemnify and hold the Holders and the Trustee harmless against any deficiency arising or resulting from any variation in rates of exchange between (1) the date as of which the equivalent of the amount in the Base Currency due or contingently due under the Notes, Guarantees and this Indenture (other than under this subsection (b)) is calculated for the purposes of such winding-up and (2) the final date for the filing of proofs of claim in such winding-up. For the purpose of this subsection (b) the final date for the filing of proofs of claim in the winding-up of any of the Company or Guarantors shall be the date fixed by the liquidator or otherwise in accordance with the relevant provisions of applicable law as being the latest practicable date as at which liabilities of the Company or Guarantors, as applicable may be ascertained for such winding-up prior to payment by the liquidator or otherwise in respect thereto.

(c) To the fullest extent permitted by law, the obligations contained in subsections (a)(ii) and (b) of this Section 119 shall constitute separate and independent obligations of each of the Company and any Guarantor from its other obligations under the Notes, Guarantees and this Indenture, shall give rise to separate and independent causes of action against the Company or any Guarantor, as applicable, shall apply irrespective of any waiver or extension granted by any Holder or the Trustee or either of them from time to time and shall continue in full force and effect notwithstanding any judgment or order or the filing of any proof of claim in the winding-up of the Company or any Guarantor, as applicable, for a liquidated sum in respect of amounts due hereunder (other than under subsection (b) above) or under any such judgment or order. Any such deficiency as aforesaid shall be deemed to constitute a loss suffered by the Holders or the Trustee, as the case may be, and, unless otherwise permitted by law, no proof or evidence of any actual loss shall be required by the Company or any Guarantor, as applicable, or its liquidator. In the case of subsection (b) above, the amount of such deficiency shall not be deemed to be increased or reduced by any variation in rates of exchange occurring between the said final date and the date of any liquidating distribution.

The term “rate(s) of exchange” shall mean the rate of exchange quoted by a Canadian chartered bank as may be designated in writing by the Company to the Trustee from time to time, at its central foreign exchange desk in its main office in Toronto at 12:00 noon (Toronto time) on the relevant date for purchases of the Base Currency with the Judgment Currency and includes any premiums and costs of exchange payable.

Section 120. Counterpart Originals.

The parties may sign any number of copies of this Indenture, and each party hereto may sign any number of separate copies of this Indenture. Each signed copy shall be an original, but all of them together represent the same agreement. The exchange of copies of this Indenture and of signature pages by facsimile or PDF transmission shall constitute effective execution and delivery of this Indenture as to the parties hereto and may be used in lieu of the original Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes.

Section 121. Interest Act (Canada).

For purposes of disclosure pursuant to the Interest Act (Canada) the annual rate of interest or fees to which the rates of interest or fees provided in this Indenture (and stated herein to be computed on the basis of a 360-day year or any other period of time less than a calendar year) are equivalent to the rates so determined multiplied by the actual number of days in the applicable calendar year and divided by 360 or such other period of time, respectively.

ARTICLE TWO

NOTE FORMS

Section 201. Forms Generally.

The Notes and the Trustee’s certificate of authentication shall be in substantially the respective forms set forth in Annex A hereto. The Notes may have such appropriate insertions, omissions, substitutions and other variations as are required or permitted by this Indenture, and may have such letters, numbers or other marks of identification and such legends or endorsements placed thereon as may be required to comply with the rules of any securities exchange or Depositary therefor or as may, consistently herewith, be determined by the officers executing such Notes as evidenced by their execution thereof.

Notwithstanding anything to the contrary contained herein, the Company may not issue any Additional Notes, unless such issuance is in compliance with Section 1010.

With respect to any Additional Notes, the Company shall set forth in a Company Order the following information:

(1) the aggregate principal amount of such Additional Notes to be authenticated and delivered pursuant to this Indenture;

(2) the issue price and the issue date of such Additional Notes, including the date from which interest shall accrue; and

(3) whether such Additional Notes shall be Restricted Notes.

In authenticating and delivering Additional Notes, the Trustee shall be entitled to receive and shall be fully protected in relying upon, in addition to the Opinion of Counsel and Officer’s Certificate required by Section 903, an Opinion of Counsel as to the due authorization, execution, delivery, validity and enforceability (subject to customary exceptions) of such Additional Notes.

The Initial Notes and the Additional Notes shall be considered collectively as a single class for all purposes of this Indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase; provided that Additional Notes will not be issued with the same CUSIP or ISIN, as applicable, as existing Notes unless such Additional Notes are fungible with the existing Notes for U.S. federal income tax purposes and otherwise. Holders of the Initial Notes and the Additional Notes will vote and consent together on all matters to which such Holders are entitled to vote or consent as one class, and none of the Holders of the Initial Notes or the Additional Notes shall have the right to vote or consent as a separate class on any matter to which such Holders are entitled to vote or consent.

Any Additional Notes (if issued as Restricted Notes) (the “Additional Restricted Notes”) offered and sold to QIBs in the United States of America in reliance on Rule 144A (the “Rule 144A Notes”) shall be issued initially in the form of a permanent global Note substantially in the form of Annex A, which is hereby incorporated by reference and made a part of this Indenture, including appropriate legends as set forth in Section 202 (the “Rule 144A Global Note”), deposited with, or on behalf of, the Notes Custodian, duly executed by the Company and authenticated by the Trustee as hereinafter provided. The Rule 144A Global Note may be represented by more than one certificate, if so required by the Depositary’s rules regarding the maximum principal amount to be represented by a single certificate. The aggregate principal amount of the Rule 144A Global Note may from time to time be increased or decreased by adjustments made on the records of the Security Registrar, as custodian for the Depositary or its nominee, as hereinafter provided.

Any Additional Restricted Notes offered and sold outside the United States of America (the “Regulation S Notes”) in reliance on Regulation S and other applicable securities laws, including applicable Canadian securities laws, shall be issued initially in the form of a permanent global Note substantially in the form of Annex A including appropriate legends as set forth in Section 202 (the “Regulation S Global Note”), deposited with, or on behalf of, the Notes Custodian, duly executed by the Company and authenticated by the Trustee as hereinafter provided. Prior to the 40th day after the later of the closing date of the issuance of any Additional Notes and when the Initial Notes and any Predecessor Notes are first offered to persons other than distributors (as defined in Rule 902 of Regulation S) (such period through and including such 40th day, the “Restricted Period”), interests in the Regulation S Global Note may only be transferred to Non-U.S. persons pursuant to Regulation S, unless exchanged for interests in a Rule 144A Global Note in accordance with the transfer and certification requirements described herein.

The Regulation S Global Note may be represented by more than one certificate, if so required by the Depositary’s rules regarding the maximum principal amount to be represented by a single certificate. The aggregate principal amount of the Regulation S Global Note may from time to time be increased or decreased by adjustments made on the records of the Security Registrar, as custodian for the Depositary or its nominee, as hereinafter provided.

Any Definitive Notes shall be printed, lithographed or engraved on steel engraved borders or may be produced in any other manner, all as determined by the officers executing such Notes, as evidenced by their execution of such Notes.

Section 202. Form of Legends for Notes.

(1) Every Additional Note authenticated and delivered under this Indenture shall bear a legend in substantially the following form:

THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION. NEITHER THIS SECURITY NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE REOFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION OR UNLESS SUCH TRANSACTION IS EXEMPT FROM, OR NOT SUBJECT TO, SUCH REGISTRATION. [THE HOLDER OF THIS SECURITY, BY ITS ACCEPTANCE HEREOF, AGREES ON ITS OWN BEHALF AND ON BEHALF OF ANY INVESTOR ACCOUNT FOR WHICH IT HAS PURCHASED SECURITIES, TO OFFER, SELL OR OTHERWISE TRANSFER SUCH SECURITY, PRIOR TO THE DATE (THE “RESALE RESTRICTION TERMINATION DATE”) THAT IS [IN THE CASE OF RULE 144A NOTES: ONE YEAR AFTER THE LATER OF THE ORIGINAL ISSUE DATE HEREOF, THE ORIGINAL ISSUE DATE OF THE ISSUANCE OF ANY ADDITIONAL NOTES AND THE LAST DATE ON WHICH THE ISSUER OR ANY AFFILIATE OF THE ISSUER WAS THE OWNER OF THIS SECURITY (OR ANY PREDECESSOR OF SUCH SECURITY),] [IN THE CASE OF REGULATION S NOTES: 40 DAYS AFTER THE LATER OF THE ORIGINAL ISSUE DATE HEREOF, THE ORIGINAL ISSUE DATE OF THE ISSUANCE OF ANY ADDITIONAL NOTES AND THE DATE ON WHICH THIS SECURITY (OR ANY PREDECESSOR OF SUCH SECURITY) WAS FIRST OFFERED TO PERSONS OTHER THAN DISTRIBUTORS (AS DEFINED IN RULE 902 OF REGULATION S) IN RELIANCE ON REGULATION S], ONLY (A) TO THE ISSUER OR ANY SUBSIDIARY THEREOF, (B) PURSUANT TO A REGISTRATION STATEMENT THAT HAS BEEN DECLARED EFFECTIVE UNDER THE SECURITIES ACT, (C) FOR SO LONG AS THE SECURITIES ARE ELIGIBLE FOR RESALE PURSUANT TO RULE 144A UNDER THE SECURITIES ACT (“RULE 144A”), TO A PERSON IT REASONABLY BELIEVES IS A “QUALIFIED INSTITUTIONAL BUYER” AS DEFINED IN RULE 144A THAT PURCHASES FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF A QUALIFIED INSTITUTIONAL BUYER TO WHOM NOTICE IS GIVEN THAT THE TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A, (D) PURSUANT TO OFFERS AND SALES TO NON-U.S. PERSONS THAT OCCUR OUTSIDE THE UNITED STATES WITHIN THE MEANING OF REGULATION S UNDER THE SECURITIES ACT, (E) TO AN INSTITUTIONAL “ACCREDITED INVESTOR” WITHIN THE MEANING OF RULE 501(a)(1), (2), (3) OR (7) UNDER THE SECURITIES ACT THAT IS NOT A

QUALIFIED INSTITUTIONAL BUYER AND THAT IS PURCHASING FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF ANOTHER INSTITUTIONAL ACCREDITED INVESTOR, IN EACH CASE IN A MINIMUM PRINCIPAL AMOUNT OF SECURITIES OR (F) PURSUANT TO ANOTHER AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT, SUBJECT TO THE ISSUER’S AND THE TRUSTEE’S RIGHT PRIOR TO ANY SUCH OFFER, SALE OR TRANSFER PURSUANT TO CLAUSES (D), (E) OR (F) TO REQUIRE THE DELIVERY OF AN OPINION OF COUNSEL, CERTIFICATION AND/ OR OTHER INFORMATION SATISFACTORY TO EACH OF THEM. THIS LEGEND WILL BE REMOVED UPON THE REQUEST OF THE HOLDER AFTER THE RESALE RESTRICTION TERMINATION DATE. [IN THE CASE OF REGULATION S NOTES: BY ITS ACQUISITION HEREOF, THE HOLDER HEREOF REPRESENTS THAT IT IS NOT A U.S. PERSON NOR IS IT PURCHASING FOR THE ACCOUNT OF A U.S. PERSON AND IS ACQUIRING THIS SECURITY IN AN OFFSHORE TRANSACTION IN ACCORDANCE WITH REGULATION S UNDER THE SECURITIES ACT.]

BY ITS ACQUISITION OF THIS SECURITY, THE HOLDER THEREOF WILL BE DEEMED TO HAVE REPRESENTED AND WARRANTED THAT EITHER (1) NO PORTION OF THE ASSETS USED BY SUCH HOLDER TO ACQUIRE OR HOLD THIS SECURITY CONSTITUTES THE ASSETS OF AN EMPLOYEE BENEFIT PLAN THAT IS SUBJECT TO TITLE I OF THE U.S. EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED (“ERISA”), OF A PLAN, INDIVIDUAL RETIREMENT ACCOUNT OR OTHER ARRANGEMENT THAT IS SUBJECT TO SECTION 4975 OF THE U.S. INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE “CODE”) OR PROVISIONS UNDER ANY OTHER FEDERAL, STATE, LOCAL, NON-U.S. OR OTHER LAWS OR REGULATIONS THAT ARE SIMILAR TO SUCH PROVISIONS OF ERISA OR THE CODE (“SIMILAR LAWS”), OR OF AN ENTITY WHOSE UNDERLYING ASSETS ARE CONSIDERED TO INCLUDE “PLAN ASSETS” OF ANY SUCH PLAN, ACCOUNT OR ARRANGEMENT, OR (2) THE ACQUISITION AND HOLDING OF THIS SECURITY WILL NOT CONSTITUTE A NON-EXEMPT PROHIBITED TRANSACTION UNDER SECTION 406 OF ERISA OR SECTION 4975 OF THE CODE OR A SIMILAR VIOLATION UNDER ANY APPLICABLE SIMILAR LAWS.

(2) Every Additional Note will also bear the following additional legend (the “Canadian Restricted Notes Legend”) unless and until otherwise agreed by the Company and the Holder thereof:

UNLESS PERMITTED UNDER SECURITIES LEGISLATION, THE HOLDER OF THIS SECURITY MUST NOT TRADE THE SECURITY BEFORE THE DATE THAT IS FOUR MONTHS AND A DAY AFTER [THE DISTRIBUTION DATE].

(3) Each Global Note, whether or not an Initial Note, shall bear the following legend on the face thereof:

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), NEW YORK, NEW YORK, TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE& CO., HAS AN INTEREST HEREIN.

TRANSFERS OF THIS GLOBAL NOTE SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO DTC, TO NOMINEES OF DTC OR TO A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE AND TRANSFERS OF PORTIONS OF THIS GLOBAL NOTE SHALL BE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE RESTRICTIONS SET FORTH IN THE INDENTURE REFERRED TO ON THE REVERSE HEREOF.

(4) Every Note authenticated and delivered under this Indenture that is issued with original issue discount for U.S. federal income tax purposes shall bear a legend in substantially the following form:

THIS NOTE HAS BEEN ISSUED WITH “ORIGINAL ISSUE DISCOUNT” FOR U.S. FEDERAL INCOME TAX PURPOSES. THE ISSUER WILL MAKE AVAILABLE TO ANY HOLDER OF THIS NOTE: (1) THE ISSUE PRICE AND ISSUE DATE OF THE NOTE, (2) THE AMOUNT OF ORIGINAL ISSUE DISCOUNT ON THE NOTE, (3) THE YIELD TO MATURITY OF THE NOTE, AND (4) ANY OTHER INFORMATION REQUIRED TO BE MADE AVAILABLE BY U.S. TREASURY REGULATIONS UPON RECEIVING A WRITTEN REQUEST FOR SUCH INFORMATION AT THE FOLLOWING ADDRESS: BELLATRIX EXPLORATION LTD., SUITE 1920, 800—5TH AVENUE S.W., CALGARY, ALBERTA, CANADA T2P 3T6, ATTENTION: TREASURER.

Section 203. Book-Entry Provisions. This Section 203 shall apply only to Global Notes deposited with the Notes Custodian.

(1) Each Global Note initially shall (x) be registered in the name of DTC or the nominee of DTC, (y) be delivered to the Notes Custodian for DTC and (z) bear legends as set forth in Section 202. Transfers of a Global Note (but not a beneficial interest therein) will be limited to transfers thereof in whole, but not in part, to the DTC, its successors or its respective nominees, except as set forth in Section 203(3) and Section 204. If a beneficial interest in a Global Note is transferred or exchanged for a beneficial interest in another Global Note, the

Notes Custodian will (x) record a decrease in the principal amount of the Global Note being transferred or exchanged equal to the principal amount of such transfer or exchange and (y) record a like increase in the principal amount of the other Global Note. Any beneficial interest in one Global Note that is transferred to a Person who takes delivery in the form of an interest in another Global Note, or exchanged for an interest in another Global Note, will, upon transfer or exchange, cease to be an interest in such Global Note and become an interest in the other Global Note and, accordingly, will thereafter be subject to all transfer and exchange restrictions, if any, and other procedures applicable to beneficial interests in such other Global Note for as long as it remains such an interest.

(2) Members of, or participants in, DTC (“Agent Members”) shall have no rights under this Indenture with respect to any Global Note held on their behalf by DTC or by the Notes Custodian as the custodian of DTC or under such Global Note, and DTC may be treated by the Company, the Trustee and any agent of the Company or the Trustee as the absolute owner of such Global Note for all purposes whatsoever. Notwithstanding the foregoing, nothing herein shall prevent the Company, the Trustee or any agent of the Company or the Trustee from giving effect to any written certification, proxy or other authorization furnished by DTC or impair, as between DTC and its Agent Members, the operation of customary practices of DTC governing the exercise of the rights of a holder of a beneficial interest in any Global Note.

(3) In connection with any transfer of a portion of the beneficial interest in a Global Note pursuant to Section 204 to beneficial owners who are required to hold Definitive Notes, the Notes Custodian shall reflect on its books and records the date and a decrease in the principal amount of such Global Note in an amount equal to the principal amount of the beneficial interest in the Global Note to be transferred, and the Company shall execute, and the Trustee shall authenticate and make available for delivery, one or more Definitive Notes of like tenor and amount.

(4) In connection with the transfer of an entire Global Note to beneficial owners pursuant to Section 204, such Global Note shall be deemed to be surrendered to the Security Registrar for cancellation, and the Company shall execute, and the Trustee shall authenticate and make available for delivery, to each beneficial owner identified by DTC in exchange for its beneficial interest in such Global Note, an equal aggregate principal amount of Definitive Notes of authorized denominations.

(5) The registered Holder of a Global Note may grant proxies and otherwise authorize any Person, including Agent Members and Persons that may hold interests through Agent Members, to take any action which a Holder is entitled to take under this Indenture or the Notes.

(6) Any owner of a beneficial interest in a Global Note shall, by acceptance of such beneficial interest, be deemed to agree that transfers of beneficial interests in such Global Note may be effected only through a book-entry system maintained by the Depositary, and that ownership of a beneficial interest in such Global Note shall be reflected in a book entry.

Section 204. Definitive Notes. Except as provided below, owners of beneficial interests in Global Notes will not be entitled to receive Definitive Notes. Definitive Notes shall be transferred to all beneficial owners in exchange for their beneficial interests in a Global Note upon the occurrence of any of the events set forth in Section 306(2). In the event of the occurrence of any of such events, the Company shall promptly make available to the Trustee or the Authenticating Agent a reasonable supply of Definitive Notes. If required to do so pursuant to any applicable law or regulation, beneficial owners may also obtain Definitive Notes in exchange for their beneficial interests in a Global Note upon written request in accordance with DTC’s and the Security Registrar’s procedures.

(1) Any Definitive Note delivered in exchange for an interest in a Global Note pursuant to Section 203 shall, except as otherwise provided by Section 305(c), bear the applicable legend regarding transfer restrictions applicable to the Global Note set forth in Section 203.

(2) If a Definitive Note is transferred or exchanged for a beneficial interest in a Global Note, the Security Registrar will (x) cancel such Definitive Note, (y) record an increase in the principal amount of such Global Note equal to the principal amount of such transfer or exchange and (z) in the event that such transfer or exchange involves less than the entire principal amount of the canceled Definitive Note, the Company shall execute, and the Trustee shall authenticate and make available for delivery, to the transferring Holder a new Definitive Note representing the principal amount not so transferred.

(3) If a Definitive Note is transferred or exchanged for another Definitive Note, (x) the Security Registrar will cancel the Definitive Note being transferred or exchanged, (y) the Company shall execute, and the Trustee shall authenticate and make available for delivery, one or more new Definitive Notes in authorized denominations having an aggregate principal amount equal to the principal amount of such transfer or exchange to the transferee (in the case of a transfer) or the Holder of the canceled Definitive Note (in the case of an exchange), registered in the name of such transferee or Holder, as applicable, and (z) if such transfer or exchange involves less than the entire principal amount of the canceled Definitive Note, the Company shall execute, and the Trustee shall authenticate and make available for delivery to the Holder thereof, one or more Definitive Notes in authorized denominations having an aggregate principal amount equal to the untransferred or unexchanged portion of the canceled Definitive Notes, registered in the name of the Holder thereof.

(4) Notwithstanding anything to the contrary in this Indenture, in no event shall a Definitive Note be delivered upon exchange or transfer of a beneficial interest in the Regulation S Global Note prior to the end of the Restricted Period.

ARTICLE THREE

THE NOTES

Section 301. Title and Terms.

The Notes shall be entitled the “9.5% Senior Third Lien PIK Toggle Notes due 2023.” The Trustee shall authenticate the Notes to be authenticated and delivered under this Indenture on the Issue Date in an aggregate amount equal to U.S.$[        ]3, upon delivery of a Company Order. The Trustee shall authenticate PIK Interest Notes and Additional Notes thereafter from time to time in unlimited amount for original issue upon receipt of a Company Order (subject to

[3]	$50,000,000 + applicable amount of Additional New Third Lien Notes compliance by the Company with Sections 201, 1010 and 1012). Any such Company Order shall also specify the date on which the original issue of Notes is to be authenticated and, in relation to any Additional Notes, it shall also specify the principal amount thereof to be issued and shall certify that such issuance is not prohibited by Section 1010 or Section 1012.

The Notes will mature on December 15, 2023.

Interest on the principal amount of the Notes will accrue at 9.50% per annum from the Issue Date until maturity; provided, however, that for any interest accruing prior to December 31, 2021, the Company may elect to pay interest on the then outstanding principal amount of the Notes at a rate of 12.50% per annum (the “PIK Interest Rate”) in respect of any such interest accruing prior to December 31, 2021, with a portion of such PIK Interest Rate equal to 3.00% per annum payable in cash and the remaining portion of such PIK Interest Rate equal to 9.50% per annum deferred until maturity (the “PIK Interest”), with the obligation to pay such PIK Interest to be evidenced by increasing the principal amount of the relevant outstanding Notes or by issuing additional Notes (“PIK Interest Notes”) in a principal amount equal to such interest (the “PIK Payment”). The Company will pay interest semi-annually in arrears on each of May 31 and November 30 of each year, in the case of the Initial Notes, to the Persons who are registered Holders of Notes on the Regular Record Date immediately preceding the applicable Interest Payment Date. Interest on the Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from and including the date of issuance to but excluding the actual Interest Payment Date. All PIK Interest shall be paid in accordance with Section 314.

The Notes shall be redeemable in accordance with their terms and as provided in Article Eleven and shall be subject to Defeasance and Covenant Defeasance as provided in Article Thirteen. The Notes shall have such other terms as are indicated in Annex A.

Section 302. Denominations.

The Notes shall be issuable only in fully registered form without coupons and only in minimum denominations of U.S.$1,000 and any integral multiple of U.S.$1,000 in excess thereof (except in the case of any PIK Payment, which may be issued in minimum denominations of $1.00 and any integral multiple of $1.00 in excess thereof).

Section 303. Execution, Authentication, Delivery and Dating.

The Notes shall be executed on behalf of the Company by its Chairman of the Board, its Vice Chairman of the Board, its President or one of its Vice Presidents. If its corporate seal is reproduced thereon, it shall be attested by the Secretary or an Assistant Secretary of the Company. The signature of any of these officers on the Notes may be manual or facsimile.

If the Company elects to reproduce its corporate seal on the Notes, then such seal may be in the form of a facsimile thereof and may be impressed, affixed, imprinted or otherwise reproduced on the Notes.

Notes bearing the manual or facsimile signatures of individuals who were at any time the proper officers of the Company shall bind the Company, notwithstanding the fact that such individuals or any of them have ceased to hold such offices prior to the authentication and delivery of such Notes or did not hold such offices at the date of such Notes.

At any time and from time to time after the execution and delivery of this Indenture and as provided in Section 301, the Company may deliver Notes executed by the Company to the Trustee for authentication, together with a Company Order for the authentication and delivery of such Notes, and the Trustee in accordance with the Company Order shall authenticate and deliver such Notes. The Trustee shall have the right to decline to authenticate and deliver any Notes: (a) if the Trustee, being advised by counsel, determines that such action may not be taken lawfully; or (b) if the Trustee in good faith shall determine that such action would expose the Trustee to personal liability to Holders of any then-outstanding Notes.

Each Note shall be dated the date of its authentication.

No Note shall be entitled to any benefit under this Indenture or be valid or obligatory for any purpose unless there appears on such Note a certificate of authentication substantially in the form provided for in Annex A, signed manually in the name of the Trustee by an authorized signatory, and such certificate upon any Note shall be conclusive evidence, and the only evidence, that such Note has been duly authenticated and delivered hereunder. Notwithstanding the foregoing, if any Note shall have been authenticated and delivered hereunder but never issued and sold by the Company, and the Company shall deliver such Note to the Trustee for cancellation as provided in Section 309, for all purposes of this Indenture such Note shall be deemed never to have been authenticated and delivered hereunder and shall never be entitled to the benefits of this Indenture.

The Trustee may appoint an authenticating agent acceptable to the Company to authenticate Notes. An authenticating agent may authenticate Notes whenever the Trustee may do so. Each reference in this Indenture to authentication by the Trustee includes authentication by such agent. An authenticating agent has the same rights as the Trustee to deal with the Company or an Affiliate of the Company.

Section 304. Temporary Notes.

Pending the preparation of definitive Notes, whether in global or certificated form, the Company may execute, and upon Company Order the Trustee shall authenticate and deliver, temporary Notes which are printed, lithographed, typewritten, mimeographed or otherwise produced, in any authorized denomination, substantially of the tenor of the definitive Notes in lieu of which they are issued and with such appropriate insertions, omissions, substitutions and other variations as the Officers executing such Notes may determine, as evidenced by their execution of such Notes.

If temporary Notes are issued, the Company will cause definitive Notes to be prepared without unreasonable delay. After the preparation of definitive Notes, the temporary Notes shall be exchangeable for definitive Notes upon surrender of the temporary Notes at the office or agency of the Company in a Place of Payment for that series, without charge to the Holder. Upon surrender for cancellation of any one or more temporary Notes, the Company shall execute and the Trustee shall authenticate and deliver in exchange therefor one or more definitive Notes of any authorized denominations and of like tenor and aggregate principal amount. Until so exchanged, the temporary Notes shall in all respects be entitled to the same benefits under this Indenture as definitive Notes.

Section 305. Transfer and Exchange.

(a) Transfers of Rule 144A Notes. The following provisions shall apply with respect to any proposed registration of transfer of a Rule 144A Note:

(1) a registration of transfer of a Rule 144A Note or a beneficial interest therein to a QIB shall be made upon the representation of the transferee in the form as set forth on the reverse of the Note that it is purchasing for its own account or an account with respect to which it exercises sole investment discretion and that it and any such account is a “qualified institutional buyer” within the meaning of Rule 144A, and is aware that the sale to it is being made in reliance on Rule 144A and acknowledges that it has received such information regarding the Company as it has requested pursuant to Rule 144A or has determined not to request such information and that it is aware that the transferor is relying upon its foregoing representations in order to claim the exemption from registration provided by Rule 144A; provided that no such written representation or other written certification shall be required in connection with the transfer of a beneficial interest in the Rule 144A Global Note to a transferee in the form of a beneficial interest in that Rule 144A Global Note in accordance with this Indenture and the applicable procedures of the Depositary; and

(2) a registration of transfer of a Rule 144A Note or a beneficial interest therein to a Non-U.S. Person shall be made upon receipt by the Company and the Security Registrar or its agent of an assignment substantially in the form set forth in Annex A from the proposed transferee and the delivery of an Opinion of Counsel, certification and/or other information satisfactory to the Company.

(b) Transfers of Regulation S Notes. The following provisions shall apply with respect to any proposed transfer of a Regulation S Note prior to the expiration of the Restricted Period:

(1) a transfer of a Regulation S Note or a beneficial interest therein to a QIB shall be made upon the representation of the transferee, in the form of assignment on the reverse of the certificate, that it is purchasing the Note for its own account or an account with respect to which it exercises sole investment discretion and that it and any such account is a “qualified institutional buyer” within the meaning of Rule 144A, is aware that the sale to it is being made in reliance on Rule 144A and acknowledges that it has received such information regarding the Company as it has requested pursuant to Rule 144A or has determined not to request such information and that it is aware that the transferor is relying upon its foregoing representations in order to claim the exemption from registration provided by Rule 144A; and

(2) a transfer of a Regulation S Note or a beneficial interest therein to a Non-U.S. Person shall be made upon receipt by the Company and the Security Registrar or its agent of an assignment substantially in the form set forth as part of the form of the Notes in Annex A hereof from the proposed transferee and receipt by the Security Registrar or its agent of an Opinion of Counsel, certification and/or other information satisfactory to the Company.

After the expiration of the Restricted Period, interests in the Regulation S Note may be transferred in accordance with applicable law without requiring any additional certification.

(c) Restricted Notes Legends. Upon the transfer, exchange or replacement of Notes not bearing Restricted Notes Legends, the Security Registrar shall deliver Notes that do not bear such Restricted Notes Legends. Upon the transfer, exchange or replacement of Notes bearing Restricted Notes Legends, the Security Registrar shall deliver only Notes that bear Restricted Notes Legends unless (1) (A) in the case of the Canadian Restricted Notes Legend, the Company has been a reporting issuer in a province or territory of Canada for greater than four months and a day, in which case only the legend required by Section 202(1) shall be required and (B) in the case of the legend required by Section 202(1), an Initial Note is being transferred pursuant to an effective registration statement under the Securities Act, in which case only the Canadian Restricted Notes Legend shall be required, (2) Initial Notes are being exchanged for Notes that do not bear the Canadian Restricted Notes Legend in accordance with Section 305(d), in which case only the legend required by Section 202(1) shall be required or (3) there is delivered to the Security Registrar an Opinion of Counsel reasonably satisfactory to the Company and the Security Registrar to the effect that the applicable legend nor the related restrictions on transfer are required in order to maintain compliance with the provisions of the Securities Act or applicable Canadian securities laws, as applicable. Any Additional Notes sold in a registered offering shall not be required to bear the Restricted Notes Legends.

(d) Automatic Exchange from Global Note Bearing Canadian Restricted Notes Legend to Global Note Not Bearing Canadian Restricted Notes Legend. Upon the Company’s satisfaction that the Canadian Restricted Notes Legend shall no longer be required in order to maintain compliance with the applicable Canadian securities laws, beneficial interests in a Global Note bearing the Canadian Restricted Notes Legend (a “Canadian Restricted Global Note”) may, at the Company’s discretion, be automatically exchanged into beneficial interests in a Global Note not bearing the Canadian Restricted Notes Legend (a “Canadian Unrestricted Global Note”) without any action required by or on behalf of the Holder (the “Automatic Exchange”) at any time on or after the date that is the four months and one day after (1) with respect to the Notes issued on the Issue Date, the Issue Date or (2) with respect to Additional Notes, if any, the issue date of such Additional Notes. If the Company determines to effect the Automatic Exchange pursuant to this Section 305(d), the Company shall (i) provide written notice to DTC, the Trustee and Security Registrar at least fifteen (15) calendar days (unless a shorter period shall be acceptable to them) prior to the date determined by the Company to effect the Automatic Exchange (the “Automatic Exchange Date”), instructing DTC to exchange all of the Outstanding beneficial interests in a particular Canadian Restricted Global Note to the Canadian Unrestricted Global Note, which the Company shall have previously otherwise made eligible for exchange with the DTC, (ii) provide prior written notice (the “Automatic Exchange Notice”) to each Holder at such Holder’s address appearing in the Security Register at least five (5) calendar days prior to the Automatic Exchange Date (the “Automatic Exchange Notice Date”), which notice must include (w) the Automatic Exchange Date, (x) the section of this

Indenture pursuant to which the Automatic Exchange shall occur, (y) the “CUSIP” number of the Canadian Restricted Global Note from which such Holder’s beneficial interests will be transferred and (z) the “CUSIP” number of the Canadian Unrestricted Global Note into which such Holder’s beneficial interests will be transferred, and (iii) on or prior to the Automatic Exchange Date, deliver to the Trustee for authentication one or more Canadian Unrestricted Global Notes, duly executed by the Company, and a Company Order requesting the Trustee to authenticate, in an aggregate principal amount equal to the aggregate principal amount of Canadian Restricted Global Notes to be exchanged into such Canadian Unrestricted Global Notes. At the Company’s written request on no less than five (5) Business Days’ notice prior to the Automatic Exchange Notice Date, the Trustee shall deliver, in the Company’s name and at its expense, the Automatic Exchange Notice to each Holder at such Holder’s address appearing in the Security Register; provided that the Company has delivered to the Trustee the information required to be included in such Automatic Exchange Notice.

Notwithstanding anything to the contrary in this Section 305(d), if there are any Definitive Notes then Outstanding, during the five (5) calendar day period prior to the Automatic Exchange Date, no transfers of registration or exchanges other than pursuant to this Section 305(d) shall be permitted without the prior written consent of the Company.

As a condition to any Automatic Exchange, the Company shall provide, and the Trustee shall be entitled to conclusively rely upon, an Officer’s Certificate and Opinion of Counsel to the effect that the Automatic Exchange shall be effected in compliance with the applicable Canadian securities laws and that the restrictions on transfer contained herein and in the Canadian Restricted Notes Legend shall no longer be required in order to maintain compliance with applicable Canadian securities laws.

Upon any exchange of beneficial interests pursuant to this Section 305(d), one or more Canadian Unrestricted Global Notes shall be issued in accordance with Section 301 and in an aggregate principal amount equal to the aggregate principal amount of each Canadian Restricted Global Note then Outstanding. Each such Canadian Unrestricted Global Note shall be deposited with the Notes Custodian upon issuance. Each Canadian Restricted Global Note from which beneficial interests are transferred pursuant to an Automatic Exchange shall be cancelled following the Automatic Exchange.

(e) Retention of Written Communications. The Security Registrar shall retain in accordance with its normal trust procedures and the requirements of law copies of all letters, notices and other written communications received pursuant to Section 201, Section 204 or this Section 305. The Company shall have the right to inspect and make copies of all such letters, notices or other written communications at any reasonable time during normal business hours upon the giving of reasonable prior written notice to the Security Registrar.

(f) No Obligation of the Company and the Trustee. (1) None of the Company, the Guarantors, the Trustee nor the Security Registrar shall have any responsibility or obligation to any beneficial owner of a Global Note, a member of, or a participant in, DTC or other Person with respect to the accuracy of the records of DTC or its nominee or of any participant or member thereof, with respect to any ownership interest in the Notes or with respect to the delivery to any participant, member, beneficial owner or other Person (other than DTC) of any notice (including any notice of redemption or purchase) or the payment of any amount or delivery of any Notes (or other security or property) under or with respect to such Notes. All notices and communications to be given to the Holders and all payments to be made to Holders in respect of the Notes shall be given or made only to or upon the order of the registered Holders (which shall be DTC or its nominee in the case of a Global Note). The rights of beneficial owners in any Global Note shall be exercised only through DTC subject to the applicable rules and procedures of DTC. The Company, the Guarantors and the Trustee may rely and shall be fully protected in relying upon information furnished by DTC with respect to its members, participants and any beneficial owners.

Neither the Trustee nor the Security Registrar shall have any obligation or duty to monitor, determine or inquire as to compliance with any restrictions on transfer imposed under this Indenture or under applicable law with respect to any transfer of any interest in any Note (including any transfers between or among DTC participants, members or beneficial owners in any Global Note) other than to require delivery of such certificates and other documentation or evidence as are expressly required by, and to do so if and when expressly required by, the terms of this Indenture, and to examine the same to determine substantial compliance as to form with the express requirements hereof. Neither the Trustee, the Security Registrar nor any of their respective agents shall have any responsibility for any actions taken or not taken by DTC.

Section 306. Registration of Transfer and Exchange.

The Company shall cause to be kept at the office or agency of the Company in the United States a register (the register maintained in such office or agency being herein sometimes referred to as the “Security Register”) in which, subject to such reasonable regulations as it may prescribe, the Company shall provide for the registration of Notes and of transfers of Notes. The Trustee is hereby appointed “Security Registrar” for the purpose of registering Notes and transfers of Notes as herein provided, and its Corporate Trust Office is the initial office or agency where the Security Register will be maintained. The Company may at any time replace such Security Registrar or change such office or agency, and the Company or any Material Subsidiary may act as the Security Registrar; provided, however, that there shall be only one Security Register. The Company will give prompt written notice to the Trustee of any change of the Security Registrar or of the location of such office or agency.

Prior to the due presentation for registration of transfer of any Note, the Company, the Trustee, the Paying Agent or the Security Registrar may deem and treat the person in whose name a Note is registered as the owner of such Note for the purpose of receiving payment of principal of, premium, if any, and interest on such Note and for all other purposes whatsoever, including without limitation the transfer or exchange of such Note, whether or not such Note is overdue, and none of the Company, the Trustee, the Paying Agent or the Security Registrar shall be affected by notice to the contrary.

Upon surrender for registration of transfer of any Note at the office of the Security Registrar, Company shall execute and the Trustee shall authenticate and deliver, subject to the other terms and conditions of this Article Three, in the name of the designated transferee or transferees, one or more Definitive Notes or Global Notes at the Company’s and Security Registrar’s written request, of any authorized denominations and of like tenor and aggregate principal amount.

All Notes issued upon any registration of transfer or exchange of Notes shall be the valid obligations of the Company evidencing the same debt, and entitled to the same benefits under this Indenture, as the Notes surrendered upon such registration of transfer or exchange.

Every Note presented or surrendered for registration of transfer or for exchange shall (if so required by the Company or the Security Registrar) be duly endorsed, or be accompanied by a written instrument of transfer in form satisfactory to the Company and the Security Registrar duly executed, by the Holder thereof or its attorney duly authorized in writing.

No service charge shall be made for any registration of transfer or exchange of Notes, but the Company may require payment of a sum sufficient to cover any transfer tax or other governmental taxes and fees that may be required by law or imposed by this Indenture in connection with any registration of transfer or exchange of Notes, other than exchanges pursuant to Section 304, 907, 1009, 1014 or 1108 not involving any transfer.

If the Notes are to be redeemed in part, the Company and the Security Registrar shall not be required (1) to register the transfer of or exchange any Notes during a period of 15 days before a selection of Notes for redemption under Section 1104, or (2) to register the transfer of or exchange any Note so selected for redemption in whole or in part, except the unredeemed portion of any Note being redeemed in part.

The provisions of clauses (1), (2), (3), (4) and (5) below shall apply only to Global Notes:

(1) Each Global Note authenticated under this Indenture shall be registered in the name of the Depositary designated for such Global Note or a nominee thereof and delivered to such Depositary or a nominee thereof or custodian therefor, and each such Global Note shall constitute a single Note for all purposes of this Indenture.

(2) Notwithstanding any other provision in this Indenture, no Global Note may be exchanged in whole or in part for Notes registered, and no transfer of a Global Note in whole or in part may be registered, in the name of any Person other than the Depositary for such Global Note or a nominee thereof, unless (A) such Depositary (i) has notified the Company that it is unwilling or unable to discharge its responsibilities properly as Depositary for such Global Note or (ii) has ceased to be a clearing agency registered under the Exchange Act, and in either case the Company has not appointed a qualified successor within 90 days, (B) a Default or an Event of Default has occurred and is continuing and the Depositary has notified the Company and the Trustee of its decision to exchange such Global Note for Notes in certificated form or (C) subject to the Depositary’s rules, the Company, at its option, has elected to terminate the book-entry system through the Depositary.

(3) Subject to clause (2) above, any exchange of a Global Note for other Notes may be made in whole or in part, and all Notes issued in exchange for a Global Note or any portion thereof shall be registered in such names as the Depositary for such Global Note shall direct.

(4) Every Note authenticated and delivered upon registration of transfer of, or in exchange for a Global Note, whether pursuant to Section 304, 907, 1009, 1014 or 1108 or otherwise, shall be authenticated and delivered in the form of, and shall be, a Global Note, unless such Note is registered in the name of a Holder other than the Depositary for such Global Note or a nominee thereof.

(5) Any Definitive Note delivered in exchange for an interest in a Global Note pursuant to Section 204 shall, except as otherwise provided by Section 305(c), bear the applicable legends regarding transfer restrictions applicable to the Global Notes set forth in Section 202(1) and (2).

The Depositary for a Global Note may surrender such Global Note in exchange in whole or in part for Notes in definitive registered form on such terms as are acceptable to the Company, the Trustee and such Depositary. Thereupon, the Company and the Guarantors shall execute, and the Trustee, upon receipt of a Company Order for the authentication and delivery of Notes in definitive registered form, shall authenticate and deliver, without service charge:

(1) to the Person specified by such Depositary a new Note or Notes, with a notation of the Guarantee executed by the Guarantors, of any authorized denominations as requested by such Holder, in an aggregate principal amount equal to and in exchange for such Person’s beneficial interest in the Global Note; and

(2) to such Depositary a new Global Note, with a notation of the Guarantee executed by the Guarantors, in a denomination equal to the difference, if any, between the principal amount of the surrendered Global Note and the aggregate principal amount of Notes authenticated and delivered pursuant to clause (1) above.

Every Person who takes or holds any beneficial interest in a Global Note shall be deemed to agree that:

(1) the Company, the Guarantors and the Trustee may deal with the Depositary as sole owner of the Global Note and as the authorized representative of such Person;

(2) such Person’s rights in the Global Note shall be exercised only through the Depositary and shall be limited to those rights established by law and agreement between such Person and the Depositary and/or direct and indirect participants of the Depositary;

(3) the Depositary and its participants make book-entry transfers of beneficial ownership among, and receive and transmit distributions of the principal of (and premium, if any) and interest on the Global Notes to, such Persons in accordance with their own procedures; and

(4) none of the Company, the Guarantors, the Trustee, nor any agent of any of them will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests of a Global Note or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

Section 307. Mutilated, Destroyed, Lost and Stolen Notes.

If any mutilated Note is surrendered to the Trustee, the Company shall execute and the Trustee shall authenticate and deliver in exchange therefor a new Note of like tenor and principal amount and bearing a number not contemporaneously Outstanding.

If there shall be delivered to the Company and the Trustee (1) evidence to their satisfaction of the destruction, loss or theft of any Note and (2) such security or indemnity as may be required by each of them to save each of them and any agent of either of them harmless, then, in the absence of notice to the Company or the Trustee that such Note has been acquired by a protected purchaser, the Company shall execute and the Trustee shall authenticate and deliver, in lieu of any such destroyed, lost or stolen Note, a new Note of like tenor and principal amount and bearing a number not contemporaneously Outstanding.

In case any such mutilated, destroyed, lost or stolen Note has become or is about to become due and payable, the Company in its discretion may, instead of issuing a new Note, pay such Note.

Upon the issuance of any new Note under this Section, the Company may require the payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in relation thereto and any other expenses (including the fees and expenses of the Trustee) connected therewith.

Every new Note issued pursuant to this Section in lieu of any destroyed, lost or stolen Note shall constitute an original additional contractual obligation of the Company whether or not the destroyed, lost or stolen Note shall be at any time enforceable by anyone, and shall be entitled to all the benefits of this Indenture equally and proportionately with any and all other Notes duly issued hereunder.

The provisions of this Section are exclusive and shall preclude (to the extent lawful) all other rights and remedies with respect to the replacement or payment of mutilated, destroyed, lost or stolen Notes.

Section 308. Payment of Interest; Interest Rights Preserved.

Interest on any Note which is payable, and is punctually paid or duly provided for, on any Interest Payment Date shall be paid to the Holder in whose name that Note (or one or more Predecessor Notes) is registered at the close of business on the Regular Record Date for such interest.

Any interest on any Note which is payable, but is not punctually paid or duly provided for, on any Interest Payment Date (herein called “Defaulted Interest”) shall forthwith cease to be payable to the Holder on the relevant Regular Record Date by virtue of having been such Holder, and such Defaulted Interest may be paid by the Company, at its election in each case, as provided in clause (1) or (2) below:

(1) The Company may elect to make payment of any Defaulted Interest to the Persons in whose names the Notes (or their respective Predecessor Notes) are registered at the close of business on a Special Record Date for the payment of such Defaulted Interest, which shall be fixed in the following manner. The Company shall notify the Trustee in writing of the amount of Defaulted Interest proposed to be paid on each Note and the date of the proposed payment, and at the same time the Company shall deposit with the Trustee an amount of money equal to the aggregate amount proposed to be paid in respect of such Defaulted Interest or shall make arrangements satisfactory to the Trustee for such deposit prior to the date of the proposed payment, such money when deposited to be held in trust for the benefit of the Persons entitled to such Defaulted Interest as in this clause provided. Thereupon the Company shall fix a Special Record Date for the payment of such Defaulted Interest which shall be not more than 15 days and not less than 10 days prior to the date of the proposed payment and not less than 10 days after the receipt by the Trustee of the notice of the proposed payment. The Company shall promptly notify the Trustee of such Special Record Date and, in the name and at the expense of the Company, the Trustee shall cause notice of the proposed payment of such Defaulted Interest and the Special Record Date therefor to be given to each Holder of Notes in the manner set forth in Section 106, not less than 10 days prior to such Special Record Date. Notice of the proposed payment of such Defaulted Interest and the Special Record Date therefor having been so sent, such Defaulted Interest shall be paid to the Persons in whose names the Notes (or their respective Predecessor Notes) are registered at the close of business on such Special Record Date and shall no longer be payable pursuant to the following clause (2).

(2) The Company may make payment of any Defaulted Interest on the Notes in any other lawful manner not inconsistent with the requirements of any securities exchange on which such Notes may be listed, and upon such notice as may be required by such exchange, if, after notice given by the Company to the Trustee of the proposed payment pursuant to this clause, such manner of payment shall be deemed practicable by the Trustee.

Subject to the foregoing provisions of this Section, each Note delivered under this Indenture upon registration of transfer of or in exchange for or in lieu of any other Note shall carry the rights to interest accrued and unpaid, and to accrue, which were carried by such other Note.

Section 309. Persons Deemed Owners.

Prior to due presentment of a Note for registration of transfer, the Company, the Guarantors, the Trustee and any agent of the Company, the Guarantors or the Trustee may treat the Person in whose name such Note is registered as the owner of such Note for the purpose of receiving payment of principal of and any premium and (subject to Section 308) any interest on such Note and for all other purposes whatsoever, whether or not such Note be overdue, and none of the Company, the Guarantors, the Trustee nor any of their respective agents shall be affected by notice to the contrary.

Section 310. Cancellation.

All Notes surrendered for payment, redemption, purchase, registration of transfer or exchange shall, if surrendered to any Person other than the Trustee, be delivered to the Trustee and shall be promptly cancelled by it. The Company may at any time deliver to the Trustee for cancellation any Notes previously authenticated and delivered hereunder which the Company may have acquired in any manner whatsoever, and may deliver to the Trustee (or to any other Person for delivery to the Trustee) for cancellation any Notes previously authenticated hereunder which the Company has not issued and sold, and all Notes so delivered shall be promptly cancelled by the Trustee (subject to the Trustee’s procedures and the record retention requirements of the Exchange Act) and, upon written request, the Trustee shall deliver a certificate of such cancellation to the Company. No Notes shall be authenticated in lieu of or in exchange for any Notes cancelled as provided in this Section, except as expressly permitted by this Indenture. All cancelled Notes held by the Trustee shall be disposed of in accordance with the Trustee’s standard provisions or as directed by a Company Order.

Section 311. Computation of Interest.

Interest on the Notes shall be computed on the basis of a 365-day or 366-day year, as applicable.

Section 312. Transfer and Exchange.

The Notes shall be issued in registered form and shall be transferable only upon the surrender of a Note for registration of transfer. When a Note is presented to the Security Registrar with a request to register a transfer, the Security Registrar shall register the transfer as requested if the requirements of this Indenture and Section 8-401(a) of the Uniform Commercial Code are met. When Notes are presented to the Security Registrar with a request to exchange them for an equal principal amount of Notes of other denominations, the Security Registrar shall make the exchange as requested if the same requirements are met.

Section 313. CUSIP or ISIN Numbers.

The Company in issuing the Notes may use “CUSIP” or “ISIN” numbers (if then generally in use, and in addition to the other identification numbers printed on the Notes), and, if so, the Trustee shall use “CUSIP” or “ISIN” numbers in notices of redemption as a convenience to Holders; provided, however, that any such notice may state that no representation is made as to the correctness of such “CUSIP” or “ISIN” numbers either as printed on the Notes or as contained in any notice of a redemption and that reliance may be placed only on the other identification numbers printed on the Notes, and any such redemption shall not be affected by any defect in or omission of such “CUSIP” or “ISIN” numbers. The Company shall as promptly as practicable notify the Trustee of any change that the Company is aware of in the CUSIP numbers.

Section 314. PIK Interest.

Notwithstanding anything to the contrary in this Indenture, the payment of accrued interest in connection with any redemption or repurchase of the Notes as described under Sections 1103, 1009 or 1014 hereof will be made solely in Cash Interest. If the Company elects to pay interest on the Notes at the PIK Interest Rate on any Interest Payment Date, with a combination of Cash Interest and PIK Interest in accordance with Section 301 (the “PIK Election”), such Cash Interest and PIK Interest shall be paid on the Notes on a pro rata basis. If the Company wishes to make the PIK Election on any Interest Payment Date, then the Company shall deliver a notice to the Trustee not less than five Business Days prior to such Interest Payment Date, which notice shall state the total amount of interest to be paid on such Interest Payment Date and the portion of such total amount of interest payable as PIK Interest.

Unless otherwise agreed between the Company and the Trustee, with respect to the issuance of any PIK Interest Notes, the Company shall deliver to the Trustee no later than two Business Days prior to the applicable Interest Payment Date, (i) if such PIK Interest is payable in respect of any Definitive Notes, the required amount of new Definitive Notes (rounded up to the nearest whole dollar) representing the PIK Interest Notes required to satisfy the relevant PIK Payment and a Company Order to authenticate and deliver such PIK Interest Notes on the relevant Interest Payment Date or (ii) if such PIK Interest is payable in respect of any Global Notes, by delivering a written order from an Officer of the Company to the Trustee to increase the principal amount of the then outstanding Global Note by an amount equal to the amount of PIK Interest for the applicable interest period (rounded up to the nearest whole dollar).

Any PIK Interest Note shall, after being executed and, if applicable, authenticated pursuant to Section 303 hereof, be (i) if such PIK Interest Notes are Definitive Notes, mailed to the Person entitled thereto as shown on the register for the Definitive Notes as of the relevant Regular Record Date or (ii) if such PIK Interest Notes are Global Notes, deposited into the account specified by the Holder or Holders thereof as of the relevant Regular Record Date.

Notwithstanding the foregoing, in connection with any PIK Payment on Notes that are Global Notes, the Company may, if requested in writing by any Holder or if required by the procedures of the Depositary, in lieu of increasing the principal amount of such Global Notes, issue the required amount of the PIK Payment in the form of a new Global Note (rounded up to the nearest whole dollar) upon delivery to the Trustee of a Company Order to authenticate and deliver such new Global Note on the relevant Interest Payment Date.

Any PIK Payment shall be made in such form and on terms as specified in this Section 314, and the Company shall and the Trustee and Paying Agent may take additional steps as necessary to effect such PIK Payment.

ARTICLE FOUR

SATISFACTION AND DISCHARGE

Section 401. Satisfaction and Discharge of Indenture.

This Indenture and the Security Documents shall cease to be of further effect as to all Notes issued hereunder, and the Collateral shall be released, and the Trustee, at the expense of the Company upon a Company Request, shall execute such instruments reasonably requested by the Company acknowledging satisfaction and discharge of this Indenture, when

(1) either

(a) all Notes theretofore authenticated and delivered (other than (i) Notes which have been destroyed, lost or stolen and which have been replaced or paid as provided in Section 307 and (ii) Notes for whose payment money has theretofore been deposited in trust or segregated and held in trust by the Company and thereafter repaid to the Company or discharged from such trust, as provided in Section 1003), have been delivered to the Trustee for cancellation; or

(b) all such Notes not theretofore delivered to the Trustee for cancellation

(i) have become due and payable, or

(ii) will become due and payable at their Stated Maturity within one year, or

(iii) are to be called for redemption within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Company, and the Company or any Guarantor in the case of (i), (ii) or (iii) of subclause (b) of this Section 401(1), has irrevocably deposited or caused to be irrevocably deposited with the Trustee as trust funds in trust solely for the benefit of the Holders, cash in U.S. dollars, non-callable U.S. dollar-denominated Government Securities, or a combination of cash in U.S. dollars and non-callable Government Securities, in amounts as will be sufficient, without consideration of any reinvestment of interest, to pay and discharge the entire indebtedness on such Notes not theretofore delivered to the Trustee for cancellation, for principal, premium, if any, and accrued interest to the date of such deposit (in the case of Notes which have become due and payable) or to the Stated Maturity or Redemption Date, as the case may be (assuming the payment of interest as Cash Interest through such date);

(2) in respect of clause (1)(b), no Default or Event of Default has occurred and is continuing on the date of the deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit and any similar deposit relating to other Debt and, in each case, the grant of Liens securing such borrowings);

(3) the Company or any Guarantor has paid or caused to be paid all sums payable by it under this Indenture, the Notes and the Guarantees, including all amounts payable to the Trustee;

(4) the Company has delivered irrevocable instructions to the Trustee to apply the deposited money toward the payment of the Notes at their Stated Maturity or on the Redemption Date, as the case may be; and

(5) the Company has delivered to the Trustee an Officer’s Certificate, stating that all conditions precedent set forth in clauses (1) through (4) above have been satisfied.

Notwithstanding the satisfaction and discharge of this Indenture in respect of the Notes, the obligations of the Company and the Guarantors to the Holders under Sections 305 and 306, the obligations of the Company and the Guarantors to the Trustee under Sections 609 and 1601, the obligations of the Trustee to any Authenticating Agent under Section 617 and, if cash or U.S. dollar-denominated Government Securities shall have been deposited with the Trustee pursuant to subclause (b) of clause (1) of this Section, the obligations of the Trustee under Section 402 and the last paragraph of Section 1003 shall survive.

If an amount in connection with this Indenture is received by the Trustee in a currency other than the currency in which the amount is due for any reason under the Notes (the “Convertible Amount”), then the Company and Guarantors shall indemnify the Trustee against (a) any difference arising from converting the Convertible Amount into the currency in which it is due for any reason under the Notes and (b) the costs, fees, taxes, charges, levies, liabilities and expenses (including without limitation those incurred in connection with advisors) of conversion.

The Company and the Guarantors agree to pay amounts under this indemnity on demand from the Trustee. The Trustee will have no obligation to investigate whether the conversion rate offered to it at the time of conversion of the Convertible Amount is the best market rate and will have no liability whatsoever in connection with the conversion.

Section 402. Application of Trust Money.

Subject to the provisions of the last paragraph of Section 1003, all cash and U.S. dollar-denominated Government Securities (including the proceeds thereof) deposited with the Trustee pursuant to Section 401 shall be held in trust and applied by it, in accordance with the provisions of the Notes and this Indenture, to the payment, either directly or through any Paying Agent (including the Company acting as its own Paying Agent) as the Trustee may determine, to the Persons entitled thereto, of the principal and any premium and interest for whose payment such cash and Government Securities (including the proceeds thereof) have been deposited with the Trustee.

Anything in this Article to the contrary notwithstanding, the Trustee shall deliver or pay to the Company from time to time upon Company Request any money or Government Securities held by it as provided in Section 401 with respect to any Notes which, in the opinion of a nationally recognized firm of independent public accountants expressed in a written certification thereof delivered to the Trustee, are in excess of the amount thereof which would then be required to be deposited to effect the satisfaction and discharge of this Indenture.

If the Trustee or Paying Agent is unable to apply any money or U.S. dollar-denominated Government Securities in accordance with Section 401 by reason of any legal proceeding or by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, the Company’s and any Guarantor’s obligations under this Indenture and the Notes shall be revived and reinstated as though no deposit had occurred pursuant to Section 401; provided that if the Company has made any payment of principal of, premium, if any, or interest on, any Notes because of the reinstatement of its obligations, the Company shall be subrogated to the rights of the Holders of such Notes to receive such payment from the money or Government Securities held by the Trustee or Paying Agent.

ARTICLE FIVE

REMEDIES

Section 501. Events of Default.

An “Event of Default,” wherever used herein, means any one of the following events:

(1) Failure to Pay Principal. If the Note Party fails to pay all or any part of any principal payment on any Note when due hereunder.

(2) Failure to Pay Interest or Fees. If the Company or any Material Subsidiary fails to make any payment of any interest, fees or any other amount due under any Note Document on the date such amount becomes due and payable hereunder, and such default continues for at least 3 Business Days.

(3) Covenants.

(i) If the Company fails to observe any of its covenants and obligations under Article Eight, Section 1004(1), Section 1010, Section 1011, Section 1012, Section 1013, Section 1014, Section 1015, Section 1016, Section 1017, Section 1018, Section 1020, Section 1021, Section 1022, Section 1023, Section 1024, Section 1025, Section 1026 and Section 1027.

(ii) If the Company or any Material Subsidiary fails to perform or observe any of its covenants and obligations under the Note Documents, excluding the payment obligations referred to in (1) and (2) immediately above and the covenants referred to paragraph (3)(i) immediately above, and

(a) such breach or failure is not capable of being remedied by the Company; or

(b) if such breach or failure is capable of being remedied, such default continues for at least 30 days after an officer of the Company or any Material Subsidiary becomes aware thereof or written notice thereof is given by the Trustee to the Company.

(4) Invalidity. If any of the Note Documents is or becomes invalid or unenforceable and such invalidity or unenforceability continues for at least 5 days after written notice thereof is given by the Trustee to the Company.

(5) Insolvency. The Company or any of its Subsidiaries (i) becomes insolvent or generally not able to pay its debts as they become due, (ii) admits in writing its inability to pay its debts generally or makes a general assignment for the benefit of creditors, (iii) institutes or has instituted against it any proceeding seeking (x) to adjudicate it a bankrupt or insolvent, (y) liquidation, winding up, administration, reorganization, arrangement, adjustment, protection, relief or composition of it or its debts under any applicable Law relating to bankruptcy, insolvency, reorganization or relief of debtors including any proceeding under applicable corporate law seeking a compromise or arrangement of, or stay of proceedings to enforce, some or all of the debts of such Person, or (z) the entry of an order for relief or the appointment of a receiver, receiver-manager, administrator, custodian, monitor, trustee or other similar official for it or for any substantial part of its assets, and in the case of any such proceeding instituted against it (but not instituted by it), either the proceeding remains undismissed or unstayed for a period of 30 days, such Person fails to diligently and actively oppose such proceeding, or any of the actions sought in such proceeding (including the entry of an order for relief against it or the appointment of a receiver, receiver-manager, administrator, custodian, monitor, trustee or other similar official for it or for any substantial part of its properties and assets) occurs, or (iv) takes any corporate action to authorize any of the above actions.

(6) Seizure. If action is taken by any creditor against the Company or any Material Subsidiary to take possession of or enforce proceedings against any of the property and assets of the Company or a Material Subsidiary having a fair market value in excess of an amount equal to the Threshold Amount unless such action is subject to a Permitted Contest or except to the extent that all such actions, in aggregate, do not and would not reasonably be expected to have a Material Adverse Effect.

(7) Judgment. If any judgment for the payment of amounts in excess of an amount equal to the Threshold Amount is rendered against the Company or any Material Subsidiary by a court of last resort and is not discharged, satisfied or stayed within 30 days from the date of imposition of such judgment.

(8) Swap Default. If the Company or any Material Subsidiary defaults in the payment or performance of any Hedge Agreement in excess of, in the aggregate at any time, an amount equal to the Threshold Amount when due (whether at scheduled maturity or by required prepayment, acceleration, demand or otherwise) or required to be performed and, if there is a grace period applicable thereto, such failure continues beyond the expiry of the grace period applicable thereto.

(9) Cross-Payment Default and Cross-Acceleration to Bank Facility and Second Lien Debt. If the Company or any Material Subsidiary defaults under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Debt for money borrowed by the Company or any Material Subsidiary (or the payment of which is guaranteed by the Company or any Material Subsidiary) constituting a Bank Facility incurred under clause (1) of the definition of Permitted Debt or Second Lien Debt incurred under clauses (5) or (15) of the definition of Permitted Debt, in each case whether such Debt or guarantee now exists, or is created after the Issue Date, if that default:

(i) is caused by a failure to pay principal of, or interest or premium, if any, on such Debt prior to the expiration of the grace period provided in such Debt (a “Payment Default”); or

(ii) results in the acceleration of, or enforcement action related to, such Debt prior to its Stated Maturity.

and, in each case, the principal amount of any such Debt, together with the principal amount of any other such Debt under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates the Threshold Amount or more; provided that if an Event of Default specified in this clause (9) shall have occurred and be continuing, such Event of Default and any consequential acceleration (to the extent not in violation of any applicable law or in conflict with any judgment or decree of a court of competent jurisdiction) shall be automatically rescinded and annulled if (1) the Debt that is the subject of such Event of Default has been repaid or (2) the default relating to such Debt is waived by the holders of such Debt or cured and if such Debt has been accelerated, then the holders thereof have rescinded their declaration of acceleration in respect of such Debt, in each case within 30 days after the declaration of acceleration with respect thereto, and (3) any other existing Events of Default, except nonpayment of principal, premium, if any, or interest on the Notes that became due solely because of the acceleration of the Notes, have been cured or waived.

(10) Cross-Default to Other Debt. If the Company or any Material Subsidiary fails to pay when due (whether at scheduled maturity or by required prepayment, acceleration, demand or otherwise) any Debt (other than the Notes, the Bank Facility or Second Lien Debt, but including, for the avoidance of doubt, any Permitted Junior Debt that is secured on a more junior than Third Lien priority basis, any Permitted Unsecured Debt and any Permitted Refinancing Debt in respect thereof) or any amounts owing under any Convertible Debentures, in each case, in the aggregate in excess of the Threshold Amount or if the Company or any Subsidiary is in default under any other term or provision of any agreement evidencing or relating to any such Debt where the aggregate amount which could as a result thereof be required to be paid thereunder is in excess of the Threshold Amount and such default would allow such Debt to be accelerated and, in any case, if there is a grace period applicable thereto, such failure or default continues unremedied beyond the expiry of the grace period.

(11) Company Ownership. If the Company ceases to own, directly or indirectly, 100% of the capital stock of a Material Subsidiary; other than by reason of a disposition not prohibited by Section 1014.

Section 502. Effect of Event of Default.

If an Event of Default occurs on or after the Issue Date, the Trustee, acting at the direction of the Majority Holders may, by notice in writing to the Company, declare all or any part of the outstanding Notes, together with all accrued and unpaid interest thereon and all other Obligations thereunder, to be immediately due and payable, whereupon:

(a) all such amounts shall become immediately due and payable, without protest, presentment, demand or further notice of any kind, all of which are expressly waived by the Company and the Company hereby unconditionally promises and agrees to immediately pay such amounts to the Trustee;

(b) such notice shall constitute due demand for payment under any notes issued pursuant to the Note Documents;

(c) the rights and remedies under the Security Documents may be exercised; and

(d) the Trustee on behalf of the Holders shall be entitled to exercise all rights and remedies available to it under any of the Note Documents, at law, in equity, by statute, or otherwise;

provided that upon the occurrence of the events described in Section 501(5) such termination and acceleration shall be immediate and automatic and no such notice shall be required.

Section 503. Trustee May File Proofs of Claim.

In case of any judicial proceeding relative to the Company, the Guarantors or any other obligor upon the Notes, or the property or creditors of the Company or the Guarantors, the Trustee shall be entitled and empowered, by intervention in such proceeding or otherwise, to take any and all actions authorized under the Trust Indenture Act in order to have claims of the Holders, the Trustee and the Collateral Agent allowed in any such proceeding. In particular, the Trustee shall be authorized to collect and receive any moneys or other property payable or deliverable on any such claims and to distribute the same; and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Holder to make such payments to the Trustee and, in the event that the Trustee shall consent to the making of such payments directly to the Holders, to pay to the

Trustee any amount due it for the compensation, expenses, disbursements and advances of the Trustee, the Collateral Agent and each of their agents and counsel, and any other amounts due the Trustee or the Collateral Agent, as applicable, under Section 609. To the extent that the payment of any such compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, and any other amounts due the Trustee under Section 1601 hereof out of the estate in any such proceeding, shall be denied for any reason, payment of the same shall be secured by a lien on, and shall be paid out of, any and all distributions, dividends, money, securities and other properties that the Holders of such Notes may be entitled to receive in such proceeding whether in liquidation or under any plan of reorganization or arrangement or otherwise.

No provision of this Indenture shall be deemed to authorize the Trustee to authorize or consent to or accept or adopt on behalf of any Holder any plan of reorganization, arrangement, adjustment or composition affecting the Notes or the rights of any Holder thereof or to authorize the Trustee to vote in respect of the claim of any Holder in any such proceeding; provided, however, that the Trustee may, on behalf of the Holders, vote for the election of a trustee in bankruptcy or similar official and be a member of a creditors’ or other similar committee.

Section 504. Trustee May Enforce Claims Without Possession of Notes.

All rights of action and claims under this Indenture or the Notes may be prosecuted and enforced by the Trustee without the possession of any of the Notes or the production thereof in any proceeding relating thereto, and any such proceeding instituted by the Trustee shall be brought in its own name as trustee of an express trust, and any recovery of judgment shall, after provision for the payment of the compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, be for the ratable benefit of the Holders of the Notes in respect of which such judgment has been recovered.

Section 505. Application of Money Collected.

Any money collected by the Trustee pursuant to this Article shall be applied in the following order, at the date or dates fixed by the Trustee and, in case of the distribution of such money on account of principal or any premium or interest, upon presentation of the Notes and the notation thereon of the payment if only partially paid and upon surrender thereof if fully paid:

FIRST: To the payment of all amounts due the Trustee under Section 609;

SECOND: To the payment of the amounts then due and unpaid for principal of and any premium and interest on the Notes, ratably, without preference or priority of any kind, according to the amounts due and payable on such Notes for principal and any premium and interest, respectively; and

THIRD: The remainder, if any, shall be paid to the Company or any Guarantor, as applicable, or to whomsoever may be lawfully entitled to receive the same, or as a court of competent jurisdiction may direct.

Section 506. Limitation on Suits.

No Holder shall have any right to institute any proceeding, judicial or otherwise, with respect to this Indenture or the Notes, or for the appointment of a receiver or trustee, or for any other remedy thereunder, unless:

(1) such Holder has previously given written notice to the Trustee of a continuing Event of Default with respect to the Notes;

(2) the Majority Holders shall have made written request to the Trustee to institute proceedings in respect of such Event of Default in its own name as Trustee hereunder;

(3) such Holder or Holders have offered, and, if requested, provided, to the Trustee security or indemnity satisfactory to the Trustee against the costs, expenses and liabilities to be incurred in compliance with such request;

(4) the Trustee for 60 days after its receipt of such notice, request and offer of security or indemnity has failed to institute any such proceeding; and

(5) the Majority Holders have not waived such Event of Default or otherwise given the Trustee a direction that, in the opinion of the Trustee, is inconsistent with such request within such 60-day period;

it being understood and intended that no one or more of such Holders shall have any right in any manner whatever by virtue of, or by availing of, any provision of this Indenture to affect, disturb or prejudice the rights of any other of such Holders, or to obtain or to seek to obtain priority or preference over any other of such Holders or to enforce any right under this Indenture, except in the manner herein provided.

Section 507. Unconditional Right of Holders to Receive Principal, Premium and Interest.

Notwithstanding any other provision in this Indenture, the Holder of any Notes shall have the right, which is absolute and unconditional, to receive payment of the principal of and any premium and (subject to Section 308) interest on such Notes on the Stated Maturity expressed in such Notes (or, in the case of redemption or offer by the Company to purchase the Notes pursuant to the terms of this Indenture, on the Redemption Date or purchase date, as applicable), and to institute suit for the enforcement of any such payment, and such rights shall not be impaired without the consent of such Holder.

Section 508. Restoration of Rights and Remedies.

If the Trustee or any Holder has instituted any proceeding to enforce any right or remedy under this Indenture and such proceeding has been discontinued or abandoned for any reason, or has been determined adversely to the Trustee or to such Holder, then and in every such case, subject to any determination in such proceeding, the Company, the Guarantors, the Trustee and the Holders shall be restored severally and respectively to their former positions hereunder and thereafter all rights and remedies of the Trustee and the Holders shall continue as though no such proceeding had been instituted.

Section 509. Rights and Remedies Cumulative.

Except as otherwise provided with respect to the replacement or payment of mutilated, destroyed, lost or stolen Notes in the last paragraph of Section 307, no right or remedy herein conferred upon or reserved to the Trustee or to the Holders is intended to be exclusive of any other right or remedy, and every right and remedy shall, to the extent permitted by law, be cumulative and in addition to every other right and remedy given hereunder or now or hereafter existing at law or in equity or otherwise. The assertion or employment of any right or remedy hereunder, or otherwise, shall not prevent the concurrent assertion or employment of any other appropriate right or remedy.

Section 510. Delay or Omission Not Waiver.

No delay or omission of the Trustee or of any Holder to exercise any right or remedy accruing upon any Event of Default shall impair any such right or remedy or constitute a waiver of any such Event of Default or an acquiescence therein. Every right and remedy given by this Article or by law to the Trustee or to the Holders may be exercised from time to time, and as often as may be deemed expedient, by the Trustee or by the Holders, as the case may be.

Section 511. Control by Holders.

Subject to Section 604(5), the Majority Holders shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred on the Trustee, with respect to the Notes; provided that

(1) the Trustee may refuse to follow any direction that conflicts with any rule of law or with this Indenture or that the Trustee determines is unduly prejudicial to the rights of any other Holder or would involve the Trustee in personal liability or expense for which the Trustee has not been offered prior to taking any action as directed under this Section 511, and, if requested, provided, indemnity or security satisfactory to the Trustee, against the losses, costs, expenses and liabilities which might be incurred by it in compliance with such request or direction, and

(2) the Trustee may take any other action deemed proper by the Trustee which is not inconsistent with such direction.

Section 512. Waiver of Past Defaults.

The Majority Holders by written notice to the Trustee may on behalf of the Holders of all the Notes waive any past default hereunder and its consequences or compliance with any covenant or provision hereof, except a default

(1) in the payment of the principal of or any premium or interest on the Notes (including any Note which is required to have been purchased by the Company pursuant to an offer to purchase by the Company made pursuant to the terms of this Indenture), or

(2) in respect of a covenant or provision hereof which under Article Nine cannot be modified or amended without the consent of the Holder of each Outstanding Note affected.

Upon any such waiver with respect to a past default, the Company, the Trustee, and Holders will be restored to their former positions and rights under this Indenture, respectively, and such default shall cease to exist, and any Event of Default arising therefrom shall be deemed to have been cured, for every purpose of this Indenture; but no such waiver shall extend to any subsequent or other default or impair any right consequent thereon.

Section 513. Undertaking for Costs.

In any suit for the enforcement of any right or remedy under this Indenture, or in any suit against the Trustee for any action taken, suffered or omitted by it as Trustee, a court may require any party litigant in such suit to file an undertaking to pay the costs of such suit, and may assess costs against any such party litigant, in the manner and to the extent provided in the Trust Indenture Act; provided that neither this Section nor the Trust Indenture Act shall be deemed to authorize any court to require such an undertaking or to make such an assessment in any suit instituted by the Company or the Trustee.

Section 514. Waiver of Usury, Stay or Extension Laws.

Each of the Company and any Guarantor covenants (to the extent that it may lawfully do so) that it will not at any time insist upon, or plead, or in any manner whatsoever claim or take the benefit or advantage of, any usury, stay or extension law wherever enacted, now or at any time hereafter in force, which may affect the covenants or the performance of this Indenture; and each of the Company and any Guarantor (to the extent that it may lawfully do so) hereby expressly waives all benefit or advantage of any such law and covenants that it will not hinder, delay or impede the execution of any power herein granted to the Trustee, but will suffer and permit the execution of every such power as though no such law had been enacted.

ARTICLE SIX

THE TRUSTEE

Section 601. Certain Duties and Responsibilities.

The rights, protections, duties and responsibilities of the Trustee shall be as provided by Section 315 of the Trust Indenture Act; provided that under Section 315(a)(2) of the Trust Indenture Act the Trustee shall examine such opinions, certificates or evidence solely to determine if they conform on their face to the requirements of this Indenture or Section 314 of the Trust Indenture Act. In addition, no implied covenants shall be read into this Indenture against the Trustee, and no provision of this Indenture shall require the Trustee to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder, or in the exercise of any of its rights or powers, if it shall have grounds for believing that repayment of such funds or indemnity against such risk or liability is not assured to it. Whether or not therein expressly so provided, every provision of this Indenture relating to the conduct or affecting the liability of or affording protection to the Trustee shall be subject to the provisions of this Section.

Section 602. Trustee’s Disclaimer.

The Trustee shall not be responsible for and makes no representation as to the validity or adequacy of this Indenture or the Notes, it shall not be accountable for the Company’s use of the proceeds from the Notes or any money paid to the Company or upon the Company’s direction under any provision of this Indenture, it shall not be responsible for the use or application of any money received by any Paying Agent other than the Trustee, and it shall not be responsible for any statement or recital herein or any statement in the Notes or any other document in connection with the sale of the Notes or pursuant to this Indenture other than its certificate of authentication. The recitals contained herein and in the Notes, except the Trustee’s certificates of authentication, shall be taken as the statements of the Company, and the Trustee or any authenticating agent assumes no responsibility for their correctness.

Section 603. Notice of Defaults.

Trustee shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default, except with respect to Events of Default in the payment of principal, interest and fees required to be paid to Trustee for the account of the Holders, unless Trustee shall have received written notice from a Holder or the Company in accordance with the notice requirements of Section 106 herein referring to this Indenture, describing such Default or Event of Default and stating that such notice is a “notice of default.” Trustee will notify the Holders of its receipt of any such notice, Trustee may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable or in the best interest of the Holders.

Section 604. Certain Rights of Trustee.

Subject to the provisions of Section 601:

(1) the Trustee may conclusively rely upon and shall be protected in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, bond, debenture, note, other evidence of indebtedness or other paper or document believed by it to be genuine and to have been signed or presented by the proper party or parties;

(2) any request or direction of the Company mentioned herein shall be sufficiently evidenced by a Company Request or Company Order, and any resolution of the Board of Directors shall be sufficiently evidenced by a Board Resolution;

(3) whenever in the administration of this Indenture the Trustee shall deem it desirable that a matter be proved or established prior to taking, suffering or omitting any action hereunder, the Trustee (unless other evidence be herein specifically prescribed) may, in the absence of gross negligence or willful misconduct on its part, rely upon an Officer’s Certificate;

(4) the Trustee may consult with counsel and the advice of such counsel or any Opinion of Counsel shall be full and complete authorization and protection in respect of any action taken, suffered or omitted by it hereunder in good faith and in reliance thereon;

(5) The Trustee may act through agents and shall not be responsible for the misconduct or negligence of any agent appointed with due care;

(6) No Depositary shall be deemed an agent of the Trustee and the Trustee shall not be responsible for any act or omission by any Depositary;

(7) The Trustee shall not be deemed to have knowledge of any fact or matter unless such fact or matter is actually known to a Responsible Officer of the Trustee or unless written notice of such fact or matter is received by the Trustee at the Corporate Trust Office;

(8) the Trustee shall be under no obligation to exercise any of the rights or powers vested in it by this Indenture at the request or direction of any of the Holders pursuant to this Indenture, unless such Holders shall have offered, and if requested provided, to the Trustee security or indemnity satisfactory to the Trustee against the costs, expenses and liabilities which might be incurred by it in compliance with such request or direction;

(9) the Trustee shall not be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, bond, debenture, note, other evidence of indebtedness or other paper or document, but the Trustee, in its discretion, may make such further inquiry or investigation into such facts or matters as it may see fit, and, if the Trustee shall determine to make such further inquiry or investigation, it shall be entitled to examine the books, records and premises of the Company, personally or by agent or attorney;

(10) the Trustee may execute any of the trusts or powers hereunder or perform any duties hereunder either directly or by or through agents or attorneys and the Trustee shall not be responsible for any misconduct or negligence on the part of any agent or attorney appointed with due care by it hereunder;

(11) the Trustee may request that the Company and, if applicable, the Guarantors deliver an Officer’s Certificate setting forth the names of individuals or titles of officers authorized at such time to take specified actions pursuant to this Indenture, which Officer’s Certificate may be signed by any person authorized to sign an Officer’s Certificate, including any person specified as so authorized in any such certificate previously delivered and not superseded;

(12) the Trustee shall not be deemed to have notice or be charged with actual or constructive knowledge of any Default or Event of Default unless a Responsible Officer of the Trustee has received written notice of any event that is in fact such a Default or Event of Default at the Corporate Trust Office of the Trustee, and such notice references the Notes and this Indenture;

(13) the Trustee shall not be liable for any action taken, suffered, or omitted to be taken by it in good faith and believed by it to be authorized or within the discretion or rights or powers conferred upon it by this Indenture;

(14) the Trustee shall not be required to give any bond or surety in respect of the performance of its powers and duties hereunder;

(15) the rights, privileges, protections, immunities and benefits given to the Trustee, including, without limitation, its right to be indemnified, are extended to, and shall be enforceable by, the Trustee in each of its capacities hereunder, and each agent, custodian and other Person employed to act under this Indenture;

(16) anything in this Indenture notwithstanding, in no event shall the Trustee be liable for special, indirect, punitive or consequential loss or damage of any kind whatsoever (including but not limited to loss of profit), even if the Trustee has been advised as to the likelihood of such loss or damage and regardless of the form of action;

(17) delivery of information, reports or certificates or any annual reports, information, documents and other reports to the Trustee is for informational purposes only, and the Trustee’s receipt of such shall not constitute constructive notice of any information therein or determinable from information contained therein, including the Company’s compliance with any of its covenants hereunder (as to which the Trustee is entitled to rely exclusively on Officer’s Certificates); and

(18) the permissive rights of the Trustee to perform any discretionary act enumerated in this Indenture shall not be treated as a duty.

Section 605. Individual Rights of Trustee.

The Trustee in its individual or any other capacity may become the owner or pledgee of Notes and may otherwise deal with the Company or any Affiliate of the Company with the same rights it would have if it were not Trustee. However, in the event that the Trustee acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the SEC for permission to continue as trustee or resign. Any Agent may do the same with like rights and duties. The Trustee is also subject to Sections 615 and 616 hereof.

Section 606. Not Responsible for Recitals or Issuance of Notes.

The recitals contained herein and in the Notes, except the Trustee’s certificates of authentication, shall be taken as the statements of the Company and neither the Trustee nor any Authenticating Agent assumes any responsibility for their correctness. The Trustee makes no representations as to the validity or sufficiency of this Indenture or of the Notes. Neither the Trustee nor any Authenticating Agent shall be accountable for the use or application by the Company of Notes or the proceeds thereof.

Section 607. May Hold Notes.

The Trustee, the Collateral Agent, any Authenticating Agent, any Paying Agent, any Security Registrar or any other agent of the Company, in its individual or any other capacity, may become the owner or pledgee of Notes and, subject to Sections 608 and 613, may otherwise deal with the Company with the same rights it would have if it were not Trustee, Collateral Agent, Authenticating Agent, Paying Agent, Security Registrar or such other agent.

Section 608. Money Held in Trust.

Money and Government Securities held by the Trustee in trust hereunder need not be segregated from other funds except to the extent required by law. The Trustee shall be under no liability for interest on any money received by it hereunder except as otherwise agreed with the Company.

Section 609. Compensation and Reimbursement; Payments to Trustee.

(1) The Company and the Guarantors agree jointly and severally

(i) to pay to the Trustee and Collateral Agent from time to time reasonable compensation for all services rendered by it hereunder (which compensation shall not be limited by any provision of law in regard to the compensation of a trustee of an express trust);

(ii) to reimburse the Trustee and Collateral Agent promptly upon its request for all reasonable expenses, disbursements and advances incurred or made by the Trustee and Collateral Agent in accordance with any provision of this Indenture (including the reasonable compensation and the expenses and disbursements of its agents and counsel), except any such expense, disbursement or advance as may be attributable to its gross negligence or willful misconduct, as determined by a court of competent jurisdiction in a final non-appealable decision; and

(iii) to indemnify the Trustee and Collateral Agent and their respective directors, officers, employees and agents for, and to hold it harmless against, any loss, claim, liability or expense incurred without gross negligence or willful misconduct on its part, , as determined by a court of competent jurisdiction in a final non-appealable decision, arising out of or in connection with the acceptance or administration of the trust or trusts hereunder, including the costs and expenses of defending itself against any claim or liability in connection with the exercise or performance of any of its powers or duties hereunder. When the Trustee and the Collateral Agent incurs expenses or renders services after the occurrence of an Event of Default specified in paragraph (10) or (11) of Section 501, such expenses and the compensation for such services are intended to constitute expenses of administration under any applicable Bankruptcy Law.

(2) The obligations of the Company and the Guarantors under this Section 609 shall survive the satisfaction and discharge of this Indenture, including any termination or rejection hereof under any Bankruptcy Law, or the earlier resignation, removal or replacement of the Trustee.

(3) To secure the Company’s payment obligations in this Section 609, the Trustee or Collateral Agent shall have a Lien prior to the Notes on all money or property held or collected by the Trustee, except that held in trust to pay principal and interest on particular Notes. Such Lien shall survive the satisfaction and discharge of this Indenture or the earlier resignation, removal or replacement of the Trustee.

(4) “Trustee” for purposes of this Section 609 shall include any predecessor Trustee; provided, however, that the negligence or willful misconduct of any Trustee hereunder shall not affect the rights of any other Trustee hereunder.

(5) All amounts payable by the Company or any Guarantor to the Trustee in respect of (a) the principal, premium, if any and interest on the Notes or (b) any other amounts payable to the Trustee hereunder, including pursuant to this Section 609, will be made in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts.

Section 610. Conflicting Interests.

If the Trustee has or shall acquire a conflicting interest within the meaning of the Trust Indenture Act after a Default has occurred and is continuing, the Trustee shall either eliminate such interest within 90 days, apply to the SEC for permission to continue as trustee (if this Indenture has been qualified under the Trust Indenture Act) or resign.

Section 611. Corporate Trustee Required; Eligibility.

There shall at all times be one (and only one) Trustee hereunder with respect to the Notes. Each Trustee shall be a Person that is eligible pursuant to the Trust Indenture Act to act as such, and has a combined capital and surplus of at least U.S.$50 million. If any such Person publishes reports of condition at least annually, pursuant to law or to the requirements of its supervising or examining authority, then for the purposes of this Section and to the extent permitted by the Trust Indenture Act, the combined capital and surplus of such Person shall be deemed to be its combined capital and surplus as set forth in its most recent report of condition so published. If at any time the Trustee with respect to the Notes shall cease to be eligible in accordance with the provisions of this Section, it shall resign immediately in the manner and with the effect hereinafter specified in this Article.

Section 612. Resignation and Removal; Appointment of Successor.

No resignation or removal of the Trustee and no appointment of a successor Trustee pursuant to this Article shall become effective until the acceptance of appointment by the successor Trustee in accordance with the applicable requirements of Section 613.

The Trustee may resign at any time with respect to the Notes by giving written notice thereof to the Company. If the instrument of acceptance by a successor Trustee required by Section 613 shall not have been delivered to the Trustee within 30 days after the giving of such notice of resignation, the resigning Trustee may petition any court of competent jurisdiction for the appointment of a successor Trustee with respect to the Notes.

The Trustee may be removed at any time by Act of the Holders of a majority in aggregate principal amount of the Outstanding Notes, delivered to the Trustee and to the Company at least 30 days prior to such removal.

If at any time:

(1) the Trustee shall fail to comply with Section 608 after written request therefor by the Company or by any Holder who has been a bona fide Holder of a Note for at least six months, or

(2) the Trustee shall cease to be eligible under Section 609 and shall fail to resign after written request therefor by the Company or by any such Holder, or

(3) the Trustee shall become incapable of acting or shall be adjudged a bankrupt or insolvent or a receiver of the Trustee or of its property shall be appointed or any public officer shall take charge or control of the Trustee or of its property or affairs for the purpose of rehabilitation, conservation or liquidation, then, in any such case, (a) the Company by a Board Resolution may remove the Trustee, or (b) subject to Section 514, any Holder who has been a bona fide Holder of a Note for at least six months may, on behalf of himself and all others similarly situated, petition any court of competent jurisdiction for the removal of the Trustee with respect to all Notes and the appointment of a successor Trustee or Trustees.

If the Trustee shall resign, be removed or become incapable of acting, or if a vacancy shall occur in the office of Trustee for any cause, with respect to the Notes, the Company shall within 60 days appoint a successor Trustee with respect to the Notes and shall comply with the applicable requirements of Section 613. If, within one year after such resignation, removal or incapability, or the occurrence of such vacancy, a successor Trustee with respect to the Notes shall be appointed by Act of the Holders of a majority in aggregate principal amount of the Outstanding Notes delivered to the Company and the retiring Trustee, the successor Trustee so appointed shall, forthwith upon its acceptance of such appointment in accordance with the applicable requirements of Section 613, become the successor Trustee with respect to the Notes and to that extent supersede the successor Trustee appointed by the Company. If no successor Trustee with respect to the Notes shall have been so appointed by the Company or the Holders and accepted appointment in the manner required by Section 613, any Holder who has been a bona fide Holder of a Note for at least six months may, on behalf of himself and all others similarly situated and subject to Section 514, petition any court of competent jurisdiction for the appointment of a successor Trustee with respect to the Notes.

The Company shall give written notice of each resignation and each removal of the Trustee and each appointment of a successor Trustee to all Holders of Notes in the manner provided in Section 106. Each notice shall include the name of the successor Trustee and the address of its Corporate Trust Office.

Section 613. Acceptance of Appointment by Successor.

In case of the appointment hereunder of a successor Trustee, every such successor Trustee so appointed shall execute, acknowledge and deliver to the Company, the Holders of the Notes and to the retiring Trustee an instrument accepting such appointment, and thereupon the resignation or removal of the retiring Trustee shall become effective and such successor Trustee, without any further act, deed or conveyance, shall become vested with all the rights, powers, trusts and duties of the retiring Trustee; but, on the request of the Company or the successor Trustee, such retiring Trustee shall, upon payment of all amounts due and owed to it, execute and deliver an instrument transferring to such successor Trustee all the rights, powers and trusts of the retiring Trustee and shall duly assign, transfer and deliver to such successor Trustee all property and money held by such retiring Trustee hereunder. The retiring Trustee shall promptly transfer all property held by it as Trustee to the successor Trustee, provided all sums owing to the Trustee hereunder have been paid and subject to the Lien provided for in Sections 609 and 1601 hereof. Notwithstanding replacement of the Trustee pursuant to this Section 613, the Company’s obligations under Sections 609 and 1601 hereof shall continue for the benefit of the retiring Trustee.

Upon request of any such successor Trustee, the Company and the Guarantors shall execute any and all instruments for more fully and certainly vesting in and confirming to such successor Trustee all such rights, powers and trusts referred to in the first or second preceding paragraph, as the case may be.

No successor Trustee shall accept its appointment unless at the time of such acceptance such successor Trustee shall be qualified and eligible under this Article.

Section 614. Merger, Conversion, Consolidation or Succession to Business.

Any corporation or national banking association into which the Trustee may be merged or converted or with which it may be consolidated, or any corporation or national banking association resulting from any merger, conversion or consolidation to which the Trustee shall be a party, or any corporation or national banking association succeeding to all or substantially all the corporate trust business of the Trustee, shall be the successor of the Trustee hereunder; provided such corporation or national banking association shall be otherwise qualified and eligible under this Article, without the execution or filing of any paper or any further act on the part of any of the parties hereto. In case any Notes shall have been authenticated, but not delivered, by the Trustee then in office, any successor by merger, conversion or consolidation to such authenticating Trustee may adopt such authentication and deliver the Notes so authenticated with the same effect as if such successor Trustee had itself authenticated such Notes.

Section 615. Eligibility; Disqualification.

There shall at all times be a Trustee hereunder that is a corporation or national banking association organized and doing business under the laws of the United States of America or of any state thereof that is authorized under such laws to exercise corporate trustee power, that is subject to supervision or examination by federal or state authorities and that has (or if the Trustee is a subsidiary of a bank holding company, its parent shall have) a combined capital and surplus of at least $100 million as set forth in its most recent published annual report of condition.

This Indenture shall always have a Trustee who satisfies the requirements of Trust Indenture Act § 310(a)(1), (2) and (5). The Trustee is subject to Trust Indenture Act § 310(b).

Section 616. Preferential Collection of Claims Against Company.

If and when the Trustee shall be or become a creditor of the Company or any other obligor upon the Notes, the Trustee shall be subject to the Trust Indenture Act § 311(a) regarding the collection of claims against the Company or any such other obligor, excluding any creditor relationship listed in the Trust Indenture Act § 311(b). A Trustee who has resigned or been removed shall be subject to Trust Indenture Act § 311(a) to the extent indicated therein.

Section 617. Appointment of Authenticating Agent.

The Trustee may appoint an Authenticating Agent or Agents which shall be authorized to act on behalf of the Trustee to authenticate Notes issued upon original issue and upon exchange, registration of transfer or partial redemption thereof or pursuant to Section 306, and Notes so authenticated shall be entitled to the benefits of this Indenture and shall be valid and obligatory for all purposes as if authenticated by the Trustee hereunder. Wherever reference is made in this Indenture to the authentication and delivery of Notes by the Trustee or the Trustee’s certificate of authentication, such reference shall be deemed to include authentication and delivery on behalf of the Trustee by an Authenticating Agent and a certificate of authentication executed on behalf of the Trustee by an Authenticating Agent. Each Authenticating Agent shall be acceptable to the Company and shall at all times be a corporation organized and doing business under the laws of the United States of America, any State thereof or the District of Columbia, authorized under such laws to act as Authenticating Agent, having a combined capital and surplus of not less than U.S.$50 million and subject to supervision or examination by Federal or State authority. If such Authenticating Agent publishes reports of condition at least annually, pursuant to law or to the requirements of said supervising or examining authority, then for the purposes of this Section, the combined capital and surplus of such Authenticating Agent shall be deemed to be its combined capital and surplus as set forth in its most recent report of condition so published. If at any time an Authenticating Agent shall cease to be eligible in accordance with the provisions of this Section, such Authenticating Agent shall resign immediately in the manner and with the effect specified in this Section.

Any corporation into which an Authenticating Agent may be merged or converted or with which it may be consolidated, or any corporation resulting from any merger, conversion or consolidation to which such Authenticating Agent shall be a party, or any corporation succeeding to the corporate agency or corporate trust business of an Authenticating Agent, shall continue to be an Authenticating Agent; provided such corporation shall be otherwise eligible under this Section, without the execution or filing of any paper or any further act on the part of the Trustee or the Authenticating Agent.

An Authenticating Agent may resign at any time by giving written notice thereof to the Trustee and to the Company. The Trustee may at any time terminate the agency of an Authenticating Agent by giving written notice thereof to such Authenticating Agent and to the Company. Upon receiving such a notice of resignation or upon such a termination, or in case at any time such Authenticating Agent shall cease to be eligible in accordance with the provisions of this Section, the Trustee may appoint a successor Authenticating Agent which shall be acceptable to the Company and shall give notice of such appointment in the manner provided in Section 106 to all Holders of Notes with respect to which such Authenticating Agent will serve. Any successor Authenticating Agent upon acceptance of its appointment hereunder shall become vested with all the rights, powers and duties of its predecessor hereunder, with like effect as if originally named as an Authenticating Agent. No successor Authenticating Agent shall be appointed unless eligible under the provisions of this Section.

The Trustee agrees to pay to each Authenticating Agent from time to time reasonable compensation for its services under this Section, and the Trustee shall be entitled to be reimbursed for such payments, subject to the provisions of Section 609.

If an appointment is made pursuant to this Section, the Notes may have endorsed thereon, in addition to the Trustee’s certificate of authentication, an alternative certificate of authentication in the following form:

This is one of the 9.5% Third Lien PIK Toggle Notes due 2023 referred to in the within-mentioned Indenture.

U.S. BANK NATIONAL ASSOCIATION, as Trustee

By:	, as Authenticating Agent
By:
Authorized Signatory

Section 618. Certain U.S. Tax Matters.

Notwithstanding anything to the contrary contained in this Indenture, each of the Company and any Paying Agent may, to the extent it is required to do so by law, deduct or withhold income or other similar taxes imposed by the United States of America from principal or interest payments hereunder.

The Company, the Trustee and the Paying Agent shall cooperate with each other and shall provide each other with reasonable access to, and copies of, documents or information necessary for each of the Company, the Trustee and the Paying Agent to comply with any withholding tax or tax information reporting obligations imposed on any of them, including any obligations imposed pursuant to an agreement with a governmental authority.

ARTICLE SEVEN

HOLDERS’ LISTS AND REPORTS BY TRUSTEE AND COMPANY

Section 701. Company to Furnish Trustee Names and Addresses of Holders.

The Company will furnish or cause to be furnished to the Trustee

(1) semi-annually, not later than one (1) Business Day before each Interest Payment Date for the Notes in each year, a list, in such form as the Trustee may reasonably require, of the names and addresses of the Holders of Notes as of the preceding Regular Record Date, and

(2) at such other times as the Trustee may request in writing, within 30 days after the receipt by the Company of any such request, a list of similar form and content as of a date not more than 15 days prior to the time such list is furnished;

excluding from any such list names and addresses received by the Trustee in its capacity as Security Registrar.

Section 702. Preservation of Information; Communications to Holders.

The Trustee shall preserve, in as current a form as is reasonably practicable, the names and addresses of Holders contained in the most recent list furnished to the Trustee as provided in Section 701 and the names and addresses of Holders received by the Trustee in its capacity as Security Registrar. The Trustee may destroy any list furnished to it as provided in Section 701 upon receipt of a new list so furnished.

The rights of Holders to communicate with other Holders with respect to their rights under this Indenture or under the Notes, and the corresponding rights and privileges of the Trustee, shall be as provided by the Trust Indenture Act.

Every Holder of Notes, by receiving and holding the same, agrees with the Company, the Guarantors and the Trustee that none of the Company, the Guarantors or the Trustee nor any agent of any of them shall be held accountable by reason of any disclosure of information as to names and addresses of Holders made pursuant to the Trust Indenture Act.

Section 703. Reports by Trustee.

The Trustee shall transmit to Holders such reports concerning the Trustee and its actions under this Indenture as may be required pursuant to the Trust Indenture Act at the times and in the manner provided pursuant thereto.

Section 704. Reports by Company.

The Company shall comply with the provisions of Trust Indenture Act Section 314(a). The Trustee shall have no responsibility to determine if the appropriate reports, information, filings and documents have been made. Delivery of such reports, information, filings and documents to the Trustee under this Section 704 are for informational purposes only and the Trustee’s receipt of the foregoing shall not constitute actual or constructive notice of any information contained therein, including the Company’s compliance with any of its covenants hereunder (as to which the Trustee is entitled to rely exclusively on Officer’s Certificates).

ARTICLE EIGHT

CONSOLIDATION, MERGER, CONVEYANCE, TRANSFER OR LEASE

Section 801. Limitation on Reorganizations.

The Company shall not, and shall not permit any Material Subsidiary to, enter into any transaction or series of transactions (including by way of reorganization, consolidation, amalgamation, merger, liquidation or otherwise) which would have the effect or which would otherwise result in all or substantially all of the Collateral becoming the property of any other Person, or in the case of an amalgamation, of the continuing corporation resulting therefrom; provided that the Company or any Material Subsidiary may, without such consent, amalgamate, merge or consolidate with another Material Subsidiary on the condition that:

(1) no Default or Event of Default has occurred and is continuing at the time of such amalgamation, merger or consolidation and no Default or Event of Default will result from such amalgamation, merger or consolidation;

(2) prior to or contemporaneously with the consummation of such amalgamation, merger or consolidation, the Company, any such Material Subsidiary and the successor entity, as applicable, will have executed such instruments and done such things as in the reasonable opinion of the Trustee is necessary or advisable to establish that upon the consummation of such transaction;

(i) the successor entity will be a Person organized under the law of Canada or one of its provinces and will have assumed or otherwise be liable for all the covenants and obligations of the Company or such Material Subsidiary under this Indenture;

(ii) this Indenture will be valid, binding and enforceable obligations of the successor entity entitling the Holders and the Trustee, as against the successor entity, to exercise all their rights and benefits thereunder;

(iii) the Lien created by the Security will continue to be a Lien against the property of the successor entity in substantially the same manner and to the same extent and with the same priority subject only to Permitted Liens;

(iv) the rights and benefits afforded or intended to be afforded the Holders and the Trustee under this Indenture are not materially prejudiced

(3) legal opinions confirming the matters set forth in Sections (a) and (b) (provided that no opinion as to the priority of the Security shall be required) are provided to the Trustee by Company’s counsel;

(4) no Material Adverse Effect will occur as a result of such amalgamation, merger or consolidation; and

(5) (a) in the case of an amalgamation, merger or consolidation involving the Company, the Company is the surviving or resulting Person and (b) in the case of an amalgamation, merger or consolidation involving any Guarantor that is not the Company, a Guarantor is the surviving or resulting Person.

ARTICLE NINE

SUPPLEMENTAL INDENTURES

Section 901. Supplemental Indentures Without Consent of Holders.

Without the consent of any Holders, the Company, the Guarantors, the Trustee, and the Collateral Agent (if applicable with respect to the Security Documents), at any time and from time to time, may amend or supplement this Indenture, the Guarantees, the Notes, or the other Note Documents to:

(1) cure any ambiguity, omission, mistake or defect or to correct or supplement any provision herein that may be inconsistent with any other provision herein;

(2) evidence the succession of another Person to the Company and the assumption by any such successor of the covenants of the Company herein and, to the extent applicable, to the Notes;

(3) provide for uncertificated Notes in addition to or in place of certificated Notes;

(4) add a Guarantee and cause any Person to become a Guarantor, and/or to evidence the succession of another Person to a Guarantor and the assumption by any such successor of the Guarantee of such Guarantor herein or to evidence the release of a Guarantor in compliance with this Indenture;

(5) secure the Notes or the Guarantees;

(6) add to the covenants of the Company such further covenants, restrictions, conditions or provisions as the Company shall consider to be appropriate for the benefit of the holders of Notes or to surrender any right or power therein conferred upon the Company or to make the occurrence, or the occurrence and continuance, of a Default in any such additional covenants, restrictions, conditions or provisions an Event of Default permitting the enforcement of all or any of the several remedies provided in this Indenture as set forth therein; provided, that in respect of any such additional covenant, restriction, condition or provision, such supplemental indenture may provide for a particular period of grace after Default (which period may be shorter or longer than that allowed in the case of other Defaults) or may provide for an immediate enforcement upon such an Event of Default or may limit the remedies available to the Trustee upon such an Event of Default or may limit the right of the Holders of a majority in aggregate principal amount of the Notes to waive such an Event of Default;

(7) make any change to any provision of this Indenture that would provide any additional rights or benefits to the Holders of Notes or that does not adversely affect the rights or interests of any such Holder;

(8) provide for the issuance of Additional Notes or PIK Interest Notes or to increase the outstanding principal amount of the Notes, in each case in accordance with the provisions set forth in this Indenture on the date of this Indenture;

(9) add any additional Defaults or Events of Default in respect of the Notes;

(10) evidence and provide for the acceptance of appointment hereunder by a successor Trustee with respect to the Notes;

(11) to make any amendment to the provisions of this Indenture relating to the transfer and legending of Notes as permitted by this Indenture, including, without limitation, to facilitate the issuance and administration of the Notes or, if incurred in compliance with this Indenture, Additional Notes; provided, however, that (a) compliance with this Indenture as so amended would not result in Notes being transferred in violation of the Securities Act or any other applicable securities laws and regulations and (b) such amendment does not materially and adversely affect the rights of holders to transfer Notes;

(12) add a corporate co-obligor in accordance with Section 801;

(13) modify, eliminate or add to the provisions of this Indenture to such extent as shall be necessary to effect the qualification of this Indenture under the Trust Indenture Act, or under any similar federal statute subsequently enacted, and to add to this Indenture such other provisions as may be expressly required under the Trust Indenture Act;

(14) release or subordinate Liens on Collateral in accordance with the Note Documents;

(15) confirm and evidence the release, termination or discharge of any Lien with respect to or securing the Notes or the Guarantees when such release, termination or discharge is provided for in accordance with this Indenture and the other Note Documents;

(16) add any Collateral or to evidence the release of any Liens, in each case as provided in this Indenture or the other Note Documents, as applicable;

(17) with respect to the Security Documents, modify the Security Documents as provided in the Intercreditor Agreements; or

(18) to make, complete or confirm any grant of Collateral permitted or required by this Indenture or any of the Security Documents establishing Third Liens (including to secure Third Lien Obligations permitted to be incurred and secured under this Indenture).

In addition, without the consent of any Holder, each Intercreditor Agreement may be amended in accordance with its terms, including to add additional Debt as Priority Lien Debt, Second Lien Debt or Third Lien Debt and add other parties (or any authorized agent thereof or trustee therefor) holding such Debt thereto and to establish that the Liens on any Collateral securing such Debt shall rank equally with the Liens on such Collateral securing the other Priority Lien Debt, Second Lien Debt or Third Lien Debt, as applicable, then outstanding.

Upon the request of the Company, and upon receipt by the Trustee and the Collateral Agent, if applicable, of the documents described in Section 903, the Trustee and the Collateral Agent, if applicable, is hereby authorized to join with the Company and any Guarantor in the execution of any such supplemental indenture, to make any further appropriate agreements and stipulations that may be therein contained and to accept the conveyance, transfer, assignment, mortgage, charge or pledge of any property thereunder, but the Trustee and the Collateral Agent, if applicable, shall not be obligated to enter into any such supplemental indenture that affects the Trustee’s and the Collateral Agent’s, if applicable, own rights, duties, indemnities or immunities under this Indenture or otherwise.

Section 902. Supplemental Indentures With Consent of Holders.

Except as provided in this Section 902, the Company, the Guarantors, the Trustee, and the Collateral Agent (if applicable with respect to the Security Documents) may amend or supplement this Indenture, the Notes (including any Additional Notes), any Guarantee or any other Note Document with the consent of the Majority Holders (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes) and, subject to Section 507 and Section 512, any existing Default or Event of Default or compliance with any provision of this Indenture, the Notes, or any Guarantee or any other Note Document may be waived with the consent of the Majority Holders (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes).

Upon the request of the Company accompanied by a Board Resolution authorizing the execution of any such amended or supplemental indenture, and upon the filing with the Trustee and the Collateral Agent, if applicable, of evidence satisfactory to the Trustee and the Collateral Agent, if applicable, of the consent of the Holders of Notes as aforesaid, and upon receipt by the Trustee of the documents described in Section 903, the Trustee and the Collateral Agent, if applicable, will join with the Company and the Guarantors in the execution of such amended or supplemental indenture and will direct the Collateral Agent to execute any amendment or supplement to the Security Documents unless such amended or supplemental indenture or Security Document amendment or supplement affects the Trustee’s and the Collateral Agent’s, if applicable, own rights, duties, indemnities or immunities under this Indenture or otherwise, in which case the Trustee and the Collateral Agent, if applicable, may in its discretion, but will not be obligated to, enter into such amended or supplemental Indenture.

It is not necessary for the consent of the Holders of Notes under this Section 902 to approve the particular form of any proposed amendment, supplement or waiver, but it is sufficient if such consent approves the substance of the proposed amendment, supplement or waiver.

After an amendment, supplement or waiver under this Section 902 becomes effective, the Company shall send to the Holders of Notes affected thereby a notice briefly describing the amendment, supplement or waiver. Any failure of the Company to give such notice, or any defect therein, will not, however, in any way impair or affect the validity of any such amended or supplemental indenture or waiver.

Without the consent of each Holder affected, an amendment, supplement or waiver under this Section 902 may not:

(1) decrease the interest rate, or provide an extension in the dates of payment, of interest payable to any Holder hereunder (other than any waiver or extension of the payment date in respect of interest at the Default Rate) (it being agreed and understood that any individual Holder may waive such right as to itself);

(2) decrease the amount of principal of the Notes or fees, if any, or provide an extension in the scheduled dates of payment, of principal of the Notes or fees, if any, payable hereunder;

(3) amend, supplement or waive the dates or amounts of repayment of principal required under Sections 1009, 1014, 1103 and 1110 hereof (it being agreed and understood that any individual Holder may waive such right as to itself);

(4) amend, supplement or otherwise modify the definition of “Majority Holders”;

(5) effect any assignment or transfer by the Company of any or all of its rights and obligations under this Indenture, other than as permitted by Article Eight;

(6) amend, supplement or waive this Section 902;

(7) release or subordinate all or substantially all of the Collateral or release or subordinate all or substantially all of the Guarantees provided by the Subsidiaries, except, in the case of a release of a Guarantee, in connection with a transaction permitted by this Indenture; or

(8) amend, supplement or waive any provision hereof expressly contemplating or requiring “unanimous” consent, approval or agreement of the Holders.

Section 903. Execution of Supplemental Indentures.

In executing, or accepting the additional trusts created by, any supplemental indenture permitted by this Article or the modifications thereby of the trusts created by this Indenture, the Trustee shall be entitled to receive, and shall be fully protected in relying upon, an Officer’s Certificate and Opinion of Counsel each stating that the execution of such supplemental indenture is authorized or permitted by this Indenture and stating in the Opinion of Counsel that the supplemental indenture constitutes the legal, valid and binding obligation of the Company and the Guarantors; provided that the legal counsel delivering such Opinion of Counsel may rely on matters of fact set forth in one or more Officer’s Certificates of the Company. Each of the Officer’s Certificate and Opinion of Counsel shall include the statements required to be included in such certificate and opinion as set forth in Section 102.

Section 904. Effect of Supplemental Indentures.

Upon the execution of any supplemental indenture under this Article, this Indenture shall be modified in accordance therewith, and such supplemental indenture shall form a part of this Indenture for all purposes; and every Holder of Notes theretofore or thereafter authenticated and delivered hereunder shall be bound thereby.

Section 905. Trustee to Sign Amendments.

The Trustee shall sign any amendment, supplement or waiver authorized pursuant to this Article Nine if the amendment, supplement or waiver does not affect the rights, duties, liabilities or immunities of the Trustee. If it does affect the rights, duties, liabilities or immunities of the Trustee, the Trustee may, but need not, sign such amendment, supplement or waiver. In signing or refusing to sign such amendment, supplement or waiver the Trustee shall be entitled to receive and, subject to Section 601, shall be fully protected in relying upon the documents described in Section 903.

Section 906. Conformity with Trust Indenture Act.

Every supplemental indenture executed pursuant to this Article shall conform to the requirements of the Trust Indenture Act made applicable to this Indenture.

Section 907. Reference in Notes to Supplemental Indentures.

Notes authenticated and delivered after the execution of any supplemental indenture pursuant to this Article may, and shall if required by the Trustee, bear a notation in form approved by the Trustee as to any matter provided for in such supplemental indenture. If the Company shall so determine, new Notes so modified as to conform, in the opinion of the Trustee and the Company, to any such supplemental indenture may be prepared and executed by the Company and such new Notes may be authenticated and delivered by the Trustee in exchange for Outstanding Notes.

Section 908. Effect of Consents.

Until an amendment, supplement or waiver becomes effective, a consent to it by a Holder of a Note is a continuing consent by the Holder of a Notes and every subsequent Holder of a Note or portion of a Note that evidences the same debt as the consenting Holder’s Note, even if notation of the consent is not made on any Note. An amendment, supplement or waiver becomes effective in accordance with its terms and thereafter binds every Holder.

ARTICLE TEN

COVENANTS

Section 1001. Payment of Principal, Premium and Interest.

The Company covenants and agrees for the benefit of the Holders that it will duly and punctually pay the principal of and any premium and interest on the Notes in accordance with the terms of the Notes and this Indenture. Principal, premium, if any, and Cash Interest will be considered paid on the date due if a Paying Agent, if other than the Company or a Subsidiary thereof, holds as of 10 a.m., New York City time, on the due date money deposited in U.S. dollars by the Company in immediately available funds and designated for and sufficient to pay all principal, premium, if any, and interest then due.

Any PIK Payment shall be evidenced as follows: (a) if PIK Interest Notes (including PIK Interest Notes that are Global Notes) have been issued therefor, such PIK Interest Notes have been executed by the Company and authenticated by the Trustee on or prior to the date the payment is due in accordance with the terms of this Indenture and (b) if the PIK Payment is made by increasing the principal amount of Global Notes then authenticated, the Company has delivered the written request required by Section 314 and the Trustee has increased the principal amount of Global Notes then authenticated by the relevant amount on or prior to the date the payment is due.

The Company will pay interest (including post-petition interest in any proceeding under any applicable Bankruptcy Law) on overdue principal and premium, if any, at the interest rate specified in the Notes (which shall be the PIK Interest Rate if the Company has elected to pay PIK Interest) plus two percent (2.0%) per annum to the extent lawful (the “Default Rate”); and it will pay interest (including post-petition interest in any proceeding under any applicable Bankruptcy Law) on overdue installments of interest (without regard to any applicable grace period) at the Default Rate to the extent lawful.

Section 1002. Maintenance of Office or Agency.

The Company will maintain, in the City and State of New York and in any other Place of Payment, an office or agency where Notes may be presented or surrendered for payment, and it will maintain an office or agency in the United States where Notes may be surrendered for registration of transfer or exchange and where notices and demands to or upon the Company in respect of the Notes and this Indenture may be served. The Company will give prompt written notice to the Trustee of the location, and any change in the location, of such office or agency. If at any time the Company shall fail to maintain any such required office or agency or shall fail to furnish the Trustee with the address thereof, such presentations, surrenders, notices and demands may be made or served at the Corporate Trust Office of the Trustee, and the Company hereby appoints the Trustee as its agent to receive all such presentations, surrenders, notices and demands. The Company hereby irrevocably designates as a Place of Payment for the Notes the City and State of New York, and initially appoints U.S. Bank National Association at its Corporate Trust Office in the City of New York, which, at the date hereof, is located at 100 Wall Street, Suite 1600, New York, New York 10005, Attention: Corporate Trust Services; Bellatrix Exploration Ltd., as the Company’s office or agency in such city where the Notes may be presented or surrendered for payment.

The Company may also from time to time designate one or more other offices or agencies where the Notes may be presented or surrendered for any or all such purposes and may from time to time rescind such designations; provided, however, that no such designation or rescission shall in any manner relieve the Company of its obligation to maintain in the City and State of New York, a Place of Payment for the Notes. The Company will give prompt written notice to the Trustee of any such designation or rescission and of any change in the location of any such other office or agency.

The Company hereby designates the Corporate Trust Office of the Trustee as one such office or agency of the Company in accordance with Section 306 of this Indenture where Notes may be surrendered for registration of transfer or exchange or for presentation for payment or repurchase and where notices and demands to or upon the Company in respect of the Notes and this Indenture may be served; provided that the Corporate Trust Office shall not be a place for service of legal process on the Company.

Section 1003. Money for Notes Payments to Be Held in Trust.

If the Company shall at any time act as its own Paying Agent, it will, before 10 a.m., New York City time, on each due date of the principal of or any premium or interest on any of the Notes, segregate and hold in trust for the benefit of the Persons entitled thereto a sum sufficient to pay the principal and any premium and interest so becoming due until such sums shall be paid to such Persons or otherwise disposed of as herein provided and will promptly notify the Trustee of its action or failure so to act.

Whenever the Company shall have one or more Paying Agents for the Notes, it will, prior to 10 a.m., New York City time, on each due date of the principal of or any premium or interest on the Notes, deposit with a Paying Agent a sum in U.S. dollars in immediately available funds sufficient to pay such amount, such sum to be held as provided by the Trust Indenture Act, and (unless such Paying Agent is the Trustee) the Company will promptly notify the Trustee of its action or failure so to act.

The Company will cause each Paying Agent other than the Trustee to execute and deliver to the Trustee an instrument in which such Paying Agent shall agree with the Trustee, subject to the provisions of this Section, that such Paying Agent will (1) comply with the provisions of the Trust Indenture Act applicable to it as a Paying Agent and (2) during the continuance of any default by the Company or any other obligor upon the Notes in the making of any payment in respect of the Notes, upon the written request of the Trustee, forthwith pay to the Trustee all sums held in trust by such Paying Agent for payment in respect of the Notes.

The Company may at any time, for the purpose of obtaining the satisfaction and discharge of this Indenture or for any other purpose, pay, or by Company Order direct any Paying Agent to pay, to the Trustee all sums held in trust by the Company or such Paying Agent, such sums to be held by the Trustee upon the same trusts as those upon which such sums were held by the Company or such Paying Agent; and, upon such payment by any Paying Agent to the Trustee, such Paying Agent shall be released from all further liability with respect to such money.

Any money deposited with the Trustee or any Paying Agent, or then held by the Company, in trust for the payment of the principal of or any premium or interest on the Notes and remaining unclaimed for two years after such principal, premium or interest has become due and payable shall, subject to relevant escheat laws, be paid to the Company on Company Request, or (if then held by the Company) shall be discharged from such trust; and the Holder of such Notes shall thereafter, as an unsecured general creditor, look only to the Company for payment thereof, and all liability of the Trustee or such Paying Agent with respect to such trust money, and all liability of the Company as trustee thereof, shall thereupon cease; provided, however, that, if there are then Outstanding any Notes not in global form, the Trustee or such Paying Agent, before being required to make any such repayment, may at the expense of the Company cause to be published once, in a newspaper published in the English language, customarily published on each Business Day and of general circulation in the City and State of New York notice that such money remains unclaimed and that, after a date specified therein, which shall not be less than 30 days from the date of such publication, any unclaimed balance of such money then remaining will be repaid to the Company.

Section 1004. Notice of Certain Events.

The Company shall, so long as any Note is Outstanding, deliver to the Trustee prompt written notice of:

(1) any Default or Event of Default as soon as reasonably possible upon the Company becoming aware thereof and specify in such notice the nature of the event and, if curable, the steps taken or proposed to be taken to remedy or eliminate the same;

(2) [reserved];

(3) [reserved];

(4) the incurrence of Permitted Unsecured Debt, Permitted Junior Debt or any Permitted Refinancing Debt in excess of a principal amount of an amount equal to the Threshold Amount at any one time or in the aggregate by a series of related transactions.

Section 1005. Existence and Agreements.

Subject to Article Eight, the Company shall, and shall cause each Material Subsidiary to, maintain in good standing its corporate, partnership or trust existence, as applicable, and preserve and keep all of its agreements, rights, franchises, licenses, operations, contracts or other arrangements in full force and effect, subject only to Permitted Liens and except to the extent failure to do so would not have, or reasonably be expected to have, a Material Adverse Effect..

Section 1006. Reports.

So long as any Notes are Outstanding, the Company will furnish to the Trustee4, the following:

(1) within 120 days after the end of each Fiscal Year, the Company shall provide the Trustee with annual audited consolidated Financial Statements of the Company; and

(2) within 60 days after the end of each of the first three Fiscal Quarters of each Fiscal Year, the Company shall provide the Trustee with (i) quarterly unaudited consolidated Financial Statements of the Company.

To the extent not satisfied by the foregoing, the Company will also furnish to holders, securities analysts (to the extent providing analysis of investment in the Notes) and prospective investors in the Notes upon request the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

As of the date hereof, the Company’s fiscal year ends on December 31. The Company shall (1) schedule and participate in quarterly conference calls to discuss results of operations with holders of Notes (provided that the Company’s regularly scheduled earnings call shall be deemed to satisfy the obligation set forth in this clause (1)) and (2) to the extent not otherwise publicly disseminated, maintain a public website on which details regarding the times and dates of conference calls required by clause (1) of this paragraph and information on how to access such conference calls are posted.

If the Company has designated any of its Subsidiaries as an Unrestricted Subsidiary and if any such Unrestricted Subsidiary or group of Unrestricted Subsidiaries, if taken together as one Subsidiary, would constitute a Significant Subsidiary of the Company, then the annual and quarterly information required by clauses (1) and (2) of the first paragraph of this Section 1006 shall include a reasonably detailed presentation, either on the face of the financial statements or in the footnotes thereto, of the financial condition and results of operations of the Company and its Material Subsidiaries separate from the financial condition and results of operations of such Unrestricted Subsidiaries.

Notwithstanding the foregoing, the financial statements, information and other documents required to be provided as described above, may be those of (i) the Company or (ii) any direct or indirect parent of the Company rather than those of the Company; provided that, if the financial information so furnished relates to such direct or indirect parent of the Company, the same is accompanied by consolidating information that explains in reasonable detail the differences between the information relating to such parent, on the one hand, and the information relating to the Company and its Material Subsidiaries on a standalone basis, on the other hand.

[4]	NTD: company will not be SEC reporting issuer. This matches 2L financial statement reporting requirements (it does not include the environmental certificate and other non-public reporting etc.).

Any Default or Event of Default arising from a failure to furnish or file in a timely manner any report or other document required by this Section 1006 will be deemed cured (and the Company will be deemed to be in compliance with this covenant) upon furnishing or filing such document as contemplated by this covenant (but without regard to the date on which such document is so furnished or filed); provided, however, that such cure will not otherwise affect the rights of the Trustee or the Holders under Section 501 if the Notes have been accelerated in accordance with the terms of this Indenture and such acceleration has not been rescinded prior to such cure.

Section 1007. Payment of Royalties, Taxes, Withholdings, etc.

The Company shall, and shall cause its Subsidiaries to, from time to time pay or cause to be paid all royalties, rents, Taxes, rates, levies or assessments, ordinary or extraordinary, governmental fees or dues, and to make and remit all withholdings, lawfully levied, assessed or imposed upon the Company and its Subsidiaries or any of the assets of the Company or its Subsidiaries, as and when the same become due and payable, except when and so long as the validity of any such royalties, rents, Taxes, rates, levies, assessments, fees, dues or withholdings is being contested by the Company or its Subsidiaries by Permitted Contests or except to the extent that the failure to do, pay, make or remit the same does not and would not reasonably be expected to have a Material Adverse Effect, and to duly file on a timely basis all material tax returns required.

Section 1008. Additional Positive Covenants.

(1) Consolidation and Subsidiary Ownership. The Company shall ensure that it and the Material Subsidiaries directly own not less than 95% of the consolidated assets of the Company (as determined in accordance with GAAP) and that the Company owns and controls, directly or indirectly, all of the outstanding capital stock, partnership interests and trust interests of each of the Subsidiaries.

(2) Change of Name or Office. The Company shall notify the Trustee and Holders at least ten (10) Business Days in advance of any change in the name or the location of the chief executive office of the Company or any Material Subsidiary.

(3) Protection of Security. The Company shall, and shall cause each Material Subsidiary to, do all things reasonably requested by the Trustee to protect and maintain the Security and the intended priority thereof in relation to other Persons.

(4) Subsidiary Performance. The Company will cause each Material Subsidiary to, as applicable, observe the terms of and perform its obligations under each of the Note Documents to which it is a party.

Section 1009. Change of Control Offer.

If a Change of Control occurs, unless one of the exemptions described below applies, each Holder of Notes will have the right to require the Company to repurchase all or any part (equal to U.S.$1,000 or an integral multiple of U.S.$1,000 in excess of U.S.$1,000) of that Holder’s Notes pursuant to an offer (a “Change of Control Offer”) on the terms set forth in this

Section 1009. In the Change of Control Offer, the Company will offer a payment in cash (the “Change of Control Payment”) equal to not less than 101% of the aggregate principal amount of Notes repurchased plus accrued and unpaid interest on the Notes repurchased to but excluding the date of purchase and Additional Amounts (the “Change of Control Payment Date”), subject to the rights of Holders of Notes on the relevant record date to receive interest due on the relevant Interest Payment Date. Within 30 days following any Change of Control, the Company will send (or otherwise deliver in accordance with the applicable procedures of DTC) a notice to each Holder with a copy to the Trustee describing the transaction or transactions that constitute the Change of Control and stating:

(1) that the Change of Control Offer is being made pursuant to this Section 1009 and that all Notes tendered will be accepted for payment;

(2) the purchase price and the Change of Control Payment Date specified in the notice, which shall be no earlier than 30 days and no later than 60 days from the date such notice is sent;

(3) that any Note not tendered will continue to accrue interest;

(4) that, unless the Company defaults in the payment of the Change of Control Payment, all Notes accepted for payment pursuant to the Change of Control Offer will cease to accrue interest after the Change of Control Payment Date;

(5) that Holders electing to have any Notes purchased pursuant to a Change of Control Offer will be required to surrender the Notes, with the form entitled “Option of Holder to Elect Purchase” attached to the Notes completed, or transfer by book-entry transfer, to the Paying Agent at the address specified in the notice prior to the close of business on the third Business Day preceding the Change of Control Payment Date;

(6) that Holders will be entitled to withdraw their election if the Paying Agent receives, not later than the close of business on the second Business Day preceding the Change of Control Payment Date, a facsimile transmission or letter setting forth the name of the Holder, the principal amount of Notes delivered for purchase, and a statement that such Holder is withdrawing his election to have the Notes purchased; and

(7) that Holders whose Notes are being purchased only in part will be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered (or transferred by book-entry transfer), which un-purchased portion must be equal to U.S.$1,000 in principal amount or an integral multiple of U.S.$1,000 in excess of U.S.$1,000.

The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control. To the extent that the provisions of any such securities laws or regulations conflict with this Section 1009, the Company will comply with the applicable securities laws or regulations and will not be deemed to have breached its obligations under this Section 1009 by virtue of such compliance.

On the Change of Control Payment Date, the Company will, to the extent lawful:

(1) accept for payment all Notes or portions of Notes properly tendered pursuant to the Change of Control Offer;

(2) deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all Notes or portions of Notes properly tendered; and

(3) deliver or cause to be delivered to the Trustee the Notes properly accepted together with an Officer’s Certificate stating the aggregate principal amount of Notes or portions of Notes being purchased by the Company.

The Paying Agent will promptly pay to each Holder of Notes properly tendered the Change of Control Payment for such Notes (or, if all the Notes are then in global form, make such payment through the facilities of the Depositary), and the Trustee will promptly authenticate and deliver (or cause to be transferred by book entry) to each Holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any; provided that each such new Note will be in a principal amount of U.S.$1,000 or an integral multiple of U.S.$1,000 in excess of U.S.$1,000. Any Note so accepted for payment will cease to accrue interest on and after the Change of Control Payment Date unless the Company defaults in making the Change of Control Payment.

The Company will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

Notwithstanding anything to the contrary in this Section 1009, the Company will not be required to make a Change of Control Offer upon a Change of Control if (1) a third party makes the Change of Control Offer in the manner, at the price, at the times and otherwise in compliance with the requirements set forth in this Section 1009 applicable to a Change of Control Offer made by the Company and purchases all Notes properly tendered and not withdrawn under the Change of Control Offer or (2) notice of redemption of all Notes then Outstanding has been given pursuant to paragraph 5 of the Notes unless and until there is a default in payment of the applicable Redemption Price.

A Change of Control Offer may be made in advance of a Change of Control, and conditioned upon the occurrence of such Change of Control, if a definitive agreement is in place for the Change of Control at the time of making the Change of Control Offer. Notes repurchased by the Company pursuant to a Change of Control Offer will have the status of Notes issued but not Outstanding or will be retired and cancelled, at the Company’s option. Notes purchased by a third party pursuant to the sixth paragraph of this Section 1009 will have the status of Notes issued and Outstanding.

In the event that Holders of at least 90% of the aggregate principal amount of the Outstanding Notes accept a Change of Control Offer and the Company (or any third party making such Change of Control Offer, in lieu of the Company, as described in the sixth paragraph of this Section 1009) purchases all of the Notes held by such Holders, the Company will have the right, upon not less than 30 nor more than 60 days’ prior notice to the Holders (with a copy to the Trustee), given not more than 30 days following a Change of Control Payment

Date, to redeem all, but not less than all, of the Notes that remain Outstanding at a Redemption Price equal to the Change of Control Payment plus, to the extent not included in the Change of Control Payment, accrued and unpaid interest and Additional Amounts, if any, on the Notes that remain Outstanding, to but excluding the Redemption Date (subject to the right of Holders on the relevant record date to receive interest due on the relevant Interest Payment Date).

Section 1010. Incurrence of Debt.

The Company shall not, and shall not permit any Material Subsidiary to, incur or create any Debt and the Company shall not issue any Disqualified Stock and shall not permit any Material Subsidiary to issue any preferred stock other than

(a) Permitted Debt; and

(b) additional Debt and Disqualified Stock provided that, in the case of this clause (b), the following conditions are satisfied: (a) the Fixed Charge Coverage Ratio for the Company’s most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Debt is incurred or such Disqualified Stock or preferred stock is issued, as the case may be, would have been at least 2.25 to 1.0, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Debt and any other Debt incurred on or prior to such date had been incurred or the Disqualified Stock or preferred stock had been issued, as the case may be, at the beginning of such four-quarter period; and (b) to the extent any such debt is incurred in the form of a Credit Facility, such Debt must constitute Permitted Unsecured Debt.

In addition to the restrictions in the preceding paragraph, the Company shall not, and shall not permit any Material Subsidiary to, incur or create any Debt (other than Permitted Refinancing Debt in respect of the Bank Facility, the Notes or the Second Lien Notes) that is secured by a Lien on any property of the Company or any Material Subsidiary unless the PDP Coverage Ratio equals or exceeds 1.0, determined on a pro forma basis after giving effect to such incurrence (including a pro forma application of the Net Proceeds therefrom).

Section 1011. Restricted Payments.

The Company will not, and will not permit any of its Material Subsidiaries to, directly or indirectly:

(1) declare or pay any dividend or make any other payment or distribution on account of the Company’s or any of its Material Subsidiaries’ Equity Interests (including, without limitation, any payment by the Company or any of its Material Subsidiaries in connection with any merger, amalgamation, arrangement or consolidation involving the Company or any of its Material Subsidiaries) or to the direct or indirect holders of the Company’s or any of its Material Subsidiaries’ Equity Interests in their capacity as such (other than dividends or distributions payable in Equity Interests (other than Disqualified Stock) of the Company and other than dividends or distributions payable to the Company or any Material Subsidiary of the Company);

(2) purchase, redeem or otherwise acquire or retire for value (including, without limitation, any such purchase, redemption, acquisition or retirement made in connection with any merger, amalgamation, arrangement or consolidation involving the Company) any Equity Interests of the Company or any direct or indirect parent company of the Company;

(3) subject to the terms of any relevant intercreditor or subordination agreement, make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value any Permitted Unsecured Debt, Permitted Junior Debt that is secured on a more junior than Third Lien priority basis or Subordinated Debt and any Permitted Refinancing Debt of the foregoing except a payment of interest or principal at the Stated Maturity thereof unless an Event of Default has occurred and is continuing (excluding (a) a payment of interest in kind or with Equity Interests (other than Disqualified Stock) of the Company and (b) a payment, purchase, redemption, defeasance or other acquisition or retirement for value of any intercompany Debt between or among the Company and any of its Material Subsidiaries); or

(4) make any Restricted Investment;

(all such payments and other actions set forth in clauses (1) through (4) above being collectively referred to as “Restricted Payments”), unless, at the time of and after giving effect to such Restricted Payment:

(1) no Default or Event of Default has occurred and is continuing or would occur as a consequence of such Restricted Payment;

(2) the Company would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Debt pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of Section 1010; and

(3) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Company and its Material Subsidiaries since September 11, 2018 (excluding Restricted Payments permitted by clauses (2), (3), (4), (5), (6), (7), (8), (9), (11), (12) and (14) of the next succeeding paragraph of this Section 1011), is equal to or less than the sum, without duplication, of:

(a) (i) if the Consolidated Net Income of the Company for the period (taken as one accounting period) from July 1, 2015 to the end of the Company’s most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment is positive, 50% of such Consolidated Net Income or (ii) if the Consolidated Net Income of the Company for the period (taken as one accounting period) from July 1, 2015 to the end of the Company’s most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment is negative, less 100% of such deficit; plus

(b) 100% of (i)(A) the aggregate net cash proceeds and (B) the Fair Market Value of (x) marketable securities (other than marketable securities of the Company or an Affiliate of the Company), (y) Capital Stock of a Person (other than the Company or an Affiliate of the Company) engaged primarily in the Oil and Gas Business and (z) other assets used or useful in the Oil and Gas Business, in each case received by the Company since September 11, 2018 as a contribution to its common equity capital or from the issue or sale of Equity Interests of the Company (other than Disqualified Stock) or from the issue or sale of convertible or exchangeable Disqualified Stock or convertible or exchangeable debt securities of the Company since September 11, 2018 that have been converted into or exchanged for such Equity Interests (other than Equity Interests (or Disqualified Stock or debt securities) sold to a Subsidiary of the Company), (ii) with respect to Debt that is incurred on or after September 11, 2018, the amount by which such Debt of the Company or any Material Subsidiary is reduced on the Company’s consolidated balance sheet upon the conversion or exchange after September 11, 2018 of any such Debt into or for Equity Interests of the Company (other than Disqualified Stock), and (iii) the aggregate net cash proceeds, if any, received by the Company or any Material Subsidiary upon any conversion or exchange described in clause (i) or (ii) above; plus

(c) with respect to Restricted Investments made by the Company and its Material Subsidiaries after September 11, 2018, an amount equal to the sum, without duplication, of (i) the net reduction in such Restricted Investments in any Person resulting from (A) repayments of loans or advances, or other transfers of assets, in each case to the Company or any Material Subsidiary, (B) other repurchases, repayments or redemptions of such Restricted Investments, (C) the sale of any such Restricted Investment to a purchaser other than the Company or a Subsidiary of the Company or (D) the release of any guarantee (except to the extent any amounts are paid under such Guarantee) that constituted a Restricted Investment plus (ii) with respect to any Unrestricted Subsidiary designated as such after September 11, 2018 that is redesignated as a Material Subsidiary after September 11, 2018, or has been merged into, consolidated, arranged or amalgamated with or into, or transfers or conveys its assets substantially as an entirety to the Company or a Material Subsidiary in each case after September 11, 2018, the lesser of (A) the Fair Market Value of the Company’s Investment in such Subsidiary held by the Company or any Material Subsidiary at the time of such redesignation, combination or transfer and (B) the aggregate amount of Investments made by the Company or any Material Subsidiary in such Subsidiary upon or after the designation of such Subsidiary and prior to the redesignation of such Subsidiary as a Material Subsidiary; plus

(d) 100% of any dividends received by the Company or a Material Subsidiary after September 11, 2018 from an Unrestricted Subsidiary (other than to the extent such Investment constituted a Permitted Investment up to the Fair Market Value of such Investment as of the date it was first made), to the extent such dividends were not otherwise included in the Consolidated Net Income of the Company for such period; provided that the available amount provided for in clauses (a) through (d) shall not be available for Restricted Payments of the type described in clauses (1) and (2) of the definition thereof.

The preceding paragraph of this Section 1011 will not prohibit:

(1) the payment of any dividend or distribution or the consummation of an irrevocable redemption within 60 days after the date of declaration of the dividend, or distribution or giving of notice of the redemption if, at the date of declaration or notice, such dividend or distribution or redemption would have complied with the provisions of this Indenture (assuming in the case of a redemption payment, the giving of such notice would have been deemed a Restricted Payment at such time and such deemed Restricted Payment would have been permitted at such time);

(2) the making of any Restricted Payment in exchange for, or out of the net cash proceeds from the substantially concurrent sale (other than to a Subsidiary of the Company) of, Equity Interests of the Company (other than Disqualified Stock and other than Equity Interests issued or sold to an employee stock ownership plan, option plan or similar trust to the extent such sale to an employee stock ownership plan, option plan or similar trust is financed by loans from or guaranteed by the Company or any Material Subsidiary unless such loans have been repaid with cash on or prior to the date of determination) or from the substantially concurrent contribution of common equity capital to the Company; provided that the amount of any such net cash proceeds that are utilized for any such Restricted Payment will be excluded from clause (3)(b) of the immediately preceding paragraph of this Section 1011 and clause (6) of this paragraph of Section 1011;

(3) the purchase, redemption, defeasance or other acquisition or retirement for value of any Permitted Junior Debt that is secured on a more junior than Third Lien priority basis, Permitted Unsecured Debt or Subordinated Debt (including the payment of any required premium and any fees and expenses incurred in connection with such purchase, redemption, defeasance or other acquisition or retirement) with the net cash proceeds from, or in exchange for, a substantially concurrent incurrence of Permitted Refinancing Debt;

(4) purchases, redemptions or other acquisitions or retirements for value of Equity Interests deemed to occur upon the vesting, exercise or exchange of equity compensation (including without limitation restricted stock awards or stock options, warrants or other convertible securities or phantom stock), if such Equity Interests represent a portion or all of the purchase, exercise or exchange price thereof or are made in lieu of withholding taxes in connection with any such vesting, exercise or exchange;

(5) payments to fund the purchase, redemption or other acquisition or retirement for value by the Company of fractional Equity Interests arising out of stock dividends, splits or combinations, business combinations or other transactions permitted by this Indenture;

(6) as long as no Default or Event of Default has occurred and is continuing or would be caused thereby, the purchase, redemption or other acquisition or retirement for value of any Equity Interests of the Company or any Material Subsidiary held by any of the Company’s (or any Material Subsidiary) current or former directors, officers, employees or consultants (or their transferees, estates or beneficiaries under their estates); provided that the aggregate price paid for all such purchased, redeemed, acquired or retired Equity Interests may not exceed the sum of

(a) $7.5 million in any Fiscal Year with unused amounts in any Fiscal Year to be carried over to the next succeeding Fiscal Year up to a maximum of $15.0 million in any Fiscal Year, plus

(b) the aggregate amount of cash proceeds received by the Company from the sale of the Company’s Equity Interests (other than Disqualified Stock) to any such directors, officers, employees or consultants that occurs after September 11, 2018; provided that the amount of such cash proceeds utilized for any such purchase, redemption or other acquisition or retirement will be excluded from clause (3)(b) of the immediately preceding paragraph of this Section 1011 and clause (2) of this paragraph plus

(c) the cash proceeds of key man life insurance policies received by the Company and any Material Subsidiary after September 11, 2018;

(7) as long as no Default or Event of Default has occurred and is continuing or would be caused thereby, the declaration and payment in kind (but not in cash) of regularly scheduled or accrued dividends to holders of any class or series of Disqualified Stock of the Company or any class or series of preferred stock of any Material Subsidiary issued on or after September 11, 2018 in accordance with the Fixed Charge Coverage Ratio test set forth in clause (ii) of Section 1010; provided, that such dividends are included in Fixed Charges;

(8) so long as no Default or Event of Default has occurred and is continuing, the payment of any dividend (or, in the case of any partnership or limited liability company, any similar distribution) by a Material Subsidiary to the holders of Equity Interests (other than Disqualified Stock) of such Material Subsidiary; provided that such dividend or similar distribution is paid to all holders of such Equity Interests on a pro rata basis based on their respective holdings of such Equity Interests;

(9) so long as no Default or Event of Default has occurred and is continuing, the purchase, redemption, defeasance or other acquisition or retirement for value of any Subordinated Debt, Permitted Unsecured Debt, Permitted Junior Debt that is secured on a more junior than Third Lien priority basis (or any Permitted Refinancing Debt in respect of the foregoing) or Disqualified Stock (i) at a purchase price not greater than 101% of (a) the principal amount (or in the case of Subordinated Debt issued with significant original issue discount, the accreted value) of such Subordinated Debt, plus accrued interest, or (b) in the case of Disqualified Stock, the liquidation value, plus accrued dividends, in each case, in the event of a change of control or (ii) at a purchase price not greater than 100% of (a) the principal amount (or in the case of Subordinated Debt issued with significant original issue discount, the accreted value) of such Debt plus accrued interest, or (b) in the case of Disqualified Stock, the liquidation value, plus accrued dividends, in each case, in the event of an asset sale in connection with any change of control offer or asset sale offer required by the terms of such Debt or Disqualified Stock, but only if:

(a) in the case of a Change of Control, the Company has first complied or is simultaneously complying with and fully satisfied its obligations under Section 1009; or

(b) in the case of an Asset Sale, the Company has complied with and fully satisfied its obligations under Section 1014 of this Indenture;

(10) payments or distributions to dissenting stockholders pursuant to applicable law in connection with a merger, amalgamation, arrangement, consolidation or transfer of all or substantially all of the assets of the Company that complies with Article Eight;

(11) purchases, redemptions or other acquisitions or retirements of Capital Stock deemed to occur upon the exercise of stock options, warrants or other rights in respect thereof if such Capital Stock represents a portion of the exercise price thereof;

(12) payments to holders of Capital Stock of the Company in lieu of the issuance of fractional shares of its Capital Stock;

(13) the declaration and payment of dividends on the Company’s common stock in an amount per annum of up to 6% of the net cash proceeds received by or contributed to the Company from a Qualified Public Offering (which shall be reduced dollar-for-dollar to the extent the proceeds of such Qualified Public Offering were applied under clause (3)(b) of the immediately preceding paragraph of this Section 1011 or clause (2) or clause (6) of this paragraph);

(14) [Reserved];

(15) as long as no Default or Event of Default has occurred and is continuing or would be caused thereby, other Restricted Payments since September 11, 2018 in an aggregate amount not to exceed $10.0 million; provided, however, no Restricted Payment of the type described in clauses (1) or (2) of the definition thereof may be made under this clause (15); and

(16) payments of interest, principal, and so long as no Default has occurred and is continuing, other amounts owing pursuant to any Convertible Debenture Documents; provided, that the Company shall not, and shall not permit any Material Subsidiary to make any prepayment of interest, principal or other amounts before the date on which it is due or otherwise required to be paid.

The amount of all Restricted Payments (other than cash) shall be the Fair Market Value, on the date of such Restricted Payment, of the Restricted Investment proposed to be made or the asset(s) or securities proposed to be paid, transferred or issued by the Company or such Material Subsidiary, as the case may be, pursuant to such Restricted Payment (without giving effect to any changes in Fair Market Value thereafter), except that the Fair Market Value of any non-cash dividend made within 60 days after the date of declaration shall be determined as of such date. The Fair Market Value of any cash Restricted Payment shall be its face amount, and the Fair Market Value of any non-cash Restricted Payment shall be determined in accordance with the definition of that term.

For purposes of determining compliance with this Section 1011, if a Restricted Payment meets the criteria of more than one of the types of Restricted Payments described in clauses (1) through (16) above, the Company, in its sole discretion, may order and classify and subsequently re-order and re-classify, such Restricted Payment in any manner in compliance with this Section 1011. For the purposes of determining compliance with any Canadian dollar-denominated restriction on Restricted Payments denominated in a foreign currency, the Canadian dollar-equivalent amount of such Restricted Payment shall be calculated based on the relevant currency exchange rate in effect on the date that such Restricted Payment was made. Notwithstanding any other provision of this Section 1011, the maximum amount of Restricted Payments that the Company or any of its Material Subsidiaries may make pursuant to this Section 1011 shall not be deemed to be exceeded solely as a result of fluctuations in the exchange rate of currencies.

Section 1012. Limitation on Liens.

The Company shall not, and shall not permit any Material Subsidiary to, create, issue, incur, assume or permit to exist any Lien upon any of its property or assets, other than Permitted Liens but, subject at all times to the provisions below:

(1) none of:

(i) the fact that the Company or a Material Subsidiary is, by the terms of this Indenture or any other Note Document, permitted to create, assume or suffer to exist any Permitted Lien, Minor Title Defect, Permitted Debt or Permitted Contest;

(ii) the fact that any representation, warranty or covenant herein or in any other Note Document may make an exception for the existence of any Permitted Lien, Minor Title Defect, Permitted Debt or Permitted Contest; or

(iii) the fact that the Liens created pursuant to the Security may be stated to be subject to, or are not required to rank in priority to, Permitted Liens, Minor Title Defects, Permitted Debt or Permitted Contests;

shall in any manner, nor in any cause or proceeding, directly or indirectly, be taken to constitute a subordination of any Lien created pursuant to the Security to any Permitted Lien, Minor Title Defect, Permitted Debt or Permitted Contest or to any other Lien or other obligation whatsoever, or be construed to mean that the Notes under this Indenture or the Note Documents (including the Security) are in any way subordinate or junior in right of payment to any Permitted Debt (other than indebtedness under the Bank Facility or Second Lien Debt), it being the intention of the parties that all Liens created pursuant to the Security shall at all times rank as third priority Liens (senior in priority to all other Permitted Liens, Minor Title Defects, Permitted Debt and Permitted Contests and all other Liens or other obligations whatsoever, except Permitted Liens, Minor Title Defects, Permitted Debt and Permitted Contests securing the Bank Facility or Second Lien Debt), subject to applicable Law.

(2) Subject to the grant by the Company of a fixed charge Lien pursuant to the provisions of Section 1504, on and after the Issue Date the Company shall not, and shall not permit any Material Subsidiary to, grant any fixed charge Liens on any real property (including, without limitation, any P&NG Rights or any Oil and Gas Properties) of the Company or any such Material Subsidiary to secure any obligations or liabilities in favor of any other Person; provided, however, that the Company and any Material Subsidiary may grant a fixed charge Lien on any real property (including, without limitation, any P&NG Rights and any Oil and Gas Properties) of the Company or any such Material Subsidiary to the Senior Administrative Agent, for and on behalf of the Senior Lenders, in order to secure obligations or liabilities of the Company or any such Material Subsidiary under the Senior Credit Agreement and the Senior Collateral Documents (and to secure Second Lien Debt permitted under this Indenture and, if applicable, to secure any Permitted Junior Debt) so long as the Company or such Material Subsidiary has granted, or concurrently therewith grants, a fixed charge Lien on the same real property to the Trustee, for and on behalf of the Holders, to secure the Obligations, which fixed charge Liens granted to the Senior Administrative Agent and to the Trustee pursuant to this Section 1012(2) and any Collateral relating to such Liens or proceeds of such Liens shall be subject to the provisions of the Intercreditor Agreements. If the Company or any Material Subsidiary is required to grant a fixed charge Lien to the Trustee pursuant to this Section 1012(2), then in connection with such grant of a fixed charge Lien the Company shall comply in all respects with the obligations of the Company under Section 1504(1) through Section 1504(6), inclusive, mutatis mutandis. For greater certainty, the restriction on the Company or any Material Subsidiary granting a fixed charge Lien on any real property (including, without limitation, any P&NG Rights or any Oil and Gas Properties) in this Section 1012(2) shall apply whether or not any such Lien would otherwise be a Permitted Lien under this Indenture or any other Note Document.

Section 1013. Adverse Restrictions on Subsidiaries.

The Company shall not permit any Material Subsidiary to enter into any indenture, agreement, instrument or other arrangement (other than the Note Documents, Senior Collateral Documents and any other documents governing Permitted Debt) that, directly or indirectly prohibits or restrains, or has the effect of prohibiting or restraining, or individually or in the aggregate imposes materially adverse conditions upon, the declaration or payment of dividends or the making of any other payment by Subsidiaries to (directly or indirectly via other Material Subsidiaries) the Company or any other Note Party.

Section 1014. Asset Sales.

The Company will not, and will not permit any of its Material Subsidiaries to, consummate an Asset Sale unless:

(1) the Company (or a Material Subsidiary, as the case may be) receives consideration at the time of such Asset Sale at least equal to the Fair Market Value (measured as of the date of the definitive agreement with respect to such Asset Sale) of the assets or Equity Interests issued or sold or otherwise disposed of; and

(2) at least 75% of the aggregate consideration received in respect of such Asset Sale by the Company and its Material Subsidiaries and all other Asset Sales since the Issue Date is in the form of cash or Cash Equivalents (or a combination thereof) but excluding cash held in escrow; provided that, for purposes of this provision, each of the following will be deemed to be cash:

(a) any liabilities, as shown on the Company’s most recent consolidated balance sheet, of the Company or any Material Subsidiary (other than contingent liabilities, Subordinated Debt and any obligations in respect of preferred stock) that are assumed by the transferee of any such assets or Equity Interests pursuant to customary agreements (or other legal documentation with the same effect) that includes a full release or indemnity of the Company or such Material Subsidiary from any and all liability therefor;

(b) any securities, notes or other obligations received by the Company or any such Material Subsidiary from such transferee that are converted by the Company or such Material Subsidiary into cash within 90 days after the date of the Asset Sale, to the extent of the cash received in that conversion; and

(c) with respect to any Asset Sale of oil and gas properties by the Company or a Material Subsidiary in which the Company or such Material Subsidiary retains an interest, any agreement by the transferee (or any Affiliate thereof) to pay all or a portion of the costs and expenses related to the exploration, development, completion or production of such properties and activities related thereto.

Notwithstanding the foregoing, the 75% limitation referred to in clause (3) above shall be deemed satisfied with respect to any Asset Sale in which the Cash or Cash Equivalents portion of the consideration received therefrom, determined in accordance with clause (3) above on an after-tax basis, is equal to or greater than what the after-tax proceeds would have been had such Asset Sale complied with the aforementioned 75% limitation.

Within 365 days after the receipt of any Net Proceeds, Hedge Receipts and/or Net Insurance/Condemnation Proceeds from an Asset Sale, Hedge Monetization or Casualty Event, the Company (or the applicable Material Subsidiary, as the case may be) may apply such Net Proceeds, Hedge Receipts and/or Net Insurance/Condemnation Proceeds, at its option:

(1) to repay, prepay, redeem or purchase (x) Debt and other obligations under the Bank Facility incurred under clause (1) of the definition of Permitted Debt or any Second Lien Notes (provided that any such repayment, prepayment, redemption or purchase of the Second Lien Notes shall be made first, in respect of “New Money Notes” under and as defined in the Second Lien Notes Indenture on a pro rata basis based on the aggregate principal amount of all outstanding “New Money Notes” thereunder, and second, to in respect of “Exchange Notes” under and defined in the Second Lien Notes

Indenture on a pro rata basis based on the aggregate principal amount of all outstanding “Exchange Notes” thereunder; provided that, any such action shall be accompanied by a reduction of the related commitments or facility amount, or (y) any Debt and other obligations that were secured by the assets sold in such Asset Sale, subject to such Hedge Monetization and/or subject to such Casualty Event, in each case, on a senior basis to the Notes to the extent expressly permitted under this Indenture;

(2) to invest in Additional Assets; or

(3) to make capital expenditures in respect of the Oil and Gas Business;

However, pending application or investment of such Net Proceeds, Hedge Receipts and/or Net Insurance/Condemnation Proceeds as provided in clauses (1) through (3) of the immediately preceding paragraph, such Net Proceeds, Hedge Receipts and/or Net Insurance/Condemnation Proceeds may be applied to temporarily reduce revolving credit indebtedness or otherwise invested in any manner that is not prohibited by this Indenture. Any Net Proceeds, Hedge Receipts and/or Net Insurance/Condemnation Proceeds that are not applied or invested as provided in clauses (1) through (3) above will constitute “Excess Proceeds.”

Within ten (10) Business Days after the aggregate amount of Excess Proceeds exceeds $10.0 million, the Company will make an offer (a “Specified Offer”) to all Holders of Notes to purchase the maximum principal amount of Notes that may be purchased out of the Excess Proceeds. The offer price for the Notes in any Specified Offer will be equal to 100% of the principal amount plus accrued and unpaid interest, if any, to but excluding the date of purchase, and will be payable in cash. If any Excess Proceeds remain after consummation of a Specified Offer, the Company or any Material Subsidiary may use those Excess Proceeds for any purpose not otherwise prohibited by this Indenture. If the aggregate principal amount of Notes tendered exceeds the amount of Excess Proceeds, the Notes shall be repurchased a pro rata basis based on the aggregate principal amount of Notes tendered by the holders thereof. Upon completion of each Specified Offer, the amount of Excess Proceeds will be reset at zero.

Notwithstanding the foregoing, the sale, conveyance or other disposition of all or substantially all of the properties or assets of the Company and its Material Subsidiaries, taken as a whole, will be governed by Section 801 of this Indenture and not by this Section 1014.

The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations to the extent those laws and regulations are applicable in connection with each repurchase of Notes pursuant to a Specified Offer. To the extent that the provisions of any such securities laws or regulations conflict with this Section 1014, or compliance with this Section 1014 would constitute a violation of any such securities laws or regulations, the Company will comply with the applicable securities laws or regulations and will not be deemed to have breached its obligations under this Section 1014 by virtue of such compliance.

In the event that, pursuant to this Section 1014, the Company is required to commence a Specified Offer, it will follow the procedures specified below:

(1) The Specified Offer shall be made to all Holders. The Specified Offer will remain open for a period of at least 20 Business Days following its commencement and not more than 30 Business Days, except to the extent that a longer period is required by applicable law (the “Offer Period”). No later than three (3) Business Days after the termination of the Offer Period (the “Purchase Date”), the Company will apply all Excess Proceeds (the “Offer Amount”) to the purchase of Notes. Payment for any Notes so purchased will be made in the same manner as principal payments are made at Stated Maturity or upon redemption.

(2) If the Purchase Date is on or after an interest record date and on or before the related Interest Payment Date, any accrued and unpaid interest will be paid to the Person in whose name a Note is registered at the close of business on such record date, and no additional interest will be payable to Holders who tender Notes pursuant to the Specified Offer.

(3) Upon the commencement of a Specified Offer, the Company will send a notice to the Trustee and each of the Holders. The notice will contain all instructions and materials necessary to enable such Holders to tender Notes pursuant to the Specified Offer. The notice, which will govern the terms of the Specified Offer, will state:

(a) that the Specified Offer is being made pursuant to this Section 1014 and the length of time the Specified Offer will remain open;

(b) the Offer Amount, the purchase price and the Purchase Date;

(c) that any Note not tendered or accepted for payment will continue to accrue interest;

(d) that, unless the Company defaults in making such payment, any Note accepted for payment pursuant to the Specified Offer will cease to accrue interest after the Purchase Date;

(e) that Holders electing to have a Note purchased pursuant to a Specified Offer may elect to have Notes purchased in minimum denominations of U.S.$1,000 and integral multiples of U.S.$1,000 in excess of U.S.$1,000 only;

(f) that Holders electing to have Notes purchased pursuant to any Specified Offer will be required to surrender the Notes, with the form entitled “Option of Holder to Elect Purchase” attached to the Notes completed, or transfer by book entry transfer, to the Company, a depositary, if appointed by the Company, or a Paying Agent at the address specified in the notice prior to the close of business on the third Business Day preceding the Purchase Date;

(g) that Holders will be entitled to withdraw their election if the Company, the depositary or the Paying Agent, as the case may be, receives, not later than the expiration of the Offer Period, a facsimile transmission or letter setting forth the name of the Holder, the principal amount of the Note the Holder delivered for purchase and a statement that such Holder is withdrawing his election to have such Note purchased;

(h) that, if the aggregate principal amount of Notes surrendered by Holders thereof exceeds the Offer Amount, the Company will repurchase the Notes on a pro rata basis based on the principal amount of Notes (with such adjustments as may be deemed appropriate by the Company so that only Notes in minimum denominations of U.S.$1,000, or an integral multiple of U.S.$1,000 in excess of U.S.$1,000, will be purchased); and

(i) that Holders whose Notes were purchased only in part will be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered (or transferred by book-entry transfer), which unpurchased portion must be equal to U.S.$1,000 in principal amount or an integral multiple of U.S.$1,000 in excess of U.S.$1,000.

(4) On or before the Purchase Date, the Company will, to the extent lawful, accept for payment, on a pro rata basis to the extent necessary, the Offer Amount of Notes or portions thereof tendered pursuant to the Specified Offer, or if less than the Offer Amount has been tendered, all Notes tendered, and will deliver or cause to be delivered to the Trustee the Notes properly accepted together with an Officer’s Certificate stating that such Notes or portions thereof were accepted for payment by the Company in accordance with the terms of this Section 1014. The Company, the depositary or the Paying Agent, as the case may be, will promptly (but in any case not later than five days after the Purchase Date) mail or deliver to each tendering Holder an amount equal to the purchase price of the Notes tendered by such Holder and accepted by the Company for purchase, and the Company will promptly issue a new Note, and the Trustee, upon written request from the Company, will authenticate and mail or deliver (or cause to be transferred by book entry) such new Note to such Holder, in a principal amount equal to any unpurchased portion of the Note surrendered. Any Note not so accepted shall be promptly mailed or delivered by the Company to the Holder thereof The Company will publicly announce the results of the Specified Offer on the Purchase Date.

Section 1015. Non Arm’s Length Transactions.

Except in respect of transactions between or among the Company and/or one or more of its wholly owned Material Subsidiaries, the Company shall not, nor shall it permit any Material Subsidiary to, enter into any contract, agreement or transaction whatsoever, including for the sale, purchase, lease or other dealing in any property or the provision of any services (other than office and administration services provided in the ordinary course of business), with any Related Party except upon fair and reasonable terms, which terms are not less favorable to the Company or its Material Subsidiaries than it would obtain in an arm’s length transaction and, if applicable, for consideration which equals the fair market value of such property or other than at a fair market rental as regards leased property.

Section 1016. Limitation on Change in Business. The Company shall not, and shall not permit any Material Subsidiary to, change in any material respect the nature of its business from the exploration for, and development, production, transportation and marketing of, petroleum, natural gas and related products.

Section 1017. Designation of Material and Unrestricted Subsidiaries.

The Company shall from time to time, by notice in writing to the Trustee (together with reasonable particulars which demonstrate compliance with the covenant in Section 1008(4) (including without limitation, an Officer’s Certificate certifying such compliance)), be entitled to designate that either.

(1) an Unrestricted Subsidiary shall become a Material Subsidiary; or

(2) a Material Subsidiary shall become an Unrestricted Subsidiary;

provided that the Company shall not be entitled to designate that a Material Subsidiary shall become an Unrestricted Subsidiary if:

(3) a Default or an Event of Default has occurred and is continuing;

(4) a Default or an Event of Default would result from or exist immediately after such a designation;

(5) such Subsidiary owns any interest in or to any Oil and Gas Property or Midstream Property; or

(6) such Subsidiary has or is liable for any Debt other than Non-Recourse Debt;

provided, however, it is agreed and understood that at no time shall any Unrestricted Subsidiary own any interest in or to any Oil and Gas Property or Midstream Property or have or be liable for any Debt other than Non-Recourse Debt.

As of the Issue Date, Schedule B sets forth all subsidiaries of the Company and indicates each Subsidiary’s status as a Material Subsidiary or an Unrestricted Subsidiary. The Company shall promptly shall promptly circulate a revised Schedule B to the Trustee (and the Trustee shall notify the Holders thereof) following any designation of an Unrestricted Subsidiary as a Material Subsidiary or of a Material Subsidiary as an Unrestricted Subsidiary. The Trustee shall promptly provide a release of any Guarantee and Security given by a Material Subsidiary that becomes an Unrestricted Subsidiary, in order to give effect to the provisions of this Section 1017.

Section 1018. Amendments to Permitted Unsecured Debt, Permitted Junior Debt and Convertible Indenture.

The Company shall not amend any terms and conditions of any (a) Permitted Unsecured Debt (or any Permitted Refinancing Debt in respect of the foregoing) in a manner that would be materially adverse to the Company and the Material Subsidiaries or the Holders or in a manner that would make such Debt fail to satisfy the definition of “Permitted Unsecured Debt”, (b) any Permitted Junior Debt that is secured on a more junior than Third Lien priority basis (or any Permitted Refinancing Debt in respect of the foregoing) in a manner that would be materially adverse to the Company and the Material Subsidiaries or the Holders or in a manner that would make such Debt fail to satisfy the definition of “Permitted Junior Debt”, or (c) Convertible Debenture in a manner that would be materially adverse to the Company and the Material Subsidiaries or the Holders or if the effect thereof is to cause such Convertible Debenture to fail to satisfy the definition of “Convertible Debenture”.

Section 1019. [Reserved].

Section 1020. Environmental Matters.

The Company will not, and will not permit any other Note Party to, (a) cause or knowingly permit any of its property or assets to be in violation of, or (b) do anything or knowingly permit anything to be done which will subject any such property or assets to any Remedial Work (other than Remedial Work done in the ordinary course of business) under, any Environmental Laws that could reasonably be expected to have a Material Adverse Effect; it being understood that clause (b) above will not be deemed as limiting or otherwise restricting any obligation to disclose any relevant facts, conditions and circumstances pertaining to such Property to the appropriate Governmental Authority.

Section 1021. Defined Benefit Plans. The Company shall not, and shall not permit any Material Subsidiary thereof to, establish, sponsor, administer, contribute to, participate in, or assume any liability (including any contingent liability) under any Defined Benefit Plan; or (iv) acquire an interest in any person if such person sponsors, maintains or contributes to any Defined Benefit Plan.

Section 1022. Changes in Fiscal Periods. The Company shall not, and shall not permit any other Note Party to have its Fiscal Year end on a date other than December 31 or change the its method of determining Fiscal Quarters.

Section 1023. Amendments to Senior Credit Agreement and Bank Facility. The Company and Note Parties shall not amend, waive, modify or supplement and shall not consent to any amendment, waiver, modification or supplement to the Bank Facility or incur, create, assume or suffer to exist any obligations under the Bank Facility, including pursuant to any refinancing or replacement of the Bank Facility, if the effect thereof would be to (i) prohibit or restrict any payment of principal, interest or otherwise with respect to the Obligations in a manner that is more restrictive than under the Senior Credit Agreement as in effect as of the Issue Date (including, without limitation, any such amendment, modification or supplement to the specific provision of the Senior Credit Agreement as in effect as of the Issue Date (the “Specific Senior Credit Agreement Provision”) which restricts (A) payments, prepayments, redemptions, purchases or cancellation by a Note Party of the Obligations or any portion thereof and (B) amendments to the Note Documents other than in compliance with the Senior Intercreditor Agreement); provided, that, for the avoidance of doubt, this prohibition shall not extend to any amendment, waiver, modification or supplement to the covenants under the Bank Facility, which would indirectly have the effect of causing the Company to fail to satisfy the requirements of the Specific Senior Credit Agreement Provision (or as such Section may be amended, modified or supplemented from time to time in accordance with this Section), (ii) subordinate in right of payment all or any part of the obligations in respect of the Bank Facility to any other Debt, (iii) (A) increase the All-In Yield on the Bank Facility (other than Non-Conforming Advances (as such term is defined in the Senior Intercreditor Agreement)) by more than (a) 2.50% per annum above the All-In Yield under the Senior Credit Agreement as in effect on the Issue Date or (b) 3.75% per annum above the All-In Yield under the Bank Facility as in effect on the date that fell five years prior to the date of the subject increase (or, if such date is prior to the Issue Date, as in effect on the Issue Date) (the “All-In Yield Cap”), or (B) increase the All-In Yield on Non-Conforming Advances (as such term is defined in the Senior Intercreditor Agreement) by more than 3.00% per annum above the All-In Yield under the Bank Facility as of the date of the subject increase, (iv) cause such Debt to fail to satisfy the requirements of clause (1) of the definition of Permitted Debt (including the defined terms used therein) or the definition of Bank Facility (including the defined terms used therein) or (v) contravene the Senior Intercreditor Agreement.

Section 1024. Third Priority Lien. The Company will not, and will not permit any Material Subsidiary, to grant a Lien on any Property to secure obligations outstanding under the Bank Facility, Second Lien Debt or any Permitted Junior Debt without substantially contemporaneously granting to the Trustee, as security for the Obligations, a Lien on the same property (junior only to the Liens securing the Bank Facility and Second Lien Debt) pursuant to the Security Documents (it being understood that if any Security Documents need to be executed to grant such Lien they shall be in form and substance reasonably satisfactory to the Trustee (provided that, prior to Discharge of First Lien Obligations (as defined in the Senior Intercreditor Agreement, or the equivalent term thereunder), such documentation when entered into shall be substantially similar to the applicable corresponding Senior Collateral Document(s))).

Section 1025. Collateral. Neither the Company nor any Material Subsidiary will own or acquire any assets outside of Canada.

Section 1026. Draw on Bank Facility. The Company shall not use proceeds from the Bank Facility to make any principal payment in respect of Permitted Junior Debt that is secured on a more junior than Third Lien priority basis, Unsecured Debt, the Convertible Debentures or Subordinated Debt before stated maturity, except, if the RBL Availability is equal to or greater than 15%, as otherwise permitted under, Sections 1011(2), 1011(3), 1011(9), 1011(14), 1011(15), and 1011(16), in each case, solely to the extent that such use of proceeds from the Bank Facility is for purposes of accommodating cash management requirements resulting from the cash proceeds that would have otherwise been available for such payments being required to be applied to pay down the Bank Facility upon receipt thereof.

Section 1027. Additional Amounts.

All payments made by the Company or any Guarantor under or with respect to the Notes or any Guarantee will be made free and clear of and without withholding or deduction for, or on account of, any present or future Taxes, unless the Company or a Guarantor is required to withhold or deduct Taxes by law or by the interpretation or administration thereof If the Company or any Guarantor (or any other applicable withholding agent) is required to withhold or deduct any amount for, or on account of, any Taxes imposed or levied by or on behalf of (a) the government of Canada or any province or territory thereof, (b) any jurisdiction in which the Company or any Guarantor is incorporated, organized, resident or doing business for tax purposes or (c) any jurisdiction from or through which any payment is made by or on behalf of the Company or any Guarantor (including the jurisdiction of any Paying Agent) or, in each case, a political subdivision thereof or therein (each of (a), (b) and (c) a “Relevant Taxing Jurisdiction”) in respect of any payment made under or with respect to the Notes or any Guarantee, (a) the Company, the Guarantor or the applicable withholding agent will make such withholding or deduction, (b) the Company, the Guarantor or the applicable withholding agent will remit the full amount deducted or withheld to the relevant government authority in accordance with and in the time required under applicable law and (c) the Company or the applicable Guarantor will pay such additional amounts (“Additional Amounts”) as may be necessary so that the net amount received by each beneficial owner of Notes after such withholding or deduction (including any deduction or withholding in respect of Additional Amounts) will equal the amount such beneficial owner would have received if such Taxes had not been withheld or deducted; provided, however, that no Additional Amounts will be payable with respect to:

(1) any Taxes, to the extent such Taxes would not have been imposed but for the existence of any present or former connection between the Holder or beneficial owner of Notes and the Relevant Taxing Jurisdiction (including such Holder or beneficial owner being a citizen or resident or national of, or carrying on a business or maintaining a permanent establishment in, the Relevant Taxing Jurisdiction) other than a connection arising solely from the acquisition, ownership, holding or disposition of such Note, the enforcement of such Note or any Guarantee, or the receipt of payments in respect of such Note or any Guarantee;

(2) any Taxes, to the extent such Taxes are imposed or withheld by reason of the Holder’s or beneficial owner’s failure to satisfy any certification, identification or other reporting requirements, whether imposed by statute, treaty, regulation or administrative practice of a Relevant Taxing Jurisdiction, which are necessary to enable the Company or a Guarantor to make payments on the Notes without deduction or withholding for Taxes; provided, however, that the Company has delivered a written request to such Holder or beneficial owner to comply with such requirements at least 30 days prior to the date by which such compliance is required and such Holder or beneficial owner can legally comply with such requirements;

(3) any Taxes, to the extent such Taxes would not have been imposed if the presentation of a Note (where presentation is required) for payment had occurred within 30 days after the date such payment was due and payable or was duly provided for, whichever is later, but only to the extent such Additional Amounts would not have been required had the Note been presented on the last day of the applicable 30 day period;

(4) any Taxes that are imposed on or with respect to any payment made to any Holder who is a fiduciary or partnership or other person that is not the sole beneficial owner of such payment, to the extent that a beneficiary or settlor (for tax purposes) with respect to such fiduciary, a member of such partnership or the beneficial owner of such payment would not have been entitled to the Additional Amounts had such beneficiary, settlor, member or beneficial owner been the actual Holder of the applicable Note;

(5) any Canadian Taxes, to the extent such Taxes would not have been imposed but for the fact that the Holder or beneficial owner (i) does not deal at arm’s length (within the meaning of the ITA) with the Company or a Guarantor or (ii) is a “specified shareholder” (as defined in subsection 18(5) of the ITA) of the Company or a Guarantor or does not deal at arm’s length (within the meaning of the ITA) with any such specified shareholder;

(6) any Taxes imposed as a result of the application of subsection 212(3.2) of the ITA;

(7) any estate, inheritance, gift, sales, transfer or similar Tax;

(8) any Taxes that are payable other than by deduction or withholding from payments under or with respect to the Notes or any Guarantee;

(9) any Taxes imposed pursuant to Sections 1471 through 1474 of the Code, any current or future regulations or official interpretations thereof, any similar law or regulation adopted pursuant to an intergovernmental agreement between a non-U.S. jurisdiction and the United States with respect to the foregoing or any agreements entered into pursuant to Section 1471(b)(1) of the Code;

(10) any combination of the items (1) through (9) above.

Each of the Company and the Guarantors will, jointly and severally, indemnify and hold harmless each Holder and beneficial owner of Notes for (x) any Taxes levied by a Relevant Taxing Jurisdiction (other than Taxes excluded by clauses (1) through (10) above) and paid by each such Holder or beneficial owner as a result of payments made under or with respect to such Notes or Guarantee, and (y) any Taxes (other than Taxes excluded by clauses (1) through (10) above) so levied or imposed with respect to any indemnification payments under the foregoing clause (x) or this clause (y) such that the net amount received by such Holder or beneficial owner after such indemnification payments will not be less than the net amount the Holder or beneficial owner would have received if the Taxes described in clauses (x) and (y) above had not been imposed.

Whenever there is mentioned in this Indenture, in any context, the payment of principal, premium (if any), Redemption Price, interest or of any other amount payable under or with respect to the Notes or any Guarantee, such mention shall be deemed to include mention of the payment of Additional Amounts to the extent that, in such context, Additional Amounts are, were or would be payable in respect thereof

The Company or the relevant Guarantor will provide to the Trustee (or to a Holder or beneficial owner upon written request), within 60 days after the date the payment of any Taxes giving rise to Additional Amounts is due, receipts or, if receipts are not available, other documentation reasonably satisfactory to the Trustee evidencing payment by the Company or such Guarantor of such Taxes.

The Company and the Guarantors will pay any present or future stamp, issue, registration, court or documentary Taxes, or any other excise, property or similar Taxes that arise in any Relevant Taxing Jurisdiction from the execution, delivery, issuance or registration or enforcement of the Notes, this Indenture, any Guarantee or any other document or instrument referred to therein, or the receipt of any payments under or with respect to the Notes or any Guarantee (“Documentary Taxes”).

The obligation to pay Additional Amounts and Documentary Taxes under this Section 1027 will survive any termination, defeasance or discharge of this Indenture and will apply mutatis mutandis to any successor to the Company or any Guarantor and to any jurisdiction in which any successor Person to the Company or any Guarantor is incorporated, organized, resident or doing business for tax purposes or any jurisdiction from or through which such person (or its paying agent) makes any payment under or with respect to the Notes or any Guarantee and, in each case, any political subdivision thereof or therein.

At least 30 days prior to each date on which any payment under, or with respect to, the Notes or any Guarantee is due and payable (unless such obligation to pay Additional Amounts arises after the 30th day prior to the date on which payment under or with respect to the Notes is due and payable, in which case it will be promptly thereafter), if the Company or any Guarantor becomes obligated to pay Additional Amounts with respect to such payment, the Company will deliver to the Trustee an Officer’s Certificate stating that such Additional Amounts will be payable and the amounts so payable and setting forth such other information as is necessary to enable the Trustee to pay such Additional Amounts to the beneficial owners of such Notes on the payment date.

Section 1028. Payments for Consent.

The Company will not, and will not permit any of its Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration to or for the benefit of any Holder of Notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of this Indenture or the Notes unless such consideration is offered to all Holders of Notes and is paid to all Holders of Notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or amendment; provided that if such consents, waivers or amendments are sought in connection with an exchange offer where participation in such exchange offer is limited to Holders of Notes who are “qualified institutional buyers,” within the meaning of Rule 144A, or non-U.S. persons, within the meaning of Regulation S, then such consideration need only be offered to all Holders of Notes to whom the exchange offer is made and be paid to all such Holders of Notes that consent, waive or agree to amend in such time frame.

Section 1029. Special Repayment of Principal.

The Company covenants and agrees for the benefit of the Holders that it will make a one-time special repayment of principal (the “Special Repayment of Principal”) in cash in an aggregate principal amount of $[        ] on December 2, 2019. Whenever there is mentioned in this Indenture, in any context, the payment of principal payable under or with respect to the Notes, such mention shall be deemed to include mention of the Special Repayment of Principal to the extent applicable in the context.

ARTICLE ELEVEN

REDEMPTION OF NOTES

Section 1101. Applicability of Article.

The Notes shall be redeemable at the election of the Company in accordance with their terms and in accordance with this Article Eleven.

Section 1102. Election to Redeem; Notice to Trustee.

In case of any redemption of the Notes, the Company shall, at least five (5) Business Days prior to the giving of notice of such redemption (unless a shorter notice shall be satisfactory to the Trustee), notify the Trustee in writing of the Redemption Date and of the principal amount of Notes to be redeemed. In the case of any redemption of Notes (1) prior to the expiration of any restriction on such redemption provided in the terms of the Notes or elsewhere in this Indenture or (2) pursuant to an election of the Company that is subject to a condition specified in the terms of the Notes or elsewhere in this Indenture, the Company shall furnish the Trustee, prior to giving notice of such redemption, with an Officer’s Certificate evidencing compliance with such restriction or condition.

Section 1103. Optional Redemption.

At its option, the Company may redeem the Notes, in whole or in part, in principal amounts of U.S.$1,000 or any integral multiple of U.S.$1,000 in excess thereof, at any time or from time to time, at the applicable Redemption Prices determined as set forth in the form of Note attached as Annex A hereto, in accordance with the terms set forth in the Notes, and in accordance with this Article Eleven.

Section 1104. Selection by Trustee of Notes to Be Redeemed.

If less than all of the Notes are to be redeemed at any time, the Trustee will select the Notes to be redeemed among the Holders of the Notes on a pro rata basis (or, in the case of Global Notes, the Trustee will select the Notes for redemption subject to the applicable rules and procedures of the Depositary), by lot or in accordance with any other method the Trustee considers fair and appropriate unless otherwise required by law or applicable stock exchange requirements.

The Trustee shall promptly notify the Company in writing of the Notes selected for redemption and, in the case of any Note selected for partial redemption, the principal amount at maturity thereof to be redeemed. No Notes in amounts of U.S.$1,000 or less shall be redeemed in part. Notes and portions of Notes selected shall be in amounts of U.S.$1,000 and integral multiples of U.S.$1,000 in excess thereof; except that if all of the Notes of a Holder are to be redeemed, the entire Outstanding amount of Notes held by such Holder, even if less than U.S.$1,000 and/or a non-multiple of U.S.$1,000, shall be redeemed. Except as provided in the preceding sentence, provisions of this Indenture that apply to Notes called for redemption also apply to portions of Notes called for redemption.

In no event shall the Trustee be responsible for monitoring, or charged with knowledge of, the maximum aggregate principal amount of the Notes eligible to be redeemed.

Section 1105. Notice of Redemption.

Subject to the penultimate paragraph of this Section 1105 and Section 1110, at least 30 days but not more than 60 days before a Redemption Date, the Company shall send a notice of redemption to each Holder whose Notes are to be redeemed at its registered address (or otherwise in accordance with the applicable procedures of the Depositary), with a copy to the Trustee; provided, however, that (notwithstanding the foregoing) notices of redemption may be sent more than 60 days prior to a Redemption Date if such notice is issued in connection with a Defeasance or Covenant Defeasance of the Notes or the satisfaction and discharge of this Indenture.

The notice shall identify the Notes (including CUSIP or ISIN numbers(s)) to be redeemed and shall state:

(1) the Redemption Date;

(2) the Redemption Price, or if not then ascertainable, the manner of calculation thereof;

(3) if any Note is being redeemed in part, the portion of the principal amount of such Note to be redeemed and that, after the Redemption Date upon surrender of such Note, a new Note or Notes in principal amount equal to the unredeemed portion of the original Note shall be issued in the name of the Holder thereof upon cancellation of the original Note;

(4) the name and address of the Paying Agent;

(5) that Notes called for redemption must be surrendered to the Paying Agent to collect the Redemption Price and become due on the date fixed for redemption, unless the redemption is subject to a condition precedent that is not satisfied or waived;

(6) that, unless the Company defaults in making such redemption payment, interest, if any, on Notes called for redemption ceases to accrue on and after the Redemption Date;

(7) the paragraph of the Notes and/or Section of this Indenture pursuant to which the Notes called for redemption are being redeemed;

(8) that no representation is made as to the correctness or accuracy of the CUSIP or ISIN number, if any, listed in such notice or printed on the Notes; and

(9) any conditions that must be satisfied prior to the Company becoming obligated to consummate such redemption.

At the Company’s request, the Trustee shall give the notice of redemption in the Company’s name and at the Company’s sole expense; provided, however, that the Company shall have delivered to the Trustee, at least five (5) Business Days prior to sending of notice of the redemption (or such shorter period of time as may be acceptable to the Trustee), a Company Request that the Trustee give such notice and setting forth the information to be stated in such notice as provided in the preceding paragraph.

Once notice of redemption is made in accordance with this Section 1105, the Notes called for redemption become irrevocably due and payable on the Redemption Date and at the Redemption Price, subject to the next succeeding paragraph. Upon surrender to the Trustee or the Paying Agent, such Notes shall be paid at the Redemption Price plus accrued interest to the Redemption Date.

Notwithstanding the preceding provisions of this Section 1105, any redemption or notice of redemption may at the Company’s discretion, be subject to one or more conditions precedent. In the case of a redemption upon an Equity Offering, notice of redemption may be given prior to, or conditioned on, the completion of the related Equity Offering.

Section 1106. Deposit of Redemption Price.

At or prior to 10 a.m., New York City time, on any Redemption Date, the Company shall irrevocably deposit with the Trustee or with a Paying Agent (or, if the Company is acting as its own Paying Agent, segregate and hold in trust as provided in Section 1003) an amount of money in U.S. dollars in immediately available funds sufficient to pay the Redemption Price of, and (except if the Redemption Date shall be an Interest Payment Date) accrued interest on, all the Notes which are to be redeemed on that date.

Section 1107. Notes Payable on Redemption Date.

Notice of redemption having been given as aforesaid, the Notes so to be redeemed shall, unless the redemption is subject to a condition specified in the notice of redemption that is not satisfied or waived, on the Redemption Date, become due and payable at the Redemption Price therein specified, and from and after such date (unless the Company shall default in the payment of the Redemption Price and any accrued interest) such Notes shall cease to bear interest. Upon surrender of any such Notes for redemption in accordance with said notice, such Notes shall be paid by the Company at the Redemption Price, together with any accrued interest to the Redemption Date; provided, however, that installments of interest whose Stated Maturity is on or prior to the Redemption Date will be payable to the Holders of such Notes, or one or more Predecessor Notes, registered as such at the close of business on the relevant record dates according to their terms and the provisions of Section 308.

If any Note called for redemption shall not be so paid upon surrender thereof for redemption, the principal and any premium shall, until paid, bear interest from the Redemption Date at the rate prescribed therefor in the Note.

Section 1108. Notes Redeemed in Part.

Any Note which is to be redeemed only in part shall be surrendered at a Place of Payment therefor (with, if the Company or the Trustee so requires, due endorsement by, or a written instrument of transfer in form satisfactory to the Company and the Trustee duly executed by, the Holder thereof or its attorney duly authorized in writing), and the Company shall execute and the Trustee shall authenticate and deliver to the Holder of such Note at the expense of the Company, a new Note or Notes of like tenor, of any authorized denomination as requested by such Holder, in aggregate principal amount equal to and in exchange for the unredeemed portion of the principal of the Note so surrendered.

Section 1109. Redemption for Changes in Withholding Taxes.

The Company may redeem the Notes, at any time, upon not less than 30 nor more than 60 days’ notice, in whole, but not in part, at a redemption price equal to 100% of the principal amount of the Notes to be redeemed, plus accrued but unpaid interest thereon, if any, to the Redemption Date, and all Additional Amounts, if any, then due or that will become due on such Redemption Date as a result of the redemption or otherwise (but subject to the right of Holders of record on the relevant record date to receive interest due on the relevant Interest Payment Date), if the Company determines that it has or will become obligated to pay Additional Amounts because of a change in the laws or regulations of a Relevant Taxing Jurisdiction, or a change in any official position regarding the administration, application or interpretation thereof (including by virtue of a holding by a court of competent jurisdiction), in either case that is publicly announced and becomes effective on or after the Issue Date (or, if the Relevant Taxing Jurisdiction became a Relevant Taxing Jurisdiction on a date after the Issue Date, on or after such later date) (a “Change in Tax Law”), and the Company, in its good faith judgment, determines that such obligation to pay Additional Amounts cannot be avoided by taking reasonable measures available to the Company.

Prior to giving any notice of redemption of the Notes pursuant to this Section 1109, the Company will deliver to the Trustee:

(1) an Officer’s Certificate stating that the Company is entitled to effect such redemption and setting forth a statement of facts showing that the conditions precedent to the right of redemption have occurred; and

(2) an opinion of independent tax counsel, who shall be reasonably acceptable to the Trustee, to the effect that there has been a Change in Tax Law which would otherwise require the Company to pay any Additional Amounts.

The Company will be bound to redeem the Notes on the date fixed for redemption.

Any notice to redeem the Notes as a result of a Change in Tax Law shall not be given earlier than 90 days prior to the earliest date on which the Company would be obligated to pay Additional Amounts in respect of the Notes as a result of a Change in Tax Law and unless, at the time such notice is given, such obligation to pay such Additional Amounts remains in effect or will become effective on the next payment date.

The foregoing provisions will apply mutatis mutandis to any successor to the Company and to any jurisdiction in which any successor Person to the Company is incorporated, organized, resident or doing business for tax purposes or any jurisdiction from or through which such Person (or its paying agent) makes any payment under or with respect to the Notes and, in each case, any political subdivision thereof or therein.

Section 1110. Mandatory Redemption for Debt Issuance.

In the event the Company or any of its Subsidiaries (or any Affiliate on behalf thereof) receives any Cash or Cash Equivalent proceeds from the incurrence of any Debt (other than Debt that is permitted hereunder) of such Company or Subsidiary, upon fifteen Business Days written notice to the Trustee and the Holders, the Company shall redeem the Notes with such proceeds (net of (x) any amounts required to be prepaid under the Bank Facility or required to redeem Second Lien Debt and (y) any underwriting discounts and commissions and other reasonable costs and expenses associated therewith, including reasonable legal fees and expenses) at a price equal to 100% of the aggregate principal amount of the Notes redeemed plus accrued and unpaid interest and Additional Amounts, if any, on the Notes redeemed to but excluding the applicable Redemption Date (subject to the right of Holders of Notes on the relevant record date to receive interest due on the relevant Interest Payment Date).

Notice of any mandatory redemption shall be given by the Company to the Trustee and the Holders immediately upon the occurrence of any such incurrence of Debt (other than Debt that is permitted hereunder).

ARTICLE TWELVE

[RESERVED]

ARTICLE THIRTEEN

DEFEASANCE AND COVENANT DEFEASANCE

Section 1301. Company’s Option to Effect Defeasance or Covenant Defeasance.

The Company may elect, at its option at any time, to have Section 1302 or Section 1303 applied to the Notes, upon compliance with the conditions set forth below in this Article. Any such election shall be evidenced in a Board Resolution set forth in an Officer’s Certificate delivered to the Trustee.

Section 1302. Defeasance and Discharge.

Upon the Company’s exercise of its option to have this Section applied to the Notes, the Company shall be deemed to have been discharged from its obligations with respect to such Notes as provided in this Section on and after the date the conditions set forth in Section 1304 are satisfied (hereinafter called “Defeasance”). For this purpose, such Defeasance means that the Company shall be deemed to have paid and discharged the entire indebtedness represented by such Notes and to have satisfied all its other obligations under such Notes and this Indenture insofar as the Notes are concerned (and the Trustee, at the expense of the Company, shall execute such instruments reasonably requested by the Company acknowledging the same), subject to the following, which shall survive until otherwise terminated or discharged hereunder: (1) the rights of Holders of such Notes to receive, solely from the trust fund described in Section 1304 and as more fully set forth in such Section, payments in respect of the principal of and any premium and interest on such Notes when payments are due; (2) the Company’s obligations with respect to such Notes under Sections 304, 305, 306, 307, 1002 and 1003 and its obligations under Section 314(a) of the Trust Indenture Act; (3) the rights, powers, trusts, duties, indemnities and immunities of the Trustee as Collateral Agent hereunder and the Company’s and the Guarantors’ obligations in connection therewith; and (4) this Article. If the Company exercises its defeasance option pursuant to this Section 1302, the Guarantees will terminate with respect to the Notes and the Collateral will be released, and payment of the Notes may not be accelerated pursuant to Section 502 because of an Event of Default. Subject to compliance with this Article, the Company may exercise its option to have this Section applied to any Notes notwithstanding the prior exercise of its option to have Section 1303 applied to such Notes.

Section 1303. Covenant Defeasance.

Upon the Company’s exercise of its option to have this Section applied to the Notes, (1) the Company shall be released from its obligations under Sections 801, 1006 through 1026 inclusive, and Section 1028; (2) the occurrence of any event specified in Sections 501(3), 501(4), 501(5), 501(6) (only with respect to Subsidiaries), 501(7), 501(8), 501(9), 501(10), 501(11), 501(12) and 501(13), shall be deemed not to be or to result in an Event of Default and (3) the Guarantees and Collateral shall be automatically released, in each case with respect to such Notes as provided in this Section on and after the date the conditions set forth in Section 1304 are satisfied (hereinafter called “Covenant Defeasance”). For this purpose, such Covenant Defeasance means that, with respect to such Notes, the Company may omit to comply with and shall have no liability in respect of any term, condition or limitation set forth in any such specified Section, whether directly or indirectly by reason of any reference elsewhere herein to any such Section or Article or by reason of any reference in any such Section or Article to any other provision herein or in any other document, but the remainder of this Indenture and such Notes shall be unaffected thereby.

Section 1304. Conditions to Defeasance or Covenant Defeasance.

The following shall be the conditions to the application of Section 1302 or Section 1303 to any Notes:

(1) the Company must irrevocably deposit with the Trustee (or another trustee that satisfies the requirements of and agrees to comply with the provisions of this Article Thirteen applicable to it), in trust, for the benefit of the Holders, cash in U.S. dollars, non-callable U.S. dollar-denominated Government Securities, or a combination of cash in U.S. dollars and non-callable U.S. dollar-denominated Government Securities, in amounts as will be sufficient, without consideration of any reinvestment of interest, in the opinion of a nationally recognized investment bank, appraisal firm or firm of independent public accountants delivered to the Trustee to pay and discharge the principal of, or interest and premium, if any, on the Outstanding Notes on the stated date for payment thereof or on the applicable Redemption Date (in each case assuming the payment of interest as Cash Interest through such date), as the case may be, and the Company must specify whether the Notes are being defeased to such stated date for payment or to a particular Redemption Date;

(2) in the case of an election under Section 1302 hereof, the Company must deliver to the Trustee an Opinion of Counsel confirming that:

(a) the Company has received from, or there has been published by, the Internal Revenue Service a ruling; or

(b) since the Issue Date, there has been a change in the applicable U.S. federal income tax law,

in either case to the effect that, and based thereon such Opinion of Counsel will confirm that, the Holders and beneficial owners of the Outstanding Notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Defeasance had not occurred;

(3) (x) in the case of an election under Section 1303 hereof, the Company must deliver to the Trustee an Opinion of Counsel confirming that the Holders and beneficial owners of the Outstanding Notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Covenant Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred and (y) in the case of an election under Section 1302 or 1303, the Company must deliver to the Trustee an opinion of counsel in Canada confirming that the Holders and beneficial owners of the Outstanding Notes will not recognize income, gain or loss for Canadian federal tax purposes as a result of such Covenant Defeasance or Legal Defeasance and will be subject to Canadian federal tax on the same amounts and in the same manner and at the same times as would have been the case if such Covenant Defeasance or Legal Defeasance had not occurred;

(4) no Default or Event of Default has occurred and is continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit (and any similar concurrent deposit relating to other Debt) or the grant of Liens securing such borrowings);

(5) such Covenant Defeasance or Legal Defeasance and the related deposit will not result in a breach or violation of, or constitute a default under, any material agreement or instrument (other than this Indenture or the Note Documents and the agreements governing any other Debt being defeased, discharged or replaced) to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound;

(6) the Company must deliver to the Trustee an Officer’s Certificate stating that the deposit was not made by the Company with the intent of preferring the Holders over the other creditors of the Company with the intent of defeating, hindering, delaying or defrauding any creditors of the Company or others;

(7) the Company must deliver to the Trustee an Officer’s Certificate, stating that all conditions precedent set forth in clauses (1) through (6) of this Section 1304 have been complied with; and

(8) the Company must deliver to the Trustee an Opinion of Counsel, stating that all conditions precedent set forth in clause (5) of this Section 1304 has been complied with.

All of the Collateral will be released from the Lien securing the Notes, as provided under Article Fourteen hereof, upon a Defeasance or a Covenant Defeasance in accordance with the provisions described above.

Section 1305. Deposited Money and Government Securities to Be Held in Trust; Miscellaneous Provisions.

Subject to the provisions of the last paragraph of Section 1003, all money and Government Securities (including the proceeds thereof) deposited with the Trustee or other qualifying trustee (solely for purposes of this Section and Section 1306, the Trustee and any such other trustee are referred to collectively as the “Trustee”) pursuant to Section 1304 in respect of any Notes shall be held in trust and applied by the Trustee, in accordance with the provisions of such Notes and this Indenture, to the payment, either directly or through any such Paying Agent (including the Company acting as its own Paying Agent) as the Trustee may determine, to the Holders of such Notes, of all sums due and to become due thereon in respect of principal and any premium and interest, but money so held in trust need not be segregated from other funds except to the extent required by law.

The Company shall pay and indemnify the Trustee against any tax, fee or other charge imposed on or assessed against the Government Securities deposited pursuant to Section 1304 or the principal and interest received in respect thereof other than any such tax, fee or other charge which by law is for the account of the Holders of Outstanding Notes.

Anything in this Article to the contrary notwithstanding, the Trustee shall deliver or pay to the Company from time to time upon Company Request any money or Government Securities held by it as provided in Section 1304 with respect to any Notes which, in the opinion of a nationally recognized firm of independent public accountants expressed in a written certification thereof delivered to the Trustee, are in excess of the amount thereof which would then be required to be deposited to effect the Defeasance or Covenant Defeasance, as the case may be, with respect to such Notes.

Section 1306. Reinstatement.

If the Trustee or any Paying Agent is unable to apply any money in accordance with this Article with respect to any Notes by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, then the obligations under this Indenture and such Notes from which the Company has been discharged or released pursuant to Section 1302 or 1303 shall be revived and reinstated as though no deposit had occurred pursuant to this Article with respect to such Notes, until such time as the Trustee or Paying Agent is permitted to apply all money held in trust pursuant to Section 1305 with respect to such Notes in accordance with this Article; provided, however, that if the Company makes any payment of principal of or any premium or interest on any such Note following such reinstatement of its obligations, the Company shall be subrogated to the rights (if any) of the Holders of such Notes to receive such payment from the money so held in trust.

ARTICLE FOURTEEN

SUBSIDIARY GUARANTEES

Section 1401. Unconditional Guarantee.

For value received, each of the Guarantors hereby fully and unconditionally guarantees to the Holders and to the Trustee the due and punctual payment, discharge and full performance and not merely as a guaranty of collection, of the principal of, and premium, if any, and interest on the Notes, all other Obligations and all other amounts due and payable under this Indenture and the Notes by the Company (collectively, the “Guaranteed Obligations”), when and as such principal, premium, if any, and interest, such other Obligations and any such other amounts shall become due and payable, whether at the Stated Maturity, by automatic acceleration or by declaration of acceleration, call for redemption or otherwise, according to the terms of the Notes and this Indenture, subject to the limitations set forth in Section 1403.

Failing payment or performance when due of any amount guaranteed or obligation due pursuant to its Guarantee, for whatever reason, each of the Guarantors will be jointly and severally obligated to pay the same immediately. Each Guarantee hereunder is intended to be a general, secured, senior obligation of each of the Guarantors and will rank pari passu in right of payment with all debt of such Guarantor that is not, by its terms, expressly subordinated in right of payment to the Guarantee. Each of the Guarantors hereby agrees that its obligations hereunder shall be full, unconditional and absolute, irrespective of the validity, regularity or enforceability of the Notes, the Guarantee of any other Guarantor or this Indenture, the absence of any action to enforce the same, any waiver or consent by any Holder of the Notes with respect to any provisions hereof or thereof, the recovery of any judgment against the Company or any other

Guarantor, or any action to enforce the same or any other circumstances which might otherwise constitute a legal or equitable discharge or defense of the Guarantors. Each of the Guarantors hereby agrees that in the event of a default in payment of the principal of, or premium, if any, or interest on the Notes or any other Obligations, whether at the Stated Maturity, automatic acceleration or by declaration of acceleration, call for redemption or otherwise, legal proceedings may be instituted by the Trustee on behalf of the Holders or, subject to Section 506, by the Holders, on the terms and conditions set forth in this Indenture, directly against such Guarantor to enforce its Guarantee without first proceeding against the Company or any other Guarantor.

The obligations of each of the Guarantors under this Article shall be as aforesaid full and unconditional and shall not be impaired, modified, released or limited by any occurrence or condition whatsoever, including, without limitation, (1) any compromise, settlement, release, waiver, renewal, extension, indulgence or modification of, or any change in, any of the obligations and liabilities of the Company or any of the other Guarantors contained in the Notes or this Indenture, (2) any impairment, modification, release or limitation of the liability of the Company, any of the other Guarantors or any of their estates in bankruptcy, or any remedy for the enforcement thereof, resulting from the operation of any present or future provision of any applicable Bankruptcy Law, or other statute or from the decision of any court, (3) the assertion or exercise by the Company, any of the other Guarantors or the Trustee of any rights or remedies under the Notes or this Indenture or their delay in or failure to assert or exercise any such rights or remedies, (4) the assignment or the purported assignment of any property as security for the Notes, including all or any part of the rights of the Company or any of the other Guarantors under this Indenture, (5) the extension of the time for payment by the Company or any of the other Guarantors of any payments or other sums or any part thereof owing or payable under any of the terms and provisions of the Notes or this Indenture or of the time for performance by the Company or any of the other Guarantors of any other obligations under or arising out of any such terms and provisions or the extension or the renewal of any thereof, (6) the modification or amendment (whether material or otherwise) of any duty, agreement or obligation of the Company or any of the other Guarantors set forth in this Indenture, (7) the voluntary or involuntary liquidation, dissolution, sale or other disposition of all or substantially all of the assets, marshaling of assets and liabilities, receivership, insolvency, bankruptcy, assignment for the benefit of creditors, reorganization, arrangement, composition or readjustment of or other similar proceeding affecting, the Company or any of the other Guarantors or any of their respective assets, or the disaffirmance of the Notes, the Guarantee or this Indenture in any such proceeding, (8) the release or discharge of the Company or any of the other Guarantors from the performance or observance of any agreement, covenant, term or condition contained in any of such instruments by operation of law, (9) the unenforceability of the Notes, this Indenture or any Guaranteed Obligations or (10) any other circumstances (other than payment in full or discharge of all amounts guaranteed pursuant to the Guarantees) which might otherwise constitute a legal or equitable discharge of a surety or guarantor.

Each of the Guarantors hereby (1) waives diligence, presentment, demand of payment, filing of claims with a court in the event of the merger, insolvency or bankruptcy of the Company or any of the Guarantors, and all demands whatsoever, (2) acknowledges that any agreement, instrument or document evidencing its Guarantee may be transferred and that the benefit of its obligations hereunder shall extend to each holder of any agreement, instrument or document evidencing the Guarantee without notice to it and (3) covenants that its Guarantee will not be discharged except by complete performance of the Guarantee. Each of the Guarantors further agrees that if at any time all or any part of any payment theretofore applied by any Person to its Guarantee is, or must be, rescinded or returned for any reason whatsoever, including without limitation, the insolvency, bankruptcy or reorganization of the Company or any of the Guarantors, the Guarantee shall, to the extent that such payment is or must be rescinded or returned, be deemed, to the fullest extent permitted by law, to have continued in existence notwithstanding such application, and the Guarantee shall, to the fullest extent permitted by law, continue to be effective or be reinstated, as the case may be, as though such application had not been made.

Each of the Guarantors shall be subrogated to all rights of the Holders and the Trustee against the Company in respect of any amounts paid by such Guarantor pursuant to the provisions of this Indenture; provided, however, that such Guarantor, shall not be entitled to enforce or to receive any payments arising out of, or based upon, such right of subrogation until all of the Notes, the Guarantees and all other Obligations shall have been Paid in Full or discharged.

Section 1402. Limitation on Guarantors’ Liability.

Each Guarantor and by its acceptance hereof each Holder of a Note entitled to the benefits of the Guarantee hereby confirm that it is the intention of all such parties that the guarantee by such Guarantor pursuant to its Guarantee not constitute a fraudulent transfer or conveyance for purposes of any U.S. or Canadian federal, provincial, territorial or state law. To effectuate the foregoing intention, the Holders of a Note entitled to the benefits of the Guarantees and the Guarantors hereby irrevocably agree that the obligations of each Guarantor under its Guarantee shall be limited to the maximum amount as will, after giving effect to such maximum amount and all other contingent and fixed liabilities of such Guarantor that are relevant under such laws and to any collections from, rights to receive contribution from or payments made by or on behalf of any other Guarantor in respect of the obligations of such other Guarantor under its Guarantee, result in the obligations of such Guarantor under the Guarantee not constituting a fraudulent conveyance or fraudulent transfer under applicable U.S. or Canadian federal, provincial, territorial or state law.

Section 1403. Release of Guarantors from Guarantee.

Each Guarantor will be released and relieved of any obligations under its Guarantee and the Guarantee of a Guarantor will also be automatically and unconditionally released immediately:

(1) upon any sale or other disposition of all or substantially all of the properties or assets of such Guarantor (including by way of consolidation, merger, arrangement or amalgamation or otherwise) to a Person that is not (either before or after giving effect to such transaction) the Company or a Guarantor, if the sale or other disposition at the date thereof does not violate Section 1014 of this Indenture;

(2) upon any sale or other disposition (including by way of merger, consolidation, amalgamation or arrangement or otherwise) of the Capital Stock of such Guarantor to a Person that is not (either before or after giving effect to such transaction) the Company or a Guarantor, if the sale or other disposition at the date thereof does not violate Section 1014 of this Indenture and such Guarantor no longer qualifies as a Subsidiary of the Company as a result of such disposition;

(3) upon designation of such Guarantor as an Unrestricted Subsidiary in accordance with Section 1017;

(4) upon Defeasance or Covenant Defeasance in accordance with Article Thirteen or satisfaction and discharge of this Indenture in accordance with Article Four;

(5) upon the liquidation or dissolution of such Guarantor into the Company or another Guarantor in compliance with this Indenture; provided no Default or Event of Default occurs as a result thereof or shall have occurred and is continuing.

The Trustee shall deliver an appropriate instrument evidencing any release of a Guarantor from the Guarantee upon receipt of a Company Request accompanied by an Officer’s Certificate and an Opinion of Counsel that the Guarantor is entitled to such release in accordance with the provisions of this Indenture.

Any Guarantor not released in accordance with the provisions of this Indenture will remain liable for the full amount of principal of (and premium, if any, on) and interest on the Notes as provided in this Article Fourteen, subject to the limitations of Section 1403.

Section 1404. Guarantor Contribution.

In order to provide for just and equitable contribution among the Guarantors, the Guarantors hereby agree, inter se, that in the event any payment or distribution is made by any Guarantor (a “Funding Guarantor”) under its Guarantee, such Funding Guarantor shall be entitled to a contribution from each other Guarantor (if any) in a pro rata amount based on the net assets of each Guarantor (including the Funding Guarantor) for all payments, damages and expenses incurred by that Funding Guarantor in discharging the Company’s Obligations with respect to the Notes or any other Guarantor’s obligations with respect to its Guarantee.

ARTICLE FIFTEEN

COLLATERAL AND SECURITY

Section 1501. Security.

U.S. Bank National Association is hereby appointed as the initial Collateral Agent. The Company shall deliver to the Collateral Agent on behalf of the Holders the following duly executed Security Documents on and after the Issue Date, as applicable:

(1) a Debenture from the Company and in the principal amount of $250,000,000;

(2) for each Material Subsidiary on the Issue Date (and for any other entity which becomes a Material Subsidiary after the Issue Date), the following documents on the Issue Date (or prior to or concurrently with it becoming a Material Subsidiary, as applicable):

(i) (x) in the case of each Material Subsidiary on the Issue Date, a duly executed counterpart of this Indenture and (y) in the case of each entity that becomes a Material Subsidiary after the Issue Date, a supplemental indenture substantially in the form of Annex B; and

(ii) a Debenture from such Material Subsidiary in the principal amount of $250,000,000; and

(3) if and to the extent applicable, such documents and instruments providing a Lien in accordance with Section 1505.

The Collateral Agent hereby accepts such designation and appointment as the Collateral Agent under this Indenture and agrees to act as the Collateral Agent on the conditions contained in this Indenture. Each Holder by its acquisition of a Note agrees that any action taken by the Collateral Agent in accordance with the provisions of the Indenture, the Note Documents and the Intercreditor Agreements, and the exercise by the Collateral Agent of any rights or remedies set forth herein and therein, shall be binding upon the Holders.

Section 1502. Form of Security.

The Security and all other agreements, documents and instruments referred to in Section 1501, 1504, and 1505 will be in substantially the same form or forms as the corresponding Second Lien Security Documents (as modified to reflect the priority of the Third Lien and to satisfy any requirements of the Intercreditor Agreements). Should the Majority Holders reasonably determine at any time and from time to time that the form and nature of the then existing Security is deficient in any way or does not fully provide the Collateral Agent or the Holders with the Liens and priority to which each is entitled hereunder, the Company will forthwith execute and deliver or cause to be executed and delivered to the Collateral Agent, at the Company’s expense, such amendments to the Security or provide such new security as the Majority Holders may reasonably request.

Section 1503. After-Acquired Property.

All property acquired by or on behalf of the Company or a Material Subsidiary after the date of execution of the Security which forms part of the property of the Company or any Material Subsidiary (hereinafter collectively referred to as “After-Acquired Property”), will be subject to the charges and security interests of the Debentures delivered pursuant to Section 1501, without any further conveyance, mortgage, pledge, charge, assignment or other act on the part of such parties. Without limiting the effect of the preceding sentence, the Company will from time to time execute and deliver, or cause to be executed and delivered, and the Collateral Agent will register, all at the Company’s expense, such instruments supplemental to the Security, in form and substance equivalent to the corresponding Second Lien Security Documents, as may be necessary or desirable to ensure that the Security as amended and supplemented constitutes in favor of the Collateral Agent for the benefit of the Holders, an effective fixed and floating charge or security interest over such After-Acquired Property as required hereunder, subject only to Liens securing the obligations under the Bank Facility and any Second Lien Debt (as modified to reflect the priority of the Third Lien and to satisfy any requirements of the Senior Intercreditor Agreement) and any other Permitted Liens which under applicable Law rank in priority thereto.

Section 1504. Undertaking to Grant Additional Fixed Charge Security.

At the instruction of the Majority Holders on and after the Issue Date, which instruction may be made at any time and from time to time, the Company will forthwith grant, or cause to be granted, to the Collateral Agent for the benefit of the Holders, additional fixed charges to any charges already contained in a Debenture (subject only to Permitted Liens which under applicable Law rank in priority thereto) over such of the Company’s and each Material Subsidiary’s property (as to their respective interests therein), as security for all then present and future Obligations. In this connection, the Company will, or will cause the Material Subsidiaries to:

(1) provide the Collateral Agent with such information as is reasonably required by the Collateral Agent to identify the additional property to be charged pursuant to this Section 1504;

(2) do all such things as are reasonably required to grant in favor of the Collateral Agent a fixed Lien (subject only to Permitted Liens which under applicable Law rank in priority thereto) in respect of such additional property to be so charged pursuant to this Section 1504;

(3) provide the Collateral Agent with all corporate or partnership, as applicable, resolutions and other action, as reasonably required, for the Company or a Material Subsidiary to grant such charges to the Collateral Agent in the property to be so charged;

(4) provide the Collateral Agent with such security instruments (including supplemental debentures), legal opinions and other documents which the Majority Holders, acting reasonably, deem to be necessary to give full force and effect to this Section 1504;

(5) assist the Collateral Agent in the registration or recording of such agreements and instruments in such public registry offices in Canada or any province thereof as the Majority Holders, acting reasonably, deem to be necessary to give full force and effect to this Section 1504; and

(6) pay all costs and expenses incurred by the Collateral Agent in connection with the preparation, execution and registration of all agreements, documents and instruments, including any amendments to the Security, made in connection with this Section 1504.

Section 1505. Registration of Security.

Subject to the Intercreditor Agreements, on and after the Issue Date the Security will be registered in the same offices in Canada or any province thereof as the corresponding security for the Second Lien Obligations is registered, including by way of specific fixed charge registrations against the real property titles to the P&NG Rights to the extent such specific fixed charge registrations are made in favor of the holders of Priority Lien Obligations and/or Second Lien Obligations, as the case may be, at the sole cost of the Company. The Company will assist the Collateral Agent in the registration or recording of such agreements and instruments in such public registry offices in Canada or any province thereof as the corresponding security for the Second Lien Obligations is registered or recorded.

Section 1506. Release of Collateral.

The Collateral Agent’s Liens upon the Collateral will no longer secure the Notes outstanding under this Indenture or any Guaranteed Obligations, and the right of the Holders to the benefits and proceeds of the Collateral Agent’s Liens on the Collateral will terminate and be discharged:

(a) in whole, upon satisfaction and discharge of this Indenture in accordance with Article Four hereof;

(b) in whole, upon a Defeasance or Covenant Defeasance of the Notes in accordance with Article Thirteen hereof;

(c) in part, upon Payment in Full and discharge of all Notes outstanding under this Indenture and all other Guaranteed Obligations that are outstanding, due and payable under this Indenture and the other Note Documents at the time the Notes are Paid in Full;

(d) as to any Collateral of the Company or a Guarantor that is sold, transferred or otherwise disposed of by the Company or any Guarantor to a Person that is not (either before or after such sale, transfer or disposition) the Company or a Material Subsidiary of the Company in a transaction or other circumstance that complies with Section 1014 and the other Note Documents, at the time of such sale, transfer or other disposition or to the extent of the interest sold, transferred or otherwise disposed of;

(e) in whole or in part, with the consent of the Holders of the requisite aggregate principal amount of Notes in accordance with Article Nine hereof;

(f) with respect to the assets of any Guarantor, at the time that such Guarantor is released from its Guarantee in accordance with Article Fourteen;

(g) if the Collateral or any portion thereof was disposed of in order to repay the Obligations constituting Priority Lien Obligations or Second Lien Obligations secured by the Collateral in compliance with Section 1012 hereof; or

(h) if and to the extent required by Article 5 of the Senior Intercreditor Agreement or Article 5 of the Junior Intercreditor Agreement.

With respect to any release of Collateral, upon receipt of an Officer’s Certificate and Opinion of Counsel each stating that all conditions precedent under this Indenture and the Security Documents and the Intercreditor Agreements to such release have been satisfied and any necessary or proper instruments of termination, satisfaction or release with respect to such

Collateral prepared by the Company, the Collateral Agent shall execute, deliver or acknowledge (at the Company’s expense) such instruments to evidence the release or discharge of any Collateral permitted to be released pursuant to this Indenture, the Security Documents or the Intercreditor Agreements. The Collateral Agent shall not be liable for any such release undertaken in reliance upon any such Officer’s Certificate or Opinion of Counsel.

The release of any Collateral from the terms of the Security Documents shall not be deemed to impair the security under this Indenture in contravention of the provisions hereof if and to the extent the Collateral is released pursuant to this Indenture and the Security Documents. To the extent permitted under the Trust Indenture Act and/or any interpretation or guidance as to the meaning thereof of the SEC and its staff, including “no action” letters or exemptive orders, the fair value of Collateral released from the Liens and security interest created by this Indenture and the Security Documents pursuant to the terms of the Security Documents shall not be considered in determining whether the aggregate fair value of the Collateral released from the Liens and security interest created by this Indenture and the Security Documents in any calendar year exceeds the 10% threshold specified in the Trust Indenture Act § 314(d)(1). Notwithstanding anything to the contrary in this paragraph, the Company will not be required to comply with all or any portion of the Trust Indenture Act §314(d) if under the terms of the Trust Indenture Act §314(d) and/or any interpretation or guidance as to the meaning thereof of the SEC and its staff, including “no action” letters or exemptive orders, all or any portion of the Trust Indenture Act §314(d) is inapplicable to one or a series of released Collateral.

Section 1507. Collateral Determinations.

Notwithstanding any provision of any Note Document to the contrary, so long as any Intercreditor Agreement or a replacement intercreditor is in effect with respect to Priority Lien Obligations or Second Lien Obligations, for purposes of any determination relating to the identity, scope, perfection (including timing thereof) or release of any Collateral (including any determination as whether any asset constitutes Collateral or with respect to any waiver or extension or any opportunity to request that is permitted or required under this Indenture or any other Note Document) as to which the Trustee, Collateral Agent, or the Majority Holders hereunder are granted discretion hereunder or under any other Note Document, the determination of the Priority Lien Agent, Second Lien Collateral Agent, and/or requisite lenders, holders, or secured parties in respect of Priority Lien Debt or Second Lien Debt under the analogous provision of the corresponding Priority Lien Document and/or Second Lien Document (or any equivalent term under any Priority Lien Document and/or Second Lien Document) (or the documentation governing the other applicable Priority Lien Obligations and/or Second Lien Obligations) shall be deemed to be the determination of the Trustee, Collateral Agent, and/or Majority Holders as the case may be, with respect thereto. If the Priority Lien Agent, Second Lien Collateral Agent, and/or requisite lenders, holders or secured parties in respect of Priority Lien Debt or Second Lien Debt have made any such determination, the Trustee and/or Collateral Agent shall execute any documentation reasonably requested by the Company in connection therewith. So long as any Intercreditor Agreement or a replacement intercreditor is in effect with respect to Priority Lien Obligations or Second Lien Obligations, a Note Party may satisfy its obligations to deliver possession or control over any Collateral to the Collateral Agent by delivering possession or control over any such Collateral to the Priority Lien Agent or Second Lien Collateral Agent, in each case, in accordance with the terms of the applicable Intercreditor Agreement or such replacement intercreditor agreement.

Section 1508. Concerning the Trustee.

(a) The Trustee shall not be obligated to take any action (or to direct the Collateral Agent to take any action) under the Intercreditor Agreements or any other Security Document without the written direction of the Holders in accordance with this Indenture.

(b) Neither the Trustee nor any of its officers, directors, employees, attorneys or agents shall be responsible or liable (i) for the legality, enforceability, effectiveness or sufficiency of the Security Documents, for the creation, perfection, priority, sufficiency, maintenance, renewal or protection of any Lien, or for any defect or deficiency as to any such matters, or (ii) for any failure to demand, collect, foreclose or realize upon or otherwise enforce any of the Liens or Security Documents or any delay in doing so, or (iii) for the validity or sufficiency of the Collateral or any agreement or assignment contained therein, for the validity of the title, for insuring the Collateral or for the payment of taxes, charges, assessments or Liens upon the Collateral or otherwise as to the maintenance of the Collateral.

(c) The rights, privileges, protections, immunities and benefits given to the Trustee under this Indenture, including, without limitation, its right to be indemnified and compensated and all other rights, privileges, protections, immunities and benefits set forth in this Indenture are extended to the Trustee when acting under the Intercreditor Agreements and the other Note Documents.

(d) The Trustee will not be responsible for filing any financing or continuation statements or recording any documents or instruments at any time or times or otherwise perfecting or maintaining the perfection of any Liens on the Collateral.

(e) Whenever an action under any Intercreditor Agreement requires approval of the Holders of the Notes, the Trustee, shall seek the direction of Holders of the Notes (if Holder consent or direction is required under this Indenture). Subject to the next succeeding sentence, the Trustee shall deliver an affirmative direction in respect of any such action required under the applicable Intercreditor Agreement in the entire aggregate outstanding principal amount of the Notes, if the minimum consent or directions of Holders for such action required under this Indenture are met. If the requested action requires the consent or direction of Holders of at least 75% of the aggregate principal amount of Outstanding Notes affected thereby, then the Trustee shall not deliver an affirmative direction in respect of any such action unless it receives the consent of at least 75% of the aggregate principal amount of Outstanding Notes affected thereby.

Section 1509. Authorization of Actions to be Taken.

(a) Subject to the provisions of Section 601 and Section 604 hereof and the Security Documents, the Trustee, upon the written direction of the Holders holding a majority of the aggregate outstanding principal amount of the Notes shall direct, on behalf of the Holders, the Collateral Agent to take all actions it deems necessary or appropriate in order to:

(1) foreclose upon or otherwise enforce any or all of the Liens on the Collateral;

(2) enforce any of the terms of the Security Documents to which the Collateral Agent is a party; or

(3) collect and receive payment of any and all Obligations.

(b) At the Company’s sole cost and expense and subject to the Trustee and the Collateral Agent having been indemnified by the Holders and/or the Company, the Trustee is authorized and empowered (but is not obligated) to direct the Collateral Agent to institute and maintain, such suits and proceedings as may be reasonably expedient to preserve or protect its interests and the interests of the Holders of Notes in the Collateral, including the power to institute and maintain suits or proceedings to restrain the enforcement of or compliance with any legislative or other governmental enactment, rule or order that may be unconstitutional or otherwise invalid if the enforcement of, or compliance with, such enactment, rule or order would impair the security interest hereunder or be prejudicial to the interests of Holders or the Trustee.

Section 1510. Intercreditor Agreement.

This Article Fifteen and the provisions of each other Security Document are subject to the terms, conditions and benefits set forth in the Intercreditor Agreements. The Company and each Guarantor consents to, and agrees to be bound by, the terms of the Intercreditor Agreement, as the same may be in effect from time to time, and to perform its obligations thereunder in accordance with the terms thereof. Each Holder of Notes, by its acquisition of a Note (a) consents to the subordination of Liens provided for in the Intercreditor Agreements, (b) agrees that it will be bound by, and will take no actions contrary to, the provisions of the Intercreditor Agreements and (c) authorizes and instructs the Collateral Agent (and the Trustee to direct the Collateral Agent) on behalf of each Holder of Notes to enter into the Intercreditor Agreements as Third Lien Representative (as defined in each Intercreditor Agreement) on behalf of such Holders of Notes as Third Lien Creditors (as defined in each Intercreditor Agreement). In addition, each Holder of Notes authorizes and instructs the Collateral Agent to enter into any amendments or joinders to the Intercreditor Agreements, without the consent of any Holder or the Trustee, to add additional Debt as Priority Lien Debt, Second Lien Debt or Third Lien Debt and add other parties (or any authorized agent or trustee therefor) holding such Debt thereto and to establish that the Lien on any Collateral securing such Debt ranks equally with the Liens on such Collateral securing the other Priority Lien Debt, Second Lien Debt or Third Lien Debt, as applicable, then outstanding. The foregoing provisions are intended as an inducement to the lenders under the Priority Lien Debt and Second Lien Debt to extend credit to the Company and certain of its Subsidiaries, and such lenders are intended third party beneficiaries of such provisions and the provisions of the Intercreditor Agreements.

Section 1511. Additional Debt.

In connection with the incurrence by the Company or any Subsidiary thereof of any Priority Lien Obligations, Second Lien Obligations or Third Lien Obligations permitted to be incurred pursuant to the terms hereof and of any other then outstanding Priority Lien Documents,

Second Lien Documents and Third Lien Documents, Holders, by their acceptance of a Note, authorize and direct the Trustee to execute and deliver (and to direct the Collateral Agent to execute and deliver) any supplements, joinders or confirmations to the Intercreditor Agreements and any amendments, amendments and restatements, restatements or waivers of or supplements to or other modifications to any Security Document (including but not limited to any Mortgages and UCC fixture filings), and to make or consent to any filings or take any other actions in connection therewith, as may be reasonably deemed by the Company to be necessary or reasonably desirable for any Lien on the assets of the Company or any Subsidiary permitted to secure such Debt to become a valid, perfected lien (with such priority as may be designated by the Company, the relevant Guarantor or Subsidiary, to the extent such priority is permitted by the Note Documents) pursuant to the Security Document being so amended, amended and restated, restated, waived, supplemented or otherwise modified or otherwise.

Section 1512. Collateral Agent.

(a) The Collateral Agent will hold (directly or through co-trustees or agents) and, subject to the terms of the Intercreditor Agreements, will be entitled to enforce all Liens on the Collateral created by the Security Documents.

(b) Except as expressly provided in the Security Documents or as directed by the Majority Holders of the Notes (provided that the Collateral Agent has been provided with security or indemnity satisfactory to it against any and all loss, liability or expense which may be incurred by it by reason of taking or continuing to take or omitting to take such action relating thereto, and subject to the provisions of Section 1512(i) hereof), the Collateral Agent will not be obligated:

(1) to act upon directions purported to be delivered to it by any Person;

(2) to foreclose upon or otherwise enforce any Lien; or

(3) to take any other action whatsoever with regard to any or all of the Security Documents, the Liens created thereby or the Collateral.

(c) By accepting a Security, each Holder is deemed to authorize the Collateral Agent to release or subordinate any Collateral that is permitted to be sold, reclassified or released or be subject to a Priority Lien pursuant to the terms of this Indenture and the Security Documents or the Intercreditor Agreements. By accepting a Security, each Holder is deemed to authorize the Collateral Agent to execute and deliver to the Company, at the Company’s sole cost and expense, any and all releases of Liens, termination statements, assignments or other documents reasonably requested by the Company in connection with any sale, reclassification or other disposition of Collateral to the extent such sale, reclassification or other disposition, and such release of Liens, is permitted by the terms of this Indenture and the Security Documents or the Intercreditor Agreements.

(d) Neither the Trustee nor the Collateral Agent nor any of their respective officers, directors, employees, attorneys or agents shall be responsible for (i) perfecting, maintaining, monitoring, preserving or protecting the security interest or Lien granted under the Security Documents or any agreement or instrument contemplated hereby or thereby, (ii) the filing, re-

filing, recording, re-recording or continuing of any document, financing statement, assignment, notice, instrument of further assurance or other instrument in any public office at any time or times or (iii) providing, maintaining, monitoring or preserving insurance on or the payment of taxes with respect to the Collateral. The actions described in clauses (i) through (iii) shall be the sole responsibility of the Company and the Guarantors. The Collateral Agent hereby disclaims any representation or warranty to each current and future Holder of the Securities and Obligations concerning the perfection of the security interests granted to it or in the value of any Collateral.

(e) Neither the Trustee nor the Collateral Agent nor any of their respective officers, directors, employees, attorneys or agents will be responsible or liable for the existence, genuineness, value or protection of any Collateral, for the legality, enforceability, effectiveness, or sufficiency of the Security Documents, for the creation, perfection, priority, sufficiency or protection of any Lien, including without limitation not being responsible for payment of any Taxes, charges or assessments upon the Collateral or otherwise as to the maintenance of the Collateral, or for any defect or deficiency as to any such matters, or for any failure to demand, collect, foreclose or realize upon or otherwise enforce any of the Liens or Collateral Documents or any delay in doing so. Neither the Trustee nor the Collateral Agent nor any of their respective officers, directors, employees, attorneys or agents will be responsible or liable for making any filings or recordings to perfect or maintain the perfection of the Collateral Agent’s Lien in the Collateral, including without limitation, the filing of any UCC financing statements, continuation statements or other filings.

(f) The Company shall furnish to the Trustee, at such time as required by the Trust Indenture Act, such Opinions of Counsel and certificates or opinions of engineers, appraisers or other experts as may be required by §§314(b) or 314(d) of the Trust Indenture Act and shall take such other action as may be necessary to cause Trust Indenture Act §314(d) relating to the release of Collateral from the security interests created by this Indenture and the Security Documents to be complied with. Any certificate or opinion required by Trust Indenture Act §314(d) may be made by an Officer of the Company, except in cases where Trust Indenture Act §314(d) requires that such certificate or opinion be made by an independent Person, which Person shall be an independent engineer, appraiser or other expert selected or approved by the Trustee in the exercise of reasonable care. A Person is “independent” if such Person (a) is in fact independent, (b) does not have any direct financial interest or any material indirect financial interest in the Company or in any Affiliate of the Company and (c) is not an officer, employee, promoter, underwriter, trustee, partner or director or person performing similar functions to any of the foregoing for the Company. The Trustee and the Collateral Agent shall be entitled to receive and rely upon a certificate provided by any such Person confirming that such Person is independent within the foregoing definition.

(g) In acting under this Indenture and, whether or not expressly stated therein, under each other Notes Document, the Collateral Agent shall be entitled to all of the rights, privileges, immunities and indemnities granted to the Trustee in Article Six hereof, including without limitation, the right to compensation and indemnity set forth in Section 609, as if the references to Trustee in such applicable provisions of Article Six were references to Collateral Agent.

(h) The Collateral Agent will not be responsible or liable for any action taken or omitted to be taken by it hereunder or under any other Security Document, except for its own gross negligence or willful misconduct, as determined by a court of competent jurisdiction in a final and non-appealable decision. No implied covenants, functions, responsibilities, duties, obligations or liabilities, whether arising under statute, common law or otherwise shall be read into this Indenture, Security Documents or the Intercreditor Agreements, or otherwise exist against the Collateral Agent. Without limiting the generality of the foregoing sentence, the use of the term “agent” in this Indenture with reference to the Collateral Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties. The Collateral Agent will not be required to take any action that is contrary to applicable law or any provision of this Indenture, the Security Documents or the Intercreditor Agreements and will not have any duty to take any discretionary action or exercise any discretionary powers. Prior to taking any action, the Collateral Agent will be entitled to seek direction from the Trustee or the Holders of a majority in aggregate principal amount of the Securities outstanding.

(i) No provision of this Indenture, the Security Documents or the Intercreditor Agreements will require the Collateral Agent to advance or expend any of its own funds or otherwise incur any financial liability in the performance of its duties or the exercise of its powers or rights hereunder or thereunder (or any omission to perform or take any action at the request or direction of the Holders) unless it has been provided with security or indemnity satisfactory to the Collateral Agent against any and all loss, liability or expense which may be incurred by it by reason of taking or continuing to take or omitting to take such action relating thereto. Notwithstanding anything to the contrary contained in this Indenture, the Security Documents or the Intercreditor Agreements, in the event the Collateral Agent is entitled or required to commence an action to foreclose or otherwise exercise its remedies to acquire control or possession of the Collateral, the Collateral Agent shall not be required to commence any such action or exercise any remedy or to inspect or conduct any studies of any property under the mortgages or take any such other action if the Collateral Agent has determined that the Collateral Agent may incur personal liability as a result of the presence at, or release on or from, the Collateral or such property, of any hazardous substances unless the Collateral Agent has received security or indemnity from the Holders in an amount and in a form all satisfactory to the Collateral Agent in its sole discretion, protecting the Collateral Agent from all such liability. The Collateral Agent shall at any time be entitled to cease taking any action described in this paragraph (i) if it no longer reasonably deems any indemnity, security or undertaking from the Company or the Holders to be sufficient.

(j) Beyond the exercise of reasonable care in the custody of Collateral in its possession or control, the Collateral Agent will have no duty as to any Collateral in its possession or control or in the possession or control of any agent or bailee or any income thereon or as to preservation of rights against prior parties or any other rights pertaining thereto.

(k) The Collateral Agent may resign or be removed and a successor collateral agent be appointed, all in accordance with the provisions of Sections 612 and 613 hereof, as if references to Trustee therein were references to Collateral Agent.

ARTICLE SIXTEEN

INDEMNITEES

Section 1601. General Indemnity.

In addition to any liability of the Company to any Holder or the Trustee under any other provision hereof, the Company shall and does hereby indemnify each Holder, the Collateral Agent and the Trustee (including a receiver, receiver-manager or similar Person appointed under applicable Law) and their respective Affiliates, directors, officers, agents and employees (collectively, the “Indemnified Parties”) and hold each Indemnified Party harmless against any losses, claims, costs, damages or liabilities incurred by the same as a result of or in connection with this Indenture or the other Note Documents, including as a result of or in connection with:

(a) the Company’s failure to pay any other amount, including any interest or fees, due hereunder on its due date after the expiration of any applicable grace or notice periods (subject, however, to the interest obligations of the Company hereunder for overdue amounts);

(b) the Company’s failure to give any notice required to be given by it to the Trustee or the Holders hereunder;

(c) the failure of the Company or any Note Party to make any other payment due hereunder or under any Note Document;

(d) any failure of the Company to observe or fulfil its covenants under Article Eight or Article Ten; or

(e) the occurrence of any Default or Event of Default;

provided that this Section shall not apply to any losses, claims, costs, damages or liabilities that arise by reason of the gross negligence or willful misconduct of the Indemnified Party, as determined by a court of competent jurisdiction in a final and non-appealable decision, claiming indemnity hereunder. This Section shall survive repayment of the Obligations and termination of this Indenture and the resignation or removal of the Collateral Agent or the Trustee.

To secure the Company’s payment obligations in this Section 1601, the Trustee and Collateral Agent shall have a lien prior to the Notes on all money or property held or collected by the Trustee, except that held in trust to pay principal, interest and Additional Amounts, if any, on particular Notes.

Section 1602. Environmental Indemnity.

The Company shall and does hereby indemnify and hold harmless the Indemnified Parties, forthwith on demand by the Trustee or such Indemnified Party, from and against any and all claims, suits, actions, debts, damages, costs, losses, liabilities, penalties, obligations, judgments, charges, expenses and disbursements (including all reasonable legal fees and disbursements on a solicitor and his own client basis) of any nature whatsoever, suffered or incurred by the Indemnified Parties or any of them with respect to any Environmental Claims relating to the property of the Company or any of its Subsidiaries arising under any Environmental Laws as a result of the past, present or future operations of the Company or any of its Subsidiaries (or any predecessor in interest to the Company or any of its Subsidiaries) relating to the property of the Company or of its Subsidiaries, or the past, present or future condition of any part of the property of the Company or its Subsidiaries, whether owned, operated or leased by the Company or by any of its Subsidiaries, or any such predecessor in interest but excluding any Environmental Claims or liabilities relating thereto to the extent that such Environmental Claims or liabilities arise by reason of the gross negligence or willful misconduct of the Indemnified Party claiming indemnity hereunder. This Section shall survive the repayment of the Obligations and termination of this Indenture.

The Trustee hereby accepts the trusts in this Indenture upon the terms and conditions herein set forth.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Indenture to be duly executed as of the day and year first above written.

BELLATRIX EXPLORATION LTD.

By:
Name:
Title:

U.S. BANK NATIONAL ASSOCIATION
not in its individual capacity, but solely as Trustee and Collateral Agent

By:
Name:
Title:

Signature Page

ANNEX A

CUSIP [    ]

ISIN [    ]

[Form of Face of Note]

[Legend(s) applicable pursuant to the provisions of the Indenture]

BELLATRIX EXPLORATION LTD.

9.5% Third Lien PIK Toggle Note due 2023

No. U.S.$

Bellatrix Exploration Ltd., a corporation duly organized and existing under the laws of Alberta, Canada (herein called the “Company,” which term includes any successor Person under this Indenture hereinafter referred to), for value received, hereby promises to pay to                                          [If this Note is a Global Note, insert CEDE & CO.], or registered assigns, the principal sum of                                                               U.S. dollars on [Maturity Date], 2023 [If this Note is a Global Note, insert — or such greater or lesser amount as may be indicated on the Schedule of Exchanges of Interests in the Global Note attached hereto].

Reference is hereby made to the further provisions of this Note set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed by its undersigned officer.

BELLATRIX EXPLORATION LTD.

By:

Trustee’s Certificate of Authentication

This is one of the 9.5% Third Lien PIK Toggle Notes due 2023 referred to in the within-mentioned Indenture.

U.S. BANK NATIONAL ASSOCIATION, as Trustee

By:
Authorized Signatory

Dated:

[Form of Reverse of Note]

9.5% Third Lien PIK Toggle Note due 2023

Capitalized terms used herein have the meanings assigned to them in the Indenture referred to below unless otherwise indicated. To the extent that any of the terms and provisions of this Note conflict with the express provisions of the Indenture, the terms and provisions of the Indenture shall govern and be controlling.

(1) INTEREST. Interest on the principal amount of the Notes will accrue at 9.50% per annum from the Issue Date until maturity; provided, however, that for any interest accruing prior to December 31, 2021, the Company may elect to pay interest on the then outstanding principal amount of the Notes at a rate of 12.50% per annum (the “PIK Interest Rate”) in respect of any such interest accruing prior to December 31, 2021, with a portion of such PIK Interest Rate equal to 3.00% per annum payable in cash and the remaining portion of such PIK Interest Rate equal to 9.50% per annum deferred until maturity (the “PIK Interest”), with the obligation to pay such PIK Interest to be evidenced by increasing the principal amount of the relevant outstanding Notes or by issuing additional Notes (“PIK Interest Notes”) in a principal amount equal to such interest (the “PIK Payment”). Interest will be payable semi-annually in arrears on May 31 and November 30, beginning on December 2, 2019. Interest on the Notes will accrue from the date of original issuance or, if interest has already been paid, from the date it was most recently paid. Interest will be computed on the basis of a 365-day or 366-day year, as applicable. For the purposes of the Interest Act (Canada), the annual rate of interest in any year during which the Notes are Outstanding which is equivalent to the interest rate under the Indenture shall be determined by multiplying the interest rate provided under the Indenture by a fraction, the numerator of which is the total number of days in such year and the denominator of which is 360. If a payment date is a Legal Holiday at a Place of Payment, payment may be made at that place on the next succeeding day that is not a Legal Holiday, and no interest shall accrue on such payment for the intervening period. The Company will pay interest (including post-petition interest in any proceeding under any applicable Bankruptcy Law) on overdue principal and premium, if any, at the interest rate specified in the Notes to the extent lawful; and it will pay interest (including post-petition interest in any proceeding under any applicable Bankruptcy Law) on overdue installments of interest (without regard to any applicable grace period) at the same rate to the extent lawful; in each case as may be increased pursuant to the terms of Section 1001 of the Indenture.

(2) METHOD OF PAYMENT. Except as otherwise provided in Section (1) of this Note, interest on this Note shall be payable entirely in cash (“Cash Interest”). Company will pay interest on the Notes (except Defaulted Interest) to the Persons who are registered Holders of Notes at the close of business on the May 15 and November 15 next preceding the Interest Payment Date, even if such Notes are canceled after such record date and on or before such Interest Payment Date, except as provided in Section 308 of the Indenture with respect to Defaulted Interest. Holders must surrender Notes to the Paying Agent to collect payments of principal and premium, if any, due at maturity. The Notes will be payable as to principal, premium, if any, and Cash Interest at the office or agency of the Company maintained for such purpose in the City and State of New York, which, at the Issue Date, is the office of the Trustee located at 100 Wall Street, Suite 1600, New York, New York 10005, or, at the option of the Company, payment of Cash Interest may be made by check mailed to the Holders at their addresses set forth in the Security Register; provided that payment of Cash Interest by wire transfer of immediately available funds will be required with respect to principal of and interest and premium, if any, on, all Global Notes and all other Notes the Holders of which will have provided wire transfer instructions to the Company or the Paying Agent on or before the record date. Such payment will be in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts.

(3) PAYING AGENT AND SECURITY REGISTRAR. Initially, U.S. Bank National Association, the Trustee under the Indenture, will act as Paying Agent and Security Registrar. The Company may change any Paying Agent or Security Registrar without notice to any Holder. The Company or any Material Subsidiary may act in any such capacity.

In connection with the payment of PIK Interest in respect of the Notes, the Company shall be entitled, without the consent of the Holders thereof (and without regard to any restrictions or limitations set forth in Section 1010 of the Indenture), to issue PIK Interest Notes by (i) increasing the outstanding principal amount of the then authenticated Global Notes or (ii) by issuing Definitive Notes under the Indenture on the same terms and conditions as the Initial Notes (in each case, a “PIK Payment”).

Notwithstanding anything to the contrary, the payment of accrued interest in connection with any redemption or repurchase of the Notes as described under Sections 1103, 1014 or 1009 of the Indenture will be made solely in Cash Interest. If the Company elects to pay interest on the Notes as a combination of Cash Interest and as PIK Interest, Cash Interest and PIK Interest shall be paid on the Notes to the Holders on a pro rata basis.

PIK Interest on the Notes will be evidenced (x) with respect to Notes represented by one or more Global Notes registered in the name of, or held by, DTC or its nominee on the relevant record date, by increasing the principal amount of the outstanding Global Note by an amount equal to the amount of PIK Interest for the applicable interest period (rounded up to the nearest whole dollar) as provided in writing by an Officer of the Company to the Trustee and, upon receipt of such written order of the Company, the Trustee shall increase the Global Notes by the amount of PIK Interest (or authenticate new Global Notes if required by the applicable procedures of the Depositary) and (y) with respect to Definitive Notes, by issuing PIK Interest Notes in certificated form in an aggregate principal amount equal to the amount of PIK Interest for the applicable period (rounded up to the nearest whole dollar), and the Trustee shall, at the request of the Company and upon receipt of a Company Order, authenticate and deliver such PIK Interest Notes in certificated form for original issuance to the Holders on the relevant record date, as shown by the records of the register of Holders. Following an increase in the principal amount of the outstanding PIK Interest Notes as a result of PIK Interest, the PIK Interest Notes shall bear interest on such increased principal amount from and after the date of such payment. Any PIK Interest Notes issued in certificated form shall be dated as of the applicable Interest Payment Date and shall bear interest from and after such date. All PIK Interest Notes shall be governed by, and subject to the terms, provisions and conditions of, the Indenture and shall have the same rights and benefits as the Notes issued on the Issue Date. Any certificated PIK Interest Notes shall be issued with the description “PIK” on the face of such PIK Interest Note.

(4) INDENTURE. The Notes are issued by the Company under an Indenture, dated as of [CLOSING DATE], 2019, between the Company and the Trustee (the “Indenture”), and designated as the “9.5% Third Lien PIK Toggle Notes due 2023.” The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act. The Notes are subject to all such terms, and Holders are referred to the Indenture and such Act for a statement of such terms. To the extent any provision of this Note conflicts with the express provisions of the Indenture, the provisions of the Indenture shall govern and be controlling. The Indenture does not limit the aggregate principal amount of Notes that may be issued thereunder.

(5) OPTIONAL REDEMPTION. The Company may redeem all or a part of the Notes, at any time and from time to time, without penalty or premium and at a Redemption Price equal to 100% of the relevant principal amount, plus accrued and unpaid interest and Additional Amounts, if any, on the Notes.

Any redemption or notice of redemption may, at the Company’s discretion, be subject to one or more conditions precedent. In the case of a redemption upon an Equity Offering, notice of redemption may be given prior to, or conditioned upon the completion of the related Equity Offering.

The Company may redeem the Notes, at any time, upon not less than 30 nor more than 60 days’ notice, in whole, but not in part, at a Redemption Price equal to 100% of the principal amount of the Notes to be redeemed, plus accrued but unpaid interest thereon, if any, to the Redemption Date, and all Additional Amounts, if any, then due or that will become due on such Redemption Date as a result of the redemption or otherwise (but subject to the right of Holders of record on the relevant record date to receive interest due on the relevant Interest Payment Date), if the Company determines that it has or will become obligated to pay Additional Amounts because of a change in the laws or regulations of a Relevant Taxing Jurisdiction, or a change in any official position regarding the administration, application or interpretation thereof (including by virtue of a holding by a court of competent jurisdiction), in either case that is publicly announced and becomes effective on or after the Issue Date (or, if the Relevant Taxing Jurisdiction became a Relevant Taxing Jurisdiction on a date after the Issue Date, on or after such later date), and the Company, in its good faith judgment, determines that such obligation to pay Additional Amounts cannot be avoided by taking reasonable measures available to the Company.

Unless the Company defaults in the payment of the Redemption Price and any accrued interest on the applicable Redemption Date, interest will cease to accrue on the Notes or portions thereof called for redemption.

(6) NOTE PURCHASES; MANDATORY REDEMPTION. The Company may at any time and from time to time purchase Notes in the open market, by tender offer or exchange offer, in negotiated transactions or otherwise. For the avoidance of doubt, and subject to Section 1028 of the Indenture, any such tender offer, exchange offer or other acquisition may be coupled with an exit consent pursuant to which Holders of the Notes in tendering their Notes consent to amendments to the Indenture permitted under section 902 of the Indenture. The Company is not required to make mandatory redemption or sinking fund payments with respect to the Notes.

However, under certain circumstances, the Company may be required to offer to purchase Notes pursuant to Section 1009 or 1014 of the Indenture.

(7) REPURCHASE AT THE OPTION OF HOLDER.

(a) The Company shall be subject to the obligations specified under Section 1009, Change of Control Offer, of the Indenture.

(b) The Company shall be subject to the obligations specified under Section 1014, Asset Sales, of the Indenture.

(8) NOTICE OF REDEMPTION. Notice of redemption will be sent at least 30 days but not more than 60 days before the Redemption Date to each Holder whose Notes are to be redeemed at its registered address (or otherwise in accordance with the applicable procedures of DTC), except that redemption notices may be sent more than 60 days prior to a Redemption Date if the notice is issued in connection with a defeasance of the Notes or a satisfaction and discharge of the Indenture. Notes in minimum denominations larger than U.S.$1,000 may be redeemed in part but only in whole multiples of U.S.$1,000, unless all of the Notes held by a Holder are to be redeemed.

(9) DENOMINATIONS, TRANSFER, EXCHANGE. The Notes are in registered form without coupons in minimum denominations of U.S.$1,000 and integral multiples of U.S.$1,000 in excess of U.S.$1,000. The transfer of Notes may be registered and Notes may be exchanged as provided in the Indenture. The Security Registrar and the Company may require a Holder, among other things, to furnish appropriate endorsements and transfer documents in connection with a transfer of its Notes, and the Company may require a Holder to pay any taxes and fees required by law or permitted by the Indenture. The Company and the Security Registrar need not exchange or register the transfer of any Note or portion of a Note selected for redemption, except for the unredeemed portion of any Note being redeemed in part. Also, the Company and the Security Registrar need not exchange or register the transfer of any Notes for a period of 15 days before a selection of Notes to be redeemed or during the period between a record date and the corresponding Interest Payment Date.

(10) PERSONS DEEMED OWNERS. The registered Holder of a Note may be treated as its owner for all purposes.

(11) AMENDMENT, SUPPLEMENT AND WAIVER. Subject to certain exceptions, the Indenture and the Notes may be amended or supplemented with the consent of the Majority Holders (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes) and, subject to certain exceptions relating to waivers or past defaults and rights of Holders of Notes to receive payment, any existing default or compliance with any provision of the Indenture or the Notes may be waived with the consent of the Majority Holders (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes). Without the consent of any Holder of a Note, the Indenture or the Notes may be amended or supplemented to, among other things, cure any ambiguity, defect or inconsistency, or make any change that does not adversely affect the rights or interests of any such Holder.

(12) DEFAULTS AND REMEDIES. In the case of an Event of Default arising from events of bankruptcy or insolvency specified in clause (6) of Section 501 of the Indenture, all Outstanding Notes will become due and payable immediately without further action or notice. If any other Event of Default occurs and is continuing, the Trustee or the Majority Holders may declare all the Notes to be due and payable immediately by notice in writing to the Company and, in the case of notice by the Majority Holders, also to the Trustee, specifying the Event of Default and that it is a notice of acceleration. Holders of the Notes may not enforce the Indenture or the Notes except as provided in the Indenture. Subject to certain limitations, the Majority Holders may direct the Trustee in its exercise of any trust or power. The Company will be required to deliver to the Trustee annually an Officer’s Certificate regarding the compliance with the Indenture, and the Company will be required, promptly after becoming aware of any Default or Event of Default, to deliver to the Trustee a statement specifying such Default or Event of Default and what actions the Company is taking with respect thereto. The Majority Holders may on behalf of the Holders of all of the Notes waive any past default and its consequences under the Indenture, except a default in the payment of interest or any premium on, or the principal of, the Notes and except as provided in Section 512(2) of the Indenture. The Majority Holders will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee with respect to the Notes. However, the Trustee may refuse to follow any direction that conflicts with law or the Indenture, or that may involve the Trustee in personal liability, and may take any other action it deems proper that is not inconsistent with any such direction received from Holders of Notes.

(13) SPECIAL REPAYMENT OF PRINCIPAL. The Company shall be subject to the obligations specified under Section 1029, Special Repayment of Principal, of the Indenture.

(14) TRUSTEE DEALINGS WITH COMPANY. The Trustee, in its individual or any other capacity, may make loans to, accept deposits from, and perform services for the Company or its Affiliates, and may otherwise deal with the Company or its Affiliates, as if it were not the Trustee.

(15) NO RECOURSE AGAINST OTHERS. No director, officer, employee, incorporator, stockholder, member, manager or partner of the Company or any Guarantor, as such, will have any liability for any obligations of the Company or any Guarantor under the Notes, the Indenture or the Guarantees or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes.

(16) AUTHENTICATION. This Note will not be valid until authenticated by the manual signature of the Trustee or an authenticating agent.

(17) ABBREVIATIONS. Customary abbreviations may be used in the name of a Holder or an assignee, such as: TEN COM (= tenants in common), TEN ENT (= tenants by the entireties), IT TEN (= joint tenants with right of survivorship and not as tenants in common), CUST (= Custodian), and U/G/M/A (= Uniform Gifts to Minors Act).

(18) CUSIP NUMBERS. Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, the Company has caused CUSIP and ISIN numbers to be printed on the Notes, and the Trustee may use CUSIP and ISIN numbers in notices of redemption as a convenience to Holders. No representation is made as to the accuracy of such numbers either as printed on the Notes or as contained in any notice of redemption, and reliance may be placed only on the other identification numbers placed thereon.

(19) GOVERNING LAW. THE LAW OF THE STATE OF NEW YORK WILL GOVERN AND BE USED TO CONSTRUE AND ENFORCE THE INDENTURE AND THIS NOTE.

The Company will furnish to any Holder upon written request and without charge a copy of the Indenture and any amendment or supplement thereto. Requests may be made to:

Bellatrix Exploration Ltd.

Suite 1920, 800 — 5th Avenue S.W.

Calgary, Alberta, T2P 3T6

Attention: Chief Financial Officer

ASSIGNMENT FORM

To assign this Note, fill in the form below:

(I) or (we) assign and transfer this Note to:
(Insert assignee’s legal name)

(Insert assignee’s soc. sec. or tax I.D. no.)

(Print or type assignee’s name, address and zip code)

and irrevocably

appoint

to transfer this Note on the books of the Company. The agent may substitute another to act for him.

Date:____________________

Your Signature:

(Sign exactly as your name appears on the face of this Note)

Signature Guarantee:1*______________________________________

*	Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

Option of Holder to Elect Purchase

If you want to elect to have this Note purchased by the Company pursuant to Section 1009 or Section 1014 of the Indenture, check the appropriate box below:

☐ Section 1009 ☐ Section 1014

If you want to elect to have only part of the Note purchased by the Company pursuant to Section 1009 or Section 1014 of the Indenture, state the amount you elect to have purchased:

U.S.$_____________

Date:__________________

Your Signature:
(Sign exactly as your name appears on the face of this Note)

Tax Identification No.: ____________________________

Signature Guarantee:/ __________________________

/	Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

SCHEDULE OF EXCHANGES OF INTERESTS IN THE GLOBAL NOTE[o]

The following exchanges of a part of this Global Note for other Notes have been made:

Date of Exchange	Amount of decrease in Principal Amount of this Global Note	Amount of increase in Principal Amount of this Global Note	Principal Amount of this Global Note following such decrease (or increase)	Signature of authorized signatory of Trustee or Notes Custodian

[o]	This schedule should be included only if the Note is issued in global form.

ASSIGNMENT FORM

To assign this Note, fill in the form below:

I or we assign and transfer this Note to:

(Print or type assignee’s name, address and zip code)

(Insert assignee’s social security or tax I.D. No.)

and irrevocably appoint _______________________ agent to transfer this Note on the books of the Company. The agent may substitute another to act for him.

Date: ________________________

Your Signature:

Signature Guarantee:
(Signature must be guaranteed)

_______________________________________

Sign exactly as your name appears on the other side of this Note.

The signature(s) should be guaranteed by an eligible guarantor institution (banks, stockbrokers, savings and loan associations and credit unions with membership in an approved signature guarantee medallion program), pursuant to S.E.C. Rule 17Ad-15.

The undersigned hereby certifies that it ☐ is / ☐ is not an Affiliate of the Company and that, to its knowledge, the proposed transferee ☐ is / ☐ is not an Affiliate of the Company.

In connection with any transfer or exchange of any of the Notes evidenced by this certificate occurring prior to the date that is one year after the later of the date of original issuance of such Notes and the last date, if any, on which such Notes were owned by the Company or any Affiliate of the Company, the undersigned confirms that such Notes are being:

CHECK ONE BOX BELOW:

(1) ☐	acquired for the undersigned’s own account, without transfer;

(2) ☐	transferred to the Company;

(3) ☐	transferred pursuant to and in compliance with Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”) and applicable Canadian securities laws;

(4) ☐

transferred pursuant to and in compliance with Regulation S under the Securities Act and applicable Canadian securities laws (provided that the transferee has furnished to the Trustee a signed letter containing certain representations and agreements satisfactory to the Company); or

(5) ☐	transferred pursuant to another available exemption from the registration requirements of the Securities Act and applicable Canadian securities laws.

Unless one of the boxes is checked, the Security Registrar will refuse to register any of the Notes evidenced by this certificate in the name of any person other than the registered Holder thereof; provided, however, that if box (4) or (5) is checked, the Company may require, prior to registering any such transfer of the Notes, in its sole discretion, such legal opinions, certifications and other information as the Company may reasonably request to confirm that such transfer is being made pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act of 1933, as amended, and applicable Canadian securities laws.

Signature

Signature Guarantee:

(Signature must be guaranteed)

Signature

The signature(s) should be guaranteed by an eligible guarantor institution (banks, stockbrokers, savings and loan associations and credit unions with membership in an approved signature guarantee medallion program), pursuant to S.E.C. Rule 17Ad-15.

TO BE COMPLETED BY PURCHASER IF BOX (1) OR (3) ABOVE IS CHECKED.

The undersigned represents and warrants that it is purchasing this Note for its own account or an account with respect to which it exercises sole investment discretion and that it and any such account is a “qualified institutional buyer” within the meaning of Rule 144A under the Securities Act of 1933, as amended, and is aware that the sale to it is being made in reliance on Rule 144A and acknowledges that it has received such information regarding the Company as the undersigned has requested pursuant to Rule 144A or has determined not to request such information and that it is aware that the transferor is relying upon the undersigned’s foregoing representations in order to claim the exemption from registration provided by Rule 144A.

Dated:

TO BE COMPLETED BY PURCHASER IF BOX (4) ABOVE IS CHECKED.

The undersigned represents and warrants that it is purchasing this Note for its own account or an account with respect to which it exercises sole investment discretion and that it and any such account is not a U.S. person (as defined in Regulation S under the Securities Act) or purchasing for the account or benefit of a U.S. person, other than a distributor, and is purchasing the Notes in an offshore transaction in accordance with Regulation S and that it is aware that the transferor is relying upon the undersigned’s foregoing representations in order to claim the exemption from registration provided by Regulation S.

Dated:

ANNEX B

FORM OF SUPPLEMENTAL INDENTURE

TO BE DELIVERED BY FUTURE SUBSIDIARY GUARANTORS

THIS SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), dated as of                     , 20     , is among [Name of Future Subsidiary Guarantor] (the “New Subsidiary Guarantor”), a subsidiary of Bellatrix Exploration Ltd., a corporation duly organized and existing under the federal laws of Canada [or its permitted successor] (the “Company”), [the existing Guarantors] (as defined in the Indenture referred to herein), the Company, and U.S. Bank National Association, as trustee under the Indenture referred to herein (the “Trustee”). The New Subsidiary Guarantor and the existing Subsidiary Guarantors are sometimes referred to collectively herein as the “Subsidiary Guarantors,” or individually as a “Subsidiary Guarantor.”

W I T N E S E T H

WHEREAS, the Company [and the existing Subsidiary Guarantors] have heretofore executed and delivered to the Trustee an Indenture, dated as of [CLOSING DATE], 2019, relating to the 9.5% Third Lien PIK Toggle Notes due 2023 (the “Securities”) of the Company;

WHEREAS, Section 1401 of the Indenture obligates the Company to cause certain of its Material Subsidiaries to become Subsidiary Guarantors by executing a supplemental Indenture as provided in such Section; and

WHEREAS, pursuant to Section 901 of the Indenture, the Company, the Subsidiary Guarantors and the Trustee are authorized to execute and deliver this Supplemental Indenture to amend or supplement the Indenture without the consent of any Holder;

NOW THEREFORE, to comply with the provisions of the Indenture and in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the New Subsidiary Guarantor, the other Subsidiary Guarantors, the Company and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders of the Securities as follows:

1. CAPITALIZED TERMS. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

2. AGREEMENT TO GUARANTEE. The New Subsidiary Guarantor hereby agrees, jointly and severally, with all other Subsidiary Guarantors, to fully and unconditionally guarantee to each Holder and to the Trustee the Guaranteed Obligations, to the extent set forth in Article Fifteen of the Indenture and subject to the provisions thereof The obligations of the Subsidiary Guarantors to the Holders of Securities and to the Trustee pursuant to the Guarantees and the Indenture are expressly set forth in Article Fifteen of the Indenture and reference is hereby made to such Article for the precise terms of the Guarantees.

3. NEW YORK LAW TO GOVERN. THE LAWS OF THE STATE OF NEW YORK SHALL GOVERN AND BE USED TO CONSTRUE AND ENFORCE THIS SUPPLEMENTAL INDENTURE.

4. COUNTERPARTS. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

This Supplemental Indenture may be executed in multiple counterparts which, when taken together, shall constitute one instrument.

5. EFFECT OF HEADINGS. The Section headings herein are for convenience only and shall not affect the construction hereof.

6. THE TRUSTEE. No duties, responsibilities or liabilities are assumed, or shall be construed to be assumed, by the Trustee by reason of this Supplemental Indenture. This Supplemental Indenture is executed and accepted by the Trustee subject to all the terms and conditions set forth in the Indenture with the same force and effect as if those terms and conditions were repeated at length herein and made applicable to the Trustee with respect hereto. The Trustee is not responsible or liable for the validity or sufficiency of this Supplemental Indenture. All of the recitals contained herein are those of the Company and the Subsidiary Guarantors.

[Remainder of Page Intentionally Left Blank Signature Page Follows.]

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed and attested, all as of the date first above written.

Dated: _____________________, 20___

[NEW SUBSIDIARY GUARANTOR]

By:
Name:
Title:

[OTHER SUBSIDIARY GUARANTORS]

By:
Name:
Title:

BELLATRIX EXPLORATION LTD.

By:
Name:
Title:

U.S. BANK NATIONAL ASSOCIATION, as Trustee

By:
Authorized Signatory

SCHEDULE B

List of Subsidiaries

Company:

Legal Name	Jurisdiction of Formation	Location of Chief Executive Office	Location of Business and Material Real Property and Tangible Personal Property and Assets	Trade Names
Bellatrix Exploration Ltd.	Canada	Alberta	Alberta	None

Subsidiaries:

Legal Name	Material Subsidiary (Yes / No)	Jurisdiction of Formation	Location of Chief Executive Office	Location of Business and Material Real Property and Tangible Personal Property and Assets	Trade Names	Shareholder/ Unit Holder
True Energy Peru S.A.C.	No	Peru	Peru	Peru	None	Bellatrix Exploration Ltd. (99%)

EXHIBIT 5

FORM OF SECURITY DOCUMENTS

[See attached.]

1

DEMAND DEBENTURE

Agent and Address:	U.S. Bank National Association, as Collateral Agent U.S. Bank National Association Global Corporate Trust Services 225 Asylum Street- 23rd Floor Hartford, CT 06103 Attn: Alicia Pelletier

Date: [    ], 2019

PREAMBLE:

A.

Bellatrix Exploration Ltd. (the “Debtor”), as issuer, and U.S. Bank National Association, as trustee and collateral agent for the Holders (in such capacity, together with its successors and assigns in such capacity, the “Agent”) are parties to an indenture dated the date hereof providing for, amongst other things, the issuance of a series of third lien notes designated as 9.5% Third Lien PIK Toggle Notes due 2023 in favour of certain holders thereto (collectively, the “Holders”) (as defined therein) (such indenture, as it may be further amended, supplemented or otherwise modified or restated from time to time, the “Indenture”).

B.

To secure the payment and performance of the Principal Sum (as hereinafter defined), the Debtor has agreed to grant to the Agent, for its own benefit and on behalf of the Holders (collectively with the Agent, the “Secured Parties”) a security interest over the Collateral (as hereinafter defined) in accordance with the terms of this demand debenture (the “Debenture”).

C.	The Secured Parties have agreed to share the Security, including, without limitation, this Debenture, in accordance with Section 505 of the Indenture.

D.

Capitalized words and phrases used but not otherwise defined in this Debenture will have the meanings set out in the Indenture. The term “Obligations” as used herein means all present and future obligations, liabilities and indebtedness (direct or indirect, absolute or contingent, matured or otherwise) of the Debtor to the Agent and the Secured Parties including (a) all present and future obligations, liabilities and indebtedness (direct or indirect, absolute or contingent, matured or otherwise) of the Debtor to the Secured Parties under, pursuant or relating to the Indenture, the other Note Documents (as defined below) and any other agreements, instruments or documents related thereto, including, without limitation, the Obligations, (b) the Notes, in each case, whether the same are from time to time reduced and thereafter increased or entirely extinguished and thereafter incurred again.

2

ARTICLE 1

PROMISE TO PAY

1.1

The Debtor, a corporation continued under the federal laws of Canada, for value received, hereby acknowledges itself indebted and promises to pay, subject to Article 12 hereof, ON DEMAND to or to the order of the Agent, for its own benefit and on behalf of the Secured Parties from time to time or any subsequent holder or holders of this Debenture, the Principal Sum set out below in lawful money of the United States at such place as the Agent, from time to time, may designate by notice in writing to the Debtor, and to pay interest thereon from the date of demand at the Interest Rate set out below in like money at the same place on the last day of each month following demand and, should the Debtor at any time make default in payment of any principal or interest, to pay interest both before and after default and judgment on the amount in default at the same rate in like money at the same place on the same dates.

ARTICLE 2

PRINCIPAL SUM

2.1	The “Principal Sum” is $250,000,000.

ARTICLE 3

INTEREST RATE

3.1	The “Interest Rate” will be a nominal interest rate equal to 25% per annum.

ARTICLE 4

SECURITY

4.1

As general and continuing collateral security for the due payment of the Principal Sum, interest and all other monies payable hereunder or from time to time secured hereby and as security for the performance and observance of the covenants and agreements on the part of the Debtor herein contained, the Debtor hereby grants to and in favour of the Agent, for and on behalf of the Secured Parties, a first priority security interest in and to all of the Debtor’s present and after-acquired personal property, tangible and intangible, in each case, of every nature and kind and wherever situate and all proceeds thereof and hereby mortgages and charges to and in favour of the Agent, for and on behalf of the Secured Parties, as and by way of a first floating charge, all of the Debtor’s present and after-acquired real property. In this Debenture, the mortgages, charges and security interests hereby constituted are called the “Security Interest” and the subject matter of the Security Interest is called the “Collateral”.

4.2

The Debtor may dispose of or deal with the Collateral as permitted by the Indenture, the Security, the Note Documents and any other documents, instruments and agreements, including any guarantees given by the Debtor, entered into pursuant thereto or in connection therewith from time to time (collectively, the “Note Documents”), so that purchasers thereof or parties dealing with the Debtor take title thereto free and clear of the Security Interest. In the event of any such disposition permitted by the Note Documents, the Agent will, at the written request of the Debtor which will include a certificate of the Debtor stating that such Collateral is being dealt with or disposed of in accordance with this Section 4.2, release its Security Interest over the Collateral which has been disposed.

3

4.3

Without limiting its rights hereunder to crystallize the Security Interest in any other manner, including pursuant to Section 6.2, the Agent may, at any time after the occurrence of an Event of Default which is continuing under any of the Note Documents, upon determination by the Majority Holders or to the extent expressly provided for in any of the Note Documents, crystallize the Security Interest in respect of all or a portion of the Collateral which is subject to the floating charge in Section 4.1 hereof by (a) giving notice to the Debtor of, and (b) registering this Debenture or a caveat, security notice, financing statement or other instrument in respect of this Debenture, at any public registry or other office maintained for the purposes of registering fixed and specific mortgages and charges, security interests and other like interests, and after such crystallization, the Security Interest in respect of such Collateral that is the subject of the registration shall constitute a fixed and specific mortgage and charge and security interest to and in favour of the Agent, its successors and assigns, in respect of such Collateral, and the Debtor shall not thereafter dispose of or otherwise deal with such Collateral without the consent of the Agent. The Debtor shall execute such further documents and do all acts reasonably requested by the Agent to give effect to the foregoing.

4.4

The Security Interest will not extend or apply to the last day of the term of any lease of real property or agreement therefor, but upon the enforcement of the Security Interest, the Debtor will stand possessed of such last day in trust to assign the same at the direction of the Agent to any Person acquiring such term.

4.5

The Debtor confirms that value has been given, that the Debtor has rights in the Collateral, and that the Debtor and the Agent, for and on behalf of the Secured Parties, have not agreed to postpone the time for attachment of the Security Interest to any of the Collateral. In respect of Collateral which is acquired after the date of execution hereof, the time for attachment will be the time when the Debtor acquires such Collateral.

4.6	The Agent is the party entitled to receive all amounts payable hereunder for the benefit of the Holders and to give a discharge hereof.

4.7

The Security Interest does not and will not extend to, and the Collateral will not include, any right, franchise, intellectual property, license or permit (the “Contractual Rights”) to which the Debtor is a party or of which the Debtor has the benefit, to the extent that the creation of the Security Interest would constitute a breach of the terms of or permit any Person to terminate the Contractual Rights, but the Debtor will hold its interest therein in trust for the Agent to the extent permitted by law and will assign such Contractual Rights to the Agent forthwith upon obtaining the consent of the other party or parties thereto.

4.8

Notwithstanding the provisions of this Debenture, (i) the Debtor shall remain liable to perform all of its duties and obligations in regard to the Collateral (including, without limitation, all of its duties and obligations arising under any leases, licenses, permits, reservations, contracts, agreements, instruments, contractual rights and governmental orders, authorizations, licenses and permits now or hereafter pertaining thereto) to the same

4

extent as if this Debenture had not been executed; (ii) the exercise by the Agent of any of its rights and remedies under or in regard to this Debenture shall not release the Debtor from such duties and obligations; and (iii) the Agent shall have no liability for such duties and obligations or be accountable for any reason to the Debtor by reason only of the execution and delivery of this Debenture.

4.9	The Agent and its successors and assigns shall have and hold the Collateral, together with all tenements, hereditaments and appurtenances thereto, in accordance with the terms of the Note Documents.

4.10

To the extent permitted by applicable Law, the Security Interest shall not be impaired by any indulgence, moratorium or release which may be granted including, but not limited to, any renewal, extension or modification which may be granted with respect to any secured indebtedness, or any surrender, compromise, release, renewal, extension, exchange or substitution which may be granted in respect of the Collateral, or any part thereof or any interest therein, or any release or indulgence granted to any endorser, guarantor or surety of any of the Principal Sum.

4.11

The Debtor agrees and acknowledges that the Security Interest and the Collateral are being shared on a pro rata basis between the Secured Parties, in accordance with the Indenture, among the Secured Parties and this Debenture is being held by the Agent for its own benefit and on behalf of the Secured Parties.

ARTICLE 5

ENFORCEMENT

5.1

Subject to Section 5.2 hereof and the terms of the Note Documents, upon the occurrence and during the continuance of any Event of Default, the Agent will be entitled to exercise any of the remedies specified below:

(a)

Receiver. The Agent may appoint by instrument in writing one or more receivers, managers or receiver/manager for the Collateral or the business and undertaking of the Debtor pertaining to the Collateral (the “Receiver”). Any such Receiver will have, in addition to any other rights, remedies and powers which a Receiver may have at law, in equity or by statute, the rights and powers set out in clauses (b) through (e) in this Section 5.1. In exercising such rights and powers, any Receiver will act as and for all purposes will be deemed to be the agent of the Debtor and neither the Agent nor any Secured Party will be responsible for any act or default of any Receiver. The Agent may remove any Receiver and appoint another from time to time. No Receiver appointed by the Agent need be appointed by, nor need its appointment be ratified by, or its actions in any way supervised by, a court.

(b)

Power of Sale. Any Receiver may sell, consign, lease or otherwise dispose of any Collateral by public auction, private tender, private contract, lease or deferred payment with or without notice, advertising or any other formality, all of which are hereby waived by the Debtor to the extent permitted by applicable Law. Any

5

Receiver may, at its discretion establish the terms of such disposition, including terms and conditions as to cash proceeds, credit, upset, reserve bid or price. All payments made pursuant to such dispositions will be credited against the Principal Sum only as they are actually received. Any Receiver may buy in, rescind or vary any contract for the disposition of any Collateral and may dispose of any Collateral without being answerable for any loss occasioned thereby. Any such disposition may take place whether or not the Receiver has taken possession of the Collateral.

(c)

Pay Liens and Borrow Money. Any Receiver may pay any liability secured by any actual or threatened Lien against any Collateral. Any Receiver may borrow money for the maintenance, preservation or protection of any Collateral or for carrying on any of the business or undertaking of the Debtor pertaining to the Collateral and may grant Liens in any Collateral (in priority to the Security Interest or otherwise) as security for the money so borrowed. The Debtor will forthwith upon demand reimburse the Receiver for all such payments and borrowings and such payments and borrowings will be secured hereby and will be added to the money hereby secured and bear interest at the rate set forth in Section 3.1 hereof.

(d)

Dealing with Collateral. Any Receiver may seize, collect, realize, dispose of, enforce, release to third parties or otherwise deal with any Collateral in such manner, upon such terms and conditions and at such time as it deems advisable, including without limitation:

(i)	to ask, demand, collect, sue for, recover, compromise, receive and give acquittance and receipts for moneys due and to become due under or in connection with the Collateral;

(ii)	to receive, endorse, and collect any drafts or other instruments, documents and chattel paper in connection with Section 5.1(d)(i);

(iii)

to file any claims or take any action or institute any proceedings which the Agent may deem to be necessary or desirable for the collection of the Collateral or to enforce compliance with the terms and conditions of any contract or any account; and

(iv)	to perform the affirmative obligations of the Debtor hereunder (including all obligations of the Debtor pursuant to this Debenture and the Note Documents).

(e)

Carry on Business. The Agent or any Receiver may carry on, or concur in the carrying on of, any or all of the business or undertaking of the Debtor and enter on, occupy and use (without charge by the Debtor) any of the premises, buildings, plant and undertaking of, or occupied or used by, the Debtor.

(f)

Right to Have Court Appoint a Receiver. The Agent may, at any time, apply to a court of competent jurisdiction for the appointment of a Receiver, or other official, who may have powers the same as, greater or lesser than, or otherwise different from, those capable of being granted to a Receiver appointed by the Agent pursuant to this Debenture.

6

(g)

Agent May Exercise Rights of a Receiver. In lieu of, or in addition to, exercising its rights, remedies and powers under clauses (a), (f) and (h) of this Section 5.1, the Agent has, and may exercise, any of the rights and powers which are capable of being granted to a Receiver appointed by the Agent pursuant to this Debenture.

(h)

Retention of Collateral. Subject to applicable Law, the Agent may elect to retain any Collateral in satisfaction of the Principal Sum and, if it does so, may designate any part of the Principal Sum to be satisfied by the retention of particular Collateral which the Agent considers to have a net realizable value approximating the amount of the designated part of the Principal Sum, in which case only the designated part of the Principal Sum will be deemed to be satisfied by the retention of the particular Collateral.

(i)

Limitation of Liability. Neither the Agent nor any Secured Party will be liable or accountable for any failure to take possession of, seize, collect, realize, dispose of, enforce or otherwise deal with any Collateral and none of them will be bound to institute proceedings for any such purposes or for the purpose of reserving any rights, remedies and powers of the Agent, the Debtor or any other Person in respect of any Collateral. If any Receiver or the Agent takes possession of any Collateral, neither the Agent nor any Receiver will have any liability as a mortgagee in possession or be accountable for anything except actual receipts.

(j)

Extensions of Time. Following the occurrence and during the continuance of any Event of Default, the Agent may grant renewals, extensions of time and other indulgences, accept compositions, grant releases and discharges, and otherwise deal or fail to deal with the Debtor, debtors of the Debtor, guarantors, sureties and others and with any Collateral as the Agent may see fit, all without prejudice to the liability of the Debtor to the Agent or the Agent’s rights, remedies and powers under this Debenture or under any other Note Documents.

(k)

Validity of Sale. No Person dealing with the Agent or any Receiver, or with any officer, employee, agent or solicitor of the Agent or any Receiver will be concerned to inquire whether the Security Interest has become enforceable, whether the right, remedy or power of the Agent or the Receiver has become exercisable, whether the Principal Sum remains outstanding or otherwise as to the propriety or regularity of any dealing by the Agent or the Receiver with any Collateral or to see to the application of any money paid to the Agent or the Receiver, and in the absence of fraud on the part of such Person such dealings will be deemed, as regards such Person, to be within the rights, remedies and powers hereby conferred and to be valid and effective accordingly.

(l)

Effect of Appointment of Receiver. As soon as the Agent takes possession of any Collateral or appoints a Receiver, all powers, functions, rights and privileges of the Debtor including, without limitation, any such powers, functions, rights and privileges which have been delegated to directors, officers of the Debtor or committees with respect to such Collateral will cease, unless specifically continued by the written consent of the Agent or the Receiver.

7

(m)

Time for Payment. If the Agent demands payment of the Principal Sum after the occurrence of an Event of Default which is continuing, it will be deemed reasonable for the Agent to exercise its remedies immediately if such payment is not made, and any days of grace or any time for payment that might otherwise be required to be afforded to the Debtor at law or in equity is hereby irrevocably waived to the extent permitted by applicable Law.

(n)

No Implied Waiver. The rights of the Secured Party and the Agent (whether arising under this Debenture, any of the Note Documents, any other agreement or at law or in equity) will not be capable of being waived or varied otherwise than by an express waiver or variation in writing, and in particular any failure to exercise or any delay in exercising any of such rights will not operate as a waiver or variation of that or any other such right; any defective or partial exercise of any of such rights will not preclude any other or further exercise of that or any other such right, and no act or course of conduct or negotiation on the part of any Secured Party or the Agent or on its behalf will in any way preclude any Secured Party or the Agent from exercising any such right or constitute a suspension or any variation of any such right.

(o)

Rights Cumulative. The rights, remedies and powers conferred by this Section 5.1 are in addition to, and not in substitution for, any other rights, remedies or powers that the Agent or any Secured Party may have under this Debenture, at law, in equity, by or under the Personal Property Security Act (Alberta) or by any other statute or agreement. The Agent may proceed by way of any action, suit or other proceeding at law or in equity and no right, remedy or power of the Agent or any Secured Party will be exclusive of or dependent on any other. The Agent or any Secured Party may exercise any of their rights, remedies or powers separately or in combination and at any time.

5.2	The proceeds of realization or enforcement hereunder or any other amount from time to time received by the Agent or the Receiver will be applied in accordance with Section 6.3 of the Indenture.

5.3

If the Agent or any Receiver exercises its rights herein to take possession of the Collateral, the Debtor will upon request from the Agent or any such Receiver, assemble and deliver possession of the Collateral at such place or places as directed by the Agent or any such Receiver.

5.4

If the Debtor pays to the Agent the balance of the Principal Sum (including, without limitation, all amounts forming part thereof) with interest thereon as required by this Debenture and any and all other amounts that are payable to the Agent on or in relation to the repayment thereof, then the Agent will, at the written request and sole expense of the Debtor, reassign and reconvey the Collateral to the Debtor and release the Security Interest.

8

ARTICLE 6

WAIVER

6.1	The Debtor hereby covenants and agrees with the Agent and the Secured Parties that:

(a)	The Land Contracts (Actions) Act (Saskatchewan) will have no application to any action as defined therein, with respect to the Note Documents; and

(b)	The Limitation of Civil Rights Act (Saskatchewan) will have no application to:

(i)	the Note Documents;

(ii)	any Lien for the payment of money made, given, created or contemplated by the Note Documents;

(iii)

any agreement or instrument renewing or extending or collateral to the Note Documents or renewing or extending or collateral to any Lien referred to or mentioned in subparagraph (b)(ii) of this Section 6.1; or

(iv)	the rights, powers or remedies of the parties under the Note Documents or Lien, agreement or instrument referred to or mentioned in subparagraphs (b)(ii) or (b)(iii) of this Section 6.1.

6.2

For all purposes, including without limitation any application to register a crystallized floating charge under the Land Title Act (British Columbia) against any real property, the floating charge created by this Debenture shall be crystallized and become a fixed charge upon the occurrence of an Event of Default which is continuing.

6.3	In accordance with the Property Law Act (British Columbia), the doctrine of consolidation applies to this Debenture.

ARTICLE 7

REPRESENTATIONS

7.1

The Debtor represents and warrants to the Agent and each of the Secured Parties that the address of the Debtor’s chief executive office is 1920, 800 – 5th Avenue SW, Calgary, Alberta, T2P 3T6 and the Debtor carries on business only in the Provinces of Alberta, Saskatchewan and British Columbia.

ARTICLE 8

COVENANTS

8.1	The Debtor covenants and agrees with the Agent that:

(a)

Further Documentation; Pledge of Instruments. At any time and from time to time, upon the written request of the Agent, and at the sole expense of the Debtor, the Debtor will promptly and duly execute and deliver such further instruments and documents and take such further action as the Agent may reasonably request

9

for the purposes of obtaining or preserving the full benefits of this Debenture and of the rights and powers herein granted, including the filing or execution of any financing statements or financing change statements under any applicable Law with respect to this Debenture. The Debtor also hereby authorizes the Agent to file any such financing statement or financing change statement without the signature of the Debtor to the extent permitted by applicable Law. Without limiting the generality of the foregoing, the Debtor acknowledges that this Debenture has been prepared based on applicable Law and the Debtor agrees that the Agent will have the right, acting reasonably, to require that this Debenture be amended or supplemented: (i) to reflect any changes in applicable Law, whether arising as a result of statutory amendments, court decisions or otherwise; (ii) to facilitate the creation and registration of appropriate security in all appropriate jurisdictions; or (iii) if the Debtor amalgamates with any other Person or enters into any reorganization, in each case in order to confer upon the Agent the security intended to be created hereby.

(b)

Further Identification of Collateral. The Debtor will furnish to the Agent from time to time such statements and schedules further identifying and describing the Collateral and such other reports in connection with the Collateral as the Agent may reasonably request, all to the extent necessary to permit the Collateral to be sufficiently described.

(c)

Notices. The Debtor will advise the Agent in writing in reasonable detail of (i) any change in the jurisdictions where it carries on business or the chief executive office of the Debtor, or (ii) any change in the name of the Debtor, in each case, at least 15 days prior to the effective date of any such change.

ARTICLE 9

ATTORNEY IN FACT

9.1

Upon the occurrence of an Event of Default which is continuing, the Debtor hereby irrevocably constitutes and appoints the Agent and any officer or agent thereof, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power and authority in the place and stead of the Debtor and in the name of the Debtor or in its own name, from time to time in the Agent’s discretion, for the purpose of carrying out the terms of this Debenture, to take any and all appropriate action and to execute any and all documents and instruments which may be reasonably necessary or desirable to accomplish the purposes of this Debenture and which the Debtor being required to take or execute has failed to take or execute. The Debtor hereby ratifies all that said attorneys will lawfully do or cause to be done by virtue hereof. This power of attorney is a power coupled with an interest and will be irrevocable until the Principal Sum has been unconditionally and irrevocably paid and performed in full. The Debtor also authorizes the Agent, at any time and from time to time, to execute any endorsements, assignments or other instruments of conveyance or transfer with respect to the Collateral in connection with the sale provided for in Section 5.1(b).

10

ARTICLE 10

EXPENSES

10.1

The Debtor agrees to pay the Agent and the Secured Parties, as applicable, forthwith on demand all reasonable costs, charges and expenses, including, without limitation, all reasonable legal fees (on a solicitor and his own client full indemnity basis), incurred by the Agent or the Secured Parties, as applicable, in connection with the administration, recovery or enforcement of payment of any amounts payable hereunder whether by realization or otherwise. All such sums will be secured hereby and will be added to the Obligations and bear interest at the Applicable Rate.

ARTICLE 11

REALIZATION

11.1

The Agent will not, nor will it be entitled to, demand payment pursuant to this Debenture or enforce the Security Interest unless and until an Event of Default occurs and is continuing, but thereafter the Agent, as agent for the Secured Party may at any time exercise and enforce all of the rights and remedies of a holder of this Debenture in accordance with and subject to the Note Documents as if the Agent was the absolute owner hereof, subject to Article 12 hereof and provided that the Agent will not be bound to exercise any such right or remedy.

ARTICLE 12

DEEMED SATISFACTION

12.1

Payment in full to the Agent of all Obligations, other than the Principal Sum contained in this Debenture, will be deemed to be payment in satisfaction of the Principal Sum under this Debenture. Notwithstanding the stated interest rate per annum in this Debenture, payment by the Debtor of the relevant fees and interest for any period in respect of the Obligations at the rate at which the Obligations bear interest for such period will be deemed to be payment in satisfaction of the interest payment for the same period under this Debenture. Notwithstanding the Principal Sum, interest and other monies expressed to be payable or secured hereunder, the obligations payable or secured hereunder shall not exceed the Obligations.

ARTICLE 13

NO LIABILITY

13.1

Neither the Agent nor any of the Secured Party shall be liable for any error of judgment or act done by any of them in good faith, or be otherwise responsible or accountable under any circumstances whatsoever, except for their gross negligence or willful misconduct. The Agent shall have the right to rely on any instrument, document or signature authorizing or supporting any action taken or proposed to be taken by the Agent hereunder, believed by the Agent in good faith to be genuine. All moneys received by the Agent shall, until used or applied as herein provided, be held in trust for the purposes for which they were received, but need not be segregated in any manner from any other moneys (except to the extent required by applicable Law), and the Agent shall be under no liability for interest on any moneys received by it hereunder. The Debtor hereby ratifies and confirms any and all acts which the Agent or its successors or substitutes shall do lawfully by virtue hereof.

11

ARTICLE 14

PRESENTMENT

14.1

The Debtor hereby expressly waives presentment, protest and notice of dishonour of this Debenture. Any failure or omission by the Agent to present this Debenture for payment, protest or provide notice of dishonour will not invalidate or adversely affect in any way any demand for payment or enforcement proceeding taken under this Debenture.

ARTICLE 15

ENUREMENT AND ASSIGNMENT

15.1

The provisions of this Debenture will be binding upon the Debtor and its successors and will enure to the benefit of the Agent and each Secured Party and their respective successors and assigns. Subject to the terms of the Note Documents, the Debtor will not assign this Debenture without the Agent’s prior written consent.

ARTICLE 16

GOVERNING LAW

16.1

This Debenture will be governed by and construed in accordance with the Laws of the Province of Alberta and the Laws of Canada applicable therein, without giving effect to the conflict of law principles thereof. Without prejudice to the ability of the Agent or any Secured Party to enforce this Debenture in any other proper jurisdiction, the Debtor hereby irrevocably submits and attorns to the non-exclusive jurisdiction of the courts of the Province of Alberta, or any appellate courts thereof, for the purposes of this Debenture.

ARTICLE 17

SEVERABILITY

17.1

If any portion of this Debenture or the application thereof to any circumstance will be held invalid or unenforceable by a court of competent jurisdiction from which no further appeal has or is taken, to an extent that does not affect in a fundamental way the operation of this Debenture, the remainder of the provision in question, or its application to any circumstance other than that to which it has been held invalid or unenforceable, and the remainder of this Debenture will not be affected thereby and will be valid and enforceable to the fullest extent permitted by applicable Law.

ARTICLE 18

CONSENT AND WAIVER

18.1	No consent or waiver by the Agent will be effective unless made in writing and signed by an authorized officer of the Agent.

12

ARTICLE 19

NOTICE

19.1

Any notice as between the Debtor and the Agent which may or is required to be given pursuant to or in connection with this Debenture will be in writing and will be sufficient if given or made at the address set forth below:

in the case of the Agent or the Secured Parties to:

U.S. Bank National Association, as Agent

Global Corporate Trust Services

225 Asylum Street- 23rd Floor

Hartford, CT 06103

Attn:	Alicia Pelletier
Email:	alicia.pelletier@usbank.com
Tel:	(860) 241-6835

in the case of the Debtor, to:

Bellatrix Exploration Ltd.

1920, 800 – 5th Avenue SW

Calgary, Alberta T2P 3T6

Attention:	Chief Financial Officer
Fax No.:	(403) 264-8163

The Debtor and the Agent each covenant to accept service of judicial proceedings arising under this Debenture at its respective address for notice hereunder. Any notice or other communication given or made in accordance with this Section 19.1 will be deemed to have been given or made on the same day and to have been received on the day of delivery if delivered as aforesaid or on the day of receipt of same by telecopy or other recorded means of electronic communication, as the case may be, provided such day is a Business Day and that such notice is received prior to 12:00 p.m. (New York, New York time) and, if such day is not a Business Day or if notice is received after 12:00 p.m. (New York, New York time), on the first Business Day thereafter. Each of the Debtor and the Agent may change its address and telecopier number for purposes of this Section 19.1 by written notice given in the manner provided in this Section 19.1 to the other party.

ARTICLE 20

INCONSISTENCY

20.1

To the extent that there is any inconsistency or ambiguity between the provisions of this Debenture and the Indenture, the provisions of the Indenture will govern to the extent necessary to eliminate such inconsistency or ambiguity.

13

ARTICLE 21

RECEIPT OF COPY

21.1

The Debtor acknowledges receipt of an executed copy of this Debenture. The Debtor waives the right to receive any amount that it may now or hereafter be entitled to receive (whether by way of damages, fine, penalty, or otherwise) by reason of the failure of the Agent to deliver to the Debtor a copy of any financing statement or any statement issued by any registry that confirms registration of a financing statement relating to this Debenture.

ARTICLE 22

INTERCREDITOR AGREEMENT

22.1

Reference is made to (a) the Amended and Restated Intercreditor and Priority Agreement dated as of [    ], 2019, among NATIONAL BANK OF CANADA, as First Lien Representative (as defined therein), U.S. BANK NATIONAL ASSOCIATION, as Second Lien Representative (as defined therein), U.S. BANK NATIONAL ASSOCIATION, as Third Lien Representative (as defined therein) and the Debtor (the “First Lien Intercreditor Agreement”) and (b) the Intercreditor and Priority Agreement dated as of [    ], 2019, among U.S. BANK NATIONAL ASSOCIATION, as Second Lien Representative (as defined therein), U.S. BANK NATIONAL ASSOCIATION, as Third Lien Representative (as defined therein) and the Debtor (collectively with the First Lien Intercreditor Agreement, the “Intercreditor Agreements”). Each Secured Party, by accepting the benefits of the security provided hereby, (i) agrees (or is deemed to agree) that it will be bound by, and will take no actions contrary to, the provisions of the Intercreditor Agreements, (ii) authorizes (or is deemed to authorize) the Third Lien Representative on behalf of such Person to enter into, and perform under, the Intercreditor Agreements and (iii) acknowledges (or is deemed to acknowledge) that a copy of each Intercreditor Agreement was delivered, or made available, to such Person. Notwithstanding any other provision contained herein, this Debenture, the Liens created hereby and the rights, remedies, duties and obligations provided for herein are subject in all respects to the provisions of the Intercreditor Agreements and, to the extent provided therein, the applicable Security Documents (as defined in the applicable Intercreditor Agreement). In the event of any conflict or inconsistency between the provisions of this Debenture and the Intercreditor Agreements, the provisions of the Intercreditor Agreements shall control.

[Remainder of this page intentionally left blank]

14

THIS DEBENTURE executed at Calgary, Alberta effective the date first written above.

BELLATRIX EXPLORATION LTD.

Per:
Name:
Title:

[Signature Page – Third Lien Demand Debenture]

[Signature Page – Third Lien Demand Debenture]